As filed with the Securities and Exchange Commission on July 31, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Immatics N.V.

(Exact Name of Registrant as specified in its charter)

The Netherlands	2836	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Paul-Ehrlich-Straße 15

72076 Tübingen, Federal Republic of Germany

Tel: +49 (7071) 5397-0

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Edward A. Sturchio

Immatics US, Inc.

2130 W. Holcombe Blvd., Suite 900

Houston, Texas 77030

(281) 810-7545

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq. Edwin M. O’Connor, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary shares, nominal value of €0.01 per share	39,332,281	$10.29	$404,532,510.09	$52,508.32

(1)

Represents ordinary shares offered by the selling securityholders identified in this prospectus. Includes an indeterminable number of additional ordinary shares that, pursuant to Rule 416 under the Securities Act of 1933, as amended, may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the ordinary shares to be offered by the selling securityholders.

(2)

Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $10.29, which is the average of the high and low prices of the registrant’s ordinary shares on July 27, 2020 on The Nasdaq Stock Market LLC.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 31, 2020

PRELIMINARY PROSPECTUS

Immatics N.V.

39,332,281 ordinary shares

This prospectus relates to the offer and sale from time to time by the selling securityholders or their permitted transferees (collectively, the “selling securityholders”) of up to 39,332,281 of our ordinary shares, €0.01 nominal value per share. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

The shares covered by this prospectus include (i) 28,917,281 ordinary shares issued to certain selling securityholders in connection with the closing of the business combination (the “Business Combination”) between us, ARYA Sciences Acquisition Corp., a Cayman Islands exempted company, Immatics Biotechnologies GmbH, a German limited liability company, Immatics Merger Sub 1, a Cayman Islands exempted company, and Immatics Merger Sub 2, a Cayman Islands exempted company, and (ii)                  10,415,000 ordinary shares issued to certain securityholders in connection with the closing of a private placement offering at a price per share of $10.00, for gross proceeds of approximately $104.2 million, both of which closed on July 1, 2020.

We are registering the offer and sale of the securities described above to satisfy certain registration rights we have granted. We are registering these securities for resale by the selling securityholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer. The selling securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the selling securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution”. In connection with any sales of ordinary shares offered hereunder, the selling securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

All of the ordinary shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.

Our ordinary shares are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “IMTX”. On July 30, 2020, the last reported sale price of our ordinary shares as reported on Nasdaq was $11.10 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Our principal executive offices are located at Paul-Ehrlich-Straße 15, 72076 Tübingen, Federal Republic of Germany.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                 , 2020

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we, nor the selling securityholders, have authorized any other person to provide you with different or additional information. Neither we, nor the selling securityholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

The audited financial statements of Immatics Biotechnologies GmbH are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

In this prospectus, unless otherwise specified or the context otherwise requires:

•	“$”, “USD” and “U.S. dollar” each refer to the United States dollar; and

•	“€”, “EUR” and “Euro” each refer to the Euro.

The exchange rate used for conversion between U.S. dollars and Euros is based on the ECB euro reference exchange rate published by the European Central Bank.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

The Immatics logo , Immatics®, XPRESIDENT®, ACTengine®, ACTallo®, ACTolog®, XCEPTOR™, TCER™, AbsQuant™, IMADetect™ and other trademarks or service marks of Immatics appearing in this prospectus are the property of the company. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of the our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the section titled “Risk Factors” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

Unless otherwise stated or the context otherwise indicates, (i) references to the “company”, “we”, “our” or “us” refer to Immatics N.V., together with its subsidiaries, including Immatics Biotechnologies GmbH; (ii) references to “Immatics” refer solely to Immatics N.V.; and (iii) references to “Immatics OpCo” refer solely to Immatics Biotechnologies GmbH. Immatics N.V. is a Dutch public limited liability company (naamloze vennootschap) incorporated on March 10, 2020 and the holding company of Immatics Biotechnologies GmbH, a German biopharmaceutical company incorporated in 2000 focused on the development of T cell receptor-based immunotherapies for the treatment of cancer. Immatics Biotechnologies GmbH holds all material assets and conducts all business activities and operations of Immatics N.V.

Our Company

We combine the discovery of true targets for cancer immunotherapies with the development of the right T cell receptors (“TCRs”) with the goal of enabling a robust and specific T cell response against these targets. This deep know-how is the foundation for our pipeline of Adoptive Cell Therapies and TCR Bispecifics, as well as for our collaborations with global leaders in the pharmaceutical industry. We are committed to delivering the power of T cells and to unlocking new avenues for patients in our fight against cancer.

Pioneering Therapies

Our pipeline consists of two lead product classes, engineered Adoptive Cell Therapies (ACTengine) and antibody-like TCR Bispecifics (TCER). Each therapeutic modality has distinct attributes to produce the desired therapeutic effect for patients at different disease stages and with different types of tumors focusing on particularly hard-to-treat solid cancers. With this approach, we believe that we are well positioned to expand the potential therapeutic value for patients across a broad range of tumor types and stages. In addition, we are developing strategies designed to advance commercial viability, safety and clinical efficacy via process optimization for Adoptive Cell Therapy (ACT) programs and implementing next-generation ACT approaches including allogeneic cell therapies (ACTallo) and a novel ultra-personalized approach to immunotherapy. We are developing the following product candidates: ACTengine IMA201, IMA202, IMA203 programs are in Phase 1 clinical trials and IMA204 is in preclinical development. In addition, we are developing one preclinical stage ACTallo product candidate (IMA301). ACTolog, currently in a Phase 1 clinical trial, is our clinical pilot trial (IMA101) for multi-target ACT. ACTolog (IMA101) is a clinical pilot trial (not intended to be developed as a product candidate) delivering a proof-of-principle for our next-generation multi-TCR-T approach. Within its TCER modality, we are advancing two preclinical TCR Bispecifics candidates towards the IND stage of development and first-in-human clinical trials, IMA401 and IMA402.

Competitive Advantage

We aim to cover all required areas key to developing effective TCR-based cancer immunotherapies in one company. Our two proprietary technology discovery platforms enabling identification of true targets and development of right TCRs are a unique strength to this end. We believe that our systematic application of the XPRESIDENT platform over more than a decade has created the largest peptide-HLA (pHLA) target database known in the industry and enables identification of otherwise inaccessible and intracellular drug targets with very high sensitivity. From this large pool of targets, we have recently focused on a prioritized short-list of over 200 cancer targets and have developed an extensive intellectual property portfolio to protect our discoveries. The proprietary XCEPTOR technology platform is designed to facilitate the fast and efficient discovery, engineering and validation of TCRs with high affinity and high specificity and benefits from a unique interplay with the XPRESIDENT target database. We believe that our technology platforms, therapeutic modalities and scientific knowledge provide us with a significant competitive advantage.

Intellectual Property Portfolio

We intend to continue building on our extensive intellectual property portfolio in the field of cancer targets, TCRs and technologies. Our portfolio currently includes over 3,000 worldwide active patent applications and more than 1,550 secured patents, of which over 230 are granted in the United States. We own patent applications directed to its IMA202 (MAGEA1) product candidate and patents and applications directed to its IMA201 (MAGE4/8), IMA203 (PRAME), IMA204 (COL6A3 exon 6), IMA301 (cancer testis antigen), and IMA401 (cancer testis antigen) product candidates. The protection of our assets is a key element of our ability to not only strengthen our product pipeline, but also to successfully defend and expand our position as a leader in the field of TCR therapies.

Collaborations with Global Leaders

The differentiated nature of our discovery programs has been validated by our recent collaborations, including with Amgen, Genmab, Bristol Myers Squibb and GlaxoSmithKline, which involve a total of 10 Immatics targets. We will seek to capitalize on the respective collaborator’s drug development and regulatory expertise and commercial capabilities to bring our collaboration product candidates to market. We do not rely or depend on any of the above-mentioned collaborations, however, and we do not consider them material for our proprietary pipeline. We established material collaborations and/or licenses with MD Anderson Cancer Center, UTHealth and Sanquin and consider them important for further development of our clinical pipeline.

Highly Experienced Global Leadership Team

We have a highly experienced global leadership team that operates seamlessly between our locations in Germany and the United States. Our management consists of an interdisciplinary team that includes medical and scientific experts, as well as accomplished business leaders, and collectively has multiple decades of experience in the pharmaceutical and biotechnology industries. In addition, our management team includes the creators and developers of our core technologies, and benefits from their continued contributions. From its research and development origins in Tübingen, Germany, to its cell therapy research and development and manufacturing center in Houston, Texas, our global team is committed to developing and advancing the our therapeutic pipeline and supporting our collaboration programs to address significant unmet medical needs in oncology.

Recent Developments

Closing of the Business Combination

On July 1, 2020 (the “Closing Date”), we closed the previously announced business combination (the “Business Combination”) pursuant to the Business Combination Agreement, dated as of March 17, 2020, as amended by Amendment No. 1, dated June 7, 2020 (as amended, the “Business Combination Agreement”), by and among Immatics, Immatics OpCo, ARYA Sciences Acquisition Corp., a Cayman Islands exempted company (“ARYA”), Immatics Merger Sub 1, a Cayman Islands exempted company (“ARYA Merger Sub”), and Immatics Merger Sub 2, a Cayman Islands exempted company (“IB Merger Sub”).

On the Closing Date, Immatics issued (i) 52,493,617 ordinary shares to securityholders of Immatics OpCo and ARYA in exchange for their securities in Immatics OpCo and ARYA, and (ii) 7,187,500 public warrants to certain warrant holders of ARYA in exchange for outstanding public warrants of ARYA.

Prior to the Business Combination, Immatics did not conduct any material activities other than those incident to its formation and the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings, and the establishment of ARYA Merger Sub and IB Merger Sub. Upon the closing of the Business Combination, Immatics OpCo became the direct, wholly owned subsidiary of Immatics, and holds all material assets and conducts all business activities and operations of Immatics.

Our ordinary shares and public warrants began trading on Nasdaq under the symbols “IMTX” and “IMTXW”, respectively, on July 2, 2020.

PIPE Financing

On March 17, 2020, concurrently with the execution of the Business Combination Agreement, Immatics and ARYA entered into Subscription Agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such PIPE Investors, an aggregate of 10,415,000 ordinary shares (the “PIPE Shares”) at a price of $10.00 per share, for gross proceeds of approximately $104.2 million (the “PIPE Financing”) on the Closing Date, $25.0 million of which was funded by an affiliate of ARYA Sciences Holdings, a Cayman Islands exempted company and an affiliate of ARYA (the “ARYA Sponsor”). The PIPE Financing closed concurrently with the Business Combination.

The PIPE Shares were not registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Regulation D or Regulation S promulgated thereunder without any form of general solicitation or general advertising.

Coronavirus (COVID-19) Pandemic

On January 30, 2020, the World Health Organization declared the outbreak of coronavirus (“COVID-19”) to be a public health emergency of international concern. The COVID-19 outbreak has severely restricted the level of economic activity around the world. In response to this coronavirus outbreak, the governments of many countries, states, cities and other geographic regions have taken preventative or protective actions, such as imposing restrictions on travel and business operations and advising or requiring individuals to limit or forego their time outside of their homes.

We are monitoring developments surrounding the COVID-19 pandemic and have taken steps to identify and mitigate the adverse effects and risks to the company as a result of the pandemic. As a result, we have modified our business practices, including implementing work from home arrangements for employees able to perform their duties remotely, restricting nonessential travel, and practicing safe social distancing in our laboratory operations. We expect to continue to take actions as may be required or recommended by government authorities or in the best interests of our employees and business partners. To date, the pandemic has resulted in a slowdown in activities related to our laboratory operations and at some of our suppliers. The ongoing spread of COVID-19 may also negatively impact our clinical trials in the future, including potential delays and restrictions on our ability to recruit and retain patients, principal investigators and healthcare employees. COVID-19 could also affect the operations of contract research organizations (“CROs”), or other contracted suppliers which may result in delays or disruptions in the supply of product candidates.

As a result of the COVID-19 pandemic, we have also experienced delays in research activities performed under our collaboration agreements. Consequently, we recognized less revenue under these agreements during the first quarter of 2020 than previously planned. We believe that declines in revenue associated with the delay in research activities are largely temporary, as revenue is primarily associated with non-refundable upfront payments recognized as this project plan is implemented and costs are incurred. The COVID-19 pandemic may continue to impact the timing and amount of revenue recognized under these agreements in the future.

The COVID-19 pandemic remains a rapidly evolving situation and we do not yet know the full extent of its potential impact on our business operations. We will continue to closely monitor the effects of the pandemic. For additional information on risks posed by the COVID-19 pandemic, refer to the section titled “Risk Factors” included elsewhere in this prospectus.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an emerging growth company, we will take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002;

•	reduced disclosure obligations regarding executive compensation; and

•	not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

We will take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a “large accelerated filer”, with at least $700 million of equity securities held by non-affiliates; (iii) the issuance, in any three-year period, by our Company of more than $1.0 billion in non-convertible debt securities; or (iv) the last day of the fiscal year ending after the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement.

We are also considered a “foreign private issuer” subject to reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with foreign private issuer status. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•

the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

•	the SEC rules on disclosure of compensation on an individual basis unless individual disclosure is required in our home country (the Netherlands) and is not otherwise publicly disclosed by us.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents, (ii) more than 50% of our assets are located in the United States or (iii) our business is administered principally in the United States.

We may choose to take advantage of some but not all of these reduced reporting requirements of which we have taken advantage of in this prospectus. Accordingly, the information contained herein may be different from the information you receive from our competitors that are U.S. domestic filers, or other U.S. domestic public companies in which you have made an investment.

Risk Factors

Investing in our securities entails a high degree of risk as more fully described in the “Risk Factors” section beginning on page 14. These risks include, among others, the following:

•	We have a history of operating losses, expect to continue to incur losses and may never be profitable.

•

We will need additional financing to fund our operations and complete the development and commercialization of our various product candidates, and if we are unable to obtain such financing, we may be unable to complete the development and commercialization of our product candidates. Raising additional capital may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

•	We have limited experience in operating our current business, which makes it difficult to evaluate our business plan and our prospects.

•

We are substantially dependent on the success of our product candidates and cannot guarantee that these product candidates will successfully complete development, receive regulatory approval, or be successfully commercialized.

•

We are subject to extensive regulation, and the regulatory approval processes in the U.S., Europe and other countries or regions are costly, lengthy and time-consuming. We may also experience significant delays in the regulatory approval of our product candidates.

•	Clinical trials are expensive, time-consuming and difficult to design and implement, and our clinical trial costs may be higher than for more conventional therapeutic technologies or drug products.

•	The results of preclinical studies and early clinical trials of our product candidates with small patient populations may not be predictive of the results of later-stage clinical trials.

•

Because our current products represent, and our other potential product candidates will represent novel approaches to the treatment of diseases, there are many uncertainties regarding the development, the market acceptance, third-party reimbursement coverage and the commercial potential of our product candidates.

•	We have limited experience in large-scale or commercial manufacturing, and there can be no assurance that we will be able to effectively manufacture clinical or commercial quantities of our products.

•

Our existing therapeutic collaborations are important to our business, and future collaborations may also be important to our company. If we are unable to maintain any of these collaborations, or if these collaborations are not successful, our business could be adversely affected.

•	If third parties claim that our activities or products infringe upon their intellectual property, our operations could be adversely affected.

•	We may not be able to protect our intellectual property rights throughout the world.

•	We are highly dependent on our key personnel, and if we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

•

We are organized and existing under the laws of the Netherlands, and, as such, the rights of our shareholders and the civil liability of our directors and executive officers will be governed in certain respects by the laws of the Netherlands.

•	We do not anticipate paying dividends on our ordinary shares.

•

We are an “emerging growth company”, and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors, which could have a material and adverse effect on us, including on our growth prospects.

•	COVID-19 may materially and adversely affect our business and financial results.

Corporate Information

We were incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the name Immatics B.V. on March 10, 2020 solely for the purpose of effectuating the Business Combination. Upon the closing of the Business Combination on July 1, 2020, we converted into a Dutch public limited liability company (naamloze vennootschap) and changed our name to Immatics N.V.

Prior to the Business Combination, we did not conduct any material activities other than those incident to our formation and certain matters related to the Business Combination, such as the making of certain required securities law filings and the establishment of subsidiaries to effect the Business Combination. Upon the closing of the Business Combination, Immatics OpCo became the direct, wholly owned subsidiary of Immatics, and holds all material assets and conducts all business activities and operations of Immatics.

We are registered in the Commercial Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 77595726. We have our corporate seat is in Amsterdam, the Netherlands and our registered office is at Paul-Ehrlich-Straße 15, 72076 Tübingen, Federal Republic of Germany and our telephone number is +49 (7071) 5397-0. Our executive office in the United States is located at Immatics US, Inc., 2130 W. Holcombe Boulevard, Houston, Texas 77030 and our telephone number is +1 (346) 204-5400.

We maintain a website at www.immatics.com, where we regularly post copies of our press releases as well as additional information about us. Our filings with the SEC are available free of charge through the website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained in our website is not a part of, nor incorporated by reference into, this prospectus or our other filings with the SEC, and should not be relied upon.

All trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

THE OFFERING

Ordinary shares that may be offered and sold from time to time by the selling securityholders	39,332,281 ordinary shares

Ordinary shares outstanding	62,908,617 ordinary shares

Offering price	The ordinary shares offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the selling securityholders may determine. See the section titled “Plan of Distribution”.

Use of proceeds	All of the ordinary shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

Transfer restrictions	Pursuant to the Business Combination Agreement and related agreements, the selling securityholders who received ordinary shares in connection with the Business Combination agreed not to sell, transfer, pledge or otherwise dispose of such shares for 180 days from the closing of the Business Combination, subject to certain limited exceptions. See the section titled “Description of Securities — Transfer Restrictions”.

Dividend policy	We have never declared or paid any cash dividends and have no plan to declare or pay any dividends on our ordinary shares in the foreseeable future. We currently intend to retain any earnings for future operations and expansion.

We will have the power to make distributions to shareholders only to the extent that our equity exceeds the aggregate amount of the issued share capital and the reserves that must be maintained pursuant to Dutch law or by our articles of association. Any future distributions will be at the discretion of our Management Board and Supervisory Board, as applicable. See the section titled “Dividend Policy”.

Market for our ordinary shares	Our ordinary shares are listed on Nasdaq under the symbol “IMTX”.

Risk factors	Investing in our securities involves substantial risks. See “Risk Factors” beginning on page 14 of this prospectus for a description of certain of the risks you should consider before investing in our ordinary shares or warrants.

SELECTED CONSOLIDATED HISTORICAL AND OTHER FINANCIAL INFORMATION

Selected Historical Financial Data of Immatics OpCo

The following tables set forth selected historical financial information and operating data for Immatics OpCo as of and for the three months ended March 31, 2020 and 2019 as well as of and for the years ended December 31, 2019 and 2018. You should read the following selected historical financial information and operating data in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, Immatics OpCo’s unaudited interim condensed consolidated financial statements and related notes thereto and Immatics OpCo’s consolidated financial statements and related notes, all included elsewhere in this prospectus. The consolidated statement of operations data and consolidated cash flow data for the years ended December 31, 2019 and 2018 and the consolidated balance sheet data as of December 31, 2019 and 2018 have been derived from Immatics OpCo’s audited consolidated financial statements appearing elsewhere in this prospectus. The consolidated statement of operations data and cash flow data for the three months ended March 31, 2020 and 2019 and the consolidated balance sheet data as of March 31, 2020 have been derived from Immatics OpCo’s unaudited consolidated financial statements appearing elsewhere in this prospectus and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the unaudited data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements. Immatics OpCo’s historical results may not be indicative of the results that may be achieved in the future.

Consolidated Statement of Operations Data:

	Three Months Ended March 31,		Year Ended December 31,
Euros in thousands, except share and per share data	2020	2019	2019	2018
Revenue from collaboration agreements	€7,040	€3,626	€18,449	€3,770
Research and development expenses	(12,246)	(7,990)	(40,091)	(33,971)
General and administrative expenses	(6,188)	(2,275)	(11,756)	(7,666)
Other income	113	3	385	3,458

Operating result	(11,281)	(6,636)	(33,013)	(34,409)
Financial income	2,730	825	790	2,215
Financial expenses	(29)	(70)	(264)	(161)

Financial result	2,701	755	526	2,054

Loss before taxes	(8,580)	(5,881)	(32,487)	(32,355)
Taxes on income	—	—	—	—

Net loss	€(8,580)	€(5,881)	€(32,487)	€(32,355)

Attributable to:
Equityholders of the parent	(8,306)	(5,684)	(31,571)	(31,444)
Non-controlling interest	(274)	(197)	(916)	(911)
Net Loss	€(8,580)	€(5,881)	€(32,487)	€(32,355)

Net loss per share — basic and diluted(1)	€(7.14)	€(4.89)	€(27.13)	€(27.02)
Weighted average shares outstanding — basic and diluted	1,163,625	1,163,625	1,163,625	1,163,625

(1)

For more information on the calculation of basic and diluted net loss per share attributable to equityholders of the parent for the years ended December 31, 2019 and 2018, see Note 25 to Immatics OpCo’s consolidated financial statements included elsewhere in this prospectus.

Consolidated Balance Sheet Data:

	As of March 31, 2020	As of December 31,
Euros in thousands		2019	2018
Cash and cash equivalents	€72,202	€103,353	€39,367
Total current assets	109,737	124,000	55,288
Total non-current assets	12,032	10,277	6,030
Total current liabilities	77,263	69,296	26,838
Total non-current liabilities	94,537	105,816	43,651
Total shareholders’ deficit	€(50,031)	€(40,835)	€(9,171)

Consolidated Cash Flow Data:

	Three Months Ended March 31,		Year Ended December 31,
Euros in thousands	2020	2019	2019	2018
Net cash (used in) provided by operating activities	€(28,286)	€(248)	€68,045	€7,583
Net cash used in investing activities	(2,387)	(333)	(2,137)	(413)
Net cash (used in) provided by financing activities	(611)	(446)	(1,862)	23,648

Selected Historical Financial Data of ARYA

The following tables contain summary historical financial data for ARYA. Such data as of December 31, 2019 and 2018, for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) through December 31, 2018 has been derived from the audited financial statements of ARYA included elsewhere in this prospectus. The summary historical financial data for ARYA as of March 31, 2020 and for the three months ended March 31, 2020 and 2019 are derived from ARYA’s unaudited interim financial statements included in this statement prospectus.

The information below is only a summary and should be read in conjunction with ARYA’s financial statements, and the notes and schedules related thereto, which are included elsewhere in this prospectus.

	Three Months Ended March 31,		Year Ended December 31, 2019 (audited)	Period from June 29, 2018 (inception) to December 31, 2018 (audited)
	2020 (unaudited)	2019 (unaudited)
Statement of Operations Data:
General and administrative costs	$4,127,299	$153,570	$774,607	$111,684

Loss from operations	(4,127,299)	(153,570)	(774,607)	(111,684)
Investment income on Trust Account	857,447	872,335	3,353,229	738,284

Net (loss) income	$(3,269,852)	$718,765	$2,578,622	$626,600

Weighted average shares outstanding of Class A ordinary shares(1)	14,375,000	14,375,000	14,375,000	14,375,000

Basic and diluted net income per share, Class A ordinary shares	$0.06	$0.06	$0.23	$0.05

Weighted average shares outstanding of Class B ordinary shares	3,593,750	3,593,750	3,593,750	3,593,750

Basic and diluted net loss per share, Class B ordinary shares	$(1.15)	$(0.04)	$(0.22)	$(0.03)

(1)	Including 13,545,245, 13,686,244, 13,872,230 and 13,614,368 ARYA Class A ordinary shares subject to possible redemption as of March 31, 2020 and 2019 and December 31, 2019 and 2018, respectively.

	March 31, 2020 (unaudited)	As of December 31, 2019 (audited)	December 31, 2018 (audited)
Condensed Balance Sheet Data (At Period End):
Working capital(1)	$(3,574,634)	$552,665	$1,327,272
Total assets	$149,483,579	$148,776,423	$145,820,556
Total liabilities	$9,031,128	$5,054,120	$4,676,875
Class A ordinary shares subject to possible redemption(2)	$135,452,450	$138,722,300	$136,143,680
Total shareholders’ equity	$5,000,001	$5,000,003	$5,000,001

(1)	Working capital calculated as current assets less current liabilities.
(2)	13,545,245, 13,872,230 and 13,614,368 ARYA Class A ordinary shares subject to possible redemption at redemption value at March 31, 2020, December 31, 2019 and 2018, respectively.

	Three Months Ended March 31,		Year Ended December 31, 2019 (audited)	Period from June 29, 2018 (inception) to December 31, 2018 (audited)
	2020 (audited)	2019 (unaudited)
Cash Flow Data:
Net cash used in operating activities	$(172,676)	$(122,436)	$(323,980)	$(238,298)
Net cash used in investing activities	—	—	—	(143,750,000)
Net cash provided by financing activities	—	—	—	145,186,604

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following selected pro forma statement of financial positions as of March 31, 2020 and the combined statements of loss for the three months ended March 31, 2020 and the year ended December 31, 2019 are based on Immatics’ historical consolidated financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and ARYA’s historical financial statements and gives effect to all of the transactions contemplated by the Business Combination Agreement and the PIPE Financing (together, the “Transaction”).

The historical financial information has been adjusted to give effect to the events that are related and/or directly attributable to the Transaction, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented in the selected unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Transaction.

This selected unaudited pro forma condensed combined financial information should be read together with Immatics’s and ARYA’s financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Statements.” The assumptions and estimates underlying the unaudited pro forma adjustments are described in the notes to the accompanying unaudited pro forma condensed combined financial information. The financial results may have been different if the companies always had been combined. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

Selected Unaudited Pro Forma Condensed Financial Information

(Euros in thousand)	Immatics	ARYA	Pro Forma*
Statement of Financial Position Data as of March 31, 2020
Cash and cash equivalents and term deposits	€72,202	€640	€303,628
Total assets	121,769	136,440	352,760
Total equity	(50,031)	4,564	146,887
Total liabilities	171,800	8,243	205,874
Statement of Income Data Three Months Ended March 31, 2020
Revenue from collaboration agreements	€7,040	€—	€7,040
Operating result	(11,281)	(3,743)	(14,018)
Net loss	(8,580))	(2,966)	(10,540))
Net loss per share — basic and diluted	€(7.14)		€(0.17)
Statement of Income Data Year Ended December 31, 2019
Revenue from collaboration agreements	€18,449	€—	€18,449
Operating result	(33,013)	(692)	(40,380)
Net loss	(32,487))	2,303	(36,859)
Net loss per share — basic and diluted	€(27.13)		€(0.59)

*

The pro forma column gives effect to the actual amount of redemptions by stockholders of ARYA at the closing of the Transaction. For details regarding all of the pro forma adjustments made, please see the section entitled “Unaudited Pro Forma Combined Financial Information.”

RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. In addition to the other information set forth in this prospectus, you should carefully consider the risk factors discussed below when considering an investment in our ordinary shares and any risk factors that may be set forth in the applicable prospectus supplement, any related free writing prospectus, as well as the other information contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus. If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the market price of our ordinary shares could decline and you could lose some or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to Our Financial Position and Need for Additional Capital

We have a history of operating losses, expect to continue to incur losses and may never be profitable.

We are a clinical-stage biopharmaceutical company active in the development and discovery of potential T cell redirecting immunotherapies for the treatment of cancer. We do not have products approved for commercial sale and have not generated revenue from operations. We have incurred net losses in each year since 2000, including consolidated net losses of €32.5 million and €32.4 million for the years ended December 31, 2019 and 2018, respectively. As of December 31, 2019, we had accumulated consolidated losses of €233.2 million. We do not expect to generate any meaningful product sales or royalty revenues for the foreseeable future. We expect to incur significant additional operating losses in the future as we expand our development and clinical trial activities in support of demonstrating the effectiveness of our products.

Our ability to achieve long-term profitability is dependent upon obtaining regulatory approvals for our products and successfully commercializing our products alone or with third parties. However, our operations may not be profitable even if any of our products under development are successfully developed and produced and thereafter commercialized.

We will need additional financing to fund our operations and complete the development and commercialization of our various product candidates, and if we are unable to obtain such financing, we may be unable to complete the development and commercialization of our product candidates. Raising additional capital may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Our operations have consumed substantial amounts of cash since inception. Our research and development and our operating costs have also been substantial and are expected to increase. While we have been successful in the past in obtaining financing, we expect to continue to spend substantial amounts to continue the clinical development of our product candidates. As of December 31, 2019, we had $133 million in cash and cash equivalents.

Accordingly, we believe that our existing cash and cash equivalents will be sufficient to fund our operations until the third quarter of 2021. With this level of funding we plan to continue development of our clinical stage programs IMA201, IMA202, IMA203, and IMA101, the development of our preclinical stage programs IMA204, IMA401 and IMA402, and to perform further technology advancement and research activities that may lead to new product candidates. See the section titled “Business”. It is difficult to estimate how far into the development of the current product candidates we will reach with the current level of funding. However, in order to complete the development of our current product candidates, and in order to effectuate our business plan, we anticipate that we will have to spend more than the funds currently available to us. Additional funding will be required for all programs, including clinical and preclinical programs, prior to market approval and commercialization. Furthermore, changing circumstances may cause us to increase our spending significantly faster than we currently anticipate, and we may require additional capital for the further development and commercialization of our product candidates and may need to raise additional funds sooner if we choose to expand more rapidly than we presently anticipate. Moreover, our fixed expenses such as rent, minimum payments to our contract manufacturers, and other contractual commitments, including those for our research collaborations, are substantial and are expected to increase in the future.

We will need to obtain additional financing to fund our future operations, including completing the development and commercialization of our product candidates. Our future funding requirements will depend on many factors, including, but not limited to:

•

progress, timing, scope and costs of our clinical trials, including the ability to timely initiate clinical sites, enroll subjects and manufacture Adoptive Cell Therapy (“ACT”) and bispecific T cell engaging receptor (“TCR Bispecific”) product candidates for our ongoing, planned and potential future clinical trials;

•	time and cost to conduct investigational new drug application (“IND”) or clinical trial application (“CTA”) enabling studies for our preclinical programs;

•	time and costs required to perform research and development to identify and characterize new product candidates from our research programs;

•	time and cost necessary to obtain regulatory authorizations and approvals that may be required by regulatory authorities to execute clinical trials or commercialize our products;

•	our ability to successfully commercialize our product candidates, if approved;

•

our ability to have clinical and commercial products successfully manufactured consistent with U.S. Food and Drug Administration (“FDA”), European Medicines Agency (“EMA”), and other authorities’ regulations;

•

amount of sales and other revenues from product candidates that we may commercialize, if any, including the selling prices for such potential products and the availability of adequate third-party coverage and reimbursement for patients;

•	sales and marketing costs associated with commercializing our products, if approved, including the cost and timing of building our marketing and sales capabilities;

•	cost of building, staffing and validating our manufacturing processes, which may include capital expenditure;

•	terms and timing of our current and any potential future collaborations, licensing or other arrangements that we have established or may establish;

•	cash requirements of any future acquisitions or the development of other product candidates;

•	costs of operating as a public company;

•	time and cost necessary to respond to technological, regulatory, political and market developments;

•	costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; and

•	costs associated with any potential business or product acquisitions, strategic collaborations, licensing agreements or other arrangements that we may establish.

Unless and until we can generate a sufficient amount of revenue, we may finance future cash needs through public or private equity offerings, license agreements, debt financings, collaborations, strategic alliances and marketing or distribution arrangements. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. We have no committed source of additional capital and if we are unable to raise additional capital in sufficient amounts or on acceptable terms to us, we may be required to delay or reduce the scope of or eliminate one or more of our research or development programs or our commercialization efforts. Our current license and collaboration agreements may also be terminated if we are unable to meet our obligations to perform contractually agreed research and development work under those agreements. As a result, we may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a shareholder. The incurrence of indebtedness would result in increased fixed payment obligations and could involve certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic collaborations and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates, or grant licenses on terms unfavorable to us.

We have limited experience in operating our current business, which makes it difficult to evaluate our business plan and our prospects.

We have only a limited operating history in our current line of business on which a decision to invest in us can be based. Our future currently is dependent upon our ability to implement our business plan, as that business plan may be modified from time to time by our Management and Supervisory Boards. While we believe that we have a reasonable business plan and research and development strategy, we have only a limited operating history against which we can test our plans and assumptions, and investors therefore cannot evaluate the likelihood of our success based on previous experience.

We face the problems, expenses, difficulties, complications and delays normally associated with a pre-commercial biopharmaceutical company, many of which are beyond our control. Accordingly, our prospects should be considered in light of the risks, expenses and difficulties frequently encountered in the establishment of a new business developing technologies in an industry that is characterized by a number of market entrants and intense competition. Because of our size and limited resources, we may not possess the ability to successfully overcome many of the risks and uncertainties frequently encountered by pre-commercial companies involved in the rapidly evolving field of immunotherapy. If our research and development efforts are successful, we may also face the risks associated with the shift from development to commercialization of new products based on innovative technologies. There can be no assurance that we will be successful in developing and commercialization of our product candidates.

We are substantially dependent on the success of our product candidates and cannot guarantee that these product candidates will successfully complete development, receive regulatory approval, or be successfully commercialized.

We currently have no products approved for commercial sale. We have invested a significant portion of our efforts and financial resources in the development of our current product candidates and expect that we will continue to invest heavily in our current product candidates, as well as in any future product candidates we may develop. Our business depends entirely on the successful development and commercialization of our product candidates, which may never occur. Our ability to generate revenues in the future is substantially dependent on our ability to develop, obtain regulatory approval for, and then successfully commercialize our product candidates. We currently generate no revenue from the sale of any products, and we may never be able to develop or commercialize a marketable product.

Our product candidates will require additional clinical and non-clinical development, regulatory approval, commercial manufacturing arrangements, establishment of a commercial organization, significant marketing efforts, and further investment before we generate any revenue from product sales. We cannot assure you that we will meet our timelines for our current or future clinical trials, which may be delayed or not completed for a number of reasons.

We are not permitted to market or promote any of our product candidates before we receive regulatory approval from the FDA or comparable regulatory authorities in other countries, and we may never receive such regulatory approval for any of our product candidates or regulatory approval that will allow us to successfully commercialize our product candidates. If we do not receive regulatory approval with the necessary conditions to allow successful commercialization, and then successfully commercialize our product candidates, we will not be able to generate revenue from those product candidates in the United States or other countries in the foreseeable future, or at all. Any significant delays in obtaining approval for and commercializing our product candidates will have a material adverse impact on our business and financial condition.

We have not previously submitted a biologics license application (“BLA”) to the FDA, or similar marketing application to comparable foreign authorities, for any product candidate, and we cannot be certain that our current or any future product candidates will be successful in clinical trials or receive regulatory approval.

Our product candidates are susceptible to the risks of failure inherent at any stage of product development, including the appearance of unexpected adverse events or failure to achieve primary endpoints in clinical trials. Further, our product candidates may not receive regulatory approval even if they are successful in clinical trials.

We will be unable to commercialize our products if our trials are not successful.

Our research and development programs are at an early stage. We must demonstrate our products’ safety and effectiveness in humans through extensive clinical testing. We may experience numerous unforeseen events during, or as a result of, the testing process that could delay or prevent commercialization of our products, including but not limited to the following:

•	after reviewing trial results, we or our collaborators may abandon projects that we might previously have believed to be promising;

•	we, our collaborators or regulators may suspend or terminate clinical trials if the participating subjects or patients are being exposed to unacceptable health risks;

•

the effects our potential products have may not be the desired effects or may include undesirable side effects or other characteristics that preclude regulatory approval or limit their commercial use if approved;

•	manufacturers may not meet the necessary standards for the production of the product candidates or may not be able to supply the product candidates in a sufficient quantity;

•	regulatory authorities may find that our clinical trial design or conduct does not meet the applicable approval requirements; and

•	safety and efficacy results in various human clinical trials reported in scientific and medical literature may not be indicative of results we obtain in our clinical trials.

Clinical testing is very expensive, can take many years, and the outcome is uncertain. It could take several years before we learn the results from any clinical trial using ACT or TCR Bispecifics. The data collected from our clinical trials may not be sufficient to support approval by the FDA, EMA, or regulatory authorities in other countries of our ACT- or TCR Bispecifics-based product candidates for the treatment of tumors. The clinical trials for our products under development may not be completed on schedule and the FDA, EMA or regulatory authorities in other countries may not ultimately approve any of our product candidates for commercial sale. If we fail to adequately demonstrate the safety and effectiveness of any product candidate under development, we may not receive regulatory approval for those products, which would prevent us from generating revenues or achieving profitability.

Our Business and the Development, Regulatory Review and Approval of our Product Candidates

The FDA regulatory pathways can be difficult to predict, and whether, for example, the FDA’s Accelerated Approval pathway is available or further unanticipated clinical trials are required will depend on the data obtained in our ongoing clinical trials.

The regulatory approval pathway and the amount of time it takes us to obtain regulatory approvals for our product candidates will depend on the data that are obtained in our ongoing clinical trials and any future clinical trials, including future registrational or pivotal clinical trials. We may attempt to seek approval on a per indication basis for our product candidates on the basis of a single pivotal trial or on the basis of data from one or more uncontrolled trials. While the FDA requires in most cases two adequate and well-controlled pivotal clinical trials to demonstrate the efficacy of a product candidate, a single trial with strong confirmatory evidence may be sufficient in instances where the trial is a large multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and if confirmation of the result in a second trial would be practically or ethically impossible. In rare cancer indications with very limited treatment options, a large and/or controlled trial is often not feasible and thus data from smaller and even uncontrolled trials may be sufficient for regulatory approval. Depending on the data we obtain, the FDA or other regulatory authorities may require additional clinical trials to be carried out or further patients to be treated prior to the granting of any regulatory approval for marketing of our product candidates. It is difficult for us to predict with such a novel technology exactly what will be required by the regulatory authorities in order to take our product candidates to market or the timeframes under which the relevant regulatory approvals can be obtained.

The FDA has various programs that are intended to facilitate and expedite development and review of new drugs to address unmet medical need in the treatment of serious or life-threatening conditions. These expedited programs help ensure that therapies for serious conditions are available as soon as it can be concluded that the therapies’ benefits justify their risks, taking into account the seriousness of the condition and the availability of alternative treatment. These programs include Breakthrough Therapy designation, Fast Track designation, Accelerated Approval, and Priority Review designation. Depending on the data that is we obtain in our current and future clinical trials for our wholly owned product candidates, we may seek Breakthrough Therapy or Fast Track designation, Priority Review, or Accelerated Approval from the FDA for our product candidates and equivalent accelerated approval procedures in other countries. However, given the novel nature of our product candidates, it is difficult for us to predict or guarantee whether the FDA or other regulatory authorities will approve such requests or what further clinical or other data may be required to support an application for such accelerated approval procedures. Even if we obtain Breakthrough Therapy designation, the FDA may decide to rescind the designation if, for example, the designation is no longer supported by clinical data obtained after designation.

The process of obtaining marketing approvals, both in the United States and abroad, is expensive, may take many years if additional clinical trials are required, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. For example, clinical trials may be required in pediatric populations before any marketing approval can be obtained, which can be time-consuming and costly. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. The FDA and foreign regulatory authorities also have substantial discretion in the drug and biologics approval processes. The number and types of preclinical programs and clinical trials that will be required for regulatory approval varies depending on the product candidate, the disease or condition that the product candidate is designed to address, and the regulations applicable to any particular product candidate. Approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, and there may be varying interpretations of data obtained from preclinical programs or clinical trials, either of which may cause delays or limitations in the approval or the decision not to approve an application. In addition, approval of our product candidates could be delayed or refused for many reasons, including the following:

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our or our collaborators’ clinical trials;

•

we or our collaborators may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that our product candidates are safe, pure, potent and have a favorable risk/benefit profile for any of their proposed indications;

•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

•	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical programs or clinical trials;

•

the data collected from clinical trials of product candidates may not be sufficient to the satisfaction of the FDA or comparable foreign regulatory authorities to support the submission of a BLA or other comparable submission in foreign jurisdictions or to obtain regulatory approval in the United States or elsewhere;

•	our manufacturing processes or facilities or those of the third-party manufacturers we use may not be adequate to support approval of our product candidates; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

It is possible that no product candidates will ever obtain the appropriate regulatory approvals necessary to commercialize one of our ACT and TCR Bispecific therapies. Any delay in obtaining, or failure to obtain, required approvals would materially adversely affect our ability to generate revenue from the particular product candidate, which would result in significant harm to our business.

We are subject to extensive regulation, and the regulatory approval processes in the U.S., Europe and other countries or regions are costly, lengthy and time-consuming. We may also experience significant delays in the regulatory approval of our product candidates.

Our potential products, cell processing and manufacturing activities, are subject to comprehensive regulation by the FDA in the United States and by comparable authorities in other countries. The process of obtaining FDA and other required regulatory approvals, including foreign approvals, is expensive and often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved.

We have not previously submitted a BLA to the FDA, or similar approval submissions to comparable foreign authorities. A BLA must include extensive preclinical and clinical data and supporting information to establish that the product candidate meets the prescribed requirements of safety, purity and potency for each desired indication. The BLA must also include detailed information regarding the chemistry, manufacturing and controls for the product. International marketing authorization applications equivalent to a BLA must contain similar types of data and information. We expect the novel nature of our product candidates to create additional challenges in obtaining regulatory approval. For example, the FDA has limited experience with commercial development of T cell directed therapies for cancer. Accordingly, the regulatory approval pathway for our product candidates may be uncertain, complex, expensive and lengthy, and approval may not be obtained. Requirements and requests for additional information can occur for any clinical trial of any of our product candidates. Such request can result in delays of the start of our clinical trials or in clinical holds being imposed on ongoing trials, and there is no guarantee that the FDA will not continue to require further or additional information ahead of permitting any trial to proceed, whether from our collaborators or from us.

If we violate regulatory requirements at any stage, whether before or after marketing approval is obtained, we may face a number of regulatory consequences, including refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, imposition of a clinical hold or termination of clinical trials, warning letters, untitled letters, modification of promotional materials or labeling, provision of corrective information, imposition of post-marketing requirements and commitments including the need for additional testing, imposition of distribution or other restrictions under a Risk Evaluation and Mitigation Strategy (“REMS”), product recalls, product seizures or detentions, refusal to allow imports or exports, total or partial suspension of production or distribution, FDA debarment, injunctions, fines, consent decrees, corporate integrity agreements, debarment from receiving government contracts, and new orders under existing contracts, exclusion from participation in federal and state healthcare programs, restitution, disgorgement, or civil or criminal penalties, including fines and imprisonment, and adverse publicity, among other adverse consequences. Additionally, we may not be able to obtain the labeling claims necessary or desirable for the promotion of our products.

We or our collaborators could also encounter delays if physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of our product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by us or a collaborator, Institutional Review Boards (“IRBs”) for the institutions in which such trials are being conducted or by responsible Ethics Committees (“ECs”), the Data Monitoring Committee for such trial, or by the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If we or our collaborators experience termination of, or delays in the completion of, any clinical trial of our product candidates, the commercial prospects for our product candidates will be harmed, and our ability to generate product revenue will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow our product development and approval process and jeopardize our ability to commence product sales and generate revenue.

Additionally, we have limited experience in conducting clinical trials with adoptive cellular therapies and T cell engaging biologics and in conducting clinical trials through to regulatory approval. Because of this lack of experience, we cannot be certain that planned clinical trials will begin or be completed on time, if at all. Large-scale trials would require significant additional financial and management resources, and reliance on third-party clinical investigators, contract research organizations (“CROs”), or consultants.

Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may ultimately lead to the denial of regulatory approval of our product candidates.

We are subject to manufacturing risks that could substantially increase our costs and limit supply of our products. The manufacture of our product candidates is complex, and we may encounter difficulties in production, particularly with respect to process development, quality control, upscaling or scaling-out of our manufacturing capabilities. If we, or any of our third-party manufacturers encounter such difficulties, our ability to provide supply of our product candidates for clinical trials or our products for patients, if approved, could be delayed or stopped, or we may be unable to maintain a commercially viable cost structure.

Our product candidates are cellular products or biologics and the process of manufacturing our products is complex, highly regulated and subject to multiple risks.

The manufacture of our cellular product candidates involves complex processes, including, for example, for ACTengine genetically modified autologous T cell products (IMA201, IMA202, IMA203, and IMA204), harvesting and transporting blood cells from every patient for T cell isolation, engineering of the T cells to express a specific T cell receptor for a tumor target, ex vivo multiplying the T cells to obtain the desired cell numbers for the dose, and finally transporting of the T cell product back to the patient for infusing the modified

T cells back into the same patient. As a result of the complexities, the cost to manufacture cellular products per dose is generally higher than traditional small molecule chemical compounds or biologics, and the manufacturing process is less reliable, more variable and is more difficult to reproduce. Our manufacturing process may be susceptible to product loss or failure due to logistical issues associated with the collection of patients’ blood cells, shipping such material to the manufacturing site, shipping the final product back to the patient, and infusing the patient with the product. Product loss or failure may also be caused by manufacturing issues associated with the variability in patient starting material especially from heavily treated cancer patients, interruptions in the manufacturing process, contamination, equipment failure, assay failures, improper installation or operation of equipment, vendor or operator error, inconsistency in cell growth, and variability in product characteristics. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects, and other supply disruptions. If for any reason we lose a patient’s starting material, or any intermediate product at any point in the process, or if any product does not meet the preset specifications, the manufacturing process for that patient will need to be restarted, sometimes including re-collection of blood cells from the patient, and the resulting delay may adversely affect that patient’s outcome. It may even happen, that failed product manufacture may prevent a patient from getting a T cell product. If microbial, environmental or other contaminations are discovered in our product candidates or in the manufacturing facilities in which our product candidates are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. If such contaminations or other product quality issues are not discovered and if as a result thereof patients are exposed to a health risk, we may be held liable. Our insurance may not cover those cases, or the financial coverage may not be sufficient.

Because our ACTengine cellular product candidates are manufactured specifically for each individual patient, we will be required to maintain a chain of identity with respect to the patient’s cellular material as it moves from the patient to the manufacturing facility, through the manufacturing process, and back to the patient. Maintaining such a chain of identity is difficult and complex, and failure to do so could result in adverse patient outcomes, loss of product, or regulatory action including withdrawal of our products from the market. Further, as product candidates are developed through preclinical to late stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods, are altered along the way to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives, and any of these changes could cause our product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials or otherwise necessitate the conduct of additional studies, including bridging clinical trials, which can be costly and time-consuming.

Currently, our cellular product candidates are manufactured using processes developed or modified by us but based on current industry standards and are designed to deliver a clinical proof of concept (“PoC”). We have selected an open process as the manufacturing process for early stage clinical trials through PoC. However, we are currently developing a second-generation process that is closed, partially automated and viable for advanced clinical trials through product registration, and all ongoing and future company-sponsored clinical trials. Although we believe that the 2nd generation process is commercially viable, there are risks associated with scaling to the level required for advanced clinical trials or commercialization, including, among others, cost overruns, potential problems with process upscaling, scale-out, process reproducibility, technology transfer, stability issues, lot consistency, and timely availability of raw materials. This includes potential risks associated with FDA not agreeing with all of the details of our validation data or our potency assay for our Phase 1 or future Phase 2 clinical trials. Furthermore, some of our contract manufacturing organizations (“CMOs”) may not be able to establish comparability of their products with the ACT products used in our Phase 1 or future Phase 2 clinical trials or may not be fully validated prior to starting our pivotal or registration clinical trial. As a result of these challenges, we may experience delays in our clinical development and/or commercialization plans. We may ultimately be unable to reduce the cost of goods for our product candidates to levels that will allow for an attractive return on investment if and when those product candidates are commercialized.

Our manufacturing capabilities for our allogenic cellular therapy product candidate IMA301 are still in the process of being developed. We may not successfully establish a robust production process that fulfills the requirements of the FDA and other regulatory authorities. If we fail to establish such a manufacturing process, we may not be able to commence clinical trials in IMA301 or clinical trials may be delayed. We also cannot guarantee that the production process we are currently developing for IMA301 is viable and can be effectively scaled up or transferred to an CMO for later phase clinical testing and commercialization. For example, there is insufficient experience in the field regarding vectors for transduction of the gd T cells used to manufacture IMA301. If it turns out that we cannot generate a suitable and GMP-compliant vector, the IMA301 manufacturing process may be endangered. If we fail to develop a process that can be used throughout the life cycle of the product candidate, commercialization of IMA301 may be delayed or may not occur.

Manufacturing of TCR Bispecifics (TCER), such as IMA401, IMA402 and potential future product candidates, is susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, vendor or operator error, inconsistency in yields, issues with purity, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, inacceptable purity, product defects, loss of production batches and other supply disruptions. In such cases, our development program may experience major delays and we may have to produce a new batch of a given TCER. This will be costly and will delay our TCER development program. In particular, production of a new GMP batch may be time-consuming, as it relies on the availability of facilities with GMP capabilities at our CMO, and such facilities must be booked far in advance. We may also experience failure of production of the master cell bank that is used to produce our TCER molecules. For example, missing clonality of the cell line or non-sterility of the cell bank may require production of a new master cell bank which would be associated with additional costs and delays.

Any failure to follow current Good Manufacturing Practice (“cGMP”) or other regulatory requirements or any delay, interruption or other issues that arise in the manufacture, fill and finish, packaging, or storage of our product candidates as a result of a failure of our facilities or the facilities or operations of third parties to comply with regulatory requirements or pass any regulatory authority inspection could significantly impair our ability to develop and commercialize our product candidates, including leading to significant delays in the availability of drug product for our clinical trials or the termination of or hold on a clinical trial, or the delay or prevention of a filing or approval of marketing applications for our product candidates.

Our TCR Bispecific product candidates that have been produced and are stored for later use may degrade, become contaminated or suffer other quality defects, which may cause the affected product candidates to no longer be suitable for their intended use in clinical trials or other development activities. If the defective product candidates cannot be replaced in a timely fashion, we may incur significant delays in our development programs that could adversely affect the value of such product candidates.

In September 2015, we entered into a lease agreement with the University of Texas Health (“UTH”) facility in Houston, Texas for clinical production of ACT products, including our product candidates IMA101, IMA201, IMA202, and IMA203 for clinical trials, and we also intend to manufacture IMA204, IMA301 and potentially also future cellular therapy product candidates in this facility once INDs or CTAs have been approved for these product candidates, especially for early stage clinical trials, by the respective regulatory bodies. We would expect that development and construction of our own manufacturing facility would provide us with enhanced control of material supply for both clinical trials and the commercial market, enable a more efficient implementation of process changes, and allow for better long-term margins. However, we have no experience as a company in developing a large manufacturing facility, and we may not be successful in finalizing the development of our own manufacturing facility or capability. We may establish multiple manufacturing facilities as we expands our commercial footprint to multiple geographies, which may lead to regulatory delays or prove costly. Even if we are successful, our manufacturing capabilities could be affected by cost-overruns due to idle capacity, unexpected delays, equipment failures, labor shortages, natural disasters, epidemics, power failures, and numerous other factors that could prevent us from realizing the intended benefits of our manufacturing strategy and have a material adverse effect on our business. The manufacture of cell therapy products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls.

Manufacturers of cell therapy products often encounter difficulties in production, particularly in scaling up initial production. These problems include difficulties with production costs and yields, quality control, including stability, patient to patient variability of the product candidate and quality assurance testing, shortages of qualified personnel, and compliance with strictly enforced federal, state, local and foreign regulations.

Any problems or delays we or our CMOs experience in preparing for commercial scale manufacturing of a cell therapy or biologic product candidate or component may result in a delay in the FDA approval of the product candidate or may impair our ability to manufacture commercial quantities or such quantities at an acceptable cost, which could result in the delay, prevention, or impairment of clinical development and commercialization of our product candidates and could adversely affect our business. Furthermore, if we or our commercial manufacturers fail to deliver the required commercial quantities or supply of our product candidates on a timely basis and at reasonable costs, we would likely be unable to meet demand for our products, and we would lose potential revenues.

In addition, the manufacturing process and facilities for any products that we may develop is subject to FDA and/or foreign regulatory authority approval processes, and we our our CMOs will need to meet all applicable regulatory authority requirements, including cGMP and current Good Tissue Practices (“cGTP”) requirements, on an ongoing basis, including requirements pertaining to quality control, quality assurance, and the maintenance of records and documentation. The FDA and other regulatory authorities enforce these requirements through facility inspections. Manufacturing facilities must be approved by the FDA pursuant to inspections that will be conducted after we submit our marketing applications. Manufacturers are also subject to continuing FDA and other regulatory authority inspections following marketing approval. Further, we, in cooperation with our CMOs, must supply all necessary chemistry, manufacturing, and control documentation in support of a BLA on a timely basis.

We, or our CMOs’ manufacturing facilities, may be unable to comply with our specifications, cGMP and cGTP requirements, and with other FDA, state, and foreign regulatory requirements. Poor control of production processes can lead to the introduction of adventitious agents or other contaminants, or to inadvertent changes in the properties or stability of product candidates that may not be detectable in final product testing. If we or our CMOs are unable to reliably produce products to specifications acceptable to the FDA or other regulatory authorities, or in accordance with the strict regulatory requirements, we may not obtain or maintain the approvals we need to commercialize such products. Even if we obtain regulatory approval for any of our product candidates, there is no assurance that either we or our CMOs will be able to manufacture the approved product to specifications acceptable to the FDA or other regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential launch of the product, or to meet potential future demand. Deviations from manufacturing requirements may further require remedial measures that may be costly and/or time-consuming for us or a third party to implement and may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business.

Even to the extent we use and continue to use CMOs, we are ultimately responsible for the manufacture of our products and product candidates. A failure to comply with these requirements may result in regulatory enforcement actions against our manufacturers or us, including fines and civil and criminal penalties, which could result in imprisonment, suspension or restrictions of production, suspension, injunctions, delay or denial of product approval or supplements to approved products, clinical holds or termination of clinical trials, warning or untitled letters, regulatory authority communications warning the public about safety issues with the biologic, refusal to permit the import or export of the products, product seizure, detention, or recall, operating restrictions, suits under the civil False Claims Act (“FCA”), corporate integrity agreements, consent decrees, or withdrawal of product approval.

Challenges we may face could delay completion of clinical trials, require bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates, impair commercialization efforts, increase our cost of goods, cause a lack of patient participation in clinical trials and have an adverse effect on our business, financial condition, results of operations and growth prospects.

We are engaged in preclinical development to identify, generate and characterize new product candidates for potential clinical development. Drug development is expensive, time-consuming and we are uncertain that such development programs will lead to new drug candidates that may continue to be tested in clinical trials and receive regulatory approval.

A significant portion of our research activities focus on the identification, generation and characterization of new product candidates. These activities are expensive, time-consuming and costly, and may never lead to a product candidate that shows appropriate safety and efficacy data in preclinical studies to enter clinical development. This means that success from research and development is uncertain, early programs may not reach clinical development and we may never produce revenues from our preclinical development activities. If the target criteria for a product candidate are not met, we may also decide to prolong preclinical development to improve the profile of a product candidate. In addition, if new treatment options are approved for the same indications as our preclinical product candidates, we may discontinue such early development programs.

The targets addressed by IMA201, IMA202, IMA203, IMA301, IMA401, IMA402 belong to the class of cancer testis antigens that are well-established immunotherapy targets. Future targets for product development may not belong to well-known target proteins and generation of such product candidates may be challenging. For example, IMA204 is directed against a tumor stroma target. We are not aware of a comparable product candidate currently in preclinical or clinical development. We may find out during preclinical development that targets like the one addressed by IMA204 cannot be safely addressed by immunotherapy. We cannot guarantee that we will be able to show safety and efficacy for product candidates addressing new target classes like the one addressed by IMA204, and we may not be able to enter clinical testing with or to successfully market IMA204 or similar future product candidates.

Development of a product candidate intended for use in combination with an already approved product may present more or different challenges than development of a product candidate for use as a single agent.

We are currently developing IMA201, IMA202, IMA203, IMA204, IMA101, IMA301, IMA401, and IMA402. We and our collaborators are also studying or intending to study ACT product candidates and TCR Bispecifics product candidates along with other products, such as checkpoint inhibitor immunotherapies. The development of product candidates for use in combination with another product may present challenges. For example, the FDA may require us to use more complex clinical trial designs, in order to evaluate the contribution of each product and product candidate to any observed effects. It is possible that the results of these trials could show that most or any positive results are attributable to the already approved product. Moreover, following product approval, the FDA may require that products used in conjunction with each other be cross-labeled. To the extent that we do not have rights to already approved products, this may require us to work with another company to satisfy such a requirement. Moreover, developments related to the already approved products may impact our clinical trials for the combination as well as our commercial prospects should we receive marketing approval. Such developments may include changes to the approved product’s safety or efficacy profile, changes to the availability of the approved product, and changes to the standard of care.

If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected.

The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients. Despite diligent planning of our clinical trials and analysis of their feasibility regarding patient recruitment, we may experience difficulties, delays or inability in patient enrollment in our clinical trials for a variety of reasons, including:

•	the size and nature of the patient population;

•	the severity and incidence of the disease under investigation;

•	the general health condition of the patient population;

•	the patient eligibility criteria and study procedures defined in the protocol;

•	the size of the study population required for analysis of the trial’s primary endpoints;

•	the proximity of patients to trial sites;

•	the design of the trial and the complexity for patients and clinical sites;

•	the screening procedures and the rate of patients failing screening procedures;

•	the duration required for screening and manufacturing of the patients’ investigational products;

•	the risk that patients’ general health conditions do not allow the conduct of study/screening procedures (for example, tumor biopsy, or leukapheresis) or application of lymphodepletion regimen;

•	the ability to manufacture patient products appropriately (for example, at a sufficient high dose, or with sufficiently active T cells);

•	insufficient manufacturing capacities;

•	the ability to establish appropriate drug substance or drug product logistics/transportation;

•	the ability to obtain approval (regulatory and ethical approval and approval according to local law) for the conduct of the clinical trial in a sufficient number of countries;

•	the ability to recruit appropriate clinical sites;

•	the ability to provide appropriate screening assays;

•	the ability to recruit clinical trial investigators with the appropriate competencies and experience;

•	the efforts to facilitate timely enrollment in clinical trials and the effectiveness of recruiting publicity;

•	the patient referral practices of physicians within the same hospital as well as within other hospitals or private practices;

•	competing clinical trials for similar therapies, other new therapeutics, new combination treatments, new medicinal products;

•	approval of new indications for existing therapies or approval of new therapies in general or changes in standard of care;

•	the implementation of surgical measures leading to a higher cure rate of patients;

•	the implementation of preventive measures leading to early detection of the disease under investigation and a higher cure rate;

•	the implementation of measures (for example, prophylactic vaccines) leading to a dramatic reduction in incidence of the disease under investigation;

•

clinicians’ and patients’ perceptions as to the potential advantages and side effects of the product candidate being studied in relation to other available therapies, including any new drugs or treatments that may be approved or become standard of care for the indications we are investigating;

•	clinical investigators enrolling patients who do not meet the enrollment criteria, requiring the inclusion of additional patients in clinical trials;

•	the ability to obtain and maintain patient consents;

•	the risk that patients having received a single anti-tumor infusion in clinical trials start additional anti-tumor treatments despite of not having experienced progression of tumor disease; and

•	inability of clinical sites to enroll patients as health care capacities are required to cope with natural disasters, epidemics or other health system emergencies, such as the COVID-19 pandemic.

Our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us because some eligible patients may instead opt to enroll in a competitor’s trial. Because the number of qualified clinical investigators is limited, we expect to conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial sites. Enrolling patients at the same sites as our competitors may compromise the quality and conclusiveness of our clinical data by introducing bias. Moreover, because our product candidates represent a departure from more commonly used methods for cancer treatment, potential patients and their doctors may be inclined to use conventional therapies, such as chemotherapy and approved immunotherapies, rather than enroll patients in any clinical trial. In addition, potential enrollees in our ACT trials with IMA101, IMA201, IMA202, IMA203 or IMA204 may opt to participate in other clinical trials because of the length of time between the time that their tumor is excised and the ACT is infused back into the patient. Amendments to our clinical protocols may affect enrollment in, or results of our trials, including amendments we have made to further define the patient populations to be studied.

Not all patients suffering from a specific cancer that is in principle addressable by our product candidates are eligible for our trials and therapies. First, patients have to express a specific genetic marker called HLA-A*02. While this marker is found on approximately 40-50% of individuals in North America and Europe, it is less frequent in other populations, such as China or Japan. If human leukocyte antigen (“HLA”) screening for a patient shows that HLA-A*02 is not expressed, he or she cannot be treated with our current product candidates. Second, the prevalence of the targets addressed by IMA201, IMA202, IMA203 and IMA204 differs between different tumor entities. For a given patient, a biomarker assay must be performed in order to find out whether he or she expresses one of the targets and can be treated with one of our product candidates. We cannot be certain that the anticipated and assumed target prevalence are confirmed in the patient populations of our Phase 1 trials, and lower target prevalences may be experienced. Third, further eligibility criteria are in place to ensure that the patients can tolerate and potentially benefit from the treatment. Thus, only a fraction of patients screened for our clinical trials will finally receive cellular products. Patients may therefore be hesitant to consent to our trials, and overall many more patients will have to be screened to treat the targeted number of patients. This may hinder recruitment for our trials and may delay our development timelines. It is uncertain how many more patients we will be required to screen. If the required number of patient screenings is much higher than anticipated, our clinical trial costs may increase. We may combine two or more product candidates into multi-target trials to mitigate this risk. However, we cannot be certain whether this measure will be effective in enhancing recruitment. Multi-target trials may also be more difficult to implement and to be permitted to proceed by FDA or other competent authority outside the U.S.

Even if we are able to enroll a sufficient number of patients in our clinical trials, delays in patient enrollment or small population size may result in increased costs or may affect the timing or outcome of the planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our product candidates.

The FDA may disagree with our regulatory plan, and we may fail to obtain regulatory approval of our product candidates.

If and when our ongoing Phase 1 clinical trials for IMA201, IMA202, IMA203, and IMA101 are completed and, assuming positive data, we expect to advance to potential registrational trials. The general approach for FDA approval of a new biologic or drug is for the sponsor to provide dispositive data from two well-controlled, Phase 3 clinical studies of the relevant biologic or drug in the relevant patient population. Phase 3 clinical studies typically involve hundreds of patients, have significant costs and take years to complete. We anticipate pursuing registrational trials, for example for IMA201, IMA202, and IMA203, as single agents or in combination that are designed to evaluate the efficacy of the respective product candidate in a single open-label, non-comparative, two-stage, pivotal, multicenter, single-arm clinical trials in patients who have exhausted available treatment options. We plan to discuss our proposed trial designs with the FDA and other authorities prior to submission of INDs and CTAs. If the trial results are sufficiently compelling, we intend to discuss with the FDA submission of a BLA for the relevant product candidate. Further, we plan to have discussions with other authorities, such as the EMA in Europe or Health Canada in Canada regarding any planned marketing authorization submissions. It cannot be guaranteed that FDA and other regulatory authorities will agree to move to a registrational trial on the basis of data generated from a single completed Phase 1 trial. Authorities may ask for additional early stage or Phase 2 clinical data first. Even if the FDA agrees with the design and implementation of the clinical trials set forth in an IND, we cannot guarantee that the FDA will not change their requirements in the future. For example, the FDA may require that we conduct a comparative trial against an approved therapy including potentially an approved autologous T cell therapy, which would significantly delay our development timelines and require substantially more resources. In addition, the FDA may only allow us to evaluate patients that have already failed autologous therapy or very late stage patients, which are extremely difficult patients to treat and patients with advanced and aggressive cancer, and our product candidates may fail to improve outcomes for such patients.

We may pursue an approval under FDA’s Accelerated Approval pathway, and we believe our Accelerated Approval strategy is warranted given the limited alternatives for patients with relapsed and/or refractory cancers. However, the FDA may ultimately require a Phase 3 clinical trial prior to approval, particularly since our product candidates represent a novel treatment. In addition, the standard of care may change with the approval of new products, which may result in the FDA requiring a demonstration of meaningful therapeutic benefit to patients over such existing treatments.

As a condition of approval, the FDA may require that we implement various post-marketing requirements and conduct post-marketing studies, any of which would require a substantial investment of time, effort, and money, and which may limit our commercial prospects.

As a condition of biologic licensing, the FDA is authorized to require that sponsors of approved BLAs implement various post-market requirements, including a REMS, and/or one or more Phase 4 studies. For example, when the FDA approved Novartis’ Kymriah in August 2017, a CAR-T cell therapy for the treatment of patients up to 25 years of age with B-cell precursor acute lymphoblastic leukemia (“ALL”) that is refractory or in second or later relapse, the FDA required significant post-marketing commitments, including a Phase 4 trial, revalidation of a test method, and a substantial REMS program that included, among other requirements, the certification of hospitals and their associated clinics that dispense Kymriah, which certification includes a number of requirements, the implementation of a Kymriah training program, and limited distribution only to certified hospitals and their associated clinics. If we receive approval of our product candidates, the FDA may determine that similar or additional post-approval requirements are necessary. To the extent that we are required to establish and implement any post-approval requirements, we will likely need to invest a significant amount of time, effort, and money. Such post-approval requirements may also limit the commercial prospects of our product candidates.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

In order to market and sell our products outside the United States, we or our third-party collaborators are required to obtain separate marketing approvals and comply with numerous and varying regulatory requirements. Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. Approval policies and requirements may vary among jurisdictions. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval. We or our collaborators may not be able to file for regulatory approval of our product candidates in international jurisdictions or obtain approvals from regulatory authorities outside the United States on a timely basis, if at all.

Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

We may not be able to file applications to commence additional clinical trials on the timelines we expect, and even if we are able to, the FDA or applicable competent authorities may not permit us to proceed.

We plan to submit INDs for additional product candidates to the FDA in the future. We also plan to submit applications to start clinical trials of additional product candidates outside the U.S. to the national competent authorities (for example, CTA to Paul-Ehrlich Institute (“PEI”) in Germany).

The filing of INDs to the FDA and the filing of applications outside the U.S. is dependent on additional data that have to be generated to support such regulatory filings. Hence, these filings may be delayed if the tests to generate those data show unexpected results or if technical issues arise in generating those data in the first place.

We cannot be sure that submission of an IND, IND amendment or CTA will result in the FDA or any other competent authority outside the U.S. allowing testing and clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such clinical trials. The manufacturing and preclinical safety and efficacy testing requirements of both ACT and TCR Bispecifics remain emerging and evolving fields. Accordingly, we expect chemistry, manufacturing and control related topics, including product specification, as well as preclinical safety testing, will be a focus of IND reviews, which may delay the allowance of INDs by the FDA or CTA approval by other competent authorities outside the U.S.

Certain of our current clinical trials are being conducted outside the United States, and the FDA may not accept data from trials conducted in foreign locations.

Certain current clinical trials of our drug candidates are being conducted or planned to be conducted partially outside the United States. We may also conduct future clinical trials for our drug candidates partially or fully outside the United States. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. For example, the clinical trial must be well designed and conducted and performed by qualified investigators in accordance with ethical principles and good clinical practice (“GCP”) requirements. Further, the data must be applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful. In general, the patient population for any clinical trials conducted outside of the United States must be representative of the population for whom we intend to label the product in the United States. In addition, while these clinical trials are subject to the applicable local laws, FDA acceptance of the data will be dependent upon its determination that the trials also complied with all applicable U.S. laws and regulations.

Conducting clinical trials outside the United States also exposes us to additional risks, including risks associated with:

•	additional foreign regulatory requirements;

•	foreign exchange fluctuations;

•	compliance with foreign manufacturing, customs, shipment and storage requirements;

•	an inability to negotiate the terms of clinical trial agreements at arms’ length in countries where a template agreement for such trials is required by law;

•	cultural differences in medical practice and clinical research; and

•	diminished protection of intellectual property in some countries.

We cannot assure you that the FDA will accept data from trials conducted outside of the United States. If the FDA does not accept the data from such clinical trials, it would likely result in the need for additional trials, which would be costly and time-consuming and delay or permanently halt our development of our drug candidates.

It may take longer and cost more to complete our clinical trials than we project, or we may not be able to complete them at all.

For budgeting and planning purposes, we have projected the date for the commencement of future trials, and continuation and completion of our ongoing clinical trials. However, a number of factors, including scheduling conflicts with participating clinicians and clinical institutions, difficulties in identifying and enrolling patients who meet trial eligibility criteria, and unanticipated adverse events may cause significant delays. We may even not be able to complete clinical trials involving any of our products at all or as projected. Delays in clinical trials are associated with significant costs to maintain the necessary services, infrastructure and to pay running obligations to internal staff, clinical sites and service providers.

The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the study until its conclusion. In addition, our clinical trials will compete with other clinical trials for product candidates that are in the same therapeutic areas as our product candidates, and this competition will reduce the number and types of patients available to us because some patients who might have opted to enroll in our trials may instead opt to enroll in a competitor’s trial. Accordingly, we cannot guarantee that our trials will progress as planned or as scheduled. Delays in patient enrollment may result in increased costs or may affect the timing or outcome of our ongoing and planned clinical trials, which could prevent completion of these trials and adversely affect our ability to advance the development of our product candidates.

We expect to rely on outside vendors (for example, independent contractors and contract research organizations) to conduct, supervise or monitor some or all aspects of clinical trials involving our products. We will have less control over the timing and other aspects of these clinical trials than if we conducted them entirely on our own. If we fail to commence or complete, or experience delays in, any of our planned clinical trials, our stock price and our ability to conduct our business as currently planned could be harmed.

We currently anticipate that we will have to rely on CMOs to manufacture our adoptive cell therapy products for clinical trials. If they fail to commence or complete, or experiences delays in, manufacturing our adoptive cell therapy products, our planned clinical trials will be delayed, which will adversely affect our stock price and our ability to conduct our business as currently planned.

Clinical trials are expensive, time-consuming and difficult to design and implement, and our clinical trial costs may be higher than for more conventional therapeutic technologies or drug products.

Clinical trials are expensive and difficult to design, implement and conduct, in part because they are subject to rigorous regulatory requirements. Because our ACT product candidates are based on new cell therapy technologies and manufactured on a patient-by-patient basis, we expect that such candidates will require extensive research and development and have substantial manufacturing costs per dose. Our TCR Bispecific product candidates also require extensive research and development, as the applicable technology is new and experience with developing such biologics is rare in the field. Moreover, the development of a companion diagnostic will also require extensive research and development, and such companion diagnostic must be suitable to support both enrollment into larger clinical trials and routine hospital procedures after marketing approval. Any failure or delay in developing a suitable companion diagnostic will delay or make it impossible to conduct larger clinical trials for ACT product candidates and/or TCR Bispecific product candidates. In addition, costs to treat patients with recurrent and/or refractory cancer and to treat potential side effects that may result from our product candidates, non-investigational medicinal products, rescue or prophylactic medication applied in our clinical trials can be significant. Some clinical trial sites do not bill or obtain coverage from Medicare, Medicaid, health insurance or other third-party payors for some or all of these costs for patients enrolled in our clinical trials, and we can be required by those trial sites to pay such costs. In countries outside the U.S., it is expected that all costs related to the clinical trial and to the management of study patients (for example, management of adverse reactions or hospitalization) are paid by the sponsor of the clinical trial. As trial designs for development of our product candidates are complex, our clinical trial costs are likely to be significantly higher per patient than those of more conventional therapeutic technologies or drug products. We aim to combine two or more of our ACT product candidates within one clinical trial or within a multi-TCR-T concept in order to achieve durable clinical efficacy results and to increase the patient population. The set up and conduct of such multi-TCR-T clinical trials is expensive and may bear unknown risks, such as regulatory, preclinical, safety and manufacturing risks. In addition, our proposed personalized product candidates involve several complex and costly manufacturing and processing steps, the costs of which will be borne by us. We are also responsible for the manufacturing costs of products for patients that do not receive the product due to any reason (for example, rapid degradation of general health status, not meeting inclusion/exclusion criteria for infusion). Depending on the number of patients that we ultimately screen and enroll in our trials, the number of trials that we may need to conduct, and the companion diagnostic we need to develop, our overall clinical trial costs may be higher than for more conventional treatments.

Our clinical trials may fail to demonstrate adequately the safety and efficacy of our product candidates, which would prevent or delay regulatory approval and commercialization.

The clinical trials of our product candidates are, and the manufacturing and marketing of our products will be, subject to extensive and rigorous review and regulation by numerous government authorities in the United States and in other countries where we intend to test and market our product candidates. Before obtaining regulatory approvals for the commercial sale of any of our product candidates, we must demonstrate through lengthy, complex and expensive preclinical testing and clinical trials that our product candidates are safe and efficacious for use in each target indication or use in a biomarker driven population. Each product candidate must demonstrate an adequate risk versus benefit profile in its intended patient population and for its intended use. The risk/benefit profile required for product licensure will vary depending on these factors and may include not only the ability to show tumor shrinkage, but also adequate duration of response, a delay in the progression of the disease, and/or an improvement in survival. For example, response rates from the use of our product candidates may not be sufficient to obtain regulatory approval unless we can also show an adequate improvement of survival.

Even if we are able to show anti-tumor efficacy for one or several of our product candidates, the risk/benefit profile may be negatively impacted by an unfavorable safety profile, which could force us to discontinue a development program. This may happen if the risk for patients is deemed unacceptable based on the number or severity of adverse events, or the number of patient deaths related to the clinical trial treatment.

Regulatory authorities may ultimately disagree with our chosen endpoints or may find that our studies or study results do not support product approval. We cannot guarantee that the FDA or foreign regulatory authorities will interpret the results as we do, and more trials could be required before we submit our product candidates for approval. To the extent that the results of the trials are not satisfactory to the FDA or foreign regulatory authorities for support of a marketing application, we may be required to expend significant resources, which may not be available to us, to conduct additional trials in support of potential approval of our product candidates.

The results of preclinical studies and early clinical trials of our product candidates with small patient populations may not be predictive of the results of later-stage clinical trials.

We have opened enrollment into four Phase 1 clinical trials investigating cellular product candidates. The primary objectives of these clinical trials are to establish safety and tolerability and, for our ACTengine clinical trials, to determine the recommended Phase 2 dose. Preliminary, single cohort, or top-line results from those and future early stage studies may not be representative of the final study results.

We have reported preliminary results for clinical trials of our product candidates, including ACT for the treatment of recurrent and/or refractory solid tumors. We may also report preliminary results from future clinical trials. These preliminary results are subject to substantial risk of change due to small sample sizes and may change as patients are evaluated or as additional patients are enrolled in these or newly set up clinical trials. These outcomes may be unfavorable, deviate from our earlier reports, and/or delay or prevent regulatory approval or commercialization of our product candidates, including candidates for which we have reported preliminary favorable safety and efficacy results. In clinical studies where a staged expansion is expected, such as studies using a Simon’s two stage design, these outcomes may result in the failure to meet an initial efficacy threshold for the first stage. Furthermore, other measures of efficacy for these clinical trials and product candidates may not be as favorable.

Moreover, initial trial (for example, Phase 1 or Phase 2a) results may not be representative of later-stage trial results (for example, Phase 2b or Phase 3), even if conducted in a very similar trial population. The results of studies in one set of patients or line of treatment may not be predictive of those obtained in another and the results in various human clinical trials reported in scientific and medical literature may not be indicative of results we obtain in our clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. Additional non-clinical studies may also reveal unfavorable product candidate characteristics, including safety concerns.

For example, our studies of cellular therapies in patients without any indicated standard-of-care treatment utilize an “open-label, single arm, dose-escalation/de-escalation” trial design. An open-label, single arm, dose-escalation/de-escalation trial is one where both the patient and investigator know what investigational treatment (monotherapy or combination) at which dose the patient is receiving. This trial design has the potential to create selection bias by encouraging the investigators to enroll a more favorable patient population (for example, indications better suitable for immunotherapies, fitter patients, less prior therapies) compared to a more broader patient population. In our current Phase 1 clinical trials investigators have significant discretion over the selection of patient participants. Although preliminary data from these trials was generally positive, that data may not necessarily be representative of interim or final results, as new patients are cycled through the applicable treatment regimens. As the trials continue, the investigators may prioritize patients with more progressed forms of cancer and/or worse general health condition than the initial patient population, based on the safety/success or perceived safety/success of that initial population. Patients with more progressed forms of cancer or worse general health conditions may experience more and/or worse adverse events or be less responsive to treatment, and accordingly, interim or final safety and efficacy data may show an increase in frequency or severity of adverse events and/or a decline in patient response rate or change in other assessment metrics. As the trials continue or in subsequent trials, investigators may shift their approach to the patient population, which may ultimately experience more and/or worse adverse events and/or result in a decline in both interim and final efficacy data from the preliminary data, or conversely, a decrease in frequency and/or severity of adverse events or an increase in final efficacy data following a decline in the interim efficacy data, as patients with more progressed forms of cancer or worse general health condition are cycled out of the trials and replaced by patients with less advanced forms of cancer or with better general health conditions. This opportunity for investigator selection bias in our trials as a result of open-label design, which is standard in dose-escalation/de-escalation trials, may not be adequately handled and may cause a decline in or distortion of clinical trial data from our preliminary results. Any future trial which utilizes an open-label design is similarly susceptible to such bias. Depending on the outcome of our open-label studies, we may need to conduct one or more follow-up or supporting studies in order to successfully develop our products for FDA approval. Many companies in the biotechnology, pharmaceutical and medical device industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in earlier development, and we cannot be certain that we will not face such setbacks.

We expect there may be greater variability in results for products processed and administered on a patient-by-patient basis, as anticipated for our cellular therapy product candidates, than for “off-the-shelf” products, like many other drugs. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through preclinical studies and initial clinical trials. Many companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or unacceptable safety issues, notwithstanding promising results in earlier trials. Most product candidates that begin clinical trials are never approved by regulatory authorities for commercialization.

In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the clinical trial protocols and the rate of dropout among clinical trial participants. Our current and future clinical trial results may not be successful. Moreover, should there be a flaw in a clinical trial, it may not become apparent until the clinical trial is well advanced. In the case that we decide to develop our product candidates for use with other oncology products, or combine more than one ACT product candidate, the design, implementation, and interpretation of the clinical trials necessary for marketing approval will be more complex than if we would have developed our product candidates alone.

The deviations in our proposed new products from existing products may require us to perform additional testing, which will increase the cost, and extend the time for obtaining approval.

Our ACT based therapy is based on first-generation adoptive cell therapy technology suitable for delivering for small early phase clinical trials. These current methods of treatment are very labor intensive and expensive, which has limited their widespread application. We have developed new processes that we anticipate will enable more efficient manufacturing of ACT. We may have difficulty demonstrating that the products produced from our new processes are comparable to the existing products. The FDA and regulatory authorities in other countries may require additional clinical testing before permitting a larger clinical trial with the new processes, and the product may not demonstrate the desired activity in new clinical trials. Cellular products are not considered as well characterized products because there are hundreds of markers present on these cells, and even small changes in manufacturing processes could alter the cell types. It is unclear at this time which of those markers are critical for success of these cells to combat cancer, so our ability to predict the outcomes with newer manufacturing processes is limited. The changes that we have made to the historical manufacturing process may require additional testing, which may increase costs and timelines associated with these developments.

Our TCR Bispecific product candidates contain features that have not been previously tested in this composition in clinical trials or marketed products. Regulatory authorities (for example, the FDA or EMA) may require additional non-clinical studies before permitting us to enter clinical trials with our product candidates. Regulatory authorities may also ask for additional early-stage trials or production of additional batches of TCR Bispecific products before permitting larger clinical trials or registration trials. To comply with those requests would increase costs and timelines for the development of our TCR Bispecifics.

We are, and if we receive regulatory approval of our product candidates, will continue to be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense, and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates.

Any regulatory approvals that we receive for our product candidates will require surveillance to monitor the safety and efficacy of such product candidate(s). The FDA may also require a REMS to approve our product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA may also require post-approval Phase 4 studies. Moreover, the FDA and comparable foreign regulatory authorities will continue to closely monitor the safety profile of any product even after approval. If the FDA or comparable foreign regulatory authorities become aware of new safety information after approval of any of our product candidates, they may withdraw approval, require labeling changes or establishment of a REMS or similar strategy, impose significant restrictions on a product’s indicated uses or marketing, or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. Any such restrictions could limit sales of the product.

In addition, we, our contractors, and our collaborators are and will remain responsible for FDA compliance, including requirements related to product design, testing, clinical and preclinical trials approval, manufacturing processes and quality, labeling, packaging, distribution, adverse event and deviation reporting, storage, advertising, marketing, promotion, sale, import, export, submissions of safety and other post-marketing information and reports such as deviation reports, registration, product listing, annual user fees, and recordkeeping for our product candidates. We and any of our collaborators, including our contract manufacturers, could be subject to periodic unannounced inspections by the FDA to monitor and ensure compliance with regulatory requirements. Application holders must further notify the FDA, and depending on the nature of the change, obtain FDA pre-approval for product and manufacturing changes. The cost of compliance with post-approval regulations may have a negative effect on our operating results and financial condition.

Later discovery of previously unknown problems with our product candidates, including adverse events of unanticipated severity or frequency, that the product is less effective than previously thought, problems with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing, distribution, or manufacturing of our product candidates, withdrawal of the product from the market, or voluntary or mandatory product recalls;

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restrictions on the labeling of our product candidates, including required additional warnings, such as black box warnings, contraindications, precautions, and restrictions on the approved indication or use;

•	modifications to promotional pieces;

•	changes to product labeling or the way the product is administered;

•	liability for harm caused to patients or subjects;

•	fines, restitution, disgorgement, warning letters, untitled letters, or holds on or termination of clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of license approvals;

•	product seizure or detention, or refusal to permit the import or export of our product candidates;

•	injunctions or the imposition of civil or criminal penalties, including imprisonment;

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FDA debarment, debarment from government contracts, and refusal of future orders under existing contracts, exclusion from federal healthcare programs, consent decrees, or corporate integrity agreements;

•	regulatory authority issuance of safety alerts, Dear Healthcare Provider letters, press releases, or other communications containing warnings or other safety information about the product candidate;

•	reputational harm; or

•	the product becoming less competitive.

Any of these events could further have other material and adverse effects on our operations and business and could adversely impact our stock price and could significantly harm our business, financial condition, results of operations, and prospects.

The FDA’s and other regulatory authorities’ policies may change, and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, be subject to other regulatory enforcement action, and may not achieve or sustain profitability.

The regulatory landscape that will govern our product candidates is still evolving; regulations relating to more established gene therapy and cell therapy products and TCR Bispecific products are still developing, and changes in regulatory requirements could result in delays or discontinuation of development of our product candidates or unexpected costs in obtaining regulatory approval.

Because we are developing novel cell immunotherapy product candidates that are unique biological entities, the regulatory requirements to which we will be subject are not entirely clear. Even with respect to more established products that fit into the categories of gene therapies or cell therapies, the regulatory landscape is still developing. For example, regulatory requirements governing gene therapy products and cell therapy products have become more stringent and comprehensive frequently and may continue to extend in the future. Moreover, there is substantial, and sometimes uncoordinated, overlap in those responsible for regulation of existing gene therapy products and cell therapy products. For example, in the United States, the FDA has established the Office of Tissues and Advanced Therapies (“OTAT”), formerly known as the Office of Cellular, Tissue and Gene Therapies (“OCTGT”), within its Center for Biologics Evaluation and Research (“CBER”) to consolidate the review of gene therapy and related products, and the Cellular, Tissue and Gene Therapies Advisory Committee to advise CBER on its review. Gene therapy clinical trials in the U.S. are also subject to review and oversight by an institutional biosafety committee (“IBC”), a local institutional committee that reviews and oversees basic and clinical research conducted at the institution participating in the clinical trial. Similar regulatory bodies exist in Europe and other jurisdictions. Although the FDA or specific regulatory authorities in other countries (for example, EMA or PEI) decides whether individual gene therapy protocols may proceed, review process and determinations of other reviewing bodies can impede or delay the initiation of a clinical study, even if for example, the FDA has reviewed the study and approved its initiation. Conversely, the FDA can place an IND application on clinical hold even if such other entities have provided a favorable review. Furthermore, each clinical trial must be reviewed and approved by an independent IRB at or servicing each institution at which a clinical trial will be conducted; equivalent processes are in place in other regions of the world. In addition, adverse developments in clinical trials of gene therapy products conducted by others may cause the FDA or other regulatory bodies to change the requirements for approval of any of our product candidates.

While there is already a T cell engaging bispecific molecule approved and regulatory guidelines have been issued for this class of drugs, bispecific therapeutics are still new in the field and regulators have even less experience with TCR Bispecifics. Thus, guidance for development and regulatory approval of such drugs may change.

Complex regulatory environments exist in the different jurisdictions in which we might consider seeking regulatory approvals for our product candidates, further complicating the regulatory landscape. For example, in the EU a special committee called the Committee for Advanced Therapies was established within the EMA in accordance with Regulation (EC) No. 1394/2007 on advanced therapy medicinal products (“ATMPs”) to assess the quality, safety and efficacy of ATMPs, and to follow scientific developments in the field. ATMPs include gene therapy products as well as somatic cell therapy products and tissue engineered products.

These various regulatory review committees and advisory groups and new or revised guidelines that they promulgate from time to time may lengthen the regulatory review process, require us to perform additional studies, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of our product candidates or lead to significant post-approval limitations or restrictions. Because the regulatory landscape for our cell immunotherapy product candidates is new, it may face even more cumbersome and complex regulations than those emerging for other gene therapy products and cell therapy products. Furthermore, even if our product candidates obtain required regulatory approvals, such approvals may later be revoked, suspended or otherwise withdrawn as a result of changes in regulations or the interpretation of regulations by applicable regulatory agencies.

Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential product to market could decrease our ability to generate sufficient product revenue to maintain our business.

Because our current products represent, and our other potential product candidates will represent novel approaches to the treatment of diseases, there are many uncertainties regarding the development, the market acceptance, third-party reimbursement coverage and the commercial potential of our product candidates.

Human immunotherapy products are a new category of therapeutics. Because this is a relatively new and expanding area of novel therapeutic interventions, there are many uncertainties related to development, marketing, reimbursement, and the commercial potential for our product candidates. There can be no assurance as to the number of required clinical trials, the length of the trial period, the number of patients the FDA and regulatory authorities in other jurisdictions will require to be enrolled in the trials in order to establish the safety and efficacy of immunotherapy products, or that the data generated in these trials will be acceptable to the FDA to support marketing approval. The FDA and comparable foreign regulatory may take longer than usual to come to a decision on any BLA or similar marketing application that we submit and may ultimately determine that there is not enough data, information, or experience with our product candidates to support an approval decision. Regulatory authorities may also require that we conduct additional post-marketing studies or implement risk management programs. For example, the FDA may require a REMS until more experience with our product candidates is obtained. Finally, after increased usage, we may find that our product candidates do not have the intended effect or have unanticipated side effects, potentially jeopardizing initial or continuing regulatory approval and commercial prospects.

We may also find that the manufacture of our product candidates is more difficult or more expensive than anticipated, resulting in an inability to produce a sufficient amount of our product candidates for our clinical trials or, if approved, commercial supply. Moreover, because of the complexity and novelty of our manufacturing process, there are only a limited number of manufacturers who have the capability of producing our product candidates. Should any of our contract manufacturers no longer produce our product candidates, it may take us significant time to find a replacement, if we are able to find a replacement at all.

We may also find that the development of a companion diagnostic for our product candidates is more difficult or more expensive than anticipated, resulting in an inability to provide the required diagnostic testing for our clinical trials, or if approved, for the market. Moreover, because of the complexity and novelty of our companion diagnostic biomarker, there are only a limited number of providers who have the capability of supporting the development of a companion diagnostic. Should any of our CRO partners fail to meet our development goals, it may take us significant time to find a replacement, if we are able to find a replacement at all.

There is no assurance that the approaches offered by our products will gain broad acceptance among doctors or patients or that governmental agencies or third-party medical insurers will be willing to provide reimbursement coverage for proposed product candidates. Moreover, we do not have verifiable internal marketing data regarding the potential size of the commercial market for our product candidates, nor have we obtained current independent marketing surveys to verify the potential size of the commercial markets for our current product candidates or any future product candidates. Since our current product candidates and any future product candidates will represent novel approaches to treating various conditions, it may be difficult, in any event, to accurately estimate the potential revenues from these product candidates. Accordingly, we may spend significant capital trying to obtain approval for product candidates that have an uncertain commercial market. The market for any products that we successfully develop will also depend on the cost of the product. We do not yet have sufficient information to reliably estimate what it will cost to commercially manufacture our current product candidates, and the actual cost to manufacture these products could materially and adversely affect the commercial viability of these products. Our goal is to reduce the cost of manufacturing and providing our therapies. However, unless we can reduce those costs to an acceptable amount, we may never be able to develop a commercially viable product. If we do not successfully develop and commercialize products based upon our approach or find suitable and economical sources for materials used in the production of our products, we will not become profitable, which would materially and adversely affect the value of our common stock.

Our ACT product candidate may be provided to patients in combination with other agents provided by third parties. The cost of such combination therapy may increase the overall cost of ACT therapy and may result in issues regarding the allocation of reimbursements between our therapy and the other agents, all of which may affect our ability to obtain reimbursement coverage for the combination therapy from third party medical insurers.

COVID-19 may materially and adversely affect our business and financial results.

Our business could be adversely affected by health epidemics in regions where we have clinical trial sites or other business operations; epidemics could also cause significant disruptions in the operations of third-party manufacturers and CROs upon whom we rely. In December 2019, a novel strain of coronavirus, which causes the disease known as COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 has spread globally. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic and governments imposed restrictions on travel between the United States, Europe and certain other countries. Further, the President of the United States declared the COVID-19 pandemic a national emergency, invoking powers under the Stafford Act, the legislation that directs federal emergency disaster response. In Germany and many other European countries, governmental orders became effective in March 2020 to reduce virus transmission by social distancing. Those measures impact social and working life and travel.

The effects of these and other governmental orders, as well as shelter-in-place or work-from-home policies may negatively impact productivity, disrupt our and our partners’ business and delay our clinical programs and timelines (including our ACTengine genetically modified autologous T cell products), the magnitude of which will depend, in part, on the length and severity of the restrictions and other limitations on our ability to conduct our business in the ordinary course. These and similar, and perhaps more severe, disruptions in our operations could negatively impact our business, financial condition and results of operations, including our ability to obtain financing.

Quarantines, shelter-in-place and similar government orders, or the perception that further orders, shutdowns or other restrictions on the conduct of business operations could occur related to COVID-19 and could impact personnel at our company, at suppliers, our collaborators or at third-party manufacturing facilities in the United States and other countries, or the availability or cost of materials, which would disrupt our supply chain. Our operations, including research and manufacturing, could also be disrupted due to staff absences as a result of self-isolation procedures or extended illness at our company or at suppliers or collaborators.

In addition, our clinical trials may be affected by the COVID-19 pandemic, including:

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delays or difficulties in enrolling patients in clinical trials, including that patients may not be able to comply with clinical trial protocols if quarantines impede patient movement or interrupt healthcare services;

•	delays or difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;

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diversion or prioritization of healthcare resources away from the conduct of clinical trials and towards the COVID-19 pandemic, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials, who, as healthcare providers, may have heightened exposure to COVID-19;

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interruption of key clinical trial activities, such as clinical trial site monitoring, due to limitations on travel imposed or recommended by federal, state or provincial governments, employers and others; and

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limitations in employee resources that would otherwise be focused on the conduct of our clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people.

In addition to the risks listed above, we may also experience the following adverse impacts for our clinical trials:

•	delays in receiving approval from local regulatory authorities to initiate our planned clinical trials;

•	delays in clinical sites receiving the supplies and materials needed to conduct our clinical trials;

•	interruption in global shipping that may affect the transport of clinical trial materials, such as investigational drug product and patient specimens used in our clinical trials;

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changes in local regulations as part of a response to the COVID-19 coronavirus outbreak, which may require us to change the ways in which our clinical trials are conducted, which may result in unexpected costs, or to discontinue the clinical trials altogether;

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delays in necessary interactions with local regulators, ethics committees and other important agencies and contractors due to limitations in employee resources or forced furlough of government employees; and

•	the refusal of the FDA or other regulatory agencies to accept data from clinical trials from strongly affected geographies.

The global outbreak of COVID-19 continues to rapidly evolve. The extent to which COVID-19 may impact our business and clinical trials will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States, Germany and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States, Germany and other countries to contain and treat the disease.

Risks Related to Our Reliance on Third Parties

Independent clinical investigators and CROs that we engage to conduct our clinical trials may not devote sufficient time or attention to our clinical trials or be able to repeat their past success.

We expect to continue to depend on independent clinical investigators and CROs to conduct our clinical trials. CROs may also assist us in the collection and analysis of data. Identifying, qualifying and managing performance of third-party service providers can be difficult, time-consuming and cause delays in our development programs. These investigators and CROs will not be our employees and we will not be able to control, other than by contract, the amount of resources, including time, which they devote to our product candidates and clinical trials. If independent investigators or CROs fail to devote sufficient resources to the development of our product candidates, or if their performance is substandard, it may delay or compromise the prospects for approval and commercialization of any product candidates that we develop. In addition, the use of third-party service providers may require us to disclose some of our proprietary information to these parties, which could increase the risk that this information will be misappropriated. Further, regulatory agencies require that we comply with GCP requirements for conducting, recording and reporting clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial subjects are protected. Failure of clinical investigators or CROs to meet their obligations to us or comply with GCP requirements could adversely affect, for example, the costs and timelines of the clinical development of our product candidates and harm our business. Not fulfilling GCP requirements by investigators or CROs could even lead to denial of a BLA or similar marketing application to comparable foreign authorities.

Failure of third-party contractors to successfully develop and commercialize companion diagnostics for use with our product candidates could harm our ability to commercialize our product candidates.

We plan to develop companion diagnostics for our product candidates where appropriate. Such developments are expensive and time-consuming. The FDA and similar regulatory authorities outside the United States may request or require the development and regulatory approval of a companion diagnostic as a condition to approving one or more of our product candidates, including, for example, IMA201, IMA202, IMA203, IMA204, and IMA401. We do not have experience or capabilities in developing, seeking regulatory approval for or commercializing diagnostics and plan to rely in large part on third parties to perform these functions.

We will likely outsource the development, production and commercialization of companion diagnostics to third parties. By outsourcing these companion diagnostics to third parties, we become dependent on the efforts of our third-party contractors to successfully develop and commercialize these companion diagnostics. Our contractors:

•	may not perform their obligations as expected;

•	may encounter production difficulties that could constrain the supply of the companion diagnostic;

•	may encounter difficulties in obtaining regulatory approval;

•	may have difficulties gaining acceptance of the use of the companion diagnostic in the clinical community;

•	may not commit sufficient resources to the marketing and distribution of such product; and

•	may terminate their relationship with us.

We rely on third parties to obtain reagents and raw materials.

The manufacture of our product candidates by us or any of our CMOs requires access to a number of reagents and other critical raw materials from third-party suppliers. Such third parties may refuse to supply such reagents or other raw materials or alternatively refuse to supply on commercially reasonable terms. There may also be capacity issues at such third-party suppliers that impact our ability to increase production of our product candidates.

Some of the materials used in the manufacture and processing of our product candidates may only be supplied by one or a few vendors, which means that, should those vendors be unable to supply, for whatever reason, our ability to manufacture product candidates and progress product candidates through clinical trials could be severely impacted and result in additional delays. Such failure to supply could also impact other supply relationships with other third parties and potentially result in additional payments being made or required in relation to such delays. In addition, where any raw material or precursor material (including, for example, lentiviral vector, cell culture medium, chromatographic column material or other essential raw material) is currently supplied by one or a few vendors, replacing such raw material or precursor or finding alternative vendors may not be possible or may significantly impact on the timescales for manufacture and supply of our product candidates. Even where alternative materials or precursors or alternative vendors are identified, such alternative materials, precursors or vendors and their materials will need to be properly assessed and qualified and additional regulatory approvals may also need to be obtained all of which could result in significant delays to the supply of our product candidates or an inability to supply product candidates within anticipated timescales, if at all.

We have contracted and expect to contract additional third parties for the manufacture of some of our product candidates for clinical testing in the future, and we expect to do so for commercialization. Third-party contractors are also important to supply us or our CMOs with important materials required for our product candidates or to develop and perform services essential for the manufacturing process. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost and when needed, which could delay, prevent or impair our development or commercialization efforts.

Currently, our ACT product candidates are manufactured by our personnel at the UTH facility. We expect to continue to manufacture product candidates for early phase trials using our personnel at the UTH facility; but we are currently negotiating contracts with larger CMOs with experience in cell therapy development and manufacturing to manufacture our products for late stage clinical trials, including any pivotal trials. The process will involve the development of a given manufacturing process in house using our personnel followed by technology transfer of each manufacturing process to the CMO. Our manufacturing strategy for bispecific T cell engagers includes CMOs for cell line development, process development, formulation development, cGMP manufacturing, analytics, release testing, fill and finish, packaging and storage.

We may not succeed in maintaining our relationships with current CMOs or establishing relationships with additional or alternative CMOs. Our product candidates may compete with other products and product candidates for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP and, for cellular products, also under cGTP regulations and that are both capable of manufacturing for us and willing to do so. In addition, there are limited CMOs specialized in the manufacturing of cellular therapy products. If our current and/or future CMOs for any of our product candidates or products that obtain approval should cease manufacturing for us, we would experience delays in obtaining sufficient quantities of our product candidates for clinical trials and, if approved, commercial supply. Further, our CMOs may breach, terminate, or not renew these agreements. If we were to need to find alternative manufacturing facilities, it would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved. The commercial terms of any new arrangement could be less favorable than our existing arrangements and the expenses relating to the transfer of necessary technology and processes and obtaining applicable regulatory approvals could be significant.

Reliance on third-party manufacturers entails exposure to risks to which we would not be subject if we manufactured the product candidate ourselves, including:

•	inability to negotiate manufacturing agreements with third parties under commercially reasonable terms;

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reduced day-to-day control over the manufacturing process for our product candidates as a result of using third-party manufacturers for all aspects of manufacturing activities, which can result in significant delays of drug supply to any clinical trial or commercial product;

•	any new manufacturer would have to be educated in processes for the production of our product candidates;

•	contract manufacturers may not be able to execute manufacturing of our product candidates and other logistical support requirements appropriately;

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the development of processes or the supply with materials important for the manufacturing of our product candidates may be delayed. This may lead to a situation that manufacturing of our product candidates may not be possible at a preplanned and booked manufacturing slot at one of our CMOs. In this case, we may be held liable for significant cancelation fees, and reservation of a new manufacturing slot may delay manufacturing by several months and may thereby impact our development timelines;

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manufacturers are subject to ongoing periodic unannounced inspection by the FDA, by authorities from other jurisdictions and corresponding state agencies to ensure strict compliance with cGMP and other government regulations and corresponding foreign standards, and FDA or regulatory authorities from other countries further inspect any manufacturers for current cGMP and, if applicable, cGTP compliance as part of any marketing application we submit. We do not have control over third-party manufacturers’ compliance with these regulations and standards;

•	reduced control over the protection of our trade secrets and know-how from misappropriation or inadvertent disclosure;

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termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that may be costly or damaging to us or result in delays in the development or commercialization of our product candidates; and

•	disruptions to the operations of our third-party manufacturers or suppliers caused by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier.

Any of these factors could cause the delay of approval or commercialization of our product candidates, cause us to incur higher costs or prevent us from commercializing our product candidates successfully.

Furthermore, if any of our product candidates are approved and contract manufacturers fail to deliver the required commercial quantities of finished product on a timely basis and at commercially reasonable prices, and we are unable to find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality and on a timely basis, we would likely be unable to meet demand for our products and could lose potential revenue. It may take several years to establish an alternative source of supply for our product candidates and to have any such new source approved by the FDA or any other relevant regulatory authorities.

At some point in the future, we may decide to operate our own manufacturing facility for our ACT product candidates in late-stage clinical testing and for our marketed products, which would require significant resources and we may fail to successfully operate our facility, which could adversely affect our clinical trials and the commercial viability of our product candidates.

Currently, we have no immediate plans to operate our own manufacturing facility for our product candidates in late-stage clinical testing or for our marketed products. However, we may not be able to achieve clinical or commercial manufacturing and cell processing at a scale to satisfy demands for late stage clinical trials or commercialization on our own or with a CMO and thus may decide to operate a manufacturing facility for our product candidates. While we believe the manufacturing and processing approaches are appropriate to support our clinical product development, we have limited experience in managing a large-scale manufacturing facility. We cannot be sure that the manufacturing processes we employ or the technologies that we incorporate for manufacturing will result in TCR-T cell product candidates suitable for clinical trials or commercialization.

We have exclusive access to the early stage facility at UTH designed for the manufacturing of cellular products comprised of three fully functional GMP suites and support areas where our hired and trained personnel perform all manufacturing related activities. The current lease extends through the end of 2021 with negotiations in place to extend the lease through the end of 2024. In case, the lease is not prolonged, we may decide to run our own manufacturing facility. There can be no assurance that we will complete the build-out of our manufacturing facility in a timely manner or at all. We also do not yet have sufficient information to reliably estimate the cost of the clinical and commercial manufacturing and processing of our product candidates, and the actual cost to manufacture and process our product candidates could materially and adversely affect the commercial viability of our product candidates. In addition, the ultimate clinical and any commercial dose will affect our ability to scale our costs per dose. As a result, we may never be able to develop a commercially viable product. The commercial manufacturing facility we may build will also require regulatory approval, including from FDA, which we may never obtain. Even if approved, we would be subject to ongoing periodic unannounced inspection by the FDA or authorities from other jurisdictions, the Drug Enforcement Administration and corresponding state agencies to ensure strict compliance with cGMP and cGTP requirements, and other government regulations.

If we were to decide in the future to own and operate a manufacturing facility, the designing and building process would be time-consuming, expensive, and we may not realize the benefit of this investment. As a manufacturer of pharmaceutical products, we are required to demonstrate and maintain compliance with cGMP and cGTP requirements, which include requirements related to production processes, quality control and assurance and recordkeeping. Furthermore, establishing and maintaining manufacturing operations requires a reallocation of other resources, particularly the time and attention of certain of our senior management. Any failure or delay in our manufacturing capabilities could adversely impact the clinical development or commercialization of our or our collaborators’ product candidates.

The manufacture of biopharmaceutical products, especially of those cellular in nature like our ACT product candidates, is complex and requires significant expertise, including the development of advanced manufacturing techniques and process controls. Manufacturers of cell therapy products often encounter difficulties in production, particularly in scaling out and validating initial production and ensuring the absence of contamination. These problems include difficulties with production costs and yields, quality control, including stability of the product, quality assurance testing, operator error, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. The application of new regulatory guidelines or parameters, such as those related to release testing, may also adversely affect our ability to manufacture our product candidates. Furthermore, if contaminants are discovered in our supply of product candidates or in the manufacturing facilities, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. We cannot assure that any stability or other issues relating to the manufacture of our product candidates will not occur in the future.

We or any of our CMOs may fail to manage the logistics of storing and shipping our raw materials and product candidates. Storage failures and shipment delays and problems caused by us, our vendors or other factors not in our control, such as weather, could result in the inability to manufacture product, the loss of usable product or prevent or delay the delivery of product candidates to patients.

We may also experience manufacturing difficulties due to resource constraints or as a result of labor disputes. If we were to encounter any of these difficulties, our ability to provide our product candidates to patients would be jeopardized.

We have limited experience in large-scale or commercial manufacturing, and there can be no assurance that we will be able to effectively manufacture clinical or commercial quantities of our products.

In September 2015, we entered into a collaboration agreement with UTH to gain exclusive access to a cGMP facility specialized in the manufacturing of cellular products. This facility is used exclusively for the manufacturing of our product candidates by our hired and trained personnel.

Although some of our employees have experience in the manufacturing of pharmaceutical products from prior employment at other companies, we as a company do not have experience in large-scale or commercial manufacturing.

We may not succeed in scaling up our production processes for ACT and/or biologics for pivotal trials and/or commercial supply. We may need a larger scale manufacturing process for any TCR Bispecifics molecule than what we have planned, depending on the dose and regimen that is to be determined in our Phase 1 and future Phase 2 studies. Any changes in our manufacturing processes, including those utilized by our CMOs, as a result of scaling up may result in the need to obtain additional regulatory approvals. Difficulties in achieving commercial-scale production or the need for additional regulatory approvals could delay the development and regulatory approval of our product candidates and ultimately affect our success.

If we or our third-party suppliers use hazardous, non-hazardous, biological or other materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities involve the controlled use of potentially hazardous substances, including chemical and biological materials, potentially infectious material and genetically modified cells. We and our suppliers are subject to federal, state and local laws and regulations in the United States and Germany governing the use, manufacture, storage, handling and disposal of such hazardous materials. Although we believe that we and our suppliers’ procedures for using, handling, storing and disposing of these materials comply with legally prescribed standards, and that we and our suppliers have all necessary permits, we and our suppliers cannot completely eliminate the risk of contamination or injury resulting from hazardous chemical or biological materials. As a result of any such contamination or injury, we may incur liability or local, city, state or federal authorities may curtail the use of these materials and interrupt our business operations. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. We have insurance in place for liabilities arising from handling biological and hazardous substances, but it may not or may not fully cover all costs from such accidents. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could impact our business, prospects, financial condition or results of operations.

Our relationships with customers, physicians, and third-party payors are subject, directly or indirectly, to federal, state, local and foreign healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, and other healthcare laws and regulations. If we or our employees, independent contractors, consultants, commercial partners and vendors violate these laws, we could face substantial penalties.

These laws may impact, among other things, our clinical research program, as well as our proposed and future sales, marketing and education programs. In particular, the promotion, sales and marketing of healthcare items and services is subject to extensive laws and regulations designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive and other business arrangements. We may also be subject to federal, state and foreign laws governing the privacy and security of identifiable patient information. The U.S. healthcare laws and regulations that may affect our ability to operate include, but are not limited to:

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the federal Anti-Kickback Statute, which prohibits, among other things, any person or entity from knowingly and willfully, offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, the purchasing, leasing, ordering or arranging for the purchase, lease, or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection. Practices that may be alleged to be intended to induce prescribing, purchases or recommendations, include any payments of more than fair market value, and may be subject to scrutiny if they do not qualify for an exception or safe harbor. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act and the Civil Monetary Penalties Statute;

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federal civil and criminal false claims laws and civil monetary penalty laws, including the federal civil False Claims Act, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other federal government programs that are false or fraudulent or knowingly making a false statement to improperly avoid, decrease or conceal an obligation to pay money to the federal government, including federal healthcare programs;

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the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up by any trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statements in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (HITECH) and their respective implementing regulations, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates that perform services for them that involve the use, or disclosure of, individually identifiable health information, relating to the privacy, security and transmission of individually identifiable health information;

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the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the United States Department of Health and Human Services’ (HHS) Centers for Medicare & Medicaid Services (CMS) information related to payments or other transfers of value made to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

Additionally, we may be subject to state, local and foreign equivalents of each of the healthcare laws described above, among others, some of which may be broader in scope. For example, we may be subject to the following: state anti-kickback and false claims laws that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third party payors, including private insurers, or that apply regardless of payor; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; state and local laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state laws that require the reporting of information related to drug pricing; state and local laws requiring the registration of pharmaceutical sales and medical representatives; and state and foreign laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of our business activities, or our arrangements with physicians, some of whom receive stock options as compensation, could be subject to challenge under one or more of such laws. If we or our employees, independent contractors, consultants, commercial partners and vendors violate these laws, we may be subject to investigations, enforcement actions and/or significant penalties. We have adopted a code of business conduct and ethics, but it is not always possible to identify and deter employee misconduct or business noncompliance, and the precautions we take to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, disgorgement, monetary fines, imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and/or oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. In addition, the approval and commercialization of any of our product candidates outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

Our existing therapeutic collaborations are important to our business, and future collaborations may also be important to us. If we are unable to maintain any of these collaborations, or if these collaborations are not successful, our business could be adversely affected.

We have limited capabilities for drug development and does not yet have any capability for sales, marketing or distribution. We have entered into collaborations with other companies that we believe can provide such capabilities, including our collaboration and license agreements with, for example, MD Anderson, Amgen, Genmab, Celgene Corporation, a Bristol-Myers Squibb Company (“BMS”), and GlaxoSmithKline (“GSK”). These collaborations have also provided us with important funding for our development programs and technology platforms, and we expect to receive additional funding under these collaborations in the future. Our existing therapeutic collaborations, and any future collaborations we enter into, may pose a number of risks, including the following:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations;

•	collaborators may not perform their obligations as expected;

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collaborators may not pursue development and commercialization of any product candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors, such as an acquisition, that divert resources or create competing priorities;

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collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

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collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products or product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours; this may also happen if the collaborators’ development of competing products is substantially faster than our development timelines;

•	collaborators may not further develop product candidates developed by us or co-developed with us under the collaboration;

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product candidates discovered in collaboration with us may be viewed by our collaborators as competitive with their own product candidates or products, which may cause collaborators to cease to devote resources to the commercialization of our product candidates;

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a collaborator with marketing and distribution rights to one or more of our product candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of such product or products;

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disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or termination of the research, development or commercialization of product candidates, might lead to additional responsibilities for us with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

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collaborators have certain defined rights to change or expand the scope of development programs during the course of the collaboration. This may lead to additional research work for us that may be time-consuming and expensive. Such work may compete with our own development programs and may delay timelines to market or proof-of-concept for our product candidates. If development programs under the collaboration turn out to be more costly and time-consuming, such unanticipated costs and work could likewise compete with our internal development programs;

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collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

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collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability; we may also be held liable by the collaborator for potential infringement of third party intellectual property during the research and development work for the collaboration;

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certain collaborations may be terminated for the convenience of the collaborator and, if terminated, we could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates. For example, certain of our collaboration and license agreements may be terminated for convenience upon the completion of a specified notice period; and

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collaborators may discontinue the development of product candidates within the collaboration, for example if they consider the results achieved so far or the product candidates not promising enough or if their development strategies change.

If our therapeutic collaborations do not result in the successful development and commercialization of products or if one of our collaborators terminates its agreement with us, we may not receive any future research funding or milestone or royalty payments under the collaboration. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (“Roche”) recently informed us that it did not intend to continue development as contemplated under the collaboration agreement of April 26, 2016 and terminated the agreement as of September 30, 2020; as a result, we will not receive any milestone or royalty payments under the collaboration. All of the risks relating to product development, regulatory approval and commercialization described in this prospectus also apply to the activities of our program collaborators.

Additionally, subject to its contractual obligations to us, if one of our collaborators is involved in a business combination, the collaborator might deemphasize or terminate the development or commercialization of any product candidate licensed to it by us. If one of our collaborators terminates its agreement with us, it may find it more difficult to attract new collaborators.

For some of our product candidates, we may in the future determine to collaborate with additional pharmaceutical and biotechnology companies for development and potential commercialization of therapeutic products. We face significant competition in seeking appropriate collaborators. Our ability to reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. These factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, and the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate.

Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that reduced the number of potential future collaborators. If we are unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, we may have to curtail the development of a product candidate, reduce or delay one or more of our other development programs, delay our potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to fund and undertake development or commercialization activities on our own, we may need to obtain additional expertise and additional capital, which may not be available to us on acceptable terms or at all. If we fail to enter into collaborations and do not have sufficient funds or expertise to undertake the necessary development and commercialization activities, we may not be able to further develop our product candidates or bring them to market or continue to develop our technology platforms and our business may be materially and adversely affected.

We may also be restricted under existing collaboration agreements from entering into future agreements on certain terms with potential collaborators. Subject to certain specified exceptions, each of our existing therapeutic collaborations contains an exclusivity restriction on our engaging in activities that are the subject of the collaboration with third parties for specified periods of time.

We may form or seek strategic alliances or enter into additional licensing arrangements in the future, and we may not realize the benefits of such alliances or licensing arrangements.

We may form or seek strategic alliances, create joint ventures or collaborations or enter into additional licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to our product candidates and any future product candidates that we may develop. Any of these relationships may require us to incur non-recurring and other charges, increase our near and long-term expenditures, issue securities that dilute our existing shareholders or disrupt our management and business. In addition, we face significant competition in seeking appropriate strategic collaborations and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish strategic collaborations or other alternative arrangements for our product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view our product candidates as having the requisite potential to demonstrate safety and efficacy. Any delays in entering into new strategic collaboration agreements related to our product candidates could delay the development and commercialization of our product candidates in certain geographies for certain indications, which would harm our business prospects, financial condition and results of operations.

We depend on intellectual property licensed from third parties and termination of any of these licenses could result in the loss of significant rights, which would harm our business.

We are dependent or may depend in the future on patents, know-how and proprietary technology, both our own and licensed from others. We may also enter into additional license agreements that are material to the development of our product candidates.

Disputes may also arise between us and our licensors and licensees regarding intellectual property subject to a license agreement, including those related to:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	our right to sublicense patent and other rights to third parties under collaborative development relationships;

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our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product candidates, and what activities satisfy those diligence obligations; and

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by us, our licensors, and our collaborators.

If disputes over intellectual property that we have licensed, or will license in the future, prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates.

We are generally also subject to all of the same risks with respect to protection of intellectual property that we license, as it is for intellectual property that we own, which are described below. If we or our licensors fail to adequately protect this intellectual property, our ability to commercialize products could suffer.

Risks Related to Our Intellectual Property

If third parties claim that our activities or products infringe upon their intellectual property, our operations could be adversely affected.

There is a substantial amount of litigation, both within and outside the United States, involving patents and other intellectual property rights in the pharmaceutical industry. We may, from time to time, be notified of claims that we or our third party suppliers are infringing upon patents, trademarks, copyrights, or other intellectual property rights owned by third parties, and we cannot provide assurances that other companies will not, in the future, pursue such infringement claims against us or any third-party proprietary technologies we have licensed. If we or our third party suppliers were found to infringe upon a patent or other intellectual property right, or if we failed to obtain or renew a license under a patent or other intellectual property right from a third party, or if a third party that we were licensing technologies from was found to infringe upon a patent or other intellectual property rights of another third party, we may be required to pay damages, including triple damages if the infringement is found to be willful, suspend the manufacture of certain product candidates or reengineer or rebrand our product candidates, if feasible, or we may be unable to enter certain new product markets. Any such claims could also be expensive and time-consuming to defend and divert management’s attention and resources. Our competitive position could suffer as a result. In addition, if we have declined to enter into a valid non-disclosure or assignment agreement for any reason, we may not own an invention or intellectual property rights and may not be adequately protected. Although we have reviewed certain third-party patents and patent filings that we believe may be relevant to our product candidates, we have not conducted a full freedom-to-operate search or analysis for such product candidates, and we may not be aware of patents or pending or future patent applications that, if issued, would block us from commercializing our product candidates. Thus, we cannot guarantee that we can successfully commercialize product candidates in a way that will not infringe any third party’s intellectual property.

Where we license certain technology from a third party, the prosecution, maintenance and defense of the patent rights licensed from such third party may be controlled by the third party which may impact the scope of patent protection which will be obtained or enforced.

Where we license patent rights or technology from a third-party, control of such third-party patent rights may vest in the licensor, particularly where the license is non-exclusive or field restricted. This may mean that we are not able to control or affect the scope of the claims of any relevant third-party patent or have control over any enforcement of such a patent. Where a licensor brings an enforcement action, this could negatively impact our business or result in additional restrictions being imposed on the license we have and the scope of such license, or result in invalidation or limitation of the scope of the licensed patent. In addition, should we wish to enforce the relevant patent rights against a third person, we may be reliant on consent from the relevant licensor or the cooperation of the licensor. The licensor may refuse to bring such action and leave us unable to restrict competitor entry into the market.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, or lawsuits accusing our products of patent infringement, which could be expensive, time-consuming and unsuccessful.

Competitors may infringe the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that one or more of our patents is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patents applications at risk of not issuing. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may be enjoined from manufacturing, use, and marketing our products, or may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the United States Patent and Trademark Office (“USPTO”) and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market, which would have a material adverse effect on our business.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial. Some of our competitors may be better able to sustain the costs of complex patent litigation because they have substantially greater resources. If there is litigation against us, we may not be able to continue to operate.

Should third parties file patent applications or be issued patents claiming technology we also use or claim, we may be required to participate in interference proceedings in the USPTO to determine priority of invention. We may be required to participate in interference proceedings involving our issued patents and pending applications. We may be required to cease using the technology or to license rights from prevailing third parties as a result of an unfavorable outcome in an interference proceeding. A prevailing party in that case may not offer us a license on commercially acceptable terms or at all.

Issued patents covering our product candidates could be found invalid or unenforceable if challenged in court or the USPTO.

If we or one of our licensing collaborators initiates legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate, as applicable, is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, inter partes and post grant review, and equivalent proceedings in foreign jurisdictions (for example, opposition proceedings). Such proceedings could result in revocation or amendment to our patents in such a way that they no longer cover our product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we, our patent counsel and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates. Such a loss of patent protection could have a material adverse impact on our business.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

Our agreements with employees and our personnel policies also generally provide that any inventions conceived by such individuals in the course of rendering services to us shall be our exclusive property or that we may obtain full rights to such inventions, at our election. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. We may be subject to claims that former employees, collaborators, or other third parties have an ownership interest in our patents or other intellectual property (“IP”). Ownership disputes may arise, for example, from conflicting obligations of consultants or others who are involved in developing our development candidates. We also face the risk that present or former employees could continue to hold rights to intellectual property we use, may demand the registration of intellectual property rights in their name and demand damages pursuant to the German Employee Invention Act. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable IP rights, such as exclusive ownership of, or right to use, valuable IP. Such an outcome could have a material adverse impact on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of trade secrets and other proprietary information.

In addition to the protection afforded by patents, we seek to rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our product discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Trade secrets, however, may be difficult to protect. Although we require all of our employees to assign their inventions to us, and require all of our employees and key consultants who have access to our proprietary know-how, information, or technology to enter into confidentiality agreements, we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent unauthorized material disclosure of our intellectual property to third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, operating results and financial condition.

We may be subject to claims that our employees, consultants, or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We employ individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. In addition, our employees involved in our strategic collaborations have access to certain joint confidential information or such information from the collaborator. Although we try to ensure that our employees, consultants, and independent contractors do not use the proprietary information or know-how of others in their work for us, from time to time we may be subject to claims that we, or our employees, consultants, or independent contractors, have inadvertently or otherwise used or disclosed IP, including trade secrets or other proprietary information, of any of our employees’ former employers or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable IP rights or personnel, which could adversely impact our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Such liability can also occur if we publish or disclose confidential information from our collaboration without permission of the respective collaborator.

Changes in U.S. or foreign countries’ patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other biopharmaceutical companies, our success is dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity, and is therefore costly, time-consuming and inherently uncertain. In addition, the United States has recently enacted and is currently implementing wide-ranging patent reform legislation. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. While we do not believe that any of the patents owned or licensed by us will be found invalid based on this decision, we cannot predict how future decisions by the courts, the U.S. Congress or the USPTO may impact the value of our patents, nor can we predict changes in international patent law.

We may not be able to protect our intellectual property rights throughout the world.

The legal protection afforded to inventors and owners of intellectual property in countries outside of the United States may not be as protective or effective as that in the United States and we may, therefore, be unable to acquire and enforce intellectual property rights outside the United States to the same extent as in the United States. Whether filed in the United States or abroad, our patent applications may be challenged or may fail to result in issued patents.

In addition, our existing patents and any future patents we obtain may not be sufficiently broad to prevent others from utilizing our technologies or from developing or commercializing competing products. Furthermore, others may independently develop or commercialize similar or alternative technologies or therapies, or design around our patents. Our patents may be challenged, invalidated, circumvented or narrowed, or fail to provide us with any competitive advantages. In many foreign countries, patent applications and/or issued patents, or parts thereof, must be translated into the native language. If our patent applications or issued patents are translated incorrectly, they may not adequately cover our technologies; in some countries, it may not be possible to rectify an incorrect translation, which may result in patent protection that does not adequately cover our technologies in those countries.

Filing, prosecuting, enforcing, and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States are less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and certain state laws in the United States. Consequently, we may not be able to prevent third parties from utilizing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies, or technology that we license, in jurisdictions where we have not obtained patent protection to develop our own products and, further, may export otherwise infringing products to territories where we has patent protection, but enforcement is not as strong as that in the United States. These products may compete with our lead product candidate or any other current or future product candidates and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology. In addition, certain countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. Thus, it may be difficult for us to stop the infringement of our patents or the marketing of competing products in violation of our proprietary rights, generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could place our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we own.

Patent terms may be inadequate to protect our competitive position on our product candidate or any future product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from our earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates or any future product candidates are obtained, once the patent life has expired, we may be open to competition from competitive products. Given the amount of time required for the development, testing, and regulatory review of new product candidates, patents protecting our current product candidates or any future product candidates might expire before or shortly after we or our collaborators commercialize those candidates. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Risks Related to Our Business and Industry

We are highly dependent on our key personnel, and if we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We are highly dependent on our management, scientific and medical personnel, including our Chief Executive Officer and other executive officers in our senior management. The loss of the services of any of our executive officers, other key employees, and other scientific and medical advisors, and our inability to find suitable replacements could result in delays in product development and harm our business.

We conduct substantially all of our operations at our facilities in Tübingen, Germany, Houston, Texas and Munich, Germany where many other biopharmaceutical companies, academic and research institutions have facilities and/or headquarters which substantially increases our competition for skilled personnel in our market and may limit our ability to hire and retain highly qualified personnel.

To induce current valuable employees to remain with us through salary and cash incentives, we have provided stock appreciation rights which have been converted into a new employee incentive scheme. Despite our efforts to retain valuable employees, members of our management, scientific and development teams could always terminate their employment with us on short notice. Even though we have employment agreements in place with all our employees including key personnel, these employment agreements provide for at-will employment, which means that any of our employees could leave us at any time, subject to notice periods and non-competition clauses. If key employees leave us, this may result in delays in the development of our product candidates or may endanger the proper and regulation compliant conduct of our clinical trials. Our success highly depends on our ability to continue to attract, retain and motivate highly skilled junior-, mid- and senior-level personnel as well as scientific and medical personnel.

Our employees, independent contractors, consultants, commercial partners and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of fraud or other illegal activity by our employees, independent contractors, consultants, commercial partners and vendors. Misconduct by these parties may include intentional, reckless and/or negligent conduct that fails to: comply with the laws of the FDA and other similar foreign regulatory bodies, provide true, complete and accurate information to the FDA and other similar foreign regulatory bodies, comply with manufacturing standards we have established, comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws, or report financial information or data accurately or to disclose unauthorized activities to us. If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our potential exposure under such laws will increase significantly, and the costs associated with compliance with such laws are also likely to increase. Failure to comply with these laws may impact, among other things, our current activities with principal investigators and research patients, as well as proposed and future sales, marketing and education programs. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws and regulations designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials.

We have adopted a Code of Conduct and Ethics, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent inappropriate conduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations. Efforts to ensure that our business arrangements will comply with applicable healthcare laws may involve substantial costs. It is possible that governmental and enforcement authorities will conclude that we, or our employees’, consultants’, collaborators’, contractors’, or vendors’ business practices may not comply with current or future statutes, regulations or case law interpreting applicable fraud and abuse or other healthcare laws and regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including civil, criminal and administrative penalties, damages, disgorgement, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, compliance agreements, withdrawal of product approvals, and curtailment of our operations, among other things, any of which could adversely affect our ability to operate our business and our results of operations. In addition, the approval and commercialization of any of our product candidates outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.

We will need to grow the size and capabilities of our organization, and we may experience difficulties in managing this growth.

Our operations are dependent upon the services of our executives and our employees who are engaged in research and development. The loss of the services of our executive officers or senior research personnel could delay our product development programs and our research and development efforts. In order to develop our business in accordance with our business plan, we will have to hire additional qualified personnel, including in the areas of research, manufacturing, clinical trials management, regulatory affairs, and sales and marketing. We are continuing our efforts to recruit and hire the necessary employees to support our planned operations in the near term. However, competition for qualified employees among companies in the biotechnology and biopharmaceutical industry is intense, and no assurance can be given that we will be able to attract, hire, retain and motivate the highly skilled employees that we need. Future growth will impose significant added responsibilities on members of management, including:

•	identifying, recruiting, integrating, maintaining, and motivating additional employees;

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managing our internal development efforts effectively, including the clinical and FDA review process for our product candidates, while complying with our contractual obligations to contractors and other third parties; and

•	improving our operational, financial and management controls, reporting systems, and procedures.

Our future financial performance and our ability to commercialize our product candidates will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of our attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services. There can be no assurance that the services of these independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality, compliance or accuracy of the services provided by consultants is compromised for any reason, our clinical trials may be extended, delayed, or terminated, and we may not be able to obtain regulatory approval of our product candidates or otherwise advance our business. There can be no assurance that we will be able to manage our existing consultants or find other competent outside contractors and consultants on economically reasonable terms, if at all.

If we are not able to effectively expand our organization by hiring new employees and expanding our groups of consultants and contractors, we may not be able to successfully implement the tasks necessary to further develop and commercialize our product candidates and, accordingly, may not achieve our research, development, and commercialization goals on a timely basis, or at all.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face an inherent risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk if we commercialize any products. For example, we may be sued if our product candidates cause or are perceived to cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. We may also still face risks from previous research and development activities. For example, IMA950, a multi-peptide vaccine we previously developed, is still in clinical use under the responsibility of clinical investigators outside of our clinical trials (investigator-initiated trials). While any sponsor responsibility is with the investigator, we cannot fully be sure that we will not be held liable in the future for any potential product defects.

Any product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. Large judgements have also been awarded in class action lawsuits based on therapeutics that had unanticipated side effects. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our product candidates;

•	injury to our reputation;

•	withdrawal of clinical trial participants or sites and potential termination of clinical trial sites or entire clinical programs;

•	initiation of investigations by regulators, refusal to approve marketing applications or supplements, and withdrawal or limitation of product approvals;

•	costs to defend the related litigation;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to trial participants or patients;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue;

•	significant negative media attention;

•	decrease in the price of our stock and our overall value;

•	exhaustion of our available insurance coverage and our capital resources; or

•	the inability to commercialize our product candidates.

Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop, alone or with corporate collaborators. Our insurance policies may also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. While we have obtained clinical trial insurance for our Phase 1 clinical trials and will also seek to obtain such insurance for future trials, we may have to pay amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

If we fail to comply with federal and state healthcare and promotional laws, including fraud and abuse and information privacy and security laws, we could face substantial penalties and our business, financial condition, results of operations, and prospects could be adversely affected.

As a biopharmaceutical company, we are subject to many federal and state healthcare laws, including the federal Anti-Kickback Statute, the federal civil and criminal False Claims Act (“FCA”), the civil monetary penalties statute, the Medicaid Drug Rebate statute and other price reporting requirements, the Veterans Health Care Act of 1992, the federal Health Insurance Portability and Accountability Act of 1996 (as amended by the Health Information Technology for Economics and Clinical Health Act), the Foreign Corrupt Practices Act of 1977, the Patient Protection and Affordable Care Act of 2010, and similar state laws. Even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid, or other third-party payors, certain healthcare laws (for example, federal, state and European laws) and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. If we do not comply with all applicable fraud and abuse laws, we may be subject to healthcare fraud and abuse enforcement.

Laws and regulations require calculation and reporting of complex pricing information for prescription drugs, and compliance will require us to invest in significant resources and develop a price reporting infrastructure or depend on third parties to compute and report our drug pricing. Pricing reported to CMS must be certified. Non-compliant activities expose us to FCA risk if they result in overcharging agencies, underpaying rebates to agencies, or causing agencies to overpay providers.

If we or our operations are found to be in violation of any federal or state healthcare law, or any other governmental regulations that apply to it, we may be subject to penalties, including civil, criminal, and administrative penalties, damages, fines, disgorgement, debarment from government contracts, refusal of orders under existing contracts, exclusion from participation in U.S. federal or state health care programs, corporate integrity agreements, and the curtailment or restructuring of our operations, any of which could materially adversely affect our ability to operate our business and our financial results. If any of the physicians or other healthcare providers or entities with whom we expect to do business, including our collaborators, is found not to be in compliance with applicable laws, they may be subject to criminal, civil, or administrative sanctions, including but not limited to, exclusions from participation in government healthcare programs, which could also materially affect our business.

In the United States, engaging in the impermissible promotion of our products, following approval, for off-label uses can also subject us to false claims and other litigation under federal and state statutes, including fraud and abuse and consumer protection laws, which can lead to civil and criminal penalties and fines, agreements with governmental authorities that materially restrict the manner in which we promote or distribute therapeutic products and do business through, for example, corporate integrity agreements, suspension or exclusion from participation in federal and state healthcare programs, and debarment from government contracts and refusal of future orders under existing contracts. These false claims statutes include the federal civil False Claims Act, which allows any individual to bring a lawsuit against a biopharmaceutical company on behalf of the federal government alleging submission of false or fraudulent claims or causing others to present such false or fraudulent claims, for payment by a federal program such as Medicare or Medicaid. If the government decides to intervene and prevails in the lawsuit, the individual will share in the proceeds from any fines or settlement funds. If the government declines to intervene, the individual may pursue the case alone. These False Claims Act lawsuits against manufacturers of drugs and biologics have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements, up to $3.0 billion, pertaining to certain sales practices and promoting off-label uses. In addition, False Claims Act lawsuits may expose manufacturers to follow-on claims by private payors based on fraudulent marketing practices. This growth in litigation has increased the risk that a biopharmaceutical company will have to defend a false claim action, pay settlement fines or restitution, as well as criminal and civil penalties, agree to comply with burdensome reporting and compliance obligations, and be excluded from Medicare, Medicaid, or other federal and state healthcare programs. If we or our future collaborators do not lawfully promote our approved products, if any, we may become subject to such litigation and, if we do not successfully defend against such actions, those actions may have a material adverse effect on our business, financial condition, results of operations and prospects.

Although an effective compliance program can mitigate the risk of investigation and prosecution for violations of these laws, the risks cannot be entirely eliminated. Moreover, achieving and sustaining compliance with applicable federal and state fraud laws may prove costly. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.

Our research and development involves, and may in the future involve, the use of potentially hazardous materials, including chemicals, potentially infectious biological substances and genetically modified organisms. Our operations produce hazardous waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards mandated by local, state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be fully eliminated. If an accident occurs, we could be held liable for resulting damages. We are also subject to numerous environmental, health and workplace safety laws and regulations and fire and building codes, including those governing laboratory procedures, exposure to blood-borne, potentially infectious pathogens, use and storage of flammable agents and the handling of biohazardous materials and genetically modified organisms. Although we maintain workers’ compensation insurance as prescribed by Texas and German laws to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of these materials, this insurance may not provide adequate coverage against all potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

Negative public opinion and increased regulatory scrutiny of genetic research and therapies involving gene editing and research done on animals may damage public perception of our product candidates or adversely affect our ability to conduct our business or obtain regulatory approvals for our product candidates.

The gene-editing technologies that we use are novel. Public perception may be influenced by claims that gene editing is unsafe, and products incorporating gene editing may not gain the acceptance of the public or the medical community. The development of some of our product candidates included research on animals or may in future require animal experiments. We try to limit the use of animal studies in the development of our products to the extent possible. However, FDA and regulatory authorities in other countries asked and may also ask in the future for some aspects of our products to be studied using animal experiments, and certain aspects of product development require animal studies by applicable regulations and laws. Public perception of our business may also be influenced by claims that studies on animals are unethical. In particular, our success will depend upon physicians specializing in our targeted diseases prescribing our product candidates as treatments in lieu of, or in addition to, existing, more familiar, treatments for which greater clinical data may be available. Any increase in negative perceptions of gene editing and animal studies may result in fewer physicians prescribing our treatments or may reduce the willingness of patients to utilize our treatments or participate in clinical trials for our product candidates. In addition, given the novel nature of gene-editing and cell therapy technologies, governments may place import or export restrictions in order to retain control of the technologies. Increased negative public opinion or more restrictive government regulations in the United States, Europe or internationally would have a negative effect on our business or financial condition and may delay or impair the development and commercialization of our product candidates or demand for such product candidates.

Our internal computer systems, or those used by our contract research organizations or other contractors or consultants, may fail or suffer security breaches.

Despite the implementation of security measures, our internal computer systems and those of our contract research organizations and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized and authorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event was to occur and cause interruptions in our operations, it could result in a disruption of our drug development programs. For example, the loss of clinical trial data from completed or ongoing clinical trials for a product candidate could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of any product candidates could be delayed. Loss of XPRESIDENT raw data, the XPRESIDENT database or target information could result in disruption of drug discovery and product candidate development activities. Unauthorized access to the aforementioned could limit development options and value potential for future target candidates or proprietary programs.

We are dependent on information technology systems, infrastructure and data.

We are dependent upon information technology systems, infrastructure and data. The multitude and complexity of our computer systems make them inherently vulnerable to service interruption or destruction, malicious intrusion and random attack. Likewise, data privacy or security breaches by third parties, employees, contractors or others may pose a risk that sensitive data, including our intellectual property, trade secrets or personal information of our employees, patients, or other business partners may be exposed to unauthorized persons or to the public. Cyberattacks are increasing in their frequency, sophistication and intensity. Cyberattacks could include the deployment of harmful malware, denial-of-service, social engineering and other means to affect service reliability and threaten data confidentiality, integrity and availability. Our business and technology partners face similar risks and any security breach of their systems could adversely affect our security posture. While we have invested, and continue to invest, in the protection of our data and information technology infrastructure, there can be no assurance that our efforts, or the efforts of our partners and vendors, will prevent service interruptions, or identify breaches in our systems, that could adversely affect our business and operations and/or result in the loss of critical or sensitive information, which could result in financial, legal, business or reputational harm to us. In addition, our liability insurance may not be sufficient in type or amount to cover us against claims related to security breaches, cyberattacks and other related breaches.

Business disruptions could seriously harm our future revenue and financial condition and increase costs and expenses.

Our operations and those of our third-party suppliers and collaborators could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes or other extreme weather conditions, medical epidemics, labor disputes or other business interruptions. Although we have limited business interruption insurance policies in place, any interruption could come with high costs for us, as salaries and loan payments would usually continue. Moreover, any interruption could seriously harm our ability to timely proceed with any clinical programs or to supply product candidates for use in our clinical programs or during commercialization. For example, the current COVID-19 pandemic is causing an interruption in our clinical trial activities. Specifically, we had to reduce our business activities including those in the laboratory according to governmental orders in the U.S. as well as in Germany. Additionally, supply chains disruptions impact and may continue to impact our research activities. Clinical sites involved may not be able to enroll patients into our trials as they have to keep free or use capacities for the treatment of COVID-19 patients. Any of the sites where we conduct clinical trials may announce that they will not enroll further patients into clinical trials until further notice. We currently do not know, how substantial the delay for the development of our product candidates will be. Even if the situation improves in the U.S. and/or Europe, the impact on supply chains and patient recruitment may last longer.

If we engage in future acquisitions or strategic partnerships, this may increase our capital requirements, dilute our shareholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

We may evaluate various acquisitions and strategic partnerships, including licensing or acquiring complementary products, intellectual property rights, technologies, or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:

•	increased operating expenses and cash requirements;

•	the assumption of additional indebtedness or contingent liabilities;

•	assimilation of operations, intellectual property and products of an acquired company or product, including difficulties associated with integrating new personnel;

•	the diversion of our management’s attention from our existing product programs and initiatives in pursuing such a strategic merger or acquisition;

•	retention of key employees, the loss of key personnel, and uncertainties in our ability to maintain key business relationships;

•	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and regulatory approvals; and

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our inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

Depending on the size and nature of future strategic acquisitions, we may acquire assets or businesses that require us to raise additional capital or to operate or manage businesses in which we have limited experience. Making larger acquisitions that require us to raise additional capital to fund the acquisition will expose us to the risks associated with capital raising activities. Acquiring and thereafter operating larger new businesses will also increase our management, operating and reporting costs and burdens. In addition, if we undertake acquisitions, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense. Moreover, we may not be able to locate suitable acquisition opportunities and this inability could impair our ability to grow or obtain access to technology or products that may be important to the development of our business.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price.

The global credit and financial markets have experienced extreme volatility and disruptions in the past, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates and uncertainty about economic stability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Our portfolio of corporate and government bonds would also be adversely impacted. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our operations, growth strategy, financial performance and stock price and could require us to delay or abandon clinical development plans. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive an economic downturn, which could directly affect our ability to attain our operating goals on schedule and on budget.

We are exposed to risks related to currency exchange rates.

We conduct a significant portion of our operations within Germany in both U.S. dollars and Euros and our arrangements with, for example, MD Anderson, Amgen, Genmab, BMS, and GSK are denominated in U.S. dollars or Euros. Changes in currency exchange rates have had and could have a significant effect on our operating results. Exchange rate fluctuations between U.S. dollars and local currencies create risk in several ways, including the following: weakening of the Euro may increase the cost of overseas research and development expenses and other costs outside of Germany; strengthening of the U.S. dollar may decrease the value of any future revenues denominated in other currencies. Effects of exchange rates on transactions and cash deposits held in a currency other than the functional currency of a subsidiary can distort our financial results; and commercial pricing and profit margins are affected by currency fluctuations. For example, international crises, conflicts or disasters such as the current COVID-19 pandemic may result in substantial instability in international financial markets, including with respect to exchange rates.

A variety of risks associated with conducting research and clinical trials in multiple countries and marketing our product candidates internationally could materially adversely affect our business.

Clinical trials are currently being conducted in the United States and in Germany, and we plan to globally develop our current and future product candidates. Accordingly, we expect that we will be subject to additional risks related to operating in foreign countries, including:

•	differing regulatory requirements in foreign countries;

•	unexpected changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements;

•	differing standards for the conduct of clinical trials;

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increased difficulties in managing the logistics and transportation of storing and shipping product candidates produced in the United States or elsewhere and shipping the product candidate to patients in other countries;

•	import and export requirements and restrictions;

•	economic weakness, including inflation, or political instability in foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

•	difficulties staffing and managing foreign operations;

•	workforce uncertainty in countries where labor unrest is more common than in the United States or Germany;

•	differing payor reimbursement regimes, governmental payors or patient self-pay systems, and price controls;

•	potential liability under the Foreign Corrupt Practices Act of 1977 or comparable foreign regulations;

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challenges enforcing our contractual and intellectual property rights, especially in those foreign countries that do not respect and protect intellectual property rights to the same extent as the United States or Germany;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geo-political actions, including war and terrorism.

These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

Our projections regarding the market opportunities for our product candidates may not be accurate, and the actual market for our products may be smaller than we estimate.

Our projections of both the number of people who have the cancers we are targeting, as well as the subset of people with these cancers who are in a position to receive second- or third-line therapy, and who have the potential to benefit from treatment with our product candidates, are based on our beliefs and estimates. These estimates have been derived from a variety of sources, including scientific literature, surveys of clinics, patient foundations, or market research by third parties, and may prove to be incorrect. Further, new studies or approvals of new therapeutics may change the estimated incidence or prevalence of these cancers. The number of patients may turn out to be lower than expected. Additionally, the potentially addressable patient population for our product candidates may be limited or may not be amenable to treatment with our product candidates and may also be limited by the cost of our treatments and the reimbursement of those treatment costs by third-party payors. Even if we obtain significant market share for our product candidates, because the potential target populations are small, we may never achieve profitability without obtaining regulatory approval for additional indications.

We may seek orphan drug designation for some or all of our product candidates across various indications, but we may be unable to obtain such designations or to maintain the benefits associated with orphan drug designation, including market exclusivity, which may cause our revenue, if any, to be reduced.

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States for that drug or biologic. In order to obtain orphan drug designation, the request must be made before submitting a BLA. In the European Union, EMA’s Committee for Orphan Medicinal Products grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than 5 in 10,000 persons in the European Union. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages, and user-fee waivers. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval of that particular product for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a BLA, to market the same biologic (meaning, a product with the same principal molecular structural features) for the same indication for seven years, except in limited circumstances such as a showing of clinical superiority to the product with orphan drug exclusivity or if FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. As a result, even if one of our product candidates receives orphan exclusivity, the FDA can still approve other biologics that do not have the same principal molecular structural features for use in treating the same indication or disease or the same biologic for a different indication or disease during the exclusivity period. Furthermore, the FDA can waive orphan exclusivity if we are unable to manufacture sufficient supply of our product or if a subsequent applicant demonstrates clinical superiority over our product.

We may seek orphan drug designations for some or all of our product candidates in specific orphan indications in which there is a medically plausible basis for the use of these products. Even if we obtain orphan drug designations, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan designated indication and may be lost if the FDA later determines that the request for designation was materially defective or if we are unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition, or if a subsequent applicant demonstrates clinical superiority over our products, if approved. In addition, although we may seek orphan drug designation for other product candidates, we may never receive such designations. Even with respect to the indications for which we received orphan designation, we may not be the first to obtain marketing approval for any particular orphan indication due to the uncertainties associated with developing pharmaceutical products, and thus approval of our product candidates could be blocked for seven years if another company previously obtained approval and orphan drug exclusivity for the same drug and same condition.

We may seek Breakthrough Therapy or Fast Track designations and may pursue Accelerated Approval for some or all of our current product candidates, but we may be unable to obtain such designations or, where obtained, we may be unable to maintain Breakthrough Therapy designation or obtain or maintain the benefits associated with such designations.

In 2012, the FDA established a Breakthrough Therapy designation which is intended to expedite the development and review of products that treat serious or life-threatening diseases when “preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development.” The designation of a product candidate as a Breakthrough Therapy provides potential benefits that include intensive guidance on an efficient drug development program, beginning as early as Phase 1, organizational commitment involving senior managers; and eligibility for rolling review and priority review.

Breakthrough Therapy designation does not change the standards for product approval. There can be no assurance that we will receive Breakthrough Therapy designation for any product candidate or any particular indication. Additionally, other treatments from competing companies may obtain the designations and impact our ability to develop and commercialize our product candidates, which may adversely impact our business, financial condition or results of operation.

We may also seek Fast Track designation. If a drug or biologic candidate is intended for the treatment of a serious or life-threatening condition or disease and the drug demonstrates the potential to address unmet medical needs for the condition, the sponsor may apply for Fast Track designation. Under the Fast Track program, the sponsor of a new drug or biologic candidate may request that the FDA designate the candidate for a specific indication as a Fast Track drug or biologic concurrent with, or after, the submission of the IND for the candidate. The FDA must determine if the drug or biologic candidate qualifies for Fast Track designation within 60 calendar days of receipt of the sponsor’s request. Even if we do apply for and receive Fast Track designation, we may not experience a faster development, review or approval process compared to conventional FDA procedures. The FDA may rescind Fast Track designation if it believes that the designation is no longer supported by data from our clinical development program.

We may also seek Accelerated Approval under the FDA’s Accelerated Approval programs. The FDA may approve a drug or biologic for a serious or life-threatening disease or condition that generally provides meaningful advantages over available treatments and demonstrates an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. For drugs granted Accelerated Approval, post-marketing confirmatory trials have been required to describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. These confirmatory trials must be completed with due diligence. Moreover, the FDA may withdraw approval of our product candidate or indication approved under the Accelerated Approval pathway if, for example:

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the trial or trials required to verify the predicted clinical benefit of our product candidate fails to verify such benefit or does not demonstrate sufficient clinical benefit to justify the risks associated with the drug;

•	other evidence demonstrates that our product candidate is not shown to be safe or effective under the conditions of use;

•	we fail to conduct any required post approval trial of our product candidate with due diligence; or

•	we disseminate false or misleading promotional materials relating to the relevant product candidate.

In Europe, the EMA has implemented the so-called “PRIME” (PRIority MEdicines) status in order support the development and accelerate the approval of complex innovative medicinal products addressing an unmet medical need. The PRIME status enables early dialogue with the relevant EMA scientific committees and, possibly, some payers; and thus reinforces the EMA’s scientific and regulatory support. It also opens accelerated assessment of the marketing authorization application (150 days instead of 210 days). The PRIME status, which is decided by the EMA, is reserved to medicines that may benefit from accelerated assessment, i.e. medicines of major interest from a public health perspective, in particular from a therapeutic innovation perspective and that target unmet medical need.

Changes in funding for the FDA, the SEC and other government agencies could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept payment of user fees, and statutory, regulatory, and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the FDA and other government agencies on which our operations may rely are subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA and the SEC, have had to furlough critical FDA and other government employees and stop critical activities. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business.

Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations due to insufficient funding of the SEC and other government agencies or due to a government shutdown that affects the SEC.

Immatics OpCo and Immatics US, Inc. are subject to taxes and may have increased tax reporting and liabilities as a result of tax authority assessments.

Immatics OpCo and Immatics US, Inc. (“Immatics US”) have not been subject to detailed income tax audits in the past. Both companies’ tax returns since 2015 may therefore be subject to change based on subsequent tax audits. This could lead to potential court procedures and increased tax liabilities in the future.

We have identified material weaknesses in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements.

Prior to the Business Combination, we were a private company and had limited accounting and financial reporting personnel and other resources with which to address our internal controls and procedures. In connection with the audit of our consolidated financial statements for the year ended December 31, 2019, our management identified material weaknesses in our internal controls related to (i) the sufficiency of resources with an appropriate level of technical accounting and SEC reporting experience, (ii) clearly defined control processes, roles and segregation of duties within our finance and accounting functions and (iii) the design and operating effectiveness of information technology general controls for information systems that are significant to the preparation of our consolidated financial statements. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. If our remedial measures are insufficient to address the material weaknesses, or if additional material weakness or significant deficiencies in our internal control are discovered or occur in the future, our financial statements may contain material misstatements.

Actual or anticipated changes to the laws and regulations governing the health care system may have a negative impact on cost and access to health insurance coverage and reimbursement of healthcare items and services.

The United States and several foreign jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell any of our future approved products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives, including the Patient Protection and Affordable Care Act (“ACA”), which became law in 2010. While it is difficult to assess the impact of the ACA in isolation, either in general or on our business specifically, it is widely thought that the ACA increases downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of, and the price we may charge for, any products we develop that receive regulatory approval. Further, the United States, European and foreign governments regularly consider reform measures that affect healthcare coverage and costs. Such reforms may include changes to the coverage and reimbursement of healthcare services and products. For example, there have been recent judicial and Congressional challenges to the ACA, which could have an impact on coverage and reimbursement for healthcare services covered by plans authorized by the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. In September 2017, members of the United States Congress unsuccessfully introduced legislation with the announced intention to repeal major provisions of the ACA. Executive or legislative branch attempts to repeal, reform or to repeal and replace the ACA will likely continue. In addition, various other healthcare reform proposals have also emerged at the federal and state level. In addition, recent changes to United States tax laws could negatively impact the ACA.

We cannot predict what healthcare initiatives, if any, will be implemented in the U.S. at the federal or state level or in European or other jurisdictions, however, government and other regulatory oversight and future regulatory and government interference with the healthcare systems could adversely impact our business and results of operations.

We expect to experience pricing pressures in connection with the sale of any products that we develop, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

Our failure to comply with international data protection laws and regulations could lead to government enforcement actions and significant penalties against us, and adversely impact our operating results.

European Union (“EU”) member states and other foreign jurisdictions, including Switzerland, have adopted data protection laws and regulations which impose significant compliance obligations on us. Moreover, the collection and use of personal health data in the EU, which was formerly governed by the provisions of the EU Data Protection Directive, was replaced with the EU General Data Protection Regulation (“GDPR”) in May 2018. The GDPR, which is wide-ranging in scope, imposes several requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, the security and confidentiality of the personal data, data breach notification and the use of third-party processors in connection with the processing of personal data. The GDPR also imposes strict rules on the transfer of personal data out of the EU to the U.S., provides an enforcement authority and imposes large penalties for noncompliance, including the potential for fines of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. The GDPR requirements apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, including employee information. The recent implementation of the GDPR has increased our responsibility and liability in relation to personal data that we process, including in clinical trials, and we may, in the future, be required to put in place additional mechanisms to ensure compliance with the GDPR, which could divert management’s attention and increase our cost of doing business. In addition, new regulation or legislative actions regarding data privacy and security (together with applicable industry standards) may increase our costs of doing business. In this regard, we expect that there will continue to be new proposed laws, regulations and industry standards relating to privacy and data protection in the United States, the EU and other jurisdictions, and we cannot determine the impact such future laws, regulations and standards may have on our business.

Our failure to comply with state and/or national data protection laws and regulations could lead to government enforcement actions and significant penalties against us, and adversely impact our operating results.

In the European Union, regulations regarding data protection were revised in 2016 by Regulation (EU) 2016/679 to implement more strict regulations. There are numerous other laws and legislative and regulatory initiatives at the federal and state levels addressing privacy and security concerns. In the U.S., some state privacy laws apply more broadly than the Health Insurance Portability and Accountability Act (“HIPAA”) and associated regulations. For example, California recently enacted legislation – the California Consumer Privacy Act (“CCPA”) – which went into effect January 1, 2020. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. Although the law includes limited exceptions, including for certain information collected as part of clinical trials as specified in the law, it may regulate or impact our processing of personal information depending on the context.

Our insurance policies are expensive and protect only from some business risks, which leaves us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risks that our business may encounter, and insurance coverage is becoming increasingly expensive. We do not know if we will be able to maintain existing insurance with adequate levels of coverage, and any liability insurance coverage we acquire in the future may not be sufficient to reimburse us for any expenses or losses we may suffer. If we obtain marketing approval for any product candidates that we or our collaborators may develop, we intend to acquire insurance coverage to include the sale of commercial products, but we may be unable to obtain such insurance on commercially reasonable terms or in adequate amounts. Required coverage limits for such insurances are difficult to predict and may not be sufficient. If potential losses exceed our insurance coverage, our financial condition would be adversely affected. In the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources. Clinical trials or regulatory approvals for any of our product candidates could be suspended, which could adversely affect our results of operations and business, including by preventing or limiting the development and commercialization of any product candidates that we or our collaborators may develop. Additionally, operating as a public company will make it more expensive for us to obtain director and officer liability insurance. As a result, it may be more difficult to attract and retain qualified individuals to serve on our supervisory board (the “Supervisory Board”), the board committees or our management board (the “Management Board”).

We are subject to new legislation, regulatory proposals, and healthcare payor initiatives that may increase our costs of compliance, and adversely affect our ability to market our products, obtain collaborators, and raise capital.

In the United States and other foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities, and affect our ability, or the ability of our collaborators, to profitably sell any products for which we obtain marketing approval. We expect that current laws, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we, or our collaborators, may receive for any approved products.

Since 2010, when the United States enacted the Affordable Care Act (“ACA”), there have been a number of legislative and regulatory changes to the health care system in U.S. and also certain foreign jurisdictions that could impact our ability to sell our products profitably. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, which went into effect on April 1, 2013 and were to remain in effect until 2024. The Bipartisan Budget Act of 2015 extended the 2% sequestration to 2025. In January 2013, the American Taxpayer Relief Act of 2012 (“ATRA”) was approved which, among other things, reduced Medicare payments to several providers, with primary focus on the hospital outpatient setting and ancillary services, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. On January 20, 2017, the new administration signed an Executive Order directing federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices, and, for that reason, some final regulations have yet to take effect. In December 2017, Congress repealed the individual mandate for health insurance required by the ACA and could consider further legislation to repeal other elements of the ACA. At the end of 2017, CMS promulgated regulations that reduce the amount paid to hospitals for outpatient drugs purchased under the 340B program, and some states have enacted transparency laws requiring manufacturers to report information on drug prices and price increases. On December 14, 2018, the United States District Court for the Northern District of Texas struck down the ACA, deeming it unconstitutional given that Congress repealed the individual mandate in 2017. In December 2019, the U.S. Court of Appeals for the Fifth Circuit affirmed the district court’s decision that the individual mandate is unconstitutional, but remanded the case to the district court to reconsider the severability question. It is unclear how the ultimate decision in this case, which is now pending before the U.S. Supreme Court, and other efforts to repeal and replace the ACA will impact the ACA and our business.

Additional federal and state healthcare reform measures in the U.S. or foreign countries may be adopted in the future that may result in more rigorous coverage criteria, increased regulatory burdens and operating costs, decreased net revenue from our pharmaceutical products, decreased potential returns from our development efforts, and additional downward pressure on the price that we receive for any approved drug. Any reduction in reimbursement from Medicare or other foreign government healthcare programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products.

Legislative and regulatory proposals may also be made to expand post-approval requirements and restrict sales and promotional activities for drugs. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance, or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

In addition, there have been a number of other policy, legislative and regulatory proposals aimed at changing the pharmaceutical industry. For instance, on May 11, 2018, the current administration presented its “Blueprint” to lower drug prices and reduce out of pocket costs of drugs, as well as additional proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, and incentivize manufacturers to lower the list price of their products. Although some proposals related to the administration’s Blueprint may require additional authorization to become effective, may ultimately be withdrawn, or may face challenges in the courts, the U.S. Congress and the administration have indicated that they will continue to seek new legislative and administrative measures to control drug costs, including by addressing the role of pharmacy benefit managers in the supply chain. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

We are unable to predict the future course of federal or state healthcare legislation in the United States or other major drug markets directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The ACA and any further changes in the law or regulatory framework that reduce our revenue or increase our costs could also have a material and adverse effect on our business, financial condition and results of operations.

The use of Immatics Opco and Immatics US’s net operating loss carryforwards and research tax credits may be limited as a result of the Business Combination.

Both Immatics OpCo and Immatics US incurred significant losses in the past and therefore are entitled to use net operating loss carryforwards.

As of December 31, 2019, we had German federal net operating loss carryforwards of at least €155 million. These net operating loss carryforwards will not expire. However, the Business Combination resulted in an ownership change in accordance with § 8c (1) KStG (German corporation tax code). Therefore, these net operating loss carryforwards can be preserved only to the extent that our fair value exceeds the equity in the tax books plus the net operating loss carryforwards. Therefore, our net operating loss carryforwards could be reduced or eliminated as part of the transaction.

As of December 31, 2019, Immatics US had U.S. federal net operating loss carryforwards of at least $65 million. Immatics US’s net operating loss carryforwards arising in taxable years ending on or prior to December 31, 2017 will begin expiring in 2027 if Immatics US has not used them prior to that time. Net operating loss carryforwards arising in taxable years ending after December 31, 2017 are no longer subject to expiration under the U.S. Tax Code. Under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), net operating losses arising in tax years beginning after December 31, 2017 and before January 1, 2021 may be carried back to each of the five tax years preceding the tax year of such loss. Due to the cumulative losses of Immatics US through December 31, 2019, Immatics US does not anticipate that such provision of the CARES Act will be relevant to it. Additionally, Immatics US’s ability to use any net operating loss and credit carryforwards to offset taxable income or tax, respectively, in the future will be limited under Sections 382 and 383 of the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”) respectively, if Immatics US has a cumulative change in ownership of more than 50% within a three-year period.

We have performed an analysis under Section 382 of the U.S. Tax Code as of the expected closing of the Business Combination. Per the analysis, the Business Combination may have triggered such an ownership change. As a result, the federal carryforwards associated with the net operating losses and research tax credits may be limited and more likely to expire unutilized. Based on our analysis, the annual limitation under Section 382 of the U.S. Tax Code is expected to be approximately $2.1 million. In addition to this limitation, Section 382 of the U.S. Tax Code provides that a corporation with a net unrealized built-in gain immediately before an ownership change may increase its limitation by the amount of recognized built-in gain recognized during a recognition period, which is generally the five-year period immediately following an ownership change. Based on our analysis, we believe that Immatics US has a net unrealized built-in gain at the time of the Business Combination; as a result, the limitation under Section 382 of the U.S. Tax Code may be increased during the recognition period.

In addition, since we will need to raise substantial additional funding to finance our operations, we may undergo further ownership changes in the future. Any such annual limitation may significantly reduce the utilization of the net operating loss carryforwards and research tax credits before they expire. Depending on our future tax position, limitation of our ability to use net operating loss carryforwards in which we are subject to income tax could have an adverse impact on our results of operations and financial condition.

Risks Related to Ownership of Our Ordinary Shares and the Offering

We are organized and existing under the laws of the Netherlands, and, as such, the rights of our shareholders and the civil liability of our directors and executive officers are governed in certain respects by the laws of the Netherlands.

We are organized and existing under the laws of the Netherlands, and, as such, the rights of our shareholders and the civil liability of our directors and executive officers are governed in certain respects by the laws of the Netherlands. The ability of our shareholders in certain countries other than the Netherlands to bring an action against us, our directors and executive officers may be limited under applicable law. In addition, substantially all of our assets are located outside the United States. As a result, it may not be possible for shareholders to effect service of process within the United States upon us or our directors and executive officers or to enforce judgments against us or them in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it is not clear whether a Dutch court would impose civil liability on us or any of our directors and executive officers in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands.

As of the date of this prospectus, the United States and the Netherlands do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Accordingly, a judgment rendered by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized and enforced by the competent Dutch courts. However, if a person has obtained a final and conclusive judgment for the payment of money rendered by a court in the United States that is enforceable in the United States and files a claim with the competent Dutch court, the Dutch court will generally give binding effect to such foreign judgment insofar as it finds that (i) the jurisdiction of the U.S. court has been based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the U.S. court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging) and (iii) the judgment by the U.S. court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgment in the Netherlands and except to the extent that the foreign judgment contravenes Dutch public policy (openbare orde).

Based on the lack of a treaty as described above, U.S. investors may not be able to enforce against the company or our directors, representatives or certain experts named herein who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

Under our articles of association, and certain other contractual arrangements between us and our directors, we will indemnify and hold our directors harmless against all claims and suits brought against them, subject to limited exceptions. There is doubt, however, as to whether U.S. courts would enforce such indemnity provisions in an action brought against one of our directors in the United States under U.S. securities laws.

We do not anticipate paying dividends on our ordinary shares.

Our articles of association prescribe that any profits in any financial year will be distributed first to holders of financing preferred shares, if outstanding. Any remaining profits may be reserved by the Management Board subject to the approval of the Supervisory Board or, after July 1, 2021, the Board. Any profits remaining thereafter and our reserves may be distributed as dividends to the holders of our ordinary shares, subject to the appropriate record date. The general meeting will be authorized to declare distributions on the proposal of the Management Board, which proposal will require the prior approval of the Supervisory Board or, after July 1, 2021, the Board. We will have power to make distributions to shareholders only to the extent that our equity exceeds the aggregate amount of the issued share capital and the reserves which must be maintained pursuant to Dutch law or by our articles of association. We may not make any distribution of profits on shares held by the company as treasury shares and such treasury shares will not be taken into account when determining the profit entitlement of our shareholders. The Management Board or, after July 1, 2021, the Board, determines whether and how much of the profit shown in the adopted annual accounts it will reserve and the manner and date of any dividend. All calculations to determine the amounts available for dividends will be based on company-only annual accounts, which may be different from our consolidated financial statements, such as those included in this prospectus. In addition, the Management Board is permitted, subject to Supervisory Board approval and subject to certain requirements, to declare interim dividends without the approval of the shareholders. We may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay our due and collectable debts, then our shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to our creditors. We have never declared or paid any cash dividends and have no plan to declare or pay any dividends in the foreseeable future on our ordinary shares. We currently intend to retain any earnings for future operations and expansion.

Since we are a holding company, our ability to pay dividends will be dependent upon the financial condition, liquidity and results of operations of, and our receipt of dividends, loans or other funds from, our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to make funds available to us. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which our subsidiaries may pay dividends, make loans or otherwise provide funds to us.

Each of ARYA Sponsor and certain of Immatics OpCo’s former equityholders own a significant portion of our ordinary shares and will have representation on the Supervisory Board, and after July 1, 2021, the Board. The ARYA Sponsor and such former Immatics OpCo’s current equityholders may have interests that differ from those of other shareholders.

As of the date of this prospectus, approximately 9.7% of our ordinary shares are owned by the pre-Business Combination independent directors of ARYA (but not including a certain affiliate (the “Sponsor PIPE Entity”) of ARYA Sponsor), approximately 55.2% of our ordinary shares are owned by certain former Immatics OpCo equityholders and approximately 16.4% of our ordinary shares are owned by the investors in the PIPE Financing (including certain Immatics OpCo equityholders and the Sponsor PIPE Entity). In addition, two of our director nominees were designated by the ARYA Sponsor. As a result, the ARYA Sponsor and certain former Immatics OpCo equityholders may be able to significantly influence the outcome of matters submitted for director action, subject to obligation of the Management Board and Supervisory Board or, after July 1, 2021, the Board to act in the interest of all of our stakeholders, and for shareholder action, including the designation and appointment of the Management Board and Supervisory Board and, after July 1, 2021, the Board (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. The influence of ARYA Sponsor and certain former Immatics OpCo equityholders over our management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of our company, which could cause the market price of our ordinary shares to decline or prevent our shareholders from realizing a premium over the market price for our ordinary shares. Additionally, ARYA Sponsor is controlled by Perceptive Advisors LLC and its affiliates (“Perceptive”), which is in the business of making investments in companies and which may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or that supply us with goods and services. Perceptive may also pursue acquisition opportunities that may be complementary to (or competitive with) our business, and as a result those acquisition opportunities may not be available to us. Prospective investors in our ordinary shares should consider that the interests of ARYA Sponsor and certain former Immatics OpCo equityholders may differ from their interests in material respects.

Provisions of our articles of association or Dutch corporate law might deter acquisition bids for us that our shareholders might consider to be favorable and prevent or frustrate any attempt to replace or remove the Supervisory Board or Management Board at the time of such acquisition bid.

Certain provisions of our articles of association may make it more difficult for a third party to acquire control of the Supervisory Board, Management Board or, after July 1, 2021, the Board or effect a change in the composition of such boards. These provisions include:

•

a provision that our directors can only be removed (or a binding nomination by the Supervisory Board or, after July 1, 2021, the Board or shareholders representing, individually or jointly, 10% of our issued share capital to appoint directors can only be set aside) by the shareholders by a majority of at least two thirds of the votes cast during a general meeting, provided such votes represent more than half of the issued share capital (unless the removal was proposed by the Supervisory Board or, after July 1, 2021, the Board, in which case a majority of votes cast representing more than half of the issued share capital is required);

•

pursuant to our articles of association, the Management Board and, after July 1, 2021, the Board, is irrevocably authorized for a period of five years from the date of the Business Combination, to issue ordinary shares which could enable us to dilute the holding of an acquirer by issuing ordinary shares to other parties. Issuances of ordinary shares may make it more difficult for a shareholder or potential acquirer to obtain control over us;

•

a requirement that certain matters, including an amendment of our articles of association, may only be brought to the shareholders for a vote upon a proposal by the Management Board, which proposal requires the prior approval of the Supervisory Board or, after July 1, 2021, upon a proposal by the Board; and

•

a provision implementing a staggered board, pursuant to which only one class of Supervisory Directors, or after July 1, 2021, our Directors, will be elected at each general meeting, with the other classes continuing for the remainder of their respective terms.

Such provisions could discourage a takeover attempt and impair the ability of shareholders to benefit from a change in control and realize any potential change of control premium. This may adversely affect the market price of our ordinary shares. See the section titled “Description of Securities”.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which is likely to negatively affect our business and the market price of our ordinary shares.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in our implementation could cause us to fail to meet our reporting obligations. In addition, any testing conducted by us, or any testing conducted by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which is likely to negatively affect our business and the market price of our ordinary shares.

We are required to disclose changes made in our internal controls and procedures on a quarterly basis and our management is required to assess the effectiveness of these controls annually. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). We could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

The market price and trading volume of our ordinary shares may be volatile and could decline significantly following the Business Combination.

Stock markets, including Nasdaq, on which our ordinary shares and public warrants are listed, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our ordinary shares, the market price of our ordinary shares may be volatile and could decline significantly. In addition, the trading volume in our ordinary shares and public warrants may fluctuate and cause significant price variations to occur. Generally, securities of biotechnology companies tend to be volatile and experience significant price and volume fluctuations. If the market price of our ordinary shares declines significantly, you may be unable to resell your securities at or above the price you purchased them for. We cannot assure you that the market price of our ordinary shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this prospectus;

•	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales or resales, or anticipated issuances, sales or resales, of our ordinary shares;

•	publication of research reports about us;

•	the performance and market valuations of other similar companies;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems; and

•	changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

If securities or industry analysts publish inaccurate or unfavorable research or cease publishing research about us, our share price and trading volume could decline significantly.

The market for our ordinary shares depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who covers us downgrades its opinions about our ordinary shares, publishes inaccurate or unfavorable research about us, or ceases publishing about us regularly, demand for our ordinary shares could decrease, which might cause our share price and trading volume to decline significantly.

Future issuances of financing preferred shares or other equity securities may adversely affect us, including the market price of our ordinary shares, and may be dilutive to existing shareholders.

In the future, we may issue financing preferred shares or other equity ranking senior to our ordinary shares. Financing preferred shares have, and those other securities will generally have, priority upon liquidation. Such securities also may be governed by an instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our ordinary shares. Because our decision to issue equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of our ordinary shares and be dilutive to existing shareholders.

Our shareholders may not have any preemptive rights in respect of future issuances of our ordinary shares.

In the event of an increase in our share capital by way of an issue of our ordinary shares, holders of our ordinary shares are generally entitled under Dutch law to full preemptive rights, unless these rights are limited or excluded either by a resolution of the general meeting or by a resolution of the Management Board, subject to the prior approval of the Supervisory Board or, after July 1, 2021, the Board (if authorized by the general meeting for this purpose), or where shares are issued to our employees or a group company (i.e., certain affiliates, subsidiaries or related companies) or paid up by means of a non-cash contribution, or in case of an exercise of a previously acquired right to subscribe for shares. The same preemptive rights apply when rights to subscribe for shares are granted.

Under our articles of association, the preemptive rights in respect of newly issued ordinary shares may be restricted or excluded by a resolution of the general meeting, which resolution requires a two-thirds majority of the votes cast if less than half of the issued share capital is present or represented at the meeting. The general meeting may authorize the Management Board, subject to the prior approval of the Supervisory Board or, after July 1, 2021, the Board to limit or exclude the preemptive rights in respect of newly issued ordinary shares. Such authorization for the Management Board, subject to the prior approval of the Supervisory Board or, after July 1, 2021, the Board can be granted and extended, in each case for a period not exceeding five years.

Pursuant to our resolution of the general meeting dated June 30, 2020, the Management Board is irrevocably authorized for a period of five years from the date of the Business Combination to limit or exclude preemptive rights on our ordinary shares up to 100% of the number of our ordinary shares in our authorized share capital (from time to time). On July 1, 2021, the powers of the Management Board will vest in the Board.

Accordingly, holders of our ordinary shares may not have any preemptive rights in connection with, and may be diluted by, an issue of new ordinary shares and it may be more difficult for a shareholder to obtain control over the general meeting. See the sections titled “Description of Securities — Share Capital”, “ — Issuance of Ordinary Shares” and “ — Preemptive Rights”. Certain of our ordinary shareholders outside the Netherlands, in particular, U.S. ordinary shareholders, may not be allowed to exercise preemptive rights to which they are entitled, if any, unless a registration statement under the Securities Act is declared effective with respect to ordinary shares issuable upon exercise of such rights or an exemption from the registration requirements is available.

Preemptive rights do not exist with respect to the issue of financing preferred shares and holder of financing preferred shares have no preemptive right to acquire newly issued ordinary shares. We are not obligated to and do not comply with all the best practice provisions of the DCGC. This could adversely affect your rights as a shareholder.

As we have our registered office in the Netherlands and our ordinary shares are listed on a third (non-EU) country market equivalent to a regulated market (Nasdaq), we are subject to the Dutch Corporate Governance Code, as of December 8, 2016 and as amended from time to time (the “DCGC”). The DCGC contains both principles and best practice provisions for the Management Board, the Supervisory Board or, after July 1, 2021, the Board, shareholders and the general meeting, financial reporting, auditors, disclosure compliance and enforcement standards.

The DCGC is based on a “comply or explain” principle. Accordingly, we are required to disclose in our management report publicly filed in the Netherlands, whether or not we are complying with the various provisions of the DCGC. If we do not comply with one or more of those provisions (e.g., because of a conflicting Nasdaq requirement or U.S. market practice), we are required to explain the reasons for such non-compliance.

We acknowledge the importance of good corporate governance. However, we do not comply with all the provisions of the DCGC, to a large extent because such provisions conflict with or are inconsistent with the corporate governance rules of Nasdaq and U.S. securities laws applicable to us, or because we believe such provisions do not reflect customary practices of global companies listed on Nasdaq. This could adversely affect your rights as a shareholder and you may not have the same level of protection as a shareholder in a Dutch company that fully complies with the DCGC.

We are an “emerging growth company”, and we cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make our ordinary shares less attractive to investors, which could have a material and adverse effect on us, including on our growth prospects.

We are an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following October 10, 2023, the fifth anniversary of ARYA’s initial public offering, (b) in which we have total annual gross revenue of at least

$1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary shares that are held by non-affiliates exceeds $700.0 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies”, including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. However, we have chosen to “opt out” of this extended transition period and, as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for all public companies that are not emerging growth companies. our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. We cannot predict if investors will find our ordinary shares less attractive because we intend to rely on certain of these exemptions and benefits under the JOBS Act. If some investors find our ordinary shares less attractive as a result, there may be a less active, liquid and/or orderly trading market for our ordinary shares and the market price and trading volume of our ordinary shares may be more volatile and decline significantly.

As a foreign private issuer, we will be exempt from a number of rules under the U.S. securities laws and will be permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of our ordinary shares.

We are a foreign private issuer, as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer, we will not be subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we will be exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act. As long as we are eligible for the foreign private issuer exemption, we will not be required to obtain shareholder approval for certain dilutive events, such as the establishment or material amendment of certain equity-based compensation plans, we will not be required to provide detailed executive compensation disclosure in our periodic reports, and we will be exempt from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, our officers and directors will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities.

While we will submit quarterly interim consolidated financial data to the SEC under cover of the SEC’s Form 6-K, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies and will not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act.

Also, as a foreign private issuer, we will be permitted to follow home country practice in lieu of certain corporate governance rules of the Nasdaq, including those that require listed companies to have a majority of independent directors and independent director oversight of executive compensation, nomination of directors and corporate governance matters. As long as we rely on the foreign private issuer exemption, a majority of our board of directors will not be required to be independent directors and our compensation committee will not be required to be composed entirely of independent directors. Accordingly, holders of our ordinary shares may not have the same protections afforded to shareholders of listed companies that are subject to all of the applicable corporate governance requirements.

Our tax residency might change if Germany ratifies the MLI and changes its provisional election on the corporate residence tie-breaker.

Our sole tax residency in Germany for purposes of the convention between Germany and the Netherlands for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income (the “German-Dutch tax treaty”) is subject to the application of the provisions on tax residency as stipulated in the German-Dutch tax treaty as effective as of the date of this prospectus. However, among others, Germany and the Netherlands entered into a Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (“MLI”). The MLI operates to amend bilateral tax treaties between participating states, provided there is a match between certain options made by the relevant states. The MLI provides, amongst others, for an amendment of relevant treaty rules regarding tax residency for purposes of relevant tax treaties. According to its elections, the Netherlands applies such deviating rules on tax residency, i.e., it did not opt out. With regard to Germany, provisional statements made at the time of signing the MLI indicate that it is intended to opt-out of the application of such provisions. However, given that the MLI has to date not been ratified in Germany and the options provided for in the MLI remain subject to discussion, it cannot be ruled out that Germany ultimately opts to amend the current rules regarding tax residency in line with the option exercised by the Netherlands. If Germany changes its provisional view on the election, the MLI rules on tax residency would become applicable to the German-Dutch tax treaty. In this case, the competent authorities of the Netherlands and Germany shall endeavor to determine by mutual agreement our sole tax residency. During the period in which a mutual agreement between both states is absent, we may not be entitled to any relief or exemption from tax provided by the German-Dutch tax treaty. During such period, there would also be a risk that both Germany and the Netherlands would levy dividend withholding tax on distributions by us, in addition to the risk of double taxation on our profits.

We may be or may become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If we or any of our subsidiaries is a passive foreign investment company (a “PFIC”) for any taxable year, or portion thereof, that is included in the holding period of a beneficial owner of our ordinary shares that is a U.S. Holder, such U.S. Holder (as defined in the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders”), may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. It is uncertain whether we or any of our subsidiaries, including Immatics OpCo, will be treated as a PFIC for U.S. federal income tax purposes for the current or any subsequent tax year. If we determine that we and/or any of our subsidiaries is a PFIC for any taxable year, we intend to provide a U.S. Holder with such information necessary for the U.S. Holder to make and maintain a QEF Election (as defined in the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders”) with respect to us and/or such subsidiaries, but there can be no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

See the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders” for a more detailed discussion with respect to our PFIC status. Prospective U.S. Holders of our ordinary shares or public warrants are urged to consult their tax advisors regarding the possible application of the PFIC rules to them.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “objective”, “ongoing”, “plan”, “potential”, “predict”, “project”, “should”, “will” and “would”, or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus include, but are not limited to, statements regarding our operations, cash flows, financial position and dividend policy.

Forward-looking statements are subject to risks and uncertainties, including with regards to:

•	future operating or financial results;

•	future payments of dividends and the availability of cash for payment of dividends;

•	our expectations relating to dividend payments and forecasts of our ability to make such payments;

•	future acquisitions, business strategy and expected capital spending;

•	assumptions regarding interest rates and inflation;

•	business disruptions arising from the COVID-19 pandemic;

•	our financial condition and liquidity, including our ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve our capital base;

•	our ability to effect future acquisitions and to meet target returns;

•	the initiation, timing, progress, costs and results of our clinical trials, including our ACT and TCER Bispecific trials;

•	the timing of meetings with and feedback from regulatory authorities as well as any submission of filings for regulatory approval of our ACT and TCER Bispecific programs;

•	the potential advantages and differentiated profile of ACT and TCER Bispecific product candidates compared to existing therapies for the applicable indications;

•	our ability to successfully manufacture or have manufactured drug product for clinical trials and commercialization;

•	our ability to successfully commercialize drug products, if approved;

•	the rate and degree of market acceptance of our product candidates IMA201, IMA202, IMA203, IMA204, IMA301, IMA401 and IMA402, if approved;

•	our expectations regarding the size of the patient populations for and opportunity for and clinical utility of ACT and TCER Bispecific product candidates, if approved for commercial use;

•	our estimates regarding expenses, ongoing losses, future revenue, capital requirements and needs for or ability to obtain additional financing;

•	our ability to maintain intellectual property protection for our drug products;

•	our ability to identify, acquire or in-license and develop new product candidates;

•	our ability to identify, recruit and retain key personnel;

•	developments and projections relating to our competitors or industry; and

•	other factors discussed in the section titled “Risk Factors”.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section titled “Risk Factors” in this prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports it will file from time to time with the SEC after the date of this prospectus.

In addition, statements reflecting our beliefs and opinions on certain subjects are based on information available to us as of the date of this prospectus. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although we believe the expectations reflected in the forward-looking statements were reasonable at the time made, we cannot guarantee future results, level of activity, performance or achievements. We do not assume responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward looking statements contained in this prospectus and any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

USE OF PROCEEDS

All of the ordinary shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution”.

DIVIDEND POLICY

We have never declared or paid any cash dividends and have no plan to declare or pay any dividends on our ordinary shares in the foreseeable future. We currently intend to retain any earnings for future operations and expansion.

We will be able to make distributions to our shareholders only to the extent that our equity exceeds the aggregate amount of issued share capital and reserves that must be maintained pursuant to Dutch law or under our articles of association. We may not make any distribution of profits on shares held as treasury shares and such treasury shares will not be taken into account when determining the profit entitlement of our shareholders. Our articles of association prescribe that profits in any financial year will be distributed first to holders of our financing preferred shares, if any are outstanding. Any remaining profits may be reserved by our Management Board, subject to the approval of our Supervisory Board or, after July 1, 2021, our Board. Any profits remaining thereafter and reserves may be distributed as dividends to the holders of our ordinary shares, subject to the appropriate record date. The general meeting is authorized to declare distributions upon the proposal of our Management Board, which proposal requires the prior approval of our Supervisory Board or, after July 1, 2021, our Board. Our Management Board or, after July 1, 2021, our Board determines whether and how much of the profits shown in the adopted annual accounts will be reserved and the manner and date of any dividend. All calculations to determine the amounts available for dividends will be based on our company-only annual accounts, which may be different from our consolidated financial statements, such as those included in this prospectus. In addition, our Management Board is permitted, subject to Supervisory Board approval and certain requirements, to declare interim dividends without the approval of our shareholders. We may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay our due and collectable debts, then our shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to our creditors.

Since we are a holding company, our ability to pay dividends will be dependent upon the financial condition, liquidity and results of operations of, and the receipt of dividends, loans or other funds from, our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to make funds available to us. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which our subsidiaries may pay dividends, make loans or otherwise provide funds to us.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2020 on:

•	a historical basis for Immatics OpCo; and

•	on a pro forma basis, after giving effect to the Business Combination and PIPE Financing.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Our historical results do not necessarily indicate our expected results for any future periods.

	As of March 31, 2020
	Actual	Pro forma for Business Combination and PIPE Financing
	(€ in millions)
Cash and cash equivalents	€72.2	€303.6
Total indebtedness	—	—
Share capital	1.2	0.6
Share premium	191.0	575.0
Accumulated deficit	(241.5)	(427.2)
Other reserves	(1.5)	(1.5)
Non-controlling interest	0.8	1.0
Total equity	(50.0)	146.9

Total capitalization	€(50.0)	€146.9

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Immatics OpCo prepared in accordance with IFRS and the historical financial statements of ARYA, and gives effect to all of the transactions contemplated by the Business Combination and the PIPE Financing (together, the “Transaction”). ARYA historically prepared its financial statements in accordance with U.S. GAAP with the U.S. dollar as its reporting currency. The unaudited pro forma condensed combined financial information gives effect to adjustments required to convert the historical financial information of ARYA to IFRS and its reporting currency to Euros.

The following unaudited pro forma condensed combined statement of financial position as of March 31, 2020 gives effect to the Transaction as if had occurred on March 31, 2020. The following unaudited pro forma condensed combined statements of loss for the three months ended March 31, 2020 and the year ended December 31, 2019 give effect to the Transaction as if it had occurred on January 1, 2019.

This unaudited pro forma information has been presented for informational purposes only and is not necessarily indicative of what the actual financial position or results of operations of Immatics would have been had the Transaction been completed as of the dates indicated. In addition, the unaudited pro forma information does not purport to project the future financial position or operating results of Immatics. The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the notes to the accompanying unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. Management of Immatics OpCo and ARYA have made significant estimates and assumptions in the determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. This information should be read together with Immatics OpCo’s and ARYA’s audited financial statements and related notes for the years ended December 31, 2019 and 2018, the unaudited financial statements and notes for the three months ended March 31, 2020 and 2019, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the other financial information included elsewhere in this prospectus.

Description of the Transaction

Pursuant to the Business Combination Agreement, upon consummation of the Transaction each participating shareholder exchanged his, her or its equity interest in Immatics OpCo for ordinary shares in accordance with an allocation schedule (a total of 33,093,838 ordinary shares were issued in connection with such exchange). Immediately after giving effect to the exchange, ARYA Merger Sub merged with and into ARYA (the “First Merger”). The separate existence of ARYA Merger Sub ceased and ARYA continued as the surviving entity of the First Merger. In connection with the First Merger, each ARYA Ordinary Share was exchanged for an ordinary share. Pursuant to the Business Combination Agreement, each ARYA public warrant, by its terms, converted into a public warrant, on the same contractual terms.

In connection with the Transaction, Immatics and a co-founder of Immatics US affiliated with University of Texas MD Anderson Cancer (the “Immatics US Co-Founder”) agreed that the Immatics US Co-Founder would exchange all shares in the share capital of Immatics US held by it for 697,431 ordinary shares.

Concurrently with the execution of the Business Combination Agreement, Immatics OpCo and ARYA entered into Subscription Agreements with PIPE Investors pursuant to which, among other things, the PIPE Investors agreed to subscribe for and purchase, and Immatics agreed to issue and sell to the PIPE Investors, an aggregate of 10,415,000 ordinary shares for gross proceeds of approximately $104.2 million on the Closing Date.

Accounting for the Transaction

The Transaction is comprised of a series of transactions pursuant to the Business Combination Agreement. For accounting purposes, the Transaction was effectuated in three main steps:

(1)	The exchange of shares held by Immatics OpCo participating shareholders for ordinary shares, which is accounted for as a recapitalization in accordance with IFRS.

(2)

The merger of ARYA with ARYA Merger Sub, which is not within the scope of IFRS 3 (“Business Combinations”) since ARYA does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2 (“Share-based payment”). Any difference between the fair value of the ordinary shares issued and the fair value of ARYA’s identifiable net assets represents a service to be expensed as incurred. The closing quoted market price of ARYA’s ordinary shares and public warrants on Nasdaq as of July 1, 2020 are the basis for determining the fair value of the share-based consideration paid to ARYA’s stockholders. These amounts represent the market prices at which any existing or new investor could trade during the period after the expiration of the redemption deadline for ARYA shareholders.

(3)

The Subscription Agreements related to the PIPE Financing, which were executed concurrently with the Business Combination Agreement, resulted in the issuance of ordinary shares, leading to an increase in share capital and share premium.

PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

AS OF MARCH 31, 2020

(UNAUDITED)

					Pro Forma Adjustment
(Euros in thousand)	Immatics GmbH Historical IFRS EUR	ARYA Sciences Acquisitions Corp. Historical U.S. GAAP USD		ARYA Sciences Acquisitions Corp. Historical U.S. GAAP EUR[1]	Pro Forma Adjustments EUR[1]		Pro Forma Combined EUR
Current assets
Cash and cash equivalents	72,202	702		640	230,786	(b)(c)	303,628
Accounts receivable	332	—		—	—		332
Other current assets	37,203	83	[2]	76	(511	)(d)	36,768

Total current assets	109,737	785		716	230,275		340,728
Marketable securities held in Trust Account	—	148,699		135,724	(135,724	)(b)	—
Property, plant and equipment	5,961	—		—	—		5,961
Intangible assets	1,006	—		—	—		1,006
Right-of-use assets	3,914	—		—	—		3,914
Other non-current assets	1,151	—		—	—		1,151

Total non-current assets	12,032	148,699		135,724	(135,724)		12,032

Total assets	121,769	149,484		136,440	94,551		352,760

Liabilities and shareholders’ equity
Current liabilities
Provisions	715	—		—	—		715
Accounts payable	8,668	194		177	18,648	(e)	27,493
Deferred revenue	65,280	—		—	—		65,280
Lease liabilities	1,450	—		—	—		1,450
Other current liabilities	1,150	4,165	[3]	3,802	14,219	(e)(f)	19,171

Total current liabilities	77,263	4,359		3,979	32,867		114,109
Non-current liabilities
Deferred revenue	89,369	—		—	—		89,369
Lease liabilities	2,396	—		—	—		2,396
Other non-current liabilities	2,772	—		—	(2,772	)(f)	—
Deferred underwriting commissions	—	4,674		4,264	(4,264	)(e)	—

Total non-current liabilities	94,537	4,674		4,264	(7,036)		91,765
Commitments
Class A ordinary shares, $0.0001 par value; 13,545,245 shares subject to possible redemption at redemption value	—	135,452		123,633	(123,633	)(b)	—
shareholders’ deficit
Share capital	1,164	—	[4]	—	(535	)(a)(b)(c)(f)	629
Share premium	190,984	5,064	[5]	4,622	379,349	(a)(b)(c)(d)(e)(f)	574,955
Accumulated deficit	(241,500)	(65)[6]		(58)	(185,677	)(b)(e)(f)	(427,235)
Other reserves	(1,462)	—		—	—		(1,462)

Total equity attributable to shareholders of the parent	(50,814)	4,999		4,564	193,136		146,887
Non-controlling interest	783	—		—	(783	)(a)	—

Total shareholders’ deficit/equity	(50,031)	4,999		4,564	192,353		146,887
Total liabilities and shareholders’ deficit/equity	121,769	149,484		136,440	94,551		352,760

(1)	Refer to note 4 (foreign currency adjustments).
(2)	Amount classified as prepaid expenses in ARYA’s historical financial statements.
(3)	Amount classified as accrued expenses in ARYA’s historical financial statements.
(4)	Amount includes ARYA’s Class A ordinary shares and Class B ordinary shares historically classified within equity in ARYA’s historical financial statements.
(5)	Amount classified as additional paid-in capital in ARYA’s historical financial statements.
(6)	Amount classified as retained earnings in ARYA’s historical financial statements.

PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS

FOR THREE MONTHS ENDED MARCH 31, 2020

(UNAUDITED)

				Pro Forma Adjustment
(Euros in thousands, except share and per share data)	Immatics GmbH Historical IFRS EUR	ARYA Sciences Acquisitions Corp. Historical U.S. GAAP USD	ARYA Sciences Acquisitions Corp. Historical U.S. GAAP EUR[2]	Pro Forma Adjustments EUR[2]		Pro Forma Combined EUR
Revenue from collaboration agreements	7,040	—	—	—		7,040
Research and development expenses	(12,246)	—	—	(956	)(f)(g)	(13,202)
General and administrative expenses	(6,188)	(4,127)	(3,743)	1,962d	)(f)(g)	(7,969)
Other income	113	—	—	—		113

Operating result	(11,281)	(4,127)	(3,743)	1,006		(14,018)
Financial income	2,730	857 [1]	777	—		3,507
Financial expenses	(29)	—	—			(29)

Financial result	2,701	857	777	—		3,478

Loss before taxes	(8,580)	(3,270)	(2,966)	1,006		(10,540)
Taxes on income	—	—	—	—		—

Net loss	(8,580)	(3,270)	(2,966)	1,006		(10,540)
Attributable to:
Equityholders of the parent	(8,306)	(3,270)	(2,966)	732	(a)	(10,540)
Non-controlling interest	(274)	—	—	274	(a)	—

Net loss	(8,580)	(3,270)	(2,966)	1,006		(10,540)

Weighted average shares outstanding — basic and diluted	1,163,625			61,744,992		62,908,617
Net loss per share — basic and diluted	€(7.14)					€(0.17)

(1)	Amount classified as investment income on ARYA’s trust account (the “Trust Account”) in ARYA’s historical financial statements.
(2)	Refer to note 4 (foreign currency adjustments).

PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS

FOR THE YEAR ENDED DECEMBER 31, 2019

(UNAUDITED)

				Pro Forma Adjustment
(Euros in thousands, except share and per share data)	Immatics GmbH Historical IFRS EUR	ARYA Sciences Acquisitions Corp. Historical U.S. GAAP USD	ARYA Sciences Acquisitions Corp. Historical U.S. GAAP EUR2	Pro Forma Adjustments EUR2		Pro Forma Combined EUR
Revenue from collaboration agreements	18,449	—	—	—		18,449
Research and development expenses	(40,091)	—	—	(3,824	)(f)(g)	(43,915)
General and administrative expenses	(11,756)	(775)	(692)	(2,851	)(d)(f)(g)	(15,299)
Other income	385	—	—	—		385

Operating result	(33,013)	(775)	(692)	(6,675)		(40,380)
Financial income	790	3,353 [1]	2,995	—		3,785
Financial expenses	(264)	—	—			(264)

Financial result	526	3,353	2,995	—		3,521

Loss before taxes	(32,487)	2,578	2,303	(6,675)		(36,859)
Taxes on income	—	—	—	—		—

Net loss	(32,487)	2,578	2,303	(6,675)		(36,859)
Attributable to:
Equityholders of the parent	(31,571)	2,578	2,303	(7,591	)(a)	(36,859)
Non-controlling interest	(916)	—	—	916	(a)	—

Net loss	(32,487)	2,578	2,303	(6,675)		(36,859)

Weighted average shares outstanding — basic and diluted	1,163,625			61,744,992		62,908,617
Net loss per share — basic and diluted	€(27.13)					€(0.59)

(1)	Amount classified as investment income on Trust Account in ARYA’s historical financial statements.
(2)	Refer to note 4 (foreign currency adjustments).

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of preparation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transaction and has been prepared for informational purposes only.

The historical consolidated financial statements of Immatics OpCo and the historical financial statements of ARYA have been adjusted in the pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Transaction, (2) factually supportable and (3) with respect to the pro forma condensed combined statement of loss, expected to have a continuing impact on the combined results following the Transaction. The adjustments presented in the unaudited pro forma condensed combined financial information are based on currently available information and certain information that management of Immatics OpCo and ARYA believe are reasonable under the circumstances. The unaudited condensed pro forma adjustments may be revised as additional information becomes available.

Immatics OpCo and ARYA did not have any historical relationship prior to the Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

No holders of ARYA Class A shares exercised their redemption rights upon consummation of the Transaction.

2.	Accounting policy conformity changes

The historical financial information of ARYA was prepared in accordance with U.S. GAAP. No adjustments were required to convert ARYA’s historical financial information from U.S. GAAP to IFRS or to align ARYA’s accounting policies to those applied by Immatics OpCo.

As ARYA’s historical financial information is presented in accordance with the presentation of Immatics OpCo’s historical financial information, certain reclassifications of ARYA’s historical financial information are required, which are disclosed on the unaudited condensed combined statement of financial position and statement of loss.

3.	Foreign currency adjustments

The historical financial statements of ARYA are presented in U.S. dollars. The historical financial information was translated from U.S. dollars to Euros using the following historical exchange rates:

Euros per U.S. Dollar
Average exchange rate for three months ended March 31, 2020	0.9069
Period end exchange rate as of March 31, 2020	0.9127
Average exchange rate for year ended December 31, 2019	0.8932

4.	Adjustments to unaudited pro forma condensed combined financial information

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Transaction

(a)

Reflects the adjustments to share capital and share premium after the contribution of Immatics OpCo’s shares outstanding to Immatics in exchange for 33,093,838 ordinary shares, and the exchange of all shares in the share capital of Immatics US held by the Immatics US Co-Founder for 697,431 ordinary shares resulting in an increase to share capital and share premium of €338 thousand and €1.6 million, respectively. Immatics OpCo’s historical share capital of €1.2 million and the non-controlling interest of €783 are eliminated.

(b)

Reflects the contribution of all outstanding ARYA ordinary shares and ARYA public warrants to Immatics and the issuance of 17,968,750 ordinary shares and 7,187,500 public warrants in exchange. The Transaction is accounted for under IFRS 2 with an expense reflected for the difference between the fair value of ordinary shares and public warrants issued to ARYA shareholders and warrantholders and the fair value of ARYA’s net assets contributed. As the holders of redeemable ARYA Class A shares did not exercise their redemption rights, Immatics issued 17,968,750 ordinary shares and 7,187,500 public warrants and recognized share capital of €180 thousand and share premium of €123.4 million in exchange for all outstanding ARYA Class A shares, ARYA Class B shares and ARYA warrants. ARYA’s historical equity, including additional paid-in capital of €4.6 million, an accumulated deficit of €58 thousand, and ARYA Class A shares and ARYA Class B shares of €123.6 million are eliminated.

In accordance with IFRS 2, the difference between the fair value of ordinary shares issued and the fair value of ARYA’s identifiable net assets is reflected as an expense, resulting in a €155.8 million increase to accumulated deficit in accordance with the calculation described below. This IFRS 2 expense, which is non-recurring and therefore excluded from the unaudited pro forma condensed combined statement of loss, reflects increases in the prices for ARYA ordinary shares and ARYA public warrants during the time from the signing of the Business Combination Agreement on March 17, 2020 and the closing price on July 1, 2020. The book value of ARYA’s net assets are assumed to approximate fair value. ARYA’s net assets consist primarily of marketable securities, which are recorded at fair value, and current liabilities.

(Euros in thousands, except share and per share data) Description	Amount	Number of shares/ warrants
(a) ARYA Ordinary Shares	—	17,968,750
(b) Closing price of ARYA Ordinary Shares on Nasdaq as of July 1, 2020	€13.83	—
(c) Fair value of ordinary shares issued to ARYA shareholders (a * b)	€248,473	—
(d) Outstanding ARYA Public Warrants	—	7,187,500
(e) Closing price of ARYA Public Warrants on Nasdaq as of July 1, 2020	€4.94	—
(f) Fair value of outstanding ARYA Public Warrants (d * e)	€35,491	—
Total fair value of ARYA Ordinary Shares and ARYA Public Warrants(c + f)	€283,964	—
ARYA’s identifiable net assets	€128,197	—
IFRS 2 Expense on the closing date	€155,767	—

The entire amount of cash and cash equivalents held in the ARYA Trust Account of €135.7 million (as of March 31, 2020) becomes available to Immatics following the transaction, and is reclassified to cash and cash equivalents.

(c)

Reflects proceeds from the PIPE Financing, increasing cash and cash equivalents by €95.1 million ($104.2 million), with corresponding increases to share capital and share premium of €104 thousand and €95.0 million, respectively.

(d)

Reflects the elimination of transaction-related costs of €2.7 million and €152 thousand for the three months ended March 31, 2020 and the year ended December 31, 2019, respectively, which are reflected in Immatics OpCo’s historical consolidated statement of loss and the elimination of €511 thousand of costs directly attributable to raising new capital, which had been capitalized within other current assets as of March 31, 2020.

(e)

Reflects €18.6 million of additional incremental costs incurred in the Transaction after March 31, 2020, which are classified in accounts payable in the unaudited pro forma condensed combined statement of financial position. The amount of transaction costs deemed directly attributable to raising new capital is determined based on the percentage of share capital held by ARYA shareholders and PIPE Investors immediately following the transaction. As a result, €5.7 million of the transaction costs were determined to be directly attributable to raising new capital in the Transaction, which is reflected as a decrease in share premium. The remaining €12.9 million, which is not directly related to raising new capital, is reflected as an increase to accumulated deficit. Deferred underwriting commissions of €4.3 million, which are reflected in ARYA’s historical statement of financial position and payable after the Transaction, are reclassified to other current liabilities.

(f)

Holders of vested Immatics OpCo stock appreciation rights (“SARs”) received for each vested Immatics OpCo SAR outstanding immediately prior to the Closing a right to receive a cash payment equal to the value, if any, of such vested Immatics OpCo SAR less the applicable exercise price of such vested Immatics OpCo SAR (“SAR Cash Proceeds”). Under the Business Combination Agreement, active employees and management members are required to re-invest a minimum of 25%-50% of the SAR Cash Proceeds, net of taxes, up to a maximum of 50%. The re-investment minimum is dependent on seniority, with management members required to re-invest a minimum of 50%. Recipients of SAR Cash Proceeds elected to re-invest approximately 48% of their SAR Cash Proceeds in exchange for ordinary shares. Therefore, the cash payment net of employee re-investment results in an increase to other current liabilities of €10.0 million, a decrease in other non-current liabilities related to the previously outstanding awards of €2.8 million, an increase to share capital of €7 thousand and share premium of €9.8 million, and an increase to accumulated deficit of €17.0 million. The increase to accumulated deficit represents the added expense from the accelerated vesting of the Immatics OpCo SARs.

For each ordinary share purchased by active employees and management members re-investing a portion of his or her SAR Cash Proceeds, Immatics granted two options to purchase one ordinary share under the 2020 Stock Option and Incentive Plan (the “2020 Equity Plan”), with an exercise price equal to $10.00 (or higher, as necessary to comply with Section 409A of the U.S. Tax Code). These options vest over a period of 12 months following the close of the Transaction. The award recipient must remain employed by Immatics or one of its affiliates through the vesting date to receive the option. As the options vest over 12 months and do not have a continuing impact on the combined results following the Transaction, no adjustment with respect to the options was reflected in the unaudited pro forma condensed combined statement of financial position or the unaudited pro forma condensed combined statement of loss. Based on the SAR re-investment, management expects Immatics to incur an additional €14.1 million in share-based compensation expense related to these options.

In addition, ARYA and Immatics OpCo granted performance-based options and service-based options out of the 2020 Equity Plan to Immatics OpCo’s executive officers and key personnel in connection with the Business Combination. The performance-based options vest based both on achievement of market capitalization milestones and satisfaction of a four-year time-based vesting schedule. As the market capitalization milestones represent market vesting conditions, the grant date fair value of these awards is reduced by the probability of not achieving each respective milestone. The service-based options will vest solely on a four-year time-based vesting schedule. The pro forma condensed combined statement of loss reflects additional research and development expenses and general and administrative expenses of €1.7 million and €2.3 million, respectively, in connection with these awards for the 12 months ended December 31, 2019. Additional research and development expenses and general and administrative expenses of €446 thousand and €592 thousand, respectively, are reflected in connection with these awards for the three months ended March 31, 2020.

(g)

Subject to the terms and conditions of the Business Combination Agreement and effective as of the Closing, solely with respect to Immatics OpCo SARs held by certain active employees and members of management, any Immatics OpCo SARs that would vest on or after January 1, 2021 each such Immatics OpCo SAR that was outstanding immediately prior to the Closing was cancelled in exchange for an option to purchase a certain number of ordinary shares under the 2020 Equity Plan. Shares under the 2020 Equity Plan have comparable terms as Immatics OpCo SAR, with revised exercise prices reflecting the reorganized capital structure of Immatics. The options granted under the 2020 Equity Plan are accounted for as a modification under IFRS 2, with the incremental fair value expensed over the remaining vesting period. The incremental fair value is the difference between the fair value of the options to purchase ordinary shares under the 2020 Equity Plan and the net fair value of the exchanged unvested Immatics OpCo SAR (both measured at the date on which the replacement award is issued). The planned issuance of options to purchase ordinary shares under the 2020 Equity Plan results in an increase to research and development expenses of €512 thousand and €2.0 million and additional general and administrative expenses of €159 thousand and €638 thousand in the unaudited pro forma condensed combined statement of loss for the three months ended March 31, 2020 and the year ended December 31, 2019, respectively.

5.	Net loss per share

The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statement of loss are based upon the number of the ordinary shares outstanding as of March 31, 2020 and December 31, 2019, respectively, assuming the Transaction occurred on January 1, 2019. As the unaudited pro forma condensed combined statement of loss is in a loss position, anti-dilutive instruments are excluded in the calculation of diluted weighted average number of ordinary shares outstanding, including 7,187,500 public warrants, which are held by former holders of ARYA public warrants, and share-based awards issued under the 2020 Equity Plan.

As the Transaction and related proposed equity transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average ordinary shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Transaction have been outstanding for the entire period presented.

(Euros in thousands, except share and per share data)	Pro Forma Adjustment
Pro forma weighted average number of ordinary shares outstanding
Immatics founder shares	1
Ordinary shares issued to Immatics OpCo participating shareholders	33,093,838
Ordinary shares issued to the Immatics US Co-Founder	697,431
Ordinary shares issued to ARYA Class A and Class B shareholders	17,968,750
Ordinary shares issued to PIPE Investors	10,415,000
Shares issued in relation to the Immatics OpCo Equity Plan	733,597

Pro forma weighted average number of ordinary shares outstanding — basic and diluted	62,908,617
Three months ended March 31, 2020
Pro forma net loss attributable to equityholders of the parent	€(10,540)
Pro forma net loss per share — basic and diluted	€(0.17)
Year ended December 31, 2019
Pro forma net loss attributable to equityholders of the parent	€(36,859)
Pro forma net loss per share — basic and diluted	€(0.59)

BUSINESS

OVERVIEW

We are dedicated to the development of T cell receptor (“TCR”)-based immunotherapies for the treatment of cancer. We use our proprietary suite of technologies to identify intracellular drug targets, so called peptide-HLA or pHLA targets, as a basis for a broad range of potential immunotherapies designed to overcome the current limitations in immuno-oncology. Unlike CAR-T therapy and current antibody-based approaches, which can only target cell surface proteins, our technology enables the identification of otherwise inaccessible intercellular protein targets and thus significantly increases the diversity and novelty of the targets we can pursue. Such intracellular targets are generally recognized as one of the most important keys to unlock hard-to-treat cancer, particularly solid cancers. We believe that the elucidation of these targets gives us an advantage that we are leveraging to develop a pipeline of novel TCR-based products designed to deliver a robust and specific T cell response against cancer cells.

We are developing our targeted immunotherapy candidates with an emphasis on treating solid tumors through two distinct treatment modalities: Adoptive Cell Therapies (“ACT”) and antibody-like TCR Bispecifics (“TCER”). As of today, our wholly owned pipeline comprises eight therapeutic programs, of which four are in clinical trials and four are in preclinical stage. In addition to this proprietary pipeline, we are also developing some of our targets and TCRs through programs in alliances with global leaders, such as Amgen, Genmab, BMS and GlaxoSmithKline. In these collaborations, we seek to evaluate and enable the development of ten collaborative programs based on novel company-derived targets in a variety of immunotherapeutic approaches. From our research and development origins in Tübingen, Germany, to our cell therapy research and development (“R&D”) and manufacturing center in Houston, Texas, our global team is committed to developing and advancing our therapeutic pipeline and collaboration programs to address significant unmet medical needs in oncology.

T cells are critical actors in staging an effective immune response against diseased and abnormal cells, such as cancer cells. The human leukocyte antigen (“HLA”) system, also known as the major histocompatibility complex (“MHC”) in humans, is an important part of the immune system because it presents antigenic or foreign peptides on the surface of the cell to be recognized by the T cell receptor. Due to their biologic purpose to bind to peptides presented on HLA receptors (“pHLA targets”), we believe that TCRs represent a new therapeutic opportunity for leveraging the power of T cells. Our investigational immunotherapies are designed to use the potency and specificity of natural and engineered TCRs to attack and kill cancer cells and, in the case of solid tumors, invade the tumor, potentially overcoming significant hurdles for current immuno-oncology approaches.

Our target discovery platform, called XPRESIDENT, is a high throughput quantitative and ultrasensitive mass spectrometry (LC-MS/MS) based approach, which we have utilized to conduct a comparative and HLA-focused proteomic analysis combined with a transcriptomic analysis on thousands of cancer and healthy tissues. Using XPRESIDENT we have identified cancer targets that are presented on tumors but not, or to a far lower extent, on healthy tissues. We believe that XPRESIDENT allows us to confirm that these targets are naturally presented — in contrast to typical discovery methodologies relying on artificially cultured cell lines or in silico prediction algorithms. We delineate these mass spectrometry validated cancer targets into three classes: (1) peptides of well-known and characterized cancer target proteins; (2) unknown or poorly characterized proteins; and (3) crypto targets/neoantigens. Following analysis of over 400,000,000 MS/MS spectra and an initial long-list of 8,000 tumor-associated pHLA targets, we have focused on a prioritized short-list of over 200 tumor-associated and tumor-selected targets from these three categories and developed an extensive intellectual property portfolio to protect our discoveries.

Once a suitable target is identified, we leverage our XCEPTOR TCR discovery platform to develop, engineer and validate cognate TCRs for these targets. A rigorous process of assessing and optimizing the specificity and affinity of TCRs is critical for selecting the right TCR which, as part of an immunotherapeutic approach, is designed to focus an immune system attack on the tumor and confer a potent and well-tolerated therapeutic effect. Our XCEPTOR platform is differentiated from other TCR discovery platforms through leveraging the XPRESIDENT target database to generate highly specific TCRs, as a result of our capabilities to screen for off-target toxicity and cross-reactivity.

Figure 1. Proprietary pipeline and milestones.

Our fully-owned pipeline consists of two distinct modalities: Adoptive Cell Therapies (ACT) and antibody-like TCR Bispecifics (TCER) directed against various targets relevant in a broad range of cancers. We expect several clinical and preclinical milestones in the near term and expects to further advance part of our preclinical programs towards clinical stage within the next two years.

Each therapeutic modality is designed with distinct attributes to produce the desired therapeutic effect for patients at different disease stages and with different types of tumors:

•

Adoptive Cell Therapy (ACT): Our clinical ACTengine program is a personalized approach for which the patient’s own T cells are genetically modified to express a novel proprietary TCR created by us and then reinfused, this approach is also known as TCR-T. The ACTallo program is advancing the ACT concept beyond individualized manufacturing and is being developed to generate “off-the-shelf” cellular therapy product candidates. The ACTolog program is a pilot approach for ultra-personalized, multi-target immunotherapy product candidates utilizing endogenous (non-genetically engineered) T cells with the goal of paving the way for a next step of enabling a fully engineered multi-TCR-T.

•

TCR Bispecifics (TCER): TCER are engineered ‘off-the-shelf’ biologics consisting of a portion of the TCR which directly recognizes cancer cells and a T cell recruiter domain which recruits and activates T cells. TCER are designed to attract any patient’s circulating T cells to bind and come into direct proximity with the cancer to destroy it.

Figure 2. Lead product classes: Personalized engineered Adoptive Cell Therapy (ACTengine) and antibody-like TCR Bispecifics (TCER).

We are advancing two distinct therapeutic modalities of Adoptive Cell Therapies and TCR Bispecifics, ACTengine and TCER. While the ACTengine approach is based on engineering a patient’s own T cells to specifically attack the patient’s tumor, our TCER molecules are off-the-shelf biologics designed to re-direct any T cell in a patient’s body against the tumor and for immediate treatment of the patient. ACTengine and TCER provide two distinct mechanisms of actions suitable for patients at different cancer stages.

We are pursuing a clinical development strategy that accelerates product candidates toward pivotal trials preceding submission of a Biologics License Application (“BLA”) with regulatory authorities. Each program enters clinical development initially in a “basket trial” to broadly investigate safety, tolerability and initial signs of efficacy in patients with various types of solid tumors confirmed to be expressing the specific cancer target tested in a tumor biopsy taken from the patient. Assuming favorable results from these trials, we plan to expand our Phase 1 clinical trials to enable fast entry into pivotal clinical trials and potentially achieve an accelerated approval pathway.

Initial biological data from the first patients treated in the ACTengine trials demonstrated very high frequencies of persisting target-specific T cell in the bloodstream as well as their infiltration in tumor lesions even at the lowest treatment dose. We expect a combined initial data read-out for the ACTengine trials by early 2021.

We have developed a proprietary manufacturing process, optimized to generate T cell products within a short manufacturing period of only 6 days, utilizing a proprietary cytokine cocktail. The process is designed to rapidly produce younger, better-persisting T cells, capable of “serial” killing of tumor cells in vitro. Processing time compares favorably to published reports by other companies operating in the CAR and TCR sectors. T cell products are manufactured by our personnel at the UTHealth Evelyn H. Griffin Stem Cell Therapeutics Research Laboratory in a 1,850 square foot state-of-the-art cGMP facility exclusively used by us in Houston, Texas.

Immatics OpCo was founded in 2000 in Tübingen, Germany by Harpreet Singh, Toni Weinschenk and others based on the revolutionary research of Professor Hans-Georg Rammensee at the University of Tübingen. In 2015, Immatics OpCo co-launched Immatics US as part of a strategic collaboration with the University of Texas MD Anderson Cancer Center and entered an agreement with UTHealth. These collaborations have allowed us to gain access to critical cell therapy expertise and cGMP manufacturing infrastructure. Since Immatics OpCo’s inception, we have raised more than $200.0 million through equity financing and have also added more than $250.0 million in nondilutive capital through our collaborations and public grants. We have applied this capital toward our strategy to identify, deliver and pioneer new treatments for cancer patients through identifying tumor-associated pHLA targets recognized by T cells. We believe that identifying true cancer targets that are presented on tumor tissue but not on healthy cells and the subsequent discovery, selection, and engineering of the right TCRs are central to our mission: delivering the power of T cells to cancer patients and advancing the next wave in cancer immunotherapy.

We have a highly experienced global leadership team that operates seamlessly between our locations in Germany and the United States, and currently employ more than 200 people. Our management consists of an interdisciplinary team that includes medical and scientific experts, as well as accomplished business leaders, and collectively has multiple decades of experience in the pharmaceutical and biotechnology industries. In addition, our management team includes the creators and developers of our core technologies, and benefits from their continued contributions.

Limitations of Current Cancer Immunotherapies

Cancer incidence continues to increase globally and despite advances in treatment options, cancer remains a major health problem and ranks second to cardiovascular disease as an overall cause of mortality. It is characterized by the uncontrolled growth of abnormal cells whose ability to evade the immune system’s surveillance is a key factor in their proliferation and persistence. In particular, patients with advanced, recurrent or refractory solid tumors have a generally poor prognosis and there remains for these patients a very high unmet medical need.

In recent years, the field of immunotherapy, a form of cancer treatment utilizing the patients’ own immune system to specifically seek and destroy cancer cells, has significantly changed the standard of care in many segments of oncology and emerged as a major pillar in the treatment of cancer. Terminally ill cancer patients have experienced tumor reductions, long term benefits, and even cure in some cases through immunotherapy. Although treatment with immunotherapy including checkpoint inhibitors, CAR-T cells and monoclonal antibodies has resulted in durable responses in some tumor types, a majority of cancers do not respond to current immunotherapeutic approaches. Explanations for the lack of effective therapies in many cancers are summarized below:

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Limited to specific patient populations: Checkpoint inhibitors have proven to be highly effective against particular cancers while being ineffective against the majority of solid cancers. Checkpoint inhibitors are thought to be effective predominantly in tumors with high mutational burden, which account for less than 10% of all cancer types. However, the market and medical need for tumors without high mutational burden is significantly larger. We believe such tumors with low mutational burden will be best addressed with targeted therapies to non-mutated antigens covering various target classes.

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Limited target space: The limited target space is a major constraint to CAR-T cell therapies and classical monoclonal antibody-based targeted therapies. Both of these approaches target surface proteins on cancer cells, which constitute only ~25% of the human proteome, leaving ~75% of intracellular proteins not accessible for these types of treatments.

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Limited success in solid cancers: CAR-T cell therapies have demonstrated antitumor activity in hematological cancers, including B-cell acute lymphoblastic leukemia (“ALL”) and subtypes of non-Hodgkin’s lymphoma (“NHL”), such as diffuse large B cell lymphoma (“DLBCL”). However, clinical success in the majority of solid cancers, which represent a larger patient population and market, has not been achieved to date.

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Inhibitory tumor microenvironment (“TME”): The tumor microenvironment is a dynamic network composed of immune cells, blood vessels, stromal cells, signaling molecules and the extracellular matrix imposing a significant barrier to effective therapeutic approaches. Immunosuppressive cells and immunomodulatory factors build an immunosuppressive environment and together with the rigid extracellular matrix are thought to inhibit drugs and T cells from accessing the tumor.

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Tumor Heterogeneity: The tumor of each cancer patient evolves during the course of the disease. As a result, the tumor becomes more heterogenous with co-existing sub-populations of tumor cell clones. The associated intra-tumoral heterogeneity of target expression might contribute to tumor evasion and consequently to treatment failures and recurrence of the tumor.

We believe that our approach might be able to overcome the current challenges of immunotherapy and develop truly novel opportunities for patients.

Our Strategy

Our mission is to become a leading oncology-focused biopharmaceutical company by developing differentiated TCR-based immunotherapies, particularly for solid tumors that are inadequately addressed with existing treatment modalities. Specifically, we seek to execute on the following strategy to maximize the value of our technology platforms and broad portfolio of product candidates:

Figure 3. Differentiated approach to deliver novel TCR-based immunotherapies to cancer patients.

We combine the discovery of true targets (via XPRESIDENT) with the development of the right TCRs (via XCEPTOR) to generate Adoptive Cell Therapies (ACT) (e.g., ACTengine) and TCR Bispecifics (TCER). Our product candidates pass through a comprehensive preclinical characterization and validation process before entering the manufacturing phase and clinical trials.

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Advance the proprietary pipeline of product candidates focusing on ACTengine and TCR Bispecifics through clinical development. Our ACTengine IMA200 Series includes three product candidates in Phase 1 clinical trials (IMA201, IMA202, IMA203) and one preclinical stage product candidate (IMA204). The Phase 1 trials are investigating safety, tolerability and initial signs of efficacy in patients suffering from solid cancers such as head and neck cancer, non-small cell lung cancer, liver cancer, uterine and ovarian carcinoma and several other tumor types. After FDA approval and start of patient recruitment at the University of Texas MD Anderson Cancer Center, we received regulatory approval to initiate the first ACTengine trial in Germany. To facilitate clinical development, four additional clinical centers have been opened in the United States and Europe and initiation of a further three sites is planned in 2020. Should the trials demonstrate safety and evidence of significant tumor control and tumor reduction, we may request FDA Fast Track designation and start pivotal trials with any of our ACTengine programs. We are also advancing two preclinical TCR Bispecifics candidates towards the IND stage of development and first-in-human clinical trials. IND filing for the lead program IMA401 is planned for year-end 2021 and preclinical proof of concept for the second program IMA402 for year-end 2020.

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Develop cell therapies and biologics providing two distinct mechanisms of actions suitable for different cancer stages. We intend to leverage our technology and know-how to expand the potential therapeutic value for patients across a broad range of tumor types and stages. Both ACT and TCR Bispecifics programs are designed to overcome the limitation of CAR-T programs and improve the outcome for patients in solid cancers.

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Our proprietary class of engineered T cell therapy has the potential to provide cancer patients with a potent therapy that infiltrates the tumor. Our clinical ACT programs aim to improve patient benefit even in advanced stage disease, which is often accompanied with high tumor burden that is difficult to treat with other approaches.

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Our novel class of TCR Bispecifics are designed to re-direct any T cell in a patient’s body against the tumor. TCER have the potential to be cost-effective biologic drug candidates, due to their off-the-shelf availability and simple treatment regimen. They are designed to treat advanced cancers with reduced (“debulked”) tumor burden as well as earlier stages of cancer.

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Enhance potency, usability and commercial viability. Our latest proprietary ACTengine manufacturing processes are designed to generate cell product candidates within a short six-day manufacturing window and deliver high proliferative capacity T cells, with the capability to infiltrate the patient’s tumor and function in a challenging solid tumor microenvironment. We are actively investigating multiple next-generation enhancement strategies to render T cells even more potent to combat solid tumors. For advanced-stage clinical trials and commercial supply, manufacturing processes are planned to be further optimized to ensure a robust manufacturing capability incorporating functionally closed and automated manufacturing systems as well as the use of serum free, chemically defined media. In addition, we are advancing our first allogeneic, off-the-shelf product candidate IMA301 towards the IND stage of development and a first-in-human clinical trial. IMA301 utilizes TCR-transduced gd (gamma-delta) T cells derived from healthy donors as allogeneic TCR-T products. This off-the-shelf product candidate would not require cell harvesting from the immune-compromised patient, thus could be infused directly and is expected to have significantly decreased cost of goods compared to autologous cell products.

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Enhance the competitive edge of our technology platforms. XPRESIDENT offers the potential exploitation of the whole tumor-associated antigen repertoire exhibiting an approximately 300% increased cancer target space and greater application potential compared to CAR-T and classical antibody approaches which can target surface antigens only. Beyond the identification of true targets from well-known tumor antigens (such as the MAGE antigen family used in IMA201 and IMA202), XPRESIDENT also identifies novel cancer targets (such as the tumor stroma target COL6A3 exon 6 used in IMA204 designed to disrupt the tumor microenvironment). In addition, we are utilizing XPRESIDENT to unlock new target spaces through novel target classes such as crypto-targets and shared neoantigens. Based on the unique interplay between our target and TCR discovery platforms XPRESIDENT and XCEPTOR, we have the capability to identify and engineer the right T cell receptors with the desired affinity and specificity. These technology platforms are the foundation for strengthening the product pipeline and our leading position in the field of TCR-based therapies. Over time, we have published our discoveries in multiple peer-reviewed, high-impact publications in Nature, Nature Medicine, Nature Biotechnology, Nature Communications and Lancet Oncology.

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Expand our leading intellectual property portfolio. We intend to continue building on our extensive intellectual property portfolio in the field of cancer targets, TCRs and technologies. Our portfolio currently includes over 3,000 worldwide active patent applications and more than 1,550 secured patents, of which over 230 are granted in the United States. The protection of our intellectual property assets is a foundational element of our ability to not only strengthen our product pipeline, but also to successfully defend and expand our position as a leader in the field of TCR therapies.

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Leverage the full potential of strategic collaborations. The differentiated nature of our discovery programs has been validated by recent collaborations including Amgen, Genmab, BMS and GlaxoSmithKline and which involve a total of ten company targets. We will seek to capitalize on the respective collaborator’s drug development and regulatory expertise and commercial capabilities to bring our collaboration product candidates to market.

•	Extend the impact of immunotherapy through a novel ultra-personalized multi-TCR warehouse approach. We will take the first step towards multi-TCR-T immunotherapy through combinatorial treatment of patients using anti-tumor and anti-stroma ACTengine products. This will enable attacking different compartments of the tumor and its microenvironment through different target classes, thereby aiming to avoid the tumor adjusting to and escaping from a single cancer target attack. With the portfolio of more than 200 prioritized cancer targets and the high-throughput capabilities in TCR discovery and characterization, we are well-positioned to build a broad library of TCR product candidates (TCR warehouse) aimed at delivering a pioneering, ultra-personalized cancer treatment. A treatment algorithm to select and deliver multiple TCR-based cell therapy products for any cancer patient will not only expand the treatable patient population, but is designed to ultimately reduce the likelihood for tumors to evade immunotherapy and prolong durability of clinical responses, possibly even resulting in cure.

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Further developing the qualities and capabilities of our organization and realizing the potential of our exceptional people. We are defined by people passionately dedicated to delivering the power of T cells to cancer patients. We have a long-term management and employee base that is the backbone of our past and future achievements. We will continue to rely on this foundation and to support and develop our outstanding team to elevate the organization to the next level.

IMMATICS’ THERAPEUTIC PIPELINE

ACTENGINE

ACTengine at a glance

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Expanded target space compared to CAR-T. ACTengine TCR-T targets tumor-associated peptides presented by HLA-molecules on the tumor cell surface. Most relevant solid cancer targets are of intracellular nature and thus only accessible by TCR-based approaches.

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TCRs with desirable affinity and specificity. ACTengine TCRs identified via XCEPTOR TCR discovery and characterized via XPRESIDENT guided on- and off-target toxicity screening show desirable affinity and high specificity. Our competitive advantage to other TCR-T approaches is the combination of the suitable target (via XPRESIDENT) with the right TCR (via XCEPTOR).

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Active at physiological levels of target expression. We believe that ACTengine TCR-T products are highly potent and capable of inducing the killing of tumor cells presenting physiological target copy numbers identified by quantitative mass spectrometry and TCR validation.

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Optimized manufacturing. Our proprietary short manufacturing process including a significantly shorter manufacturing period (6 days for IMA203) and a proprietary cytokine cocktail used to promote T cell expansion in culture is designed to produce younger, less differentiated T cell phenotypes which are associated with better engraftment and in vivo persistence.

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Patient recruitment. Patient recruitment is underway in three Phase 1 clinical trials. First combined initial data read-out is expected by early 2021 and further results are expected throughout 2021. The clinical trials are investigating safety, tolerability and initial signs of efficacy in patients and are designed to include potential expansion cohorts in the case of initial signs of clinical efficacy. This may enable a fast way forward towards pivotal clinical trials in specific indications. In case the data allow, we may seek fast track designation(s) as accelerated approval pathway(s) to bring the product candidate(s) to the market.

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Early biological data from first patients treated. Initial biological data from the first patients treated in the ACTengine trials (N=4) suggest a high persistence of target-specific T cells after infusion, already at the first low-dose level, which constitutes approximately 5-10% of our anticipated target dose. These target-specific T cells can also be detected in post-treatment tumor biopsies.

We are developing Adoptive Cell Therapies, which are designed to leverage the power of T cells to actively infiltrate tumor tissue and kill tumor cells in a specific and serial fashion.

Figure 4. Mechanism of action of our ACTengine product candidate: from infusion to tumor killing.

Upon infusion of an ACTengine product, T cells “equipped” with the cancer target-specific TCR, are supposed to bind to the pHLA target on the tumor. Subsequent activation of the T cell induces release of cytotoxic granules which might ultimately lead to tumor killing.

There are several reasons why a patient’s own T cells are often not able to protect the body against cancer, such as unavailability of activated tumor antigen specific T cells or insufficient affinity of endogenous target-specific TCRs to properly activate the T cell and fight the tumor. We believe that these problems can be overcome by engineering of autologous T cells with a well characterized and potent TCR, an approach used in our ACTengine program.

ACTengine is based on genetically engineering a patient’s own T cells with a novel TCR designed to recognize the cancer target identified by our XPRESIDENT platform. If the target of interest is confirmed on a patient’s tumor by the IMADetect companion diagnostic device candidate, lentiviral transduction of the patient’s autologous T cells with a target-specific exogenous TCR aims to essentially “reprogram” the T cells to attack the tumor. The engineered T cells are then multiplied in vitro and reinfused back into the patient for the treatment of the tumor.

In our current ACTengine clinical trials, infusion of the engineered T cells is preceded by a preconditioning lymphodepleting chemotherapy to activate proliferation, facilitate T cell engrafting and persistence. Post-infusion of the T cell product, low-dose IL-2 is administered for 14 days to further enhance persistence of the transferred cells.

Figure 5. Schematic representation of our ACTengine process.

Process overview on how we generate a personalized ACTengine T cell product from leukapheresis to patient treatment. If the target of interest is present on the patient’s tumor as demonstrated by biomarker profiling, the patient undergoes leukapheresis followed by genetic engineering of the patient’s own (autologous) T cells with a proprietary TCR. T cells engineered with the TCR are supposed to recognize the biomarker tested target on the tumor and are expanded to larger numbers prior to re-infusion into the patient.

Development of ACTengine Product Candidates

Our preclinical activities for ACTengine programs aim to reduce the risk of on- and off-target toxicity by careful selection and validation of targets and powerful TCRs. All ACTengine targets demonstrate high prevalence in major solid cancer indications as well as in niche indications with high medical need and limited available treatment options. We selected the highly tumor-associated ACTengine targets based on XPRESIDENT’s comprehensive dataset on mass spectrometry-based peptide presentation, as well as on mRNA expression levels for the respective source genes at the exon level. T cell activation assays with target expressing tumor cell lines further confirm that the targets are endogenously processed, naturally presented peptides. Thus, we believe the targets are promising for T cell-based immunotherapies.

Figure 6. Target characteristics of ACTengine targets.

Our ACTengine targets are expressed in a broad range of tumor indications. Comparison of our ACTengine targets to clinically validated NY-ESO-1 demonstrates that IMA201, IMA202 and IMA203 targets show specificity profiles similar to NY-ESO-1 while having significantly higher peptide copy numbers.

[1]	Natural presentation of this peptide has been validated by clinical data,

[2]	Validated by XPRESIDENT mass spectrometry. Target peptide copy numbers per cell were determined by AbsQuant technology,

[3]

Internal specificity categorization used by us. Specificity class 1: peptide not routinely found on any normal tissue; no relevant RNA expression detected on critical organs, Specificity class 2: peptide showing a large therapeutic window with rare detections on normal tissue and low RNA expression on critical organs.

The target-specific TCRs identified via our XCEPTOR technology are designed to recognize their targets with high specificity. XPRESIDENT-guided specificity testing confirmed that there have been no peptides identified in the natural HLA peptidome that cross-react with these TCRs. In addition, all TCRs are tested against a human primary cell panel of various healthy donors to reaffirm specificity and the absence of cross-reactivity. The panel covers critical organs (such as brain, heart, lung, liver, kidney) and multiple different cell types (such as endothelial cells, epithelial cells, smooth muscle cell) as well as organ-specific cell types (such as cardiomyocytes, hepatocytes, astrocytes, neurons, osteoblasts, keratinocytes). Finally, all TCRs used in current ACTengine programs were able to mediate the robust functional activation of T cells as evidenced by recognition of calibrated target cell lines presenting the target peptides at physiological levels. In contrast to IMA201 and IMA202, which use naturally occurring TCRs isolated from healthy donors, the TCR used in IMA203 is a pairing-optimized variant of a naturally occurring TCR which shows higher expression levels in T cells and increased affinity for its target.

Delivery of ACTengine Product Candidates to Patients

Patients eligible for clinical trials with ACTengine product candidates have a portion of their white blood cells collected using a well-established process called leukapheresis, a procedure in which a fraction of the white blood cells of a patient are extracted from their peripheral blood. These white blood cells are transferred to a manufacturing facility where peripheral blood mononuclear cells (“PBMCs”), which are a subset of white blood cells, are isolated from the leukapheresis product. PBMCs or a selected subset of T cells (e.g. CD8+ T cells) form the starting point of the ACTengine manufacturing process, which is currently being conducted at a central manufacturing site in the United States by us.

T cells contained within PBMCs are activated and subsequently mixed with a lentiviral vector to transduce the T cells with the genes encoding the target-specific TCR. The transduced cells are expanded in the presence of a cytokine mixture, concentrated and frozen before undergoing quality control release testing. The resulting cell product can be stored frozen long-term until the patient is ready to receive the infusion. The manufacturing time is 7-10 days for IMA201/202 and 6 days for IMA203.

For the introduction of the engineered TCR into the cells, our manufacturing process utilizes a third generation, self-inactivating lentiviral vector that is designed to improve the safety and eliminate the risk of replication-competent viral particles, as well as produce stable integration of the TCR sequences in the modified cells. The lentiviral vector includes the transgene required for production of engineered TCRs along with other additional elements necessary for producing the lentiviral particles needed for the delivery of the TCR genes.

Enhancing Commercial Application of Autologous Cell Therapies

We are using a semi-closed, partially automated manufacturing process for IMA203 and is currently moving towards a commercially compatible manufacturing process for all ACTengine programs that is automated and utilizes closed manufacturing systems available on the market. Additional manufacturing improvements being developed include the use of selected T cell subsets, as well as manufacturing processes that use chemically defined media free from human or animal derived serum. Proof of concept studies for multiple manufacturing systems, including automated devices, have already been carried out to prepare for implementation.

We will continue manufacturing for Phase 1 clinical trials at the current cGMP manufacturing facility through clinical proof of concept for a given TCR-T cell product. For pivotal trials and commercial scale manufacturing, we are evaluating the use of commercial scale Contract Manufacturing Organizations (“CMOs”) in addition to evaluating building a dedicated commercial facility for launching our products.

The current time from leukapheresis collection until infusion ready for our T cell products varies between 20 and 24 days, depending on the manufacturing length and including 14-day full sterility testing according to United States Pharmacopeial Convention standards. However, we are already working with regulatory authorities in the United States and Europe to release the T cell products for infusion on interim (7-day) sterility results while continuing the testing for 14-days. By further reducing the sterility testing for infusion to five days, the commercial manufacturing duration is expected to be reduced to eleven days.

Figure 7. Schematic overview of our manufacturing process.

Upon leukapheresis, our manufacturing duration to generate a personalized IMA203 ACTengine product is 6 days followed by 14-day sterility testing. For commercial ACTengine products, we plan to implement an accelerated 5-day sterility testing, reducing the overall manufacturing time to 11 days.

Ongoing ACTengine Clinical Trials

The three Phase 1 clinical trials IMA201-101, IMA202-101 and IMA203-101 are open for patient recruitment and are currently in the dose escalation phase. We plan to enroll 12-15 patients for each trial and will evaluate up to four dose levels of each ACTengine product (50x106 to 1,000x106 target-specific T cells/m²). Upon signs of clinical activity we may extend clinical trials in a certain or several cancer subtypes, and recruit additional patients of the respective indications to access anti-tumor activity of product candidates in more detail.

IMA201-101

The IMA201-101 trial (NCT03247309) is a Phase 1 dose-escalating trial evaluating safety, tolerability and initial signs of clinical efficacy of our IMA201 ACTengine product, which targets melanoma-associated antigen 4 or 8 (“MAGEA4/A8”) in patients with solid tumors. Among the range of solid cancer indications being studied, this trial is focused on, but not limited to, squamous non-small cell lung carcinoma (“squamous NSCLC”), head and neck squamous cell carcinoma (“HNSCC”), and subtypes of sarcoma due to the high frequency of MAGEA4/8 expression in these tumors.

Lung cancer is the second most common cancer in the United States and the leading cause of cancer-related deaths. It is estimated that there were 228,000 new cases and 143,000 deaths of lung cancer in 2019. NSCLC accounts for about 85% of all lung cancers, while squamous cell NSCLC accounts for approximately 35% (estimated 66,000 patients) of NSCLC. The 5-year survival rate for NSCLC is 23%, but varies materially by the stage of the disease. For localized NSCLC, the overall 5-year survival rate is about 60%, whereas patients with metastatic lung cancer have a 5-year survival rate of only 6%. Treatment options for NSCLC also depend on the stage of the disease. Compared to non-squamous NSCLC, recurrent or refractory squamous NSCLC has fewer treatment options and typically leads to unfavorable outcomes despite recent advances.

HNSCC comprises a heterogeneous group of cancers at different anatomic locations, which can be found in the oral cavity, the pharyngeal area, and the larynx. Approximately 65,000 Americans are diagnosed with HNSCC each year and around 15,000 die from this disease annually. The 5-year survival for laryngeal cancer, one of the most common types of HNSCC, has not significantly changed over the past 30 years. Despite several treatment options, overall long-term survival rates for recurrent/metastatic HNSCC remain low. Thus, recurrent or metastatic HNSCC is a severely underserved patient population with limited treatment options. Despite all the advances made recently, these cancer patients have a very poor prognosis with a short median survival of 4-6 months and no available and approved standard treatment. Thus, the target population for IMA201-101 consists of patients with an urgent unmet need for new treatment options.

The ACTengine IMA201-101 study is actively recruiting in its dose-escalation phase. To be eligible for IMA201-101, adult patients with pathologically confirmed advanced/metastatic cancer must be HLA-A*02:01 positive and MAGEA4/A8 needs to be present in a biopsy of the patient’s tumor. Upon successful manufacturing and release testing of the IMA201, the patient can be treated, given that all treatment eligibility criteria are fulfilled. IMA201 is administered when disease recurs/progresses, or becomes refractory, no indicated standard of care treatment is available, or if this treatment is no longer warranted. The primary study purpose is to establish the safety and tolerability of the treatment with IMA201 T cell products. Thus, the primary outcome is to determine the incidence of adverse events (“AE”) upon treatment including dose limiting toxicity (“DLT”) and determination of recommended Phase 2 dose. Secondary outcomes are the evaluation of T cell persistence of the TCR engineered T cells within the patient’s blood after T cell infusion, as well as the evaluation of anti-tumor activity (tumor response and duration of response). T cell persistence is considered as a major pre-requisite to obtain anti-tumor response.

IMA202-101

The IMA202-101 trial (NCT03441100) is a Phase 1 dose-escalating trial evaluating safety, tolerability and initial signs of clinical efficacy of our IMA202 ACTengine product, which targets melanoma-associated antigen 1 (“MAGEA1”) in patients with various solid tumors, including NSCLC and hepatocellular carcinoma (“HCC”).

HCC is the most common type of primary liver cancer. According to the World Health Organization liver cancer is one of the top five causes of cancer-related death worldwide and it is estimated that there were 42,000 new cases of liver cancer in the Unites States in 2019. Death rates from liver cancer have been steadily increasing over the last decades and the 5-year survival rate for liver cancer remains low at approximately 18%.

The standard care therapies for unresectable HCC patients are very limited and comprise various local therapies for early and intermediate patients and systemic therapies for advanced HCC patients. Thus, the target patient population for IMA202-101 is comprised of patients with very poor prognosis and high unmet medical need for new treatment options.

The ACTengine IMA202-101 study is actively recruiting in its dose-escalation phase. The study is targeting patients with recurrent or refractory solid tumors including, but not limited to unresectable advanced HCC. To be eligible for IMA202-101, adult patients with pathologically confirmed advanced/metastatic cancer including HCC not amenable to resection are considered for enrollment into the trial if they are tested to be HLA-A*02:01 positive and MAGEA1 was found to be present in a biopsy of the patient’s tumor. The patients have relapsed and/or have refractory solid cancers with no established treatment available. Upon successful manufacturing and release testing of the IMA202 product the patient can be treated, given that all treatment eligibility criteria are fulfilled.

The study purpose is to evaluate the safety and tolerability of the treatment with IMA202 T cell products. Thus, the primary outcome is to determine the incidence of AE upon treatment including DLT and determination of recommended Phase 2 dose. Secondary outcomes are the evaluation of T cell persistence of the TCR engineered T cells within the patient’s blood after T cell infusion, as well as the evaluation of anti-tumor activity (tumor response and duration of response). T cell persistence is considered as a major pre-requisite to obtain anti-tumor response.

IMA203-101

The IMA203-101 trial (NCT03686124) is a Phase 1 dose-escalating trial evaluating safety, tolerability and initial signs of clinical efficacy of our IMA203 ACTengine product, which targets preferentially expressed antigen in melanoma (“PRAME”) in adult patients with relapsed and/or refractory solid tumors. Among a broad range of solid cancer indications, uterine cancer (endometrial cancer and uterine carcinoma), ovarian cancer, melanoma, several subtypes of sarcoma and squamous NSCLC are of special interest because PRAME is expressed in these tumors at a very high frequency.

According to estimates for 2019, ovarian cancer accounted for 23,000 new cases per year in the United States. Approximately 14,000 patients died from this disease in 2019, being the fifth most common cause of cancer-related deaths in women. Beside ovarian cancer, uterine cancer is another common cancer in women with unfavorable prognosis and where advances in available treatments are urgently needed. Melanoma is the fifth most common cancer type in the United States and has an incidence of approximately 96,000 new cases and 7,000 estimated deaths per year. While localized melanoma has a very favorable prognosis with a 5-year survival rate of 99%, metastasized melanoma has a 5-year survival rate of only 25%. Despite recent advances in treatment approaches the prognosis for advanced melanoma remains poor. Thus, the target population for IMA203-101 is cancer patients with no or limited treatments available.

The ACTengine IMA203-101 study is actively recruiting in its dose-escalation phase. Before start of study treatment, patients must have recurrent and/or refractory solid tumors and must have received or not be eligible for all available indicated standard-of-care treatments known to confer clinical benefit (e.g., surgery, radiation therapy, chemotherapy, immunotherapy or targeted therapy). Thus, IMA203 is administered if the last available indicated standard-of-care treatment is no longer warranted. For a patient to be eligible for this study, there is no limitation on either the type or the number of prior anti-tumor treatments they may have received. These cancer patients have a very poor prognosis and an urgent unmet medical need for new treatment options. Moreover, patients are eligible for inclusion into the trial if they are tested to be HLA-A*02:01 positive and PRAME was found to be present in a biopsy of the patient’s tumor. Upon successful manufacturing and release testing of the IMA203 product, the patient can be treated, given that all treatment eligibility criteria are fulfilled.

The study purpose is to evaluate the safety and tolerability of the treatment with IMA203 T cell products. Thus, the primary outcome is the determination of the incidence of AE upon treatment including DLT and determination of recommended Phase 2 dose. Secondary outcomes are the evaluation of T cell persistence of the TCR engineered T cells within the patient’s blood after T cell infusion, as well as the evaluation of anti-tumor activity (tumor response and duration of response). T cell persistence is considered as a major pre-requisite to obtain anti-tumor response. After establishing the initial safety profile, we plan to add atezolizumab to a cohort of patients to test the safety of the IMA203-atezolizumab combination.

Initial Results from Ongoing Clinical Trials

The recruitment status as of January 2020 is the following: 22 HLA-A*02:01-positive patients were found to express one of the three targets (for IMA201, IMA202 or IMA203) in their tumor biopsy. 13 of those patients have been enrolled into the manufacturing phase of the trials. Manufacturing was successful for all 10 patients for which manufacturing has already been completed. Four patients (IMA201-101: n=1; IMA202-101: n=2; IMA203-101: n=1) have been infused at the lowest dose (50 million specific T cells/m²) of the dose escalation scheme in their respective trial. So far, ACTengine treatment has been tolerated well. The most frequent adverse events observed to date included cytopenias associated with the lymphodepleting regimen and Grade 1-2 cytokine release syndrome.

Preliminary biological data indicate very high frequencies of target-specific T cells (up to 45% of CD8+ T cells) in the patient’s blood after T cell infusion even at the lowest dose level. Target-specific T cells persisted until the end of the observation period (up to 12 weeks, immunomonitoring is still ongoing).

Figure 8. Initial biological activity data in first ACTengine patients.

Cellular immunomonitoring in Blood IMA203 Patient #1	Molecular immunomonitoring in blood

Initial data for biological activity in ACTengine patient (status January 2020). Left panel: Representative plot for cellular immunomonitoring of target-specific T cells in the blood of IMA203 patient #1 one week after infusion. Right panel: Molecular immunomonitoring in the blood of n=4 ACTengine patients. Target-specific T cells were determined in the patient’s blood for up to 12 weeks after infusion.

Additionally, target-specific T cells were detected in tumor biopsies that were taken after T cell infusion, indicating their infiltration into the tumor. Biological activity is the prerequisite for clinical efficacy, which will likely be assessed in the forthcoming months.

Figure 9. Detection of target-specific T cells in the tumor.

Molecular immunomonitoring in Tumor

IMA202 Patient #2, IMA203 Patient #1

Initial data for detection of target-specific T cells within post-treatment biopsies six weeks after infusion for n=2 ACTengine patients (status January 2020).

After completion of the dose-escalation phase, assuming favorable safety profiles of the IMA201, IMA202 and IMA203 product candidates and signs of clinical activity in a certain or several cancer subtypes, we may extend the described clinical trials and recruit patients of a respective indication in an extension cohort to assess potential anti-tumor activity in more detail, both as a single agent and in combination therapy with atezolizumab. We may target Fast Track designation(s) and Accelerated Approval(s) to bring the product candidate(s) to the market.

NEXT-GENERATION ACT

Next-Generation ACT at a glance

We are committed to developing our ACTengine programs, with the goal to deliver the potential benefits of our innovative science to cancer patients as soon as possible. At the same time, in order to achieve the best outcomes for cancer patients in the longer term, we strive to enhance the tolerability, potency and ease of use of our product candidates. To accomplish these goals, we have taken the following steps:

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Addressing the tumor stroma and microenvironment. The complex tumor microenvironment is currently regarded as one of the biggest challenges to the success of immunotherapies in solid tumors. We believe that the combination of stroma targets with tumor targets, as well as our second-generation enhancements to generate more potent T cells, may address this unmet need.

•	Combating target heterogeneity and tumor evasion. Our next-generation multi-target approach is designed to combat target heterogeneity and tumor escape for deeper and longer clinical responses.

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Enhancing commercial viability. Aside from improving commercially compatible manufacturing of autologous ACT, we aim to decrease the cost of goods and to reach patients more quickly with our off-the-shelf cell therapy, ACTallo.

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Pioneering personalized multi-target precision cancer medicines. The ACTolog pilot trial served as the first proof of concept for the feasibility of a personalized multi-target approach. The ACTolog pilot trial indicated a favorable tolerability profile, persistence and biological activity of transfused T cells as well as clinical benefit by the long-term stabilization of tumor growth in some last-line patients. The ACTolog approach is limited by the properties of the patient’s own T cell repertoire (i.e. TCRs with limited affinities). We believe that this limitation can be overcome by a multi-TCR-based ACTengine approach, which utilizes highly potent and optimized TCRs that may enable significant clinical responses.

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Exploit the full target potential and offer treatment options for potentially any patient. We believe that our pool of more than 200 prioritized targets combined with the capability to develop the right TCRs offers a possibly unique foundation to develop treatments for almost any patient. We believe that our fast manufacturing process, combined with our broad target portfolio, may put us in a unique position to develop personalized medication efficiently and cost-effectively for any patient.

Targeting Tumor Stroma — ACTengine IMA204

Most current anti-tumor therapies directly target the malignant tumor cells. For Adoptive Cell Therapy, this approach has been successful as demonstrated by others in several indications. Challenges remain, however, for solid tumors, where access and activity of the T cells to the tumor is limited by a rigid tumor stroma and the immunosuppressive tumor microenvironment. Tumor stroma, which are cancer-associated fibroblasts, may promote tumor growth, inhibit drugs and T cells from entering the tumor and thus prohibit them from reaching and killing the tumor cells.

With the XPRESIDENT target discovery platform, we are not only able to identify tumor cell-associated targets, but also innovative targets that are predominantly expressed in tumor stroma. One such stroma-associated target is COL6A3 exon 6, which was selected for the IMA204 ACTengine program. The IMA204 ACTengine program is in preclinical development with a planned IND submission in 2021.

COL6A3 exon 6 is a novel cancer stroma target identified and validated by our XPRESIDENT technology platform. COL6A3 is an extracellular matrix component found in most connective tissues, however COL6A3 exon 6 is expressed predominantly by tumor stromal cells and not in normal tissues. COL6A3 exon 6 is highly prevalent in a broad range of tumor tissues including lung, pancreas, esophagus, breast, ovary, colon and stomach cancer.

We believe that targeting the tumor stroma via IMA204 ACTengine is a promising approach for many solid tumors. This could result in tumor cell death due to tumor cells’ dependency on the stroma, could allow endogenous tumor specific T cells to reach the tumor and exert their anti-tumor activity, or could trigger additional local inflammation in the tumor microenvironment. We are considering combining IMA204 with other ACTengine products directly targeting tumor cells, offering a potentially orthogonal and synergistic mechanism of action.

Off-the-Shelf Adoptive Cell Therapy — ACTallo

ACT based on genetically engineered, patient-derived T cells has demonstrated remarkable clinical successes. However, the high costs and logistics associated with use of autologous cells as starting material are a challenge to the widespread use of autologous ACT. In addition, autologous patient material is of heterogenous quality, and the efficacy of cell therapy products in patients may be impacted by the patient’s age, the quality of the patient’s T cell, the cancer itself or immunosuppressive pre-treatments. The development of simpler, off-the-shelf ACT approaches with large batches of therapeutic doses derived from pre-tested healthy donors may make the benefits of these therapies more easily accessible and affordable to cancer patients with challenging, unmet medical needs.

ACTallo is a process we developed for the manufacture of allogeneic, off-the-shelf, TCR-engineered cellular therapies derived from healthy donors’ gd T cells. We believe that gd T cells are ideally suited for allogenic ACT approaches: gd T cells naturally infiltrate tumors, which has been shown to be the most favorable prognostic factor for patient outcome. gd T cells possess intrinsic antitumor activity and recognize target cells in an HLA/peptide independent fashion, not causing Graft-versus-Host Disease. In clinical trials, the transfer of autologous gd T cells has been repeatedly shown to be well tolerated.

The life span of ACTallo T cells in patients is expected to be limited by their allogeneic nature, and the transferred cells will ultimately be rejected by the host immune system. Therefore, any potential autoimmune reactions driven by the ACTallo product are expected to be limited in duration and severity. Thus, in order to sustain clinical activity, repeated ACTallo cell infusion may be required. The picture emerging from commercial CAR-T products indicates that while peak product concentration correlates with response rate, it is the long-term persistence that correlates with the duration of response. As a result, if an allogeneic product is not applied multiple times, premature rejection of the product may limit patients’ long-term prognosis. Therefore, we are investigating preclinically second-generation approaches that could be suited towards making ACTallo less immunogenic.

We have developed a process that allows ex vivo expansion of gd T cells isolated from a single healthy donor to manufacture multiple ACTallo doses, which we believe represents an ideal modality for an off-the-shelf approach. Using healthy donor T cells circumvents the need to use T cells from heavily treated or aging cancer patients, thus allogeneic cells are not encumbered by suppressive environments of the patients’ immune system. In addition, products are available immediately for patient treatment without any delays for cellular manufacturing upon enrollment. At the laboratory scale, we have observed that our proprietary manufacturing process could generate hundreds of doses from a single donor. We are currently translating these lessons into larger scale solutions. A schematic summary of the ACTallo T cell manufacturing process is shown below in Figure 10.

Figure 10. Schematic representation of our ACTallo process.

Within the ACTallo process allogeneic gd T cells from healthy donors are genetically engineered to express TCRs specific for one of our cancer targets. Off-the-shelf ACTallo product candidates are then ready for treatment directly after patient enrollment.

For manufacturing of ACTallo products, gd T cells are isolated from healthy donor leukapheresis, activated and transduced with target-specific TCR and the CD8 co-receptor, and further expanded before cryopreservation as an off-the-shelf product. After infusion, these TCR-engineered gd T cells can recognize and eliminate cancer cells.

We are currently developing the manufacturing process for ACTallo products. Process development efforts are aimed at optimizing cell selection, enrichment, activation and expansion, as well as transduction of gd T cells. Our plans to use a proprietary lentiviral vector system capable of transducing gd T cells with a single vector incorporating the proprietary TCR and a CD8 co-receptor — which we believe significantly reduces costs and complexity. For our first ACTallo product, IMA301, non-cGMP production runs from selected healthy donors will be performed at clinical batch scale, before the transfer of the manufacturing process to a cGMP facility. Finally, cGMP technology transfer run(s) will be performed in preparation of clinical batch manufacturing for patient infusion in a first-in-human IMA301 clinical trial.

The gd T cells transduced with the TCR developed for use in IMA301 showed high in vitro anti-tumor activity. In addition, IMA301 TCR+ gd T cells were able to effectively kill a tumor cell line in vitro that expressed the targeted antigen at copy numbers that are usually seen on target-positive solid tumors (Figure 11).

Figure 11. Specific in vitro tumor cell killing by ACTallo T cells.

ACTallo T cells transduced with IMA301 TCR were observed to kill tumor cells endogenously expressing the IMA301 target at relevant copy numbers (U20S cell line, approximately 250 target copies per cell). The figure further demonstrates the intrinsic anti-tumor activity of gd T cells without TCR transduction.

We plan to enter first-in-human trials with the first ACTallo product IMA301 after completion of process development and IND-enabling studies, with a planned IND submission in 2022. Development of IMA301 in solid tumors as well as in hematological indications is an option.

Multi-target Cell Therapy Pilot Trial — ACTolog

The ACTolog approach was designed as the first known multi-target precision immunotherapy. The IMA101-101 Phase 1 clinical trial is currently being conducted as a pilot trial to demonstrate safety and feasibility of a multi-target ACT approach (NCT02876510).

ACTolog is based on the principle of endogenous T cell therapy pioneered by Cassian Yee. ACTolog T cells are not genetically modified: IMA101 T cell products are generated from peripheral blood cells and are the patient’s own T cells, which are applied after ex vivo expansion. This approach is based on the observation that tumor antigen-specific T cells are naturally occurring and can be identified in the peripheral blood of melanoma patients. Despite their natural ability to recognize tumor associated antigens that are presented by tumor cells, these T cells may not be activated and capable to act against cancer, as peptides presented without co-stimulatory signals are only poorly immunogenic. Moreover, the frequency of endogenous target-specific T cells is usually very low. Expanding and activating those naturally occurring T cells allows great flexibility in targeting tumors.

Figure 12. Schematic representation of our ACTolog process.

The ACTolog concept is based on selecting and expanding a patient’s own autologous T cells dependent on the detection of ACTolog targets in the patient’s tumor tissue. Thus, the manufacturing of a patient’s personalized multi-targeted ACTolog product is tailored to the individual target expression profile of each patient.

In ACTolog, this autologous T cell expansion approach is amended to use a warehouse including multiple novel cancer targets discovered by the target discovery platform XPRESIDENT. From this target pool (COL6A3 exon 6, PRAME, MAGEA1, MAGEA4, MAGEA4/8, NY-ESO-1, MXRA5), the suitable targets for each patient’s tumor are identified by analyzing their relative presence within a tumor biopsy. Up to four personalized IMA101 T cell products, each with a defined target specificity, are then manufactured for each patient by isolation, propagation and activation of the patient’s endogenous T cells in vitro. Billions of such activated and specific T cells are then re-infused into the cancer patient for the purpose of attacking the tumor. The patient-tailored IMA101 T cell product(s) are infused as single dose after a pre-conditioning lymphodepletion to facilitate engraftment of transferred T cells. Thereafter, patients receive low-dose IL-2 to further improve T cell engraftment and activation.

Initial results

The ongoing IMA101-101 study is a Phase 1 trial investigating the safety and tolerability of IMA101 alone (cohort 1) or in combination with the PD-L1 inhibitor atezolizumab (cohort 2) in HLA-A*02:01 positive patients with advanced solid cancers. As of December 2019, initial data from the ongoing trial has revealed no treatment related deaths. The most common adverse events observed so far were expected cytopenias associated with the lymphodepleting regimen and Grade 1-2 cytokine release syndrome. Many patients have received high ACTolog cell doses and multiple T cell products. These initial results indicate that ACTolog is well-tolerated with no changes to treatment regime required.

Table 1. Initial tolerability profile for ACTolog product candidates.

Adverse Events (N = 12)	≥ Grade 3 (N)	SAE (N)	AESI (N)
Anemia	9	0	0
Leukopenia	7	0	0
Lymphopenia	6	0	0
Neutropenia	9	0	0
Thrombocytopenia	5	0	0
Bacteremia	2	2	1
Cellulitis	2	2	0
Abdominal pain	1	0	1
Device-related infection	1	0	0
Sinus bradycardia	1	0	1
Hypotension/ Orthostatic hypotension	1	1	1
Appendicitis	1	1	1
Cytopenia	1	1	1
Cytokine release syndrome	0	0	9
Infusion-related reaction	0	0	1
Haematochezia	0	0	1
Fatigue	0	0	1

Overview of Adverse Events in ACTolog trial provides preliminary data for n=12 initial patients (Status as of December 2019). AE: adverse event; SAE, serious adverse event; AESI, adverse event of special interest. Only AEs from treated patients are listed. If a patient experienced > 1 event, the patient is counted only once for the most severe AE. If an SAE or AESI was ≥ Grade 3, the same AE is counted in both columns.

Very high frequencies of target-specific T cells could be detected within the patients’ blood up to one year after infusion which is seen as an important pre-requisite for clinical activity.

Figure 13. Initial biological activity results in ACTolog patients.

T cell Persistence in Blood	T cell infiltration into Tumor

Initial data for biological activity in ACTolog patients (status January 2020). Left panel: T cell persistence in the periphery of n=12 patients was determined up to one year after infusion, right panel: Detection of target-specific T cells within post-treatment biopsies.

As presented by the study’s principal investigator at public conferences, two interesting case studies were observed in the ACTolog IMA101-101 trial to date. One patient with nasopharyngeal cancer was treated with a

T cell product against the novel tumor stromal target COL6A3 exon 6 and showed stable disease for one year without the requirement of subsequent anti-tumor treatment and with an indication of necrosis in tumor biopsies. Another patient with squamous cell carcinoma of the anus received T cell products directed to COL6A3 exon 6 and PRAME and showed a 26% decrease in tumor measurements (RECIST1.1, irRECIST) at week six. A significant drop of T cells at week eight and a presumably unfavorable shift in T cell phenotype towards terminal differentiation was associated with progression of the patient at week twelve.

Overall, preliminary results of this multi-target pilot study demonstrate that large T cell doses of multiple products can be applied simultaneously and are generally well tolerated. The IMA101-101 pilot trial demonstrated the feasibility of multi-target ACT and generated Phase 1 tolerability data for the investigated targets. Clinical topline data are expected to be available at the end of 2020.

Some of the targets tested in the ACTolog IMA101-101 trial either are, or may soon be, entering clinical development in our ACTengine trials. For the next wave of ACT, we envision utilizing the highly potent TCRs from ACTengine within such actively tailored, multi-target, precision immunotherapy approach.

Personalized Multi-target ACTengine and TCR Warehouse

Currently, the few publicly available targets in ACT trials are usually tackled separately by individual products and trials. As intra-tumor heterogeneity has been observed as a source for clonal re-growth of the tumor, tumor escape can occur if only one target is addressed. Targeting multiple antigens relevant for individual patients is therefore an important strategic objective for us that may enable us to see durable clinical responses by lowering the risk of relapse due to tumor antigen escape. We believe that an ACTengine TCR-T therapy with multiple TCRs against multiple targets may have the potential to realize durable and deep clinical responses.

The proprietary target discovery platform XPRESIDENT positions us to simultaneously address multiple targets. As a first step, we have already created a library, which we call our “warehouse”, of seven promising tumor antigens for use in the ACTolog pilot trial. In this study, endogenous, ex vivo amplified T cells (in contrast to ACTengine they are not genetically engineered but selected from the patient’s own T cell repertoire) are applied to solid cancer patients in a multi-target precision approach.

Phase 1 clinical trials with TCR-engineered ACTengine product candidates are either ongoing (IMA201-203) or planned (IMA204). While development of these product candidates is pursued with full commitment, we envision combining all four products into a “TCR warehouse” to allow treatment of individual patients with more than one TCR specificity. With an initial TCR warehouse including IMA201-204, patients could then potentially be treated with up to four different products depending on their individual target expression pattern.

Enabled by the XPRESIDENT target pool and the TCR identification platform XCEPTOR, we aim to develop further TCRs with supplementary target specificities and to include them into this TCR warehouse. We envision the combination of a warehouse-based TCR-T approach with next-generation technologies and other immuno-oncology drugs (such as checkpoint inhibitors) on a data-driven, patient-individual basis.

We have broad experience with the regulatory and clinical realization of such warehouse-based concepts as demonstrated with ACTolog in the United States, as well as a previous personalized vaccine trial (GAPVAC) in the European regulatory environment.

Offering a treatment option to potentially any cancer patient with a possibility of multiple targets per patient would require a substantially larger TCR warehouse. We envision expanding the warehouse, gradually, with additional TCRs targeting additional tumor and tumor stroma antigens available through XPRESIDENT. Moreover, we plan to include targets presented by HLA alleles other than HLA-A*02:01, such as HLA-A*01, HLA-A*03, HLA-A*24, HLA-B*07, HLA-B*08, HLA-B*44. This has the potential to broaden the patient population that might benefit from the TCR warehouse approach from approximately 40% of the population in

North America and approximately 45% of Europe expressing HLA-A*02:01 to more than 90% of individuals expressing at least one suitable HLA allele, and to similar values for populations in other major markets.

Figure 14. Our multi-target TCR-T strategy.

We combine the expertise from the ACTolog multi-target pilot study with the capability to develop novel engineered TCRs as used in the ACTengine approach. While developing ACTengine targets individually, we plan to combine IMA201-204 TCRs into an initial TCR warehouse, enabling patient treatment with multiple ACTengine products including anti-tumor and anti-stroma targets. We plan to extend that warehouse with the goal to treat ultimately any cancer patient and achieve durable responses.

TCR BISPECIFICS — TCER

TCER at a glance

•  TCR Bispecifics redirect any T cell. Our TCR Bispecifics, called TCER (T Cell Engaging Receptors), are off-the-shelf biologics that leverage the body’s immune system by redirecting and activating T cells towards cancer cells expressing specific tumor targets. The design of these novel biologics allows any T cell in the body to become activated and attack the tumor, regardless of the T cells’ intrinsic specificity.

•  Expanded target space compared to classical T cell engagers. TCER compounds target tumor-associated peptides presented by HLA-molecules on the tumor cell surface exploiting the whole proteome.

•  Active at low levels of target expression. TCER are designed to induce the killing of tumor cells even when presenting physiological low copy numbers of the target.

•  High affinity and preclinical activity. Very low concentration (low pM range) required for in vitro killing of tumor cells expressing physiological levels of target pHLA and significant tumor growth inhibition in vivo in a therapeutic model.

•  Extended half-life. The TCER-scaffold is designed to exhibit a long functional half-life in the patient’s bloodstream in order to achieve clinical activity without the requirement for daily and/or continuous intravenous application.

•  Modularity. The TCER-scaffold is designed to offer modularity. This allows for the efficient exchange of tumor-targeting and T cell engaging binders.

•  Off-the-shelf therapeutics. TCER are biologics designed for cost-effective manufacturing and immediate application availability.

•  Manufacturing activities for IMA401 have started. The TCER-scaffold is designed to be produced in CHO-cells relying on well-established processes used in the production of antibody-based therapeutics. Manufacturing development for our lead TCER candidate IMA401 is ongoing and submission of an IND is planned for the end of 2021.

•  The planned first-in-human clinical trial with IMA401 is designed to assess safety and tolerability, establish a suitable dose and potentially observe initial signs of clinical activity.

Our TCER are designed to leverage the well-established and validated mode of action and off-the-shelf usage of bispecific T cell engagers (prototyped by Blinatumomab) and to combine this mechanism with the expanded target space available to T cell therapies against pHLA targets.

Once administered, TCER compounds are supposed to bind to the tumor cells presenting the target peptide in context of HLA and simultaneously recruit, activate and stimulate the patient’s own T cells to attack the tumor cells. This is expected to result in T cell expansion and subsequent tumor regression.

A TCER consists of three distinct elements: (i) an affinity and stability improved T cell receptor recognizing the target presented by HLA-molecules on tumor cells, (ii) a T cell stimulating and recruiting domain derived from an antibody, and (iii) an effector function silenced Fc-part based on human IgG conferring preferential stability, serum half-life and manufacturability. Our TCER molecules can be produced and purified utilizing established processes to manufacture antibodies.

Figure 15. Proposed mechanism of action of our TCER: from administration to tumor killing.

Administration of the biologic compound, which is off-the-shelf available, to a biomarker positive cancer patient. TCER molecules are supposed to specifically bind to the pHLA targets on cancer cells, direct and activate any patient’s circulating T cell into proximity of the cancer cell with the goal of destroying the malignant cell.

Our TCER scaffold is the result of a campaign to engineer and evaluate various molecular scaffolds incorporating binding domains derived from affinity and stability enhanced TCRs and from T cell recruiting antibodies, respectively. The TCER architecture, in our in vitro testing, proved to be superior to other tested scaffolds with respect to preclinical activity, stability and physico-chemical properties, so called “developability”. TCER molecules can readily be expressed in CHO-cells with titers comparable to antibody-based biologics. The TCER protein can be purified using common chromatographic techniques and size-exclusion-chromatography, facilitating the cGMP-compliant manufacturing in established plants.

For all TCER programs, extensive in vitro and in vivo experiments are compiled. The activity of all TCER molecules is evaluated in various in vitro assays utilizing tumor cell lines presenting the target at physiological low levels. Figure 16 representatively illustrates such a tumor cell killing assay by a target-specific TCER.

Figure 16. Specific tumor cell killing by a TCER.

PBMC-mediated cytotoxicity of a TCER against target positive tumor cells was assessed by live-cell analysis. Shown are representative images after 60 hours. Unstained (grey/black): PBMCs (lymphocytes, including T cells); Red: Living tumor cells, Green: Dead cells, Yellow: cell death in clusters of activated T cells and tumor cells.

In general, TCER molecules exhibiting high in vitro potency and the ability to target low abundant peptides are selected. In parallel, tolerability of TCER candidates is extensively tested in various in vitro assay systems. TCER molecules exhibiting low reactivity towards healthy tissue as well as high therapeutic windows are then selected for further development.

In vivo half-life of TCER molecules is assessed in mice by quantification of functional TCER molecules in blood. For a representative TCER molecule, a long terminal half-life of several days was determined, confirming the functionality of the Fc-part utilized in the TCER-scaffold.

The targets used in our current TCER programs are HLA-A*02:01-restricted, naturally presented peptide cancer targets identified by our comprehensive target discovery and validation process. The identified peptides demonstrate high target copy numbers and are highly tumor-associated targets with high target prevalence in several solid cancer types, which we believe makes them excellent targets for TCER programs.

Table 2. Prevalence of IMA401 and IMA402 targets in selected cancer indications.

	IMA401	IMA402
Tumor types with significant target prevalence	Sq NSCLC (50%) HNSCC (35%) Bladder carcinoma (30%) Uterine carcinosarcoma (25%) Esophageal carcinoma (25%) Ovarian carcinoma (20%) Melanoma (20%) Sarcoma Subtypes (up to 80%) ...

Uterine carcinoma (100%)

Melanoma (95%)

Ovarian carcinoma (80%)

Sq NSCLC (65%)

Uveal melanoma (50%)

Cholangiocarcinoma (35%)

Diffuse large B-cell lymphoma (30%)

Breast carcinoma (25%)

HNSCC (25%)

Sarcoma Subtypes

(up to 100%)

...

The table provides an overview of selected tumor indications with high target prevalence for our preclinical IMA401 and IMA402 TCER product candidates.

IMA401

Based on preclinical data, we believe that the IMA401 TCER represents a promising clinical product candidate. IND submission is targeted for the end of 2021, followed by a first-in-human clinical trial to assess safety and tolerability, escalate the dose and potentially observe initial signs of clinical activity.

IMA401 can readily be expressed in CHO-cells with titers exceeding 2 g/L. Once purified, IMA401 exhibits low aggregation and fragmentation even prior to formulation development and under heat stress suggesting favorable stability characteristics. The activity of the IMA401 TCER was evaluated in various in vitro assays utilizing tumor cell lines presenting the target at physiological low levels. Thereby the TCER-concentration needed in vitro to achieve half-maximal tumor cell killing was determined to be as low as 10 pM to 300 pM depending on the individual donor of effector cells.

In parallel, tolerability of the IMA401 TCER was extensively tested in various in vitro assay systems. To screen for reactivity towards healthy tissue and prevent toxicity, the therapeutic window for IMA401 TCER was determined in a co-culture assay with PBMC (effector cells) and a multitude of primary normal cell types derived from HLA-A*02-positive donors. The primary cell panel covers critical organs and different cell types thereof as well as organ-specific cell types. Reactivity against the different normal cell types and a tumor cell line for comparison was assessed for increasing concentrations of IMA401 by an LDH-release cytotoxicity assay. In the same experiment, cytotoxicity against a human tumor cell line (“Hs695T”) was recorded. While robust tumor cell killing was observed at low pM concentrations, reactivity towards primary tissue was observed only at high TCER concentrations in the nM range, if at all. Therapeutic windows are calculated based on lowest effective concentrations (“LOEL”) observed for normal cells and the tumor cell line and were at least 1000-fold for the IMA401 TCER on all tested normal tissue cells.

Table 3. Therapeutic window of IMA401 TCER.

Normal Tissue Type	Therapeutic Window (x-fold)
iPSC-derived Astrocytes	>10,000
iPSC-derived GABA neurons	>10,000
iPSC-derived cardiomyocytes	>10,000
Osteoblasts	10,000
Pulmonary Fibroblasts	>10,000
Dermal Microvascular Endothelial Cells	1,000
Mesenchymal Stem Cells from Bone Marrow	1,000
Tracheal Smooth Muscle Cells	>10,000
Epidermal keratinocytes	>10,000
Renal Cortical Epithelial Cells	>10,000
Adrenal Cortical Cells	1,000
Cardiac Microvascular Endothelial Cells	>10,000
Chondrocytes	>10,000
Coronary Artery Endothelial Cells	>10,000
Nasal Epithelial Cells	>10,000
Pulmonary Artery Smooth Muscle Cells	>10,000

Exemplary specificity assessment for IMA401 TCER, which demonstrated a broad therapeutic window (≥ 1,000 – 10,000 fold) as defined by reactivity against tumor cells and normal tissue cells. iPSC: induced pluripotent stem cells.

In vivo experiments using human tumor cell lines to establish solid tumors in immune-deficient mice, demonstrated that the IMA401 TCER was, upon transfer of human PBMC, able to induce complete remissions. In these experiments the TCER was administered at very low doses, confirming the biological activity as well as high stability and long serum half-life of the TCER scaffold.

Figure 17. Potency of our lead TCER candidate IMA401 in vivo.

NOG mice were injected subcutaneously with human Hs695T tumor cells expressing the target peptide. After 20 days of engraftment visible tumors have developed. At day 1 PBMCs derived from two healthy donors were intravenously injected. IMA401 TCER or vehicle was administered at low doses and tumor volume was assessed by caliper measurements.

Generation of the IND-enabling data package for IMA401 is currently underway in parallel to the manufacturing phase. Data will include additional tests for preclinical evaluation of safety and tolerability, such as whole blood cytokine release assays and additional alloreactivity screenings. We are also planning to generate data from patient-derived xenograft (“PDX”) models and/or patient-derived spheroid models. A minimum anticipated biological effect level (“MABEL”) approach is planned to define the starting dose for the clinical trial.

The manufacturing development phase of IMA401 TCER is ongoing and includes cell line development, upstream and downstream process development, GMP production, fill and finish, release testing, storage and stability testing.

IMA402

Based on the selected target, IMA402 could address a broad patient population in a variety of solid and hematological malignancies. This may include ovarian cancer, uterine cancer, melanoma, several subtypes of sarcoma, subtypes of lung cancer, breast cancer, subtypes of B cell lymphoma and several other indications. Lead candidates for the IMA402 program are currently being generated. Early data indicate high-affinity binding and specific target recognition. IMA402 TCER lead candidate selection is targeted towards the end of 2020, after which we intend to start the manufacturing phase followed by IND submission and a first-in-human clinical trial.

TECHNOLOGY PLATFORMS

Our proprietary target and TCR technology platforms at a glance:

One of the largest target discovery databases. The XPRESIDENT primary tissue database is comprised of thousands of cancer and normal tissue samples covering most relevant organs. From these tissues a multitude of data is gathered (including genome, proteome, immunopeptidome, in depth transcriptome) and compiled in our database, building the foundation for its target discovery.

•  Identification of true target peptides for TCR-based immunotherapies. XPRESIDENT is built to identify the peptides actually presented on real tumors, and provides quantitative information on copy numbers, which allows differentiation between peptides originating from the same parent protein. Thus, we believe XPRESIDENT enables the identification of the most relevant tumor-associated pHLA targets.

•  Large pool of prioritized targets. We have prioritized more than 200 pHLA targets encompassing all known target classes.

•  Favorable target characteristics. Targets discovered and validated by XPRESIDENT are (i) naturally presented on real tumors; (ii) presented in sufficient copy numbers; (iii) highly prevalent in several cancer patient populations; and (iv) expressed in tumor tissue with no or quantitatively lower expression in normal tissue to avoid potential toxicities that might occur if healthy tissue were attacked by product candidates.

•  High-throughput TCR identification. Our proprietary XCEPTOR platform enables fast, efficient and highly sensitive discovery of natural TCRs with high affinity and high specificity.

•  Right TCRs for ACT and TCR Bispecifics. We have significant protein engineering expertise to design TCRs with increased preclinical activity for Adoptive Cell Therapy and TCR Bispecifics product candidates.

•  Optimized TCRs. Unique interplay between our target and TCR discovery platforms enables early de-selection of cross-reactive TCRs. We believe that XPRESIDENT-guided on- and off-target toxicity screening, enabled by the large normal tissue immunopeptidome database, minimizes safety risks in clinical development.

TARGET DISCOVERY & CHARACTERIZATION PLATFORM XPRESIDENT

Discovering True Targets for Cancer Immunotherapy

XPRESIDENT is a high-throughput technology platform based on ultra-sensitive mass spectrometry (LC-MS/MS), coupled with a proprietary sample preparation workflow and a proprietary immunoinformatics platform. XPRESIDENT is centered on the identification of HLA-bound peptides (pHLA targets) presented on tumor cells and not, or to a far lower extent, on the cell surface of normal tissue. XPRESIDENT is capable of detecting pHLA targets down to attomolar amounts. Key features of XPRESIDENT include:

•

All XPRESIDENT peptides are sourced from native tumors (in 20 major cancer indications), including primary tissues and metastatic biopsies as well as tissues derived from healthy organs (40 most relevant organs all over the human body). The vast collection of over 2,000 tissue samples combined with XPRESIDENT’s high-throughput approach has led to the generation of one of the largest target databases in the industry.

•

Peptides are analyzed and identified through a combination of quantitative HLA peptidomics (mass spectrometry) complemented by quantitative transcriptomics (mRNA sequencing), enabling the analysis of the differential expression and presentation of these potential drug targets between tumor and normal tissue.

•	All HLA-bound targets discovered by XPRESIDENT on any allele are proven to be present on a patient’s cancer tissues, in contrast to those predicted by in silico techniques.

•

Our proprietary AbsQuant technology allows absolute quantification of target peptide copy numbers per cell, a crucial parameter to determine which peptide target of a given source antigen is the most promising, which is a key strength of XPRESIDENT.

Figure 18. Discovery of true cancer targets by our proprietary XPRESIDENT platform.

XPRESIDENT’s large-scale database is based on the analysis of thousands of primary healthy and tumor tissue samples by quantitative HLA peptidomics (mass spectrometry) and quantitative transcriptomics (RNA sequencing) enabling target discovery, validation, specificity assessment, treatment personalization and artificial intelligence approaches for highly personalized immunotherapy.

XPRESIDENT has identified and characterized all cancer targets in clinical and preclinical development of proprietary and collaborative pipelines, all of which are currently targeting HLA-A*02, which is found on approximately 40-50% of individuals in North America, Europe, China and Japan and is one of the most common HLA types worldwide. Additionally, XPRESIDENT is used to discover cancer targets for other HLA types, and comprises a pipeline of more than 200 prioritized cancer targets across several HLA types, and with high prevalence across multiple cancer indications. These targets encompass three target classes:

Class 1: Well-known and characterized parent protein, for which we believe we can uniquely understand which peptide derived from the protein sequence is truly presented on the cancer cell. Examples include ACTengine programs IMA201, IMA202, IMA203.

Class 2: Unknown or poorly characterized parent protein (e.g., COL6A3). Examples include our ACTengine program IMA204 and the ACTolog pilot study.

Class 3: Crypto-targets including neoantigens. These are pHLA targets from novel target classes such as RNA-edited peptides, alternative or proteasomal splicing variants, short or alternative open reading frames, gene fusions, ribosomal frameshifting events and non-classical neoantigens. In addition, XPRESIDENT is also able to identify and validate classical neoantigens derived from mutational events.

Figure 19. Prioritization of more than 200 pHLA targets covering all known target classes.

XPRESIDENT’s extensive pHLA database is based on more than 2,000 primary tissue samples from 40 healthy organs and 20 major cancer indications. Following analysis of over 400,000,000 MS/MS spectra and an initial long-list of 8,000 tumor-associated pHLA targets, we have prioritized over 200 mass spectrometry validated pHLA targets covering all target classes: 1) peptides of well-known and characterized cancer target proteins; 2) unknown or poorly characterized proteins and 3) crypto targets/neoantigens.

All our targets undergo an extensive target characterization and validation process before entering the product pipeline. RNA in situ hybridization analysis is used to demonstrate homogeneous target expression in the tumor (in case of a cancer target) or tumor stroma (in cases of a tumor stroma target), used in ACTengine IMA204 and the ACTolog pilot trial. Cell type-specific target expression for a stroma and tumor target is shown in Figure 20.

Tumor stroma cells are a key component of the tumor microenvironment, playing a crucial role in tumorigenesis, tumor progression, and metastasis as well as therapy resistance. We believe our innovative anti-cancer approach to target tumor stroma cells opens new avenues for developing powerful TCR-based immunotherapies. The combination of TCRs directed against tumor targets with TCRs directed against stroma targets could result in a breakthrough in immunotherapy.

Figure 20. Pioneering novel targets such as stroma target COL6A3 exon 6.

Demonstration of target-cell specific expression of a representative stroma target and tumor target in the same ovarian cancer tissue sample using RNA in situ hybridization. Both pictures show the same image section. Red dots indicate target mRNA expression, which is highly tumor cell specific in case of a tumor target and restricted predominantly to tumor stroma cells in case of a stroma target, COL6A3 exon 6 as example.

Pipeline Targets

The HLA-A*02:01 restricted targets for our ACTengine clinical-stage product candidates IMA201 (derived from MAGEA4/8), IMA202 (derived from MAGEA1) and IMA203 (derived from PRAME) show specificity profiles similar to a NY-ESO-1 derived peptide, which is a target that has been used in several clinical TCR-T trials showing promising results (e.g. NCT00670748, NCT01352286, NCT01343043). This means that our targets have been detected with high frequency on several cancer types, but have been detected to a much lower extent, or not at all, on normal tissue. However, the targets selected for our drug development programs have significantly higher peptide copy numbers than NY-ESO-1, making them potentially even more promising targets for immunotherapy.

Table 4. Comparison of our frontrunner targets to clinically validated NY-ESO-1.

	NY-ESO-l	MAGEA4/A8	MAGEA1	PRAME	COL6A3 exon 6	Cancer/ testis antigen	Cancer/ testis antigen	Cancer/ testis antigen
		IMA201	IMA202	IMA203	IMA204	IMA301	IMA401	IMA402
Naturally presented	Yes[1]	Yes[2]	Yes[2]	Yes[2]	Yes[2]	Yes[2]	Yes[2]	Yes[2]
Specificity Class[3]	1	1	1	1	2	1	1	1
Copy number	10-50	100-1,000[2]	50-900[2]	100-1,000[2]	100-700[2]	100-1,000[2]	100·1.000[2]	100-1,000[2]

The table compares specificity and copy number of our pipeline targets with clinically validated NY-ESO-1. Our ACTengine clinical stage product candidates IMA20, IMA202, and IMA203 show specificity profiles similar to a NY-ESO-1 derived peptide while having significantly higher copy numbers than NY-ESO-1. 1Natural presentation of this peptide has been validated by clinical data, 2Validated by XPRESIDENT mass spectrometry. Target peptide copy numbers per cell were determined by AbsQuant technology, 3Internal specificity categorization used by us. Specificity class 1: peptide not routinely found on any normal tissue; no relevant RNA expression detected on critical organs, Specificity class 2: peptide showing a large therapeutic window with rare detections on normal tissue and low RNA expression on critical organs.

Figure 21. Our mass spectrometry validated ACTengine targets.

Peptide presentation profile1 for our ACTengine clinical frontrunner targets MAGEA4/8 (IMA201), MAGEA1 (IMA202), PRAME (IMA203) (as submitted with the IND application) and the preclinical program COL6A3

(IMA204, status March 25, 2020) based on XPRESIDENT mass spectrometry (LC-MS/MS) data. AML: acute myeloid leukemia; CCC: cholangiocellular carcinoma; CLL: chronic lymphocytic leukemia; GEJC: gastro-esophageal junction cancer; HCC: hepatocellular carcinoma; HNSCC: head and neck squamous cell carcinoma; NHL: non-Hodgkin lymphoma; NSCLCadeno: non-small cell lung cancer adenocarcinoma; NSCLCother: NSCLC samples that could not unambiguously be assigned to NSCLCadeno or NSCLCsquam; NSCLCsquam: squamous cell non-small cell lung cancer; SCLC: small cell lung cancer; UBC: urinary bladder carcinoma; UEC: uterine and endometrial cancer. 1Please note that such profiles are indicative of tumor selectivity but are not sufficient to establish safety. To establish safety of a novel pHLA target, additional data is gathered from further in vitro experiments and clinical trials.

Our Proprietary Immunoinformatics Platform for Target Discovery and Validation

In order to leverage the wealth of XPRESIDENT data, we have developed a comprehensive, proprietary immunoinformatics platform that integrates three interacting engines for all bioinformatics needs – computing, database and analytics — to pioneer next-generation immunotherapies (Figure 22). The Computing engine is optimized for standardized and automated data processing of mass spectrometry and next-generation sequencing data. We overcome the inherent challenges of immunopeptidomics by tailored pipeline and algorithm development, and ensure software validation by thorough benchmarks and testing.

The XPRESIDENT Database engine combines a data warehouse back-end with a web-based user interface front-end. The data warehouse integrates all XPRESIDENT associated data, whether small or big data. The user interface provides unified and central access for knowledge discovery, providing interactive visualization, crosslinks between information and data provenance down to the raw data level.

The data warehouse also serves as base for the proprietary Analytics engine, which is a collection of predictive models based on statistical modelling and machine learning. We achieve effective artificial intelligence (“AI”) machine learning by the power of XPRESIDENT’s data in comprehensiveness, breadth, depth and standardization, as well as from the incorporation of domain knowledge in immunopeptidomics. With the models currently used, we are capable of automating quality control and target prioritization.

Figure 22. Our immunoinformatics platform combines all required key features to serve target discovery and validation.

Our proprietary immunoinformatics platform combines three engines — computing, database and analytics to serve every bioinformatics need in an optimized and integrated fashion. The platform is powered by XPRESIDENT data from biobanking, sample preparation, mass spectrometry and peptide synthesis to enable target discovery, validation and toxicity assessment.

Extensive Database for Pioneering Novel Target Classes

XPRESIDENT is one of the largest pHLA target databases in the industry, comprising more than 400 million MS/MS fragment spectra, millions of peptide sequences and quantitative information on tissue presentation. This database also enables the discovery of crypto targets not derived from the canonical human proteome (e.g. RNA-edited peptides, alternative or proteasomal splicing variants, short or alternative open reading frames, gene fusions, ribosomal frameshifting events and non-classical neoantigens — described as class 3 targets in the previous chapter). This novel type of target is only visible directly at the pHLA level and not on mRNA level, based on exclusive detection on tumor but not, or to a far lower amount, on normal tissues. We believe that the wealth of data contained in XPRESIDENT database provides an ideal basis for the detection of crypto targets and also facilitates deeper characterization, such as for quantitative information and other characteristics, revealing the full potential of all types of pHLA targets for immunotherapy.

Artificial Intelligence Guided Epitope Prediction for Personalized Immunotherapies

We prefer direct elution from native tumor and normal tissues and sequencing of pHLA targets by mass spectrometry over in silico prediction of such pHLA targets which is common in the industry. Such current algorithms frequently predict targets that are often false positives and do not truly exist on patients’ cancer cells. Thus, based on our assessment, current in silico approaches — unless combined with extended target validation confirming the natural presentation of the investigated targets — are insufficient to move into clinical development.

However, we believe that XPRESIDENT may be the best basis to develop a suitable in silico prediction algorithm with a minimal false-positive rate. “Big data” is necessary for development of such reliable predictive models by machine learning (e.g., deep learning). We have created one of the largest (if not the largest) HLA peptidome dataset, which allows us to develop artificial intelligence algorithms designed for evidence based, personalized immunotherapies and precision medicine. Several other immunopeptidomics datasets have also triggered attempts to predict HLA targets. However, due to the complexity of the HLA repertoire, confounding factors and variation between patients and organs, only large databases enable accurate predictions. Our database is based on native tissues, where other approaches rely on artificial cell lines. With our extensive and continuously growing tissue bank of thousands of real cancer and normal tissues and the resulting XPRESIDENT pHLA target database, covering more than 130 HLA allotypes, we have a competitive advantage compared to other artificial intelligence approaches (Figure 23). Moreover, we have acquired and will continue to acquire additional complementary data on mRNA expression, genomics and proteomics from the same tissue specimens. XPRESIDENT’s dataset, in combination with our Analytics engine, allows generation of statistical and AI models that elucidate the antigen processing machinery. Current statistical models underlying IMADetect already enable personalized target selection. These current capabilities combined with the future models using XPRESIDENT data ideally position us to develop and continuously improve statistical and AI-based models and advance pHLA target prediction. We believe this provides the basis for full antigenic profiling and target selection of an individual tumor of an individual patient for ultra-personalized immunotherapies.

Figure 23. Our competitive advantage based on the wealth of our immunopeptidome database.

With our extensive dataset of more than 2,000 real primary tissues covering more than 130 HLA allotypes, we have a competitive advantage compared to other artificial intelligence approaches that are primarily based on artificial cell lines. Our extensive immunopeptidome database provides a competitive advantage for artificial intelligence and the development of improved AI algorithms for highly personalized immunotherapies.

Translation to Clinical Use — Companion Diagnostic IMADetect

Our XPRESIDENT know-how can also be translated to clinical application for decision-making and personalized target selection for cancer patients. XPRESIDENT-based analysis of correlation between peptide presentation and expression of the peptide-encoding exon(s) allows for the definition of mRNA-based thresholds that are designed to be predictive of presence of the target peptide on the tumor. Based on this expertise, we are developing the companion diagnostic IMADetect to define target peptide positive patient populations and their inclusion into our clinical trials. IMADetect is a reverse transcription quantitative PCR (“RT-qPCR”) based biomarker assay that enables treatment decisions based on presence of the drug target in the tumor, implementing precision medicine for cancer immunotherapies. The assay is currently performed for the clinical trials in our in-house CLIA-certified and CAP-accredited laboratory at our R&D facilities in Houston, Texas, and will be further developed as companion diagnostics for our drug products.

Interaction between XPRESIDENT and XCEPTOR Technology Platforms for the Development of TCRs

Apart from identifying cancer targets, XPRESIDENT also significantly contributes to our TCR discovery and engineering platform XCEPTOR. The extensive information available on the HLA peptidome in normal tissues is specifically useful for guiding on-and off-target toxicity screenings by determining which peptides potentially cross-recognized by a TCR are actually presented on normal tissues which is of relevance and importance to safety. The information of relevant off-target peptides can also be utilized to guide TCR engineering and affinity maturation for TCR Bispecifics. Absolute target copy numbers determined on tumor cell lines or tissue samples from animal models in relation to copy numbers on primary tumor tissues are an essential piece of information for designing relevant models for TCR efficacy testing.

DISCOVERY, ENGINEERING & VALIDATION OF RIGHT TCRS — XCEPTOR

TCRs naturally recognize human HLA-bound peptides (“pHLA targets”) derived from foreign and endogenous proteins, regardless of their extracellular or intracellular localization. We have established XCEPTOR, a next-

generation technology platform designed to discover, engineer and validate TCRs. The process comprises the discovery and selection of highly specific parental, membrane-bound TCRs with optional engineering (e.g. chain pairing enhancement, engineering towards CD8 independency) to serve ACT modalities, and further engineering via affinity-maturation for TCR Bispecifics.

•	Many unique TCRs are identified for each target in a high throughput approach and for several targets in parallel.

•	Multiple TCR sources are used for each target, such as blood cells from many different HLA-matched and HLA-mismatched donors or patients.

•

TCRs are re-expressed in human donor cells, extensively screened in vitro (e.g. testing of killing of tumor cell lines vs normal cells to establish a therapeutic window) and qualified as candidates for Adoptive Cell Therapies or TCR Bispecifics.

•

Information exchange with the XPRESIDENT platform throughout TCR identification and candidate screening ensures selection of specific and potent TCRs, e.g. by providing information on TCR-motif and target similar peptide expression on healthy tissue, or calibrated tumor cell lines with physiological target levels as screening tool.

•	Qualified TCRs are subject to further engineering, including affinity maturation, engineering towards CD8 independency or chain pairing enhancement, if needed.

Figure 24. Key principles of our proprietary XCEPTOR platform for development of the right TCR.

Our proprietary XCEPTOR technology platform is designed to allow the fast and efficient discovery of a multitude of TCRs with high affinity and high specificity, which optionally can be engineered and enhanced. TCR identification and engineering is guided by XPRESIDENT to serve development of product candidates for Adoptive Cell Therapy (ACTengine, ACTallo) and TCR Bispecifics (TCER).

We use HLA-matched and mismatched human donors as starting material for TCR discovery, both from healthy donors and patients. A large number of unique, fully human TCR sequences per target are identified at single cell level, characterized in a transient human re-expression system and selected based on functional avidity measurements, specificity screening with target similar peptides expressed on normal tissue (XPRESIDENT database) and TCR binding motif determination by guided positional scanning.

Suitable candidates for Adoptive Cell Therapies are selected based on in vitro specificity and efficacy screenings, including human tumor cell lines expressing the respective target at physiological levels (AbsQuant), target-negative cell lines and primary healthy cells.

Optionally, those fully human membrane-bound TCRs can be optimized by engineering, either in silico or using yeast display. For the majority of targets, lead TCRs with low to single digit micromolar affinity are identified from the natural human repertoire, and we may choose to moderately enhance the TCR affinity for Adoptive Cell Therapies. Additionally, engineering to address alpha/beta chain pairing and CD8 independency is pursued as an additional approach. For preclinical validation, TCR candidates for ACT are subsequently expressed as lentiviral constructs and further tested for potency and tolerability, again making use of calibrated target cell lines (AbsQuant) to validate that the chosen TCR can recognize physiological target levels.

For bispecific immunotherapies, TCRs are converted into stable high affinity scTvs (single-chain TCR variable fragments) using yeast display, serving as building blocks for the generation of bispecific T cell engaging receptor molecules (TCER). Affinity maturation includes counterselection with target similar peptides (potential “off-targets”), resulting in TCR binding domains with strongly augmented binding towards the target peptide-HLA while retaining high specificity. Together with a T cell recruiting domain, scTVs are incorporated in our proprietary TCER format that comprises extended half-life and antibody-like stability and manufacturability characteristics (see “ —TCR Bispecifics — TCER”).

The entire TCR selection process is accompanied by input from the XPRESIDENT database, guiding on-and off-target toxicity screenings as well as potency evaluation, including by providing absolute target-copy numbers on primary human tumor tissue in relation to pHLA copy numbers found on human tumor cell lines or healthy tissue. Testing TCR-mediated killing of tumor cell lines with defined target pHLA copies versus normal cells allows for the determination of therapeutic windows.

Figure 25. Preclinical anti-tumor activity of our TCRs.

U20S tumor line — 240 target copies	A375 tumor line — 50 target copies

Exemplary data for XPRESIDENT-guided determination of potency for a naturally occurring (WT TCR) and an engineered, enhanced TCR (Enhanced TCR). Physiological target copy numbers for the respective target range from 100-1,000 copies per cell. TCRs mediate reduction in tumor growth and tumor cell killing of A375 (50 copies/ cell) and U2OS tumor cells (240 copies/ cell). The engineered and enhanced TCR is active in vitro down to sub-physiological copy numbers.

In summary, our XCEPTOR platform enables fast and efficient discovery, engineering and validation of a large number of high-affinity and highly specific natural TCRs that can be used for Adoptive Cell Therapies, such as ACTengine, ACTallo and TCR Bispecifics.

MANUFACTURING AND SUPPLY

The ACT drug products are manufactured by our own employees who are cGMP-trained within The Evelyn H. Griffin Stem Cell Therapeutics Research Laboratory at UTHealth (“UTH”) McGovern Medical School (the “Griffin Facility”) in Houston, Texas through a multi-year collaboration between us and UTHealth. The Griffin Facility is part of the Cellular Therapy Core (“CTC”) at UTHealth and is an 1,850 square foot state-of-the-art multiple ISO 7 class 10,000 Human Cell Processing cGMP Facility. UTHealth procures the necessary supplies and reagents for cGMP manufacturing ACT products based on our requests. These supplies and reagents are purchased from qualified vendors specialized in supplying cGMP grade reagents for the cell and gene therapy industry and approved by UTHealth management.

The UTHealth facility is FDA registered to produce cells and tissues for clinical applications in compliance with cGMP and has received accreditation by the Foundation for Accreditation of Cellular Therapy (“FACT”) in January 2016 which was renewed in 2019.

We have exclusive access to three cGMP suites and support areas for the manufacturing of various ACT products. Facility operation/maintenance, supply procurement/release and co-release of final drug product is performed by UTHealth, while our trained personnel carry out the manufacturing and in-process controls. In addition, we have contractual agreements in place with two suppliers of lentiviral vectors which is the most critical raw material for the manufacturing of genetically modified T cells products.

For pivotal trials, we plan to sign agreements with one or multiple CMOs for cellular manufacturing with dedicated access to multiple cGMP suites and trained personnel. We are in the process of obtaining proposals from multiple CMOs for manufacturing of ACT products beyond Phase 1 or once clinical proof of concept has been established. Similarly, we are in the process of pursuing commercial supply agreements with raw material vendors ahead of pivotal trials and commercial manufacturing, especially for the lentiviral vector supply.

Our TCR Bispecifics are expressed in mammalian cells. We have established a laboratory scale production process to generate R&D material suitable for compound characterization and early preclinical assessments. In the course of preclinical development, the process is transferred to and further developed by CMOs. Our CMOs are experienced in cGMP manufacturing of biologics and regulatory compliance for these processes. The IND enabling studies (e.g., in vitro toxicology studies) are performed with material which we receive from CMOs.

The manufacturing phase at CMOs includes cell line development, establishment of master- and working cell banks, upstream and downstream process development, formulation development, development of suitable analytical methods for testing and release, cGMP manufacturing for clinical supplies, fill and finish, drug substance and drug product release testing, storage and stability testing.

An in-house chemistry, manufacturing and control (“CMC”) team guides and manages the processes at our CMOs through the different stages. Before and during the cooperation with a contract manufacturer we conduct audits to control compliance with the mutually agreed process descriptions and to cGMP regulations. Our manufacturers themselves are controlled by their in-house quality assurance functions and inspected by regulatory agencies, including European national agencies and the FDA. During the development of TCER candidates, our contract manufacturers may need to modify or scale the manufacturing process to suitable size. Potentially, the drug formulation or other parameters may be changed. Such modifications may require a renewed qualification of the manufacturing process with the relevant authorities. In addition to the currently contracted CMOs, we expect to engage with additional third-party manufacturers to support potential pivotal trials and potential commercial supplies.

MARKETING AND SALES

We currently do not have our own marketing, sales or distribution capabilities. In order to commercialize any future product candidate, if approved for commercial sale, it is our current plan to develop a sales and marketing infrastructure. We may opportunistically seek strategic collaborations to maximize the commercial opportunities for our future product candidates inside and outside the United States.

COMPETITION

Immunotherapy and the companies and academic groups using TCR-based approaches against cancer are rapidly evolving. While we believe that our technology platforms, therapeutic modalities and scientific knowledge provide us with a competitive advantage, we also face significant competition.

Other pharmaceutical and biotechnology companies are active in the field of TCR therapies, with the goal to target solid tumors following the success of CAR-T therapies in hematology. Companies developing other immunotherapies such as CAR-T, bispecific antibodies or immune checkpoint inhibitors, may show that their products applied alone or in combination may demonstrate significant improvement in efficacy and compete with our approach and candidates.

Any product candidates that we successfully develop and commercialize will compete with currently approved therapies and new therapies that may become available in the future. Our competitors fall primarily into the following groups, depending on their treatment approach:

•

Academic institutions as well as industry competitors (including Adaptimmune, Gritstone, Immunocore, Adaptive Biotechnologies, pureMHC, BioNTech, and Genentech) are also seeking to identify HLA targets.

•	Adaptimmune, Immunocore, T-Knife, Adaptive Biotechnologies, 3T Biosciences, Medigene, Regeneron, Gilead, Bluebird Bio, Agentus and possibly others are also working on TCR-based approaches.

•

Takara Bio Inc., Kite Gilead, Tmunity, Cell Medica, BMS, GSK, Adaptimmune, Bluebird Bio, Medigene and Bellicum, in addition to various academic institutions and possibly industry competitors, are investigating novel autologous TCR-T therapeutics.

•

Several companies, including Takeda Bio Inc., Adaptimmune, Bluebird Bio and Medigene, are developing TCR-T programs to the same proteins, although possibly not the same peptide targets, as utilized in our ACTengine pipeline.

•

Allogene, Celyad, CRISPR Therapeutics, Fate Therapeutics, Intellia Therapeutics, Precision Biosciences, Sangamo Therapeutics, Cellectis, TC Biopharm and Adicet Bio, and possible others, are developing allogeneic cell therapies.

•	Companies such as Immunocore, Amgen, Genmab and MorphoSys are developing TCR Bispecific compounds or TCR mimetic antibodies.

•	Marker Therapeutics, Achilles and Neximmune, and possibly others, are developing multi-target immunotherapies to pHLA targets.

The availability of reimbursement from government and other third-party payors will also significantly affect the pricing and competitiveness of our products. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than us, which might result in competitors establishing a strong market position before we are able to enter the market.

Many of the companies against which we may compete have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than us. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

INTELLECTUAL PROPERTY

We have a robust intellectual property portfolio which includes a large number of patents in many commercially significant jurisdictions worldwide. Our patent portfolio is a strategically important asset. As of January 27, 2020, the portfolio contains over 3,000 active worldwide patent applications and more than 100 active patent families. Our patent application portfolio is diverse and covers a large number of cancer antigen targets, T cell receptors, antibodies, bi-specific molecules, and antigen discovery platforms.

a.

As of January 27, 2020, we had secured over 1,550 world-wide patents, including 239 U.S. patents. Of the 239 granted U.S. patents, a total of 198 U.S. patents have been issued since 2017. We plan to continue to expand our U.S. patent portfolio by filing new patent applications as well as filing continuation and divisional applications of pending U.S. applications.

b.

We recognize the need for a global intellectual property strategy in order to protect future products and assets around the world. As a result, we file patent applications with an aim of protecting our technology throughout many commercially relevant jurisdictions, such as Europe, the United States, Canada, Brazil, China, Japan, South Korea, Argentina, Russia, Australia, New Zealand, Singapore, Vietnam, Thailand, Indonesia, Mexico, Taiwan and the Gulf states. For applications deemed to be of highest commercial importance to us, filing may take place in more than 50 countries.

c.	Patent coverage for our product candidates, encompassing proprietary cancer antigens, TCRs, TCER and antibodies, includes the following:

•

One issued patent in the U.S. and 34 pending applications in Argentina, Australia, Brazil, Canada, Chile, China, Columbia, Costa Rica, Algeria, Eurasia, Egypt, Europe, Hong Kong, Indonesia, Israel, India, Japan, South Korea, Morocco, Mexico, Malaysia, New Zealand, Peru, Philippines, Singapore, Thailand, Taiwan, the Ukraine, the U.S., Vietnam and South Africa relate to IMA201 (MAGEA4/8). These patents and applications are expected to expire on March 16, 2037.

•

No issued patent in and 34 pending applications in Argentina, Australia, Brazil, Canada, Chile, China, Columbia, Costa Rica, Germany, Algeria, Eurasia, Egypt, Europe, Gulf Cooperation Council, Hong Kong, Indonesia, Israel, India, Japan, South Korea, Morocco, Mexico, Malaysia, New Zealand, Peru, Philippines, Singapore, Thailand, Taiwan, the Ukraine, the U.S., Vietnam and South Africa relate to IMA202 (MAGEA1). These patents and applications are expected to expire on December 7, 2037.

•

One issued patent in the U.S. and 33 pending applications in Argentina, Australia, Brazil, Canada, Chile, China, Columbia, Costa Rica, Germany, Algeria, Eurasia, Egypt, Europe, Gulf Cooperation Council, Hong Kong, Indonesia, Israel, India, Japan, South Korea, Morocco, Mexico, Malaysia, New Zealand, Peru, Philippines, Singapore, Thailand, Taiwan, the Ukraine, the U.S., Vietnam and South Africa relate to IMA203 (PRAME). These patents and applications are expected to expire on March 28, 2038.

•

Two issued patents in the U.S. and 35 pending applications in Argentina, Australia, Brazil, Canada, Chile, China, Columbia, Costa Rica, Germany, Algeria, Eurasia, Egypt, Europe, Hong Kong, Indonesia, Israel, India, Japan, South Korea, Morocco, Mexico, Malaysia, New Zealand, Peru, Philippines, Singapore, Thailand, Taiwan, the Ukraine, the U.S., Vietnam and South Africa relate to IMA204 (COL6A3 exon 6). These patents and applications are expected to expire July 4, 2037.

•

One issued patent in the U.S. and 36 pending applications in Argentina, Australia, Brazil, Canada, Chile, China, Columbia, Costa Rica, Germany, Algeria, Eurasia, Egypt, Europe, Gulf Cooperation Council, Hong Kong, Indonesia, Israel, India, Japan, South Korea, Morocco, Mexico, Malaysia, New Zealand, Peru, Philippines, Singapore, Thailand, Taiwan, the Ukraine, the U.S., Vietnam, South Africa and PCT IMA301 (Cancer testis antigen). These patents and applications are expected to expire between March 16, 2037 and March 17, 2040.

•

One issued patent in the U.S. and 36 pending applications in Argentina, Australia, Brazil, Canada, Chile, China, Columbia, Costa Rica, Algeria, Eurasia, Egypt, Europe, Hong Kong, Indonesia, Israel, India, Japan, South Korea, Morocco, Mexico, Malaysia, New Zealand, Peru, Philippines, Singapore, Thailand, Taiwan, the Ukraine, the U.S., Vietnam and South Africa relate to IMA401 (Cancer testis antigen). These patents and applications are expected to expire between March 16, 2037 and September 25, 2040.

•	We are currently devising an application covering the clinical candidates for IMA402.

d.

In addition to patent coverage for our proprietary cancer antigens, TCRs, TCER and antibodies, we seek protection for aspects of our ACT protocols via patent filings. To this end, our subsidiary, Immatics US, has filed eleven patent families. These patent applications are predominantly focused on securing claims to ACT methods, cell populations, and other immunotherapy methodologies, and are expected to expire between November 26, 2038 and March 11, 2041.

e.

We also place an emphasis on protecting our expanding brand recognition by filing and registering Trademark applications throughout the world. We are the owner of 23 different Trademarks most of which are registered or have been allowed, in multiple countries and classes. Prominent Trademarks are, for example, XPRESIDENT, TCER, ACTallo, ACTengine, ACTolog and Immatics.

COLLABORATIONS AND OTHER AGREEMENTS

We have forged strategic collaborations with biotech and pharmaceutical companies as well as academic research institutions. Key collaborations include:

MD Anderson Cancer Center

In August 2015, we and MD Anderson Cancer Center (“MD Anderson”) announced the launch of Immatics US to develop multiple T cell and TCR-based adoptive cellular therapies. Immatics US secured over $60 million in total funding – more than $40.0 million from the parent company Immatics OpCo and a $19.7 million grant from the Cancer Prevention and Research Institute of Texas (“CPRIT”) and entered into several agreements.

Under the Collaboration and License Agreement, MD Anderson and Immatics US will conduct work pursuant to agreed research plans to develop (i) ACTolog IMA101 and (ii) ACTengine IMA201, 202, 203 and 204 products in certain cancer indications. Immatics US will fund all activities by MD Anderson under the research plans. Immatics US owns all intellectual property resulting from or directly related to the work conducted under the research plans.

Further, pursuant to several license agreements MD Anderson granted Immatics US access and rights to certain of its IL21, CD25 and K562 technologies.

GlaxoSmithKline

In December 2019, we entered into a strategic collaboration agreement with GlaxoSmithKline (“GSK”) to develop novel adoptive cell therapies targeting multiple cancer indications with a focus on solid tumors. Under the agreement, we and GSK are collaborating on the identification, research and development of next-generation TCR Therapeutics and will initially develop autologous T cell therapies with GSK having an option to add allogeneic cell therapies using our ACTallo approach. We will utilize proprietary TCRs identified by our XCEPTOR and directed against two proprietary targets, discovered and validated by our XPRESIDENT with the primary responsibility for the development and validation of the TCR Therapeutics up to designation of a clinical candidate. GSK will then assume sole responsibility for further worldwide development, manufacturing and commercialization of the TCR Therapeutics with the possibility for us to co-develop one or more TCR Therapeutics including the conduct of the first-in-human clinical trial upon GSK’s request. GSK also obtained an option to select additional target programs to include in the collaboration. For each additional program, we are entitled to predetermined option, milestone and royalty payments.

Under the terms of the agreement, we received an upfront payment of €45 million for two initial programs and are eligible to receive additional development, regulatory and sales milestones up to $575 million, respectively, as well as additional royalties on net sales for each licensed product.

Bristol-Myers Squibb

We and Celgene Corporation, a Bristol-Myers Squibb Company (“BMS”), entered into a strategic collaboration and license agreement in August 2019 to develop novel adoptive cell therapies targeting multiple cancers. Under the agreement, we may develop TCR-T programs against solid tumor targets discovered with our XPRESIDENT technology. We will utilize proprietary TCRs identified by our XCEPTOR TCR discovery and engineering platform. We will be responsible for the development and validation of these programs through the lead candidate stage, at which time BMS may exercise its opt-in right to exclusively license one or more programs, thereby assuming sole responsibility for further worldwide development, manufacturing and commercialization of the TCR-T cell therapies. We retain certain early stage co-development and co-funding rights for selected TCR-T cell therapies arising from the collaboration. BMS has the option to exclusively license up to two additional targets to expand the collaboration at predetermined economics.

Under the terms of the agreement, we received an upfront payment of $75 million for three programs and are eligible to receive additional regulatory and sales milestones in aggregate amounts of up to $190 million, and $300 million, respectively, as well as tiered royalties based on net sales for each licensed product at percentages ranging from high single digits to teens, subject to customary reductions.

Genmab

In July 2018, we and Genmab entered into a research collaboration and license agreement to develop next-generation, T cell engaging bispecific immunotherapies targeting multiple cancer indications. Under the agreement, we are conducting joint research, funded by Genmab, and combining XPRESIDENT, XCEPTOR and TCER technology platforms with Genmab’s proprietary antibody technologies to develop multiple bispecific immunotherapies in oncology. Both we and Genmab are exclusively discovering and developing immunotherapies directed against three proprietary targets, discovered and developed by our XPRESIDENT platform. Genmab is responsible for development, manufacturing and worldwide commercialization. We retain an option to contribute certain promotion efforts at predetermined levels in selected countries in the EU. Genmab has the option to exclusively license up to two additional targets to expand the collaboration at predetermined economics.

Under the terms of the agreement, we received an upfront fee of $54 million and is eligible to receive additional development, regulatory and commercial milestone payments, totaling $550 million, for each licensed product resulting from the collaboration In addition, we are eligible to receive tiered royalties on net sales for each licensed product at up to double-digit percentages.

Amgen

Since December 2016, Amgen and us have been developing next-generation, T cell engaging bispecific immunotherapies targeting multiple cancers under the research collaboration and exclusive license agreement. The collaboration combines our XPRESIDENT and XCEPTOR technology platforms with Amgen’s validated BiTE( Bispecific T cell Engager) technology. Amgen is responsible for the clinical development, manufacturing and commercialization worldwide.

Under the terms of the agreement, we received a non-refundable, non-creditable upfront fee of $30 million and are eligible to receive additional development, regulatory and commercial milestone payments in aggregate amounts of up to $525 million, respectively, as well as tiered royalties on net sales for each licensed product at percentages ranging from high-single digits to low teens subject to customary reductions.

MorphoSys

In August 2015, we announced a strategic alliance with MorphoSys, a German company in the field of immuno-oncology. The alliance was formed to develop novel antibody-based therapies against a variety of cancer antigens that are recognized by T cells. The alliance agreement gives MorphoSys access to several of our proprietary tumor-associated peptides and, in return, we receive the right to develop MorphoSys’s Ylanthia antibodies against several tumor-associated peptides. The companies will pay each other milestone payments and royalties on commercialized products based on the companies’ development progress.

Roche

In November 2013, we entered into a research and clinical development collaboration with Roche focused on identification of novel and relevant XPRESIDENT targets for cancer vaccine candidates and other immunotherapies in oncology, primarily in gastric, prostate and non-small cell lung cancer indications.

In December 2017, Roche exercised its option under the existing discovery, development and commercialization agreement with us to exclusively license from us a proprietary immunotherapy target for further development and commercialization in oncology. In December 2019, Roche discontinued development of the immunotherapy product directed against the target it has exclusively licensed from us in 2017 and delivered notice to us in February 2020 that it was terminating the collaboration, effective as of September 30, 2020.

Other Agreements

We entered into a number of collaborations that are important for our ability to manufacture, supply and offer our adoptive cell therapies and TCR Bispecifics.

UTHealth

We entered into a multi-year collaboration agreement to secure exclusive access to three UTHealth cGMP suites to manufacture various ACT products within the Griffin Research Laboratory. Under the agreement, general facility operations, maintenance, supply and reagents for cGMP manufacture, and co-release of product is provided by UTHealth. Under the agreement, we perform all manufacturing and in-process controls. The UTHealth facility is FDA registered to produce cells and tissues for clinical applications in compliance with cGMP and has received accreditation by the FACT in January 2016, which was renewed in 2019.

We use several third-party contract manufacturers acting in accordance with FDA’s good laboratory practice (“GLP”) or cGMP, as applicable, practices for the manufacture of viral vectors and cell bank development. We generally apply second-supplier strategies to mitigate supply risks and to secure access to manufacturing innovation and competitive supply costs.

For pivotal trial supply of ACT products, we plan on entering into one or more relationships with large CMOs with dedicated access to multiple cGMP suites and trained personnel, as well as into commercial supply agreements with raw material vendors.

For manufacturing and supply of TCR Bispecifics, we have contracted third party manufacturers and may enter into additional CMO relationships in the future.

REGULATIONS

Government authorities in the United States, at the federal, state, and local level, and in other countries and jurisdictions, including the EU, extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, as well as import and export of biological products. Some jurisdictions also regulate the pricing of medicinal products. The processes for obtaining marketing approvals in the United States and in foreign countries and jurisdictions, along with compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.

Licensure and Regulation of Biologics in the United States

In the United States, biological products, including gene therapy products, are regulated under the Public Health Service Act (“PHSA”) and the Federal Food, Drug, and Cosmetic Act (“FDCA”), and their implementing regulations, as well as other federal, state and local statutes and regulations.

The failure of an applicant to comply with the applicable regulatory requirements at any time during the product development process, including during testing, the approval process or post-approval process, may result in delays to the conduct of a study, regulatory review and approval, and/or administrative or judicial sanctions. Failure to comply with regulatory requirements may result in the FDA’s refusal to allow an applicant to proceed with clinical trials, refusal to approve pending applications, license suspension or revocation, withdrawal of an approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, and civil or criminal investigations and penalties brought by the FDA or Department of Justice (“DOJ”), or other government entities, including state agencies.

An applicant seeking to market and distribute a new biologic in the United States generally must satisfactorily complete each of the following steps before the product candidate will be licensed by the FDA:

•	preclinical testing including laboratory tests, animal studies, and formulation studies, which must be performed in accordance with the FDA’s GLP regulations, as applicable;

•	submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin;

•	approval by an institutional review board (“IRB”) representing each clinical site before each clinical trial may be initiated;

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performance of adequate and well-controlled human clinical trials to establish the safety, and efficacy of the product candidate for each proposed indication, in accordance with current good clinical practices (“GCP”);

•	preparation and submission to the FDA of a Biologics License Application (“BLA”) for a biological product;

•	FDA acceptance and substantive review of the BLA;

•	review of the product candidate by an FDA advisory committee, where appropriate or if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities, including those of third parties, at which the product candidate or components thereof are manufactured to assess compliance with cGMP requirements and to assure that the facilities, methods, and controls are adequate to preserve the product’s identity, strength, quality, and purity;

•	satisfactory completion of any FDA audits of clinical trial sites to assure compliance with GCP and the integrity of clinical data in support of the BLA; and

•	securing FDA approval of the BLA to allow marketing of the new biological product.

Preclinical Studies and Investigational New Drug Application

Before an applicant begins testing a product candidate with potential therapeutic value in humans, the product candidate enters preclinical testing. Preclinical studies include studies to evaluate, among other things, the toxicity of the product candidate. The conduct of the preclinical tests must comply with federal regulations and requirements, as applicable, including GLP regulations. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, and long-term toxicity studies, may continue after the IND is submitted. Additional nonclinical tests are conducted and include laboratory evaluations of product chemistry, formulation, and stability.

The IND and IRB Processes

An IND is an exemption from the FDCA that allows an unapproved product candidate to be shipped in interstate commerce for use in an investigational clinical trial and a request for FDA authorization to administer such investigational product to humans. Such authorization must be secured prior to interstate shipment and administration of any product candidate that is not the subject of an approved BLA. In support of a request for an IND, applicants must submit a protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical trials, among other things, must be submitted to the FDA as part of an IND. The FDA requires a 30-day waiting period after the filing of each IND before clinical trials may begin. This waiting period is designed to allow the FDA to review the IND to determine whether human research subjects will be exposed to unreasonable health risks. At any time during this 30-day period the FDA may raise concerns or questions about the conduct of the trials as outlined in the IND and impose a clinical hold or partial clinical hold. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin.

Following commencement of a clinical trial, the FDA may also place a clinical hold or partial clinical hold on that trial. A clinical hold is an order issued by the FDA to the sponsor to delay a proposed clinical investigation or to suspend an ongoing investigation. A partial clinical hold is a delay or suspension of only part of the clinical work requested under the IND. No more than 30 days after imposition of a clinical hold or partial clinical hold, the FDA will provide the sponsor a written explanation of the basis for the hold. Following issuance of a clinical hold or partial clinical hold, an investigation may only resume after the FDA has notified the sponsor that the investigation may proceed.

A sponsor may choose, but is not required, to conduct a foreign clinical trial under an IND. When a foreign clinical trial is conducted under an IND, all FDA IND requirements must be met unless waived. When a foreign clinical trial is not conducted under an IND, the sponsor must ensure that the study complies with certain regulatory requirements of the FDA in order to use the study as support for an IND or application for marketing approval or licensing. In particular, such studies must be conducted in accordance with GCP, including review and approval by an independent ethics committee (“IEC”) and informed consent from subjects. The FDA must be able to validate the data through an onsite inspection, if deemed necessary by the FDA.

An IRB representing each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must conduct continuing review and reapprove the study at least annually. The IRB must review and approve, among other things, the study protocol and informed consent information to be provided to study subjects. An IRB must operate in compliance with FDA regulations. An IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product candidate has been associated with unexpected serious harm to patients.

Some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board or committee (“DSMB”). This group provides authorization as to whether or not a trial may move forward at designated check points based on access that only the group maintains to available data from the study.

In addition to the submission of an IND to the FDA before initiation of a clinical trial in the United States, certain human clinical trials involving recombinant or synthetic nucleic acid molecules had historically been subject to review by the Recombinant DNA Advisory Committee (“RAC”) of the National Institutes of Health (“NIH”), Office of Biotechnology Activities (“OBA”), pursuant to the NIH Guidelines for Research Involving Recombinant DNA Molecules (“NIH Guidelines”). On August 17, 2018, the NIH issued a notice in the Federal Register and issued a public statement proposing changes to the oversight framework for gene therapy trials, including changes to the applicable NIH Guidelines to modify the roles and responsibilities of the RAC with respect to human clinical trials of gene therapy products, and requesting public comment on its proposed modifications. During the public comment period, which closed October 16, 2018, the NIH announced that it will no longer accept new human gene transfer protocols for review as a part of the protocol registration process or convene the RAC to review individual clinical protocols. In April 2019, NIH announced the updated guidelines, which reflect these proposed changes, and clarified that these trials will remain subject to the FDA’s oversight and other clinical trial regulations, and oversight at the local level will continue as set forth in the NIH Guidelines. Specifically, under the NIH Guidelines, supervision of human gene transfer trials includes evaluation and assessment by an IBC, a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to public health or the environment, and such review may result in some delay before initiation of a clinical trial. While the NIH Guidelines are not mandatory unless the research in question being conducted at or sponsored by institutions receiving NIH funding of recombinant or synthetic nucleic acid molecule research, many companies and other institutions not otherwise subject to the NIH Guidelines voluntarily follow them.

Information about clinical trials must be submitted within specific timeframes to the NIH for public dissemination on its ClinicalTrials.gov website.

Clinical Trials in Support of a BLA

Clinical trials involve the administration of the investigational product candidate to human subjects under the supervision of a qualified investigator in accordance with GCP requirements which include, among other things, the requirement that all research subjects provide their informed consent in writing before their participation in any clinical trial. Clinical trials are conducted under written clinical trial protocols detailing, among other things, the objectives of the study, inclusion and exclusion criteria, the parameters to be used in monitoring safety, and the effectiveness and safety criteria to be evaluated.

Human clinical trials are typically conducted in three sequential phases, but the phases may overlap or be combined. Additional studies may also be required after licensing.

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Phase 1 clinical trials are initially conducted in a limited population to test the product candidate for safety, including adverse effects, dose tolerance, absorption, metabolism, distribution, excretion, and pharmacodynamics in healthy humans or in patients. During Phase 1 clinical trials, information about the investigational biological product’s pharmacokinetics and pharmacological effects may be obtained to permit the design of well-controlled and scientifically valid Phase 2 clinical trials.

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Phase 2 clinical trials are generally conducted in a limited patient population to identify possible adverse effects and safety risks, evaluate the efficacy of the product candidate for specific targeted indications, and determine dose tolerance and optimal dosage.

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Phase 3 clinical trials are undertaken within an expanded patient population to further evaluate dosage, provide substantial evidence of clinical efficacy, and further test for safety. A well-controlled, statistically robust Phase 3 trial may be designed to deliver the data that regulatory authorities will use to decide whether or not to license, and, if licensed, how to appropriately label a biologic.

While the FDA requires in most cases two adequate and well-controlled pivotal clinical trials to demonstrate the efficacy of a product candidate, a single trial with strong confirmatory evidence may be sufficient in instances where the trial is a large multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible. In rare cancer indications with very limited treatment options a large and/or controlled trial are often not feasible and thus data from smaller and even uncontrolled trials may be sufficient for regulatory approval.

In some cases, the FDA may approve a BLA for a product candidate but require the sponsor to conduct additional clinical trials to further assess the product candidate’s safety and effectiveness after approval. Such post-approval trials are typically referred to as Phase 4 clinical trials. These studies are used to gain additional experience from the treatment of a larger number of patients in the intended treatment group and to further document a clinical benefit in the case of biologics licensed under Accelerated Approval regulations. Failure to exhibit due diligence with regard to conducting Phase 4 clinical trials could result in withdrawal of approval for products.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA. In addition, IND safety reports must be submitted to the FDA for any of the following: serious and unexpected suspected adverse reactions; findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the product; and any clinically important increase in the case of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. The FDA will typically inspect one or more clinical sites to assure compliance with GCP and the integrity of the clinical data submitted.

Clinical trials including the use of an investigational device sometimes require submission of an application for an Investigational Device Exemption (“IDE”), to the FDA. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the investigational protocol is scientifically sound. The IDE application must be approved in advance by the FDA, unless the product is deemed a non-significant risk device and eligible for more abbreviated IDE requirements. Clinical trials for a significant risk device may begin once the IDE application is approved by the FDA as well as the appropriate IRBs at the clinical trial sites, and the informed consent of the patients participating in the clinical trial is obtained.

Review and Approval of a BLA

In order to obtain approval to market a biological product in the United States, a biologics license application must be submitted to the FDA that provides sufficient data establishing the safety, purity and potency of the proposed biological product for its intended indication. The BLA includes all relevant data available from pertinent preclinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling, among other things.

Under federal law, the submission of most BLAs is subject to an application user fee, which for federal fiscal year 2020 is $2,942,965 for an application requiring clinical data. The sponsor of an approved BLA is also subject to an annual program fee, which for fiscal year 2020 is $325,424. Certain exceptions and waivers are available for some of these fees, such as an exception from the application fee for products with orphan designation and a waiver for certain small businesses.

Following submission of a BLA, the FDA conducts a preliminary review of the application generally within 60 calendar days of its receipt and strives to inform the sponsor by the 74th day after the FDA’s receipt of the submission whether the application is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept the application for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA has agreed to specified performance goals in the review process of the BLAs. Under that agreement, 90% of original BLA submissions are meant to be reviewed within ten months of the 60-day filing date, and 90% of original BLAs that have been designated for “priority review” are meant to be reviewed within six months of the 60-day filing date. The review process may be extended once per review cycle by the FDA for three additional months to consider new information or clarification provided by the applicant to address an outstanding deficiency identified by the FDA following the original submission.

Before approving an application, the FDA will typically audit the preclinical study and clinical trial sites that generated the data in support of the BLA. Additionally, the FDA typically will inspect the facility or facilities where the product is or will be manufactured. These pre-approval inspections may cover all facilities associated with a BLA submission, including component manufacturing, finished product manufacturing and control testing laboratories. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications.

As a condition of approval, the FDA may require an applicant to develop a Risk Evaluation Mitigation Strategy (REMS). REMS use risk minimization strategies beyond the professional labeling to ensure that the benefits of the product outweigh the potential risks. To determine whether a REMS is needed, the FDA will consider the size of the population likely to use the product, seriousness of the disease, expected benefit of the product, expected duration of treatment, seriousness of known or potential adverse events and whether the product is a new molecular entity.

The FDA will refer an application for a novel product to an advisory committee or explain why such referral was not made. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Fast Track, Breakthrough Therapy, Priority Review and Regenerative Advanced Therapy Designations

The FDA is authorized to designate certain products for expedited review if they are intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. These programs are referred to as Fast Track designation, Breakthrough Therapy designation, Priority Review designation and Regenerative Advanced Therapy designation.

Specifically, the FDA may designate a product for Fast Track designation if it is intended, whether alone or in combination with one or more other products, for the treatment of a serious or life-threatening disease or condition, and it demonstrates the potential to address unmet medical needs for such a disease or condition. For Fast Track products, sponsors may have greater interactions with the FDA and the FDA may initiate review of sections of a Fast Track product’s application before the application is complete. This rolling review may be available if the FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a Fast Track product may be effective. The sponsor must also provide, and the FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. However, the FDA’s time period goal for reviewing a Fast Track application does not begin until the last section of the application is submitted. In addition, the Fast Track designation may be withdrawn by the FDA if the FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

Second, a product may be designated as a Breakthrough Therapy if it is intended, either alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The FDA may take certain actions with respect to Breakthrough Therapies, including holding meetings with the sponsor throughout the development process; providing timely advice to the product sponsor regarding development and approval; involving more senior staff in the review process; assigning a cross-disciplinary project lead for the review team; and taking other steps to design the clinical trials in an efficient manner.

Third, the FDA may designate a product for Priority Review if it is a product that treats a serious condition and, if licensed, would provide a significant improvement in safety or effectiveness. The FDA determines, on a case-by-case basis, whether the proposed product represents a significant improvement when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting product reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, and evidence of safety and effectiveness in a new subpopulation. A priority designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from ten months to six months.

The FDA can accelerate review and approval of products designated as regenerative advanced therapies. A product is eligible for this designation if it is a regenerative medicine therapy that is intended to treat, modify, reverse or cure a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product has the potential to address unmet medical needs for such disease or condition. The benefits of a regenerative advanced therapy designation include early interactions with FDA to expedite development and review, benefits available to breakthrough therapies, potential eligibility for Priority Review and Accelerated Approval based on surrogate or intermediate endpoints.

Accelerated Approval Pathway

The FDA may grant Accelerated Approval to a product for a serious or life-threatening condition that provides meaningful therapeutic advantage to patients over existing treatments based upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit. The FDA may also grant Accelerated Approval for such a condition when the product has an effect on an intermediate clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality (“IMM”) and that is reasonably likely to predict an effect on IMM or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. Products granted Accelerated Approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.

For the purposes of Accelerated Approval, a surrogate endpoint is a marker, such as a laboratory measurement, radiographic image, physical sign, or other measure that is thought to predict clinical benefit but is not itself a measure of clinical benefit. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. An intermediate clinical endpoint is a measurement of a therapeutic effect that is considered reasonably likely to predict the clinical benefit of a drug, such as an effect on IMM. The FDA has limited experience with Accelerated Approvals based on intermediate clinical endpoints, but has indicated that such endpoints generally may support Accelerated Approval where the therapeutic effect measured by the endpoint is not itself a clinical benefit and basis for traditional approval, if there is a basis for concluding that the therapeutic effect is reasonably likely to predict the ultimate clinical benefit of a product.

The Accelerated Approval pathway is most often used in settings in which the course of a disease is long and an extended period of time is required to measure the intended clinical benefit of a product, even if the effect on the surrogate or intermediate clinical endpoint occurs rapidly. Thus, Accelerated Approval has been used extensively in the development and approval of products for treatment of a variety of cancers in which the goal of therapy is generally to improve survival or decrease morbidity and the duration of the typical disease course requires lengthy and sometimes large trials to demonstrate a clinical or survival benefit. Thus, the benefit of Accelerated Approval derives from the potential to receive approval based on surrogate endpoints sooner than possible for trials with clinical or survival endpoints, rather than deriving from any explicit shortening of the FDA approval timeline, as is the case with Priority Review.

The Accelerated Approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. As a result, a product candidate licensed on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or confirm a clinical benefit during post-marketing studies, would allow the FDA to initiate expedited proceedings to withdraw approval of the product. All promotional materials for product candidates licensed under accelerated regulations are subject to prior review by the FDA.

The FDA’s Decision on a BLA

On the basis of the FDA’s evaluation of the application and accompanying information, including the results of the inspection of the manufacturing facilities, the FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the BLA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for licensing.

If the FDA licenses a new product, it may limit the licensed indications for use of the product. The agency may also require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms, including REMS, to help ensure that the benefits of the product outweigh the potential risks. REMS can include medication guides, communication plans for health care professionals, and elements to assure safe use (“ETASU”). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs. After licensing, many types of changes to the licensed product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Post-Licensing Regulation

If regulatory licensing for marketing of a product or new indication for an existing product is obtained, the sponsor will be required to comply with all regular post-licensing regulatory requirements as well as any post-licensing requirements that the FDA may have imposed as part of the licensing process. The sponsor will be required to report, among other things, certain adverse reactions and manufacturing problems to the FDA, provide updated safety and potency or efficacy information and comply with requirements concerning advertising and promotional labeling requirements. Manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMP regulations, which impose certain procedural and documentation requirements upon manufacturers. Changes to the manufacturing processes are strictly regulated and often require prior FDA approval before being implemented. Accordingly, the sponsor and its third-party manufacturers must continue to expend time, money, and effort in the areas of production and quality control to maintain compliance with cGMP regulations and other regulatory requirements.

As part of the manufacturing process, the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. After a BLA is approved for a biological product, the product may also be subject to official lot release, meaning that the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official release, the manufacturer must submit samples of each lot, together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot, to the FDA. The FDA may in addition perform certain confirmatory tests on lots of some products before releasing the lots for distribution. In addition, the FDA conducts laboratory research related to the regulatory standards on the safety, purity, potency, and effectiveness of biological products.

Once a license is granted, the FDA may suspend or revoke the license if compliance with regulatory requirements is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the labeling to add new safety information; imposition of post-market studies or clinical trials to assess safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market, or product recalls;

•	fines, warning letters, or holds on post-licensing clinical trials;

•	refusal of the FDA to approve pending applications or supplements to licensed applications, or suspension or revocation of product licenses;

•	product seizure or detention, or refusal to permit the import or export of products; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates the marketing, labeling, advertising and promotion of prescription drug products placed on the market. This regulation includes, among other things, standards and regulations for direct-to-consumer advertising, communications regarding unapproved uses, industry-sponsored scientific and educational activities, and promotional activities involving the Internet and social media. After licensing, a drug product generally may not be promoted for uses that are not licensed by the FDA, as reflected in the product’s prescribing information. In the United States, health care professionals are generally permitted to prescribe drugs for such uses not described in the drug’s labeling, known as off-label uses, because the FDA does not regulate the practice of medicine. However, FDA regulations impose rigorous restrictions on manufacturers’ communications, prohibiting the promotion of off-label uses. It may be permissible, under very specific, narrow conditions, for a manufacturer to engage in nonpromotional, non-misleading communication regarding off-label information, such as distributing scientific or medical journal information.

If a company is found to have promoted off-label uses, it may become subject to adverse public relations and administrative and judicial enforcement by the FDA, the Department of Justice, or the Office of the Inspector General of the Department of Health and Human Services (“HHS”), as well as state authorities. This could subject a company to a range of penalties that could have a significant commercial impact, including civil and criminal fines and agreements that materially restrict the manner in which a company promotes or distributes drug products. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act (“PDMA”) and its implementing regulations, as well as the Drug Supply Chain Security Act (“DSCA”), which regulate the distribution and tracing of prescription drug samples at the federal level, and set minimum standards for the regulation of distributors by the states. The PDMA, its implementing regulations and state laws limit the distribution of prescription pharmaceutical product samples, and the DSCA imposes requirements to ensure accountability in distribution and to identify and remove counterfeit and other illegitimate products from the market.

Pediatric Studies and Exclusivity

Under the Pediatric Research Equity Act, a BLA or supplement thereto for a biological product with a new active ingredient, indication, dosage form, dosing regimen or route of administration must contain data that are adequate to assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. Sponsors must also submit pediatric study plans prior to the assessment data. Those plans must contain an outline of the proposed pediatric study or studies the applicant plans to conduct, including study objectives and design, any deferral or waiver requests and other information required by regulation. The applicant, the FDA, and the FDA’s internal review committee must then review the information submitted, consult with each other and agree upon a final plan. The FDA or the applicant may request an amendment to the plan at any time.

For products intended to treat a serious or life-threatening disease or condition, the FDA must, upon the request of an applicant, meet to discuss preparation of the initial pediatric study plan or to discuss deferral or waiver of pediatric assessments. In addition, FDA will meet early in the development process to discuss pediatric study plans with sponsors and FDA must meet with sponsors by no later than the end-of-Phase 1 meeting for serious or life-threatening diseases and by no later than ninety (90) days after FDA’s receipt of the study plan.

The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after licensing of the product for use in adults, or full or partial waivers from the pediatric data requirements. Generally, the pediatric data requirements do not apply to products with orphan designation.

The FDA Reauthorization Act of 2017 established new requirements to govern certain molecularly targeted cancer indications. Any company that submits a BLA three years after the date of enactment of that statute must submit pediatric assessments with the BLA if the biologic is intended for the treatment of an adult cancer and is directed at a molecular target that FDA determines to be substantially relevant to the growth or progression of a pediatric cancer. The investigation must be designed to yield clinically meaningful pediatric study data regarding the dosing, safety and preliminary potency to inform pediatric labeling for the product. Deferrals and waivers as described above are also available.

Pediatric exclusivity is another type of non-patent marketing exclusivity in the United States and, if granted, provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity, including the non-patent and orphan exclusivity. This six-month exclusivity may be granted if a BLA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or patent protection cover the product are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot license another application.

Orphan Drug Designations and Exclusivity

Under the Orphan Drug Act, the FDA may designate a biological product as an “orphan drug” if it is intended to treat a rare disease or condition, generally meaning that it affects fewer than 200,000 individuals in the United States, or more in cases in which there is no reasonable expectation that the cost of developing and making a product available in the United States for treatment of disease or condition will be recovered from sales of the product. A company must seek orphan drug designation before submitting a BLA for the candidate product. If the request is granted, the FDA will disclose the identity of the therapeutic agent and its potential use. Orphan drug designation does not shorten the PDUFA goal dates for the regulatory review and licensing process, although it does convey certain advantages such as tax benefits and exemption from the PDUFA application fee.

If a product with orphan designation receives the first FDA approval for the disease or condition for which it has such designation or for a select indication or use within the rare disease or condition for which it was designated, the product generally will receive orphan drug exclusivity. Orphan drug exclusivity means that the FDA may not license another sponsor’s marketing application for the same drug for the same condition for seven years, except in certain limited circumstances. Orphan exclusivity does not block the licensing of a different product for the same rare disease or condition, nor does it block the licensing of the same product for different conditions. If a biologic designated as an orphan drug ultimately receives marketing licensing for an indication broader than what was designated in its orphan drug application, it may not be entitled to exclusivity.

Orphan drug exclusivity will not bar licensing of another product under certain circumstances, including if a subsequent product with the same biologic for the same condition is shown to be clinically superior to the licensed product on the basis of greater effectiveness, safety in a substantial portion of the target populations, or providing a major contribution to patient care, or if the company with orphan drug exclusivity is not able to meet market demand.

Biosimilars and Exclusivity

The 2010 Patient Protection and Affordable Care Act, which was signed into law on March 23, 2010, included a subtitle called the Biologics Price Competition and Innovation Act of 2009 (“BPCIA”). The BPCIA established a regulatory scheme authorizing the FDA to license biosimilars and interchangeable biosimilars. The FDA has licensed several biosimilar products for use in the United States. The FDA has issued several guidance documents outlining an approach to review and licensing of biosimilars.

Under the BPCIA, a manufacturer may submit an application for licensure of a biological product that is “biosimilar to” or “interchangeable with” a previously licensed biological product or “reference product.” In order for the FDA to license a biosimilar product, it must find, among other things, that the product is “highly similar” to the reference product notwithstanding minor differences in clinically inactive components and that there are no clinically meaningful differences between the reference product and proposed biosimilar product in terms of safety, purity, and potency. For the FDA to license a biosimilar product as interchangeable with a reference product, the agency must find that the biosimilar product can be expected to produce the same clinical results as the reference product, and, for products administered multiple times, that the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished potency relative to exclusive use of the reference biologic.

Under the BPCIA, an application for a biosimilar or interchangeable biological product may not be submitted to the FDA until four years following the date of licensing of the reference product. The FDA may not license a biosimilar or interchangeable biological product until 12 years from the date on which the reference product was licensed. Even if a product is considered to be a reference product eligible for exclusivity, another company could market a competing version of that product if the FDA licenses a full BLA for such product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity, and potency of their product. The BPCIA also created certain exclusivity periods for biosimilars licensed as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

Patent Term Restoration and Extension

A patent claiming a new biological product may be eligible for a limited patent term extension under the Hatch-Waxman Act, which permits a patent restoration of up to five years for patent term lost during product development and FDA regulatory review. The restoration period granted on a patent covering a product is typically one-half the time between the effective date of an IND and the submission date of a marketing application (such as a BLA), plus the time between the submission date of a marketing application and the ultimate licensing date. Patent term restoration cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s licensing date. Only one patent applicable to a licensed product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent in question and within 60 days after approval of the relevant marketing application. A patent that covers multiple products for which licensing is sought can only be extended in connection with one of the licenses. The USPTO reviews and licenses the application for any patent term extension or restoration in consultation with the FDA.

Regulation of Companion Diagnostics

The success of certain of our product candidates may depend, in part, on the development and commercialization of a companion diagnostic. Companion diagnostics identify patients who are most likely to benefit from a particular therapeutic product; identify patients likely to be at increased risk for serious side effects as a result of treatment with a particular therapeutic product; or monitor response to treatment with a particular therapeutic product for the purpose of adjusting treatment to achieve improved safety or effectiveness. Companion diagnostics are regulated as medical devices by the FDA. In the United States, the FDCA and its implementing regulations, and other federal and state statutes and regulations govern, among other things, medical device design and development, preclinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import, and post-market surveillance. Unless an exemption or FDA exercise of enforcement discretion applies, diagnostic tests generally require marketing clearance or approval from the FDA prior to commercialization. The two primary types of FDA marketing authorization applicable to a medical device are premarket notification, also called 510(k) clearance, and approval of a premarket approval (“PMA”).

To obtain 510(k) clearance for a medical device, or for certain modifications to devices that have received 510(k) clearance, a manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device or to a preamendment device that was in commercial distribution before May 28, 1976, or a predicate device, for which the FDA has not yet called for the submission of a PMA. In making a determination that the device is substantially equivalent to a predicate device, the FDA compares the proposed device to the predicate device or predicate devices and assesses whether the subject device is comparable to the predicate device or predicate devices with respect to intended use, technology, design and other features which could affect safety and effectiveness. If the FDA determines that the subject device is substantially equivalent to the predicate device or predicate devices, the subject device may be cleared for marketing.

PMA applications must be supported by valid scientific evidence, which typically requires extensive data, including technical, preclinical, clinical and manufacturing data, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device. For diagnostic tests, a PMA application typically includes data regarding analytical and clinical validation studies. As part of its review of the PMA, the FDA will conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the Quality System Regulation (“QSR”), which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures. If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure the final approval of the PMA. If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny the approval of the PMA or issue a not approvable letter. A not approvable letter will outline the deficiencies in the application and, where practical, will identify what is necessary to make the PMA approvable. Once granted, PMA approval may be withdrawn by the FDA if compliance with post-approval requirements, conditions of approval or other regulatory standards is not maintained or problems are identified following initial marketing.

On July 31, 2014, the FDA issued a final guidance document addressing the development and approval process for “In Vitro Companion Diagnostic Devices.” According to the guidance document, for novel therapeutic products that depend on the use of a diagnostic test and where the diagnostic device could be essential for the safe and effective use of the corresponding therapeutic product, the premarket application for the companion diagnostic device should be developed and approved or cleared contemporaneously with the therapeutic, although the FDA recognizes that there may be cases when contemporaneous development may not be possible. However, in cases where a drug cannot be used safely or effectively without the companion diagnostic, the FDA’s guidance indicates it will generally not approve the drug without the approval or clearance of the diagnostic device. The FDA also issued a draft guidance in July 2016 setting forth the principles for co-development of an in vitro companion diagnostic device with a therapeutic product. The draft guidance describes principles to guide the development and contemporaneous marketing authorization for the therapeutic product and its corresponding in vitro companion diagnostic.

Once cleared or approved, the companion diagnostic device must adhere to post-marketing requirements including the requirements of FDA’s quality system regulation, adverse event reporting, recalls and corrections along with product marketing requirements and limitations. Like drug and biologic makers, companion diagnostic makers are subject to unannounced FDA inspections at any time during which the FDA will conduct an audit of the product(s) and the company’s facilities for compliance with its authorities.

Healthcare Law and Regulation

Health care providers and third-party payors play a primary role in the recommendation and prescription of biological products that are granted marketing licensing. Arrangements with providers, consultants, third-party payors and customers are subject to broadly applicable fraud and abuse, anti-kickback, false claims laws, patient privacy laws and regulations and other health care laws and regulations that may constrain business and/or financial arrangements. Restrictions under applicable federal and state health care laws and regulations, include the following:

•	the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, paying, receiving or providing remuneration, directly or

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indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made, in whole or in part, under a federal health care program such as Medicare and Medicaid;

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the federal civil and criminal false claims laws, including the civil False Claims Act, and civil monetary penalties laws, which prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false, fictitious or fraudulent or knowingly making, using or causing to made or used a false record or statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which created additional federal criminal laws that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any health care benefit program or making false statements relating to health care matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and their respective implementing regulations, which impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal false statements statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for health care benefits, items or services;

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the federal transparency requirements known as the federal Physician Payments Sunshine Act, under the 2010 Patient Protection and Affordable Care Act, as amended by the Health Care Education Reconciliation Act (the ACA), which requires certain manufacturers of drugs, devices, biologics and medical supplies to report annually to the Centers for Medicare & Medicaid Services (“CMS”) within HHS, information related to payments and other transfers of value made by that entity to physicians (as defined by the statute) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, which may apply to health care items or services that are reimbursed by non-government third-party payors, including private insurers.

Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring manufacturers to report information related to payments to physicians and other health care providers or marketing expenditures. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Pharmaceutical Insurance Coverage and Health Care Reform

In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated health care costs. Significant uncertainty exists as to the coverage and reimbursement status of products licensed by the FDA and other government authorities. Thus, even if a product candidate is licensed, sales of the product will depend, in part, on the extent to which third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers and managed care organizations, provide coverage and establish adequate reimbursement levels for, the product. The process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is licensed. Third-party payors are increasingly challenging the prices charged, examining the medical necessity and reviewing the cost-effectiveness of medical products and services and imposing controls to manage costs. Third-party payors may limit coverage to specific products on a licensed list, also known as a formulary, which might not include all of the licensed products for a particular indication.

In order to secure coverage and reimbursement for any product that might be licensed for sale, a company may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable marketing licenses. Nonetheless, product candidates may not be considered medically necessary or cost effective. A decision by a third-party payor not to cover a product could reduce physician utilization once the product is licensed and have a material adverse effect on sales, results of operations and financial condition. Additionally, a payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be licensed. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product, and the level of coverage and reimbursement can differ significantly from payor to payor.

The containment of health care costs also has become a priority of federal, state and foreign governments and the prices of products have been a focus in this effort. Governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit a company’s revenue generated from the sale of any licensed products. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which a company or its collaborators receive marketing licenses, less favorable coverage policies and reimbursement rates may be implemented in the future.

In March 2010, Congress passed the ACA, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of health spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry, and impose additional policy reforms. The ACA, for example, contains provisions that subject products to potential competition by lower-cost products and may reduce the profitability of products through increased rebates for drugs reimbursed by Medicaid programs; address a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increase the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations; establish annual fees and taxes on manufacturers of certain branded prescription drugs; and create a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 70% (increased pursuant to the Bipartisan Budget Act of 2018 (“BBA”), effective as of 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

Since its enactment, there have been judicial, administrative, executive and Congressional legislative challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. For example, various portions of the ACA are currently undergoing constitutional challenges in the United States Supreme Court, the current Administration has issued various Executive Orders eliminating cost sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices, and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended, and we cannot predict what affect further changes to the ACA would have on our business.

Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include the Budget Control Act of 2011, which, among other things, led to aggregate reductions to Medicare payments to providers of up to 2% per fiscal year that started in 2013 and will stay in effect through 2029 unless additional Congressional action is taken, and the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several types of providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any of our product candidates for which we may obtain regulatory licensing or the frequency with which any such product candidate is prescribed or used. Further, there have been several recent U.S. congressional inquiries and proposed state and federal legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the costs of drugs under Medicare and reform government program reimbursement methodologies for drug products.

These healthcare reforms, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and additional downward pressure on the price for any licensed product and/or the level of reimbursement physicians receive for administering any licensed product. Reductions in reimbursement levels may negatively impact the prices or the frequency with which products are prescribed or administered. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.

Further, there have been several recent U.S. congressional inquiries and proposed federal and proposed and enacted state legislation designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the costs of drugs under Medicare and reform government program reimbursement methodologies for drug products. At the federal level, Congress and the current Administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs. At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. These measures could reduce the ultimate demand for our product candidates, once licensed, or put pressure on our product pricing.

In addition, on May 11, 2018, the current U.S. presidential administration (the “Administration”) issued a plan to lower drug prices. Under this blueprint for action, the Administration indicated that HHS will: take steps to end the gaming of regulatory and patent processes by drug makers to unfairly protect monopolies; advance biosimilars and generics to boost price competition; evaluate the inclusion of prices in drug makers’ ads to enhance price competition; speed access to and lower the cost of new drugs by clarifying policies for sharing information between insurers and drug makers; avoid excessive pricing by relying more on value-based pricing by expanding outcome-based payments in Medicare and Medicaid; work to give Part D plan sponsors more negotiation power with drug makers; examine which Medicare Part B drugs could be negotiated for a lower price by Part D plans, and improving the design of the Part B Competitive Acquisition Program; update Medicare’s drug-pricing dashboard to increase transparency; prohibit Part D contracts that include “gag rules” that prevent pharmacists from informing patients when they could pay less out-of-pocket by not using insurance; and require that Part D plan members be provided with an annual statement of plan payments, out-of-pocket spending, and drug price increases.

At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional health care authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other health care programs. These measures could reduce the ultimate demand for our product candidates, once licensed, or put pressure on our product pricing.

Review and Approval of Medicinal Products in the EU

In order to market any product outside of the United States, a company must also comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of products. Whether or not it obtains FDA licensing for a product, an applicant will need to obtain the necessary approvals by the comparable non-U.S. regulatory authorities before it can commence clinical trials or marketing of the product in those countries or jurisdictions. Specifically, the process governing approval of medicinal products in the EU generally follows the same lines as in the United States. It entails satisfactory completion of preclinical studies and adequate and well-controlled clinical trials to establish the safety and efficacy of the product for each proposed indication. It also requires the submission to the relevant competent authorities of a marketing authorization application (“MAA”), and granting of a marketing authorization by these authorities before the product can be marketed and sold in the EU.

Clinical Trial Approval in the EU

The Clinical Trials Directive 2001/20/EC, the Directive 2005/28/EC on GCP and the related national implementing provisions of the individual EU Member States govern the system for the approval of clinical trials in the EU. Under this system, an applicant must obtain prior approval from the competent national authority of the EU Member States in which the clinical trial is to be conducted. Furthermore, the applicant may only start a clinical trial at a specific study site after the competent ethics committee has issued a favorable opinion. The clinical trial application must be accompanied by, among other documents, an investigational medicinal product dossier (the Common Technical Document) with supporting information prescribed by Directive 2001/20/EC, Directive 2005/28/EC, where relevant the implementing national provisions of the individual EU Member States and further detailed in applicable guidance documents.

In April 2014, the EU adopted a new Clinical Trials Regulation (EU) No 536/2014, which is set to replace the current Clinical Trials Directive 2001/20/EC. It is expected that the new Clinical Trials Regulation (EU) No 536/2014 will apply following confirmation of full functionality of the Clinical Trials Information System (“CTIS”), the centralized EU portal and database for clinical trials foreseen by the regulation, through an independent audit. The regulation becomes applicable six months after the European Commission publishes notice of this confirmation. It will overhaul the current system of approvals for clinical studies in the EU. Specifically, the new regulation, which will be directly applicable in all member states, aims at simplifying and streamlining the approval of clinical studies in the EU. For instance, the new Clinical Trials Regulation provides for a streamlined application procedure via a single point and strictly defined deadlines for the assessment of clinical study applications.

PRIME Designation in the EU

In March 2016, the European Medicines Agency (“EMA”), launched an initiative to facilitate development of product candidates in indications, often rare, for which few or no therapies currently exist. The PRIority Medicines (“PRIME”) scheme is intended to encourage drug development in areas of unmet medical need and provides accelerated assessment of products representing substantial innovation reviewed under the centralized procedure. Products from small- and medium-sized enterprises may qualify for earlier entry into the PRIME scheme than products from larger companies. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and accelerated marketing authorization application assessment once a dossier has been submitted. Importantly, a dedicated Agency contact and rapporteur from the Committee for Human Medicinal Products (“CHMP”) or Committee for Advanced Therapies are appointed early in PRIME scheme facilitating increased understanding of the product at EMA’s Committee level. A kick-off meeting initiates these relationships and includes a team of multidisciplinary experts at the EMA to provide guidance on the overall development and regulatory strategies.

Marketing Authorization in the EU

To obtain a marketing authorization for a product under EU regulatory systems, an applicant must submit an MAA, either under a centralized procedure administered by the EMA or one of the procedures administered by competent authorities in EU Member States (decentralized procedure, national procedure, or mutual recognition procedure). A marketing authorization may be granted only to an applicant established in the EU. Regulation

(EC) No. 1901/2006 provides that prior to obtaining a marketing authorization in the EU, applicants must demonstrate compliance with all measures included in an EMA-approved Pediatric Investigation Plan (“PIP”) covering all subsets of the pediatric population, unless the EMA has granted a product-specific waiver, class waiver, or a deferral for one or more of the measures included in the PIP.

The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid across the European Economic Area. Pursuant to Regulation (EC) No. 726/2004, the centralized procedure is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, ATMPs and products with a new active substance indicated for the treatment of certain diseases, including products for the treatment of cancer. For products with a new active substance indicated for the treatment of other diseases and products that are highly innovative or for which a centralized process is in the interest of patients, the centralized procedure may be optional. The centralized procedure may at the request of the applicant also be used in certain other cases. We anticipate that the centralized procedure will be mandatory for the product candidates we are developing.

Under the centralized procedure, the CHMP is also responsible for several post-authorization and maintenance activities, such as the assessment of modifications or extensions to an existing marketing authorization. Under the centralized procedure in the EU, the maximum timeframe for the evaluation of an MAA is 210 days, excluding clock stops when additional information or written or oral explanation is to be provided by the applicant in response to questions of the CHMP. Accelerated evaluation may be granted by the CHMP in exceptional cases and under PRIME designation, when a medicinal product is of major interest from the point of view of public health and, in particular, from the viewpoint of therapeutic innovation. If the CHMP accepts such a request, the time limit of 210 days will be reduced to 150 days, but it is possible that the CHMP may revert to the standard time limit for the centralized procedure if it determines that it is no longer appropriate to conduct an accelerated assessment. At the end of this period, the CHMP provides a scientific opinion on whether or not a marketing authorization should be granted in relation to a medicinal product. Within 15 calendar days of receipt of a final opinion from the CHMP, the European Commission must prepare a draft decision concerning an application for marketing authorization. This draft decision must take the opinion and any relevant provisions of EU law into account. Before arriving at a final decision on an application for centralized authorization of a medicinal product the European Commission must consult the Standing Committee on Medicinal Products for Human Use. The Standing Committee is composed of representatives of the EU Member States and chaired by a non-voting European Commission representative. The European Parliament also has a related “droit de regard.” The European Parliament’s role is to ensure that the European Commission has not exceeded its powers in deciding to grant or refuse to grant a marketing authorization.

The European Commission may grant a so-called “marketing authorization under exceptional circumstances.” Such authorization is intended for products for which the applicant can demonstrate that it is unable to provide comprehensive data on the efficacy and safety under normal conditions of use, because the indications for which the product in question is intended are encountered so rarely that the applicant cannot reasonably be expected to provide comprehensive evidence, or in the present state of scientific knowledge, comprehensive information cannot be provided, or it would be contrary to generally accepted principles of medical ethics to collect such information. Consequently, marketing authorization under exceptional circumstances may be granted subject to certain specific obligations, which may include the following:

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the applicant must complete an identified program of studies within a time period specified by the competent authority, the results of which form the basis of a reassessment of the benefit/risk profile;

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the medicinal product in question may be supplied on medical prescription only and may in certain cases be administered only under strict medical supervision, possibly in a hospital and in the case of a radiopharmaceutical, by an authorized person; and

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the package leaflet and any medical information must draw the attention of the medical practitioner to the fact that the particulars available concerning the medicinal product in question are as yet inadequate in certain specified respects.

A marketing authorization under exceptional circumstances is subject to annual review to reassess the risk-benefit balance in an annual reassessment procedure. Continuation of the authorization is linked to the annual reassessment and a negative assessment could potentially result in the marketing authorization being suspended or revoked. The renewal of a marketing authorization of a medicinal product under exceptional circumstances, however, follows the same rules as a “normal” marketing authorization. Thus, a marketing authorization under exceptional circumstances is granted for an initial five years, after which the authorization will become valid indefinitely, unless the EMA decides that safety grounds merit one additional five-year renewal.

The European Commission may also grant a so-called “conditional marketing authorization” prior to obtaining the comprehensive clinical data required for an application for a full marketing authorization. Such conditional marketing authorizations may be granted for product candidates (including medicines designated as orphan medicinal products), if (i) the risk-benefit balance of the product candidate is positive, (ii) it is likely that the applicant will be in a position to provide the required comprehensive clinical trial data, (iii) the product fulfills an unmet medical need and (iv) the benefit to public health of the immediate availability on the market of the medicinal product concerned outweighs the risk inherent in the fact that additional data are still required. A conditional marketing authorization may contain specific obligations to be fulfilled by the marketing authorization holder, including obligations with respect to the completion of ongoing or new studies, and with respect to the collection of pharmacovigilance data. Conditional marketing authorizations are valid for one year, and may be renewed annually, if the risk-benefit balance remains positive, and after an assessment of the need for additional or modified conditions and/or specific obligations. The timelines for the centralized procedure described above also apply with respect to the review by the CHMP of applications for a conditional marketing authorization.

The EU medicines rules expressly permit the EU Member States to adopt national legislation prohibiting or restricting the sale, supply or use of any medicinal product containing, consisting of or derived from a specific type of human or animal cell, such as embryonic stem cells. While the product candidates we have in development do not make use of embryonic stem cells, it is possible that the national laws in certain EU Member States may prohibit or restrict us from commercializing our product candidates, even if they have been granted an EU marketing authorization.

Unlike the centralized authorization procedure, the decentralized marketing authorization procedure requires a separate application to, and leads to separate approval by, the competent authorities of each EU Member State in which the product is to be marketed. This application is identical to the application that would be submitted to the EMA for authorization through the centralized procedure. The reference EU Member State prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. The resulting assessment report is submitted to the concerned EU Member States who, within 90 days of receipt, must decide whether to approve the assessment report and related materials. If a concerned EU Member State cannot approve the assessment report and related materials due to concerns relating to a potential serious risk to public health, disputed elements may be referred to the European Commission, whose decision is binding on all EU Member States.

The mutual recognition procedure similarly is based on the acceptance by the competent authorities of the EU Member States of the marketing authorization of a medicinal product by the competent authorities of other EU Member States. The holder of a national marketing authorization may submit an application to the competent authority of an EU Member State requesting that this authority recognize the marketing authorization delivered by the competent authority of another EU Member State.

Regulatory Data Protection in the EU

In the EU, innovative medicinal products approved on the basis of a complete independent data package qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity pursuant to Directive 2001/83/EC. Regulation (EC) No. 726/2004 repeats the entitlement for medicinal products authorized in accordance with the centralized authorization procedure. Data exclusivity prevents applicants for authorization of generics of these innovative products from referencing the innovator’s data to assess a generic (abridged) application for a period of eight years. During the additional two-year period of market exclusivity, a generic marketing authorization application can be submitted and authorized, and the innovator’s data may be referenced, but no generic medicinal product can be placed on the EU market until the expiration of the market exclusivity. The overall ten-year period will be extended to a maximum of 11 years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. Even if a compound is considered to be a new chemical entity so that the innovator gains the prescribed period of data exclusivity, another company may market another version of the product if such company obtained marketing authorization based on an MAA with a complete independent data package of pharmaceutical tests, non-clinical tests and clinical trials.

Periods of Authorization and Renewals

A marketing authorization has an initial validity for five years in principle. The marketing authorization may be renewed after five years on the basis of a re-evaluation of the risk-benefit balance by the EMA or by the competent authority of the EU Member State. To this end, the marketing authorization holder must provide the EMA or the competent authority with a consolidated version of the file in respect of quality, safety, and efficacy, including all variations introduced since the marketing authorization was granted, at least six months before the marketing authorization ceases to be valid.

The European Commission or the competent authorities of the EU Member States may decide, on justified grounds relating to pharmacovigilance, to proceed with one further five-year period of marketing authorization. Once subsequently definitively renewed, the marketing authorization shall be valid for an unlimited period. Any authorization which is not followed by the actual placing of the medicinal product on the EU market (in case of centralized procedure) or on the market of the authorizing EU Member State within three years after authorization ceases to be valid (the so-called sunset clause).

Orphan Drug Designation and Exclusivity

Regulation (EC) No. 141/2000, as implemented by Regulation (EC) No. 847/2000 provides that a drug can be designated as an orphan drug by the European Commission if its sponsor can establish: that the product is intended for the diagnosis, prevention or treatment of (1) a life-threatening or chronically debilitating condition affecting not more than five in ten thousand persons in the EU when the application is made, or (2) a life-threatening, seriously debilitating or serious and chronic condition in the EU and that without incentives it is unlikely that the marketing of the drug in the EU would generate sufficient return to justify the necessary investment. For either of these conditions, the applicant must demonstrate that there exists no satisfactory method of diagnosis, prevention or treatment of the condition in question that has been authorized in the EU or, if such method exists, the drug will be of significant benefit to those affected by that condition.

Once authorized, orphan medicinal products are entitled to 10 years of market exclusivity in all EU Member States and in addition a range of other benefits during the development and regulatory review process including scientific assistance for study protocols, authorization through the centralized marketing authorization procedure covering all member countries and a reduction or elimination of registration and marketing authorization fees. However, marketing authorization may be granted to a similar medicinal product with the same orphan indication during the 10-year period with the consent of the marketing authorization holder for the original orphan medicinal product or if the manufacturer of the original orphan medicinal product is unable to supply sufficient quantities. Marketing authorization may also be granted to a similar medicinal product with the same orphan indication if this product is safer, more effective or otherwise clinically superior to the original orphan medicinal product. The period of market exclusivity may, in addition, be reduced to six years if it can be demonstrated on the basis of available evidence that the original orphan medicinal product is sufficiently profitable not to justify maintenance of market exclusivity.

Regulatory Requirements after a Marketing Authorization has been Obtained

In case an authorization for a medicinal product in the EU is obtained, the holder of the marketing authorization is required to comply with a range of requirements applicable to the manufacturing, marketing, promotion and sale of medicinal products. These include:

•	compliance with the European Union’s stringent pharmacovigilance or safety reporting rules must be ensured. These rules can impose post-authorization studies and additional monitoring obligations;

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the manufacturing of authorized medicinal products, for which a separate manufacturer’s license is mandatory, must also be conducted in strict compliance with the applicable EU laws, regulations and guidance, including Directive 2001/83/EC, Directive 2003/94/EC, Regulation (EC) No 726/2004 and the European Commission Guidelines for Good Manufacturing Practice. These requirements include compliance with EU cGMP standards when manufacturing medicinal products and active pharmaceutical ingredients, including the manufacture of active pharmaceutical ingredients outside of the EU with the intention to import the active pharmaceutical ingredients into the EU; and

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the marketing and promotion of authorized drugs, including industry-sponsored continuing medical education and advertising directed toward the prescribers of drugs and/or the general public, are strictly regulated in the EU notably under Directive 2001/83EC, as amended, and EU Member State laws. Direct-to-consumer advertising of prescription medicines is prohibited across the EU.

Brexit and the Regulatory Framework in the United Kingdom

On June 23, 2016, the electorate in the United Kingdom voted in favor of leaving the EU (commonly referred to as “Brexit”). Thereafter, on March 29, 2017, the country formally notified the EU of its intention to withdraw pursuant to Article 50 of the Lisbon Treaty. The United Kingdom formally left the EU on January 31, 2020. A transition period began on February 1, 2020, during which EU pharmaceutical law remains applicable to the United Kingdom. This transition period is due to end on December 31, 2020. Since the regulatory framework for pharmaceutical products in the United Kingdom covering quality, safety and efficacy of pharmaceutical products, clinical trials, marketing authorization, commercial sales and distribution of pharmaceutical products is derived from EU directives and regulations, Brexit could materially impact the future regulatory regime which applies to products and the approval of product candidates in the United Kingdom. It remains to be seen how, if at all, Brexit will impact regulatory requirements for product candidates and products in the United Kingdom.

Pricing Decisions for Approved Products in the EU

In the EU, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a Member States to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. Member States may approve a specific price for a product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other Member States allow companies to fix their own prices for products, but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Recently, many countries in the EU have increased the amount of discounts required on pharmaceuticals and these efforts could continue as countries attempt to manage health care expenditures, especially in light of the severe fiscal and debt crises experienced by many countries in the EU. The downward pressure on health care costs in general, particularly prescription products, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various Member States, and parallel trade, or arbitrage, between low-priced and high-priced Member States, can further reduce prices. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any products, if approved in those countries.

FACILITIES

As of January 27, 2020, Immatics OpCo has three locations in Germany. The corporate headquarters are located at Paul-Ehrlich-Straße 15 in 72076 Tübingen. It comprises approximately 1,600 square meters of office space as well as research and laboratory space. It houses Operations, Immunology, TCR Discovery and Validation, TCR Engineering & Bispecifics, Immunomonitoring, Discovery, Companion Diagnostics and CMC.

Our operations facility is approximately 700 square meters and is located at Aischbachstraße 1 in 72070 Tübingen. It houses Operations, HR, IT, Finance, Translational Development, Regulatory Affairs and Clinical Development.

Our third facility is approximately 380 square meters and is located in Machtlfinger Straße 11 in 81379 Munich. It houses Intellectual Property, IT, Communications and Business Development.

Immatics US has two locations, the corporate headquarters, which is a direct lease, and the research and laboratory facility, which is subleased from University of Texas MD Anderson Cancer Center. The corporate headquarters is a 6,690 square foot facility located at 2201 West Holcombe, Houston, TX 77030, and houses Operations, Human Resources, Finance, Clinical Operations, Regulatory, Bioinformatics and Program Management.

The research and laboratory facility is is a 15,694 square foot facility located in the Life Science Plaza building at 2130 West Holcombe, Suite 1100, Houston, Texas 77030. The research and laboratory facility is comprised primarily of laboratory space, with limited office seating that houses CMC, Immunology, Biomarkers, Quality Assurance and Quality Control. Our sublease on the space will expire in August 2023.

T cell products are manufactured by our at the UTHealth Evelyn H. Griffin Stem Cell Therapeutics Research Laboratory in a 1,850 square foot state-of-the-art cGMP facility exclusively used by us in Houston, Texas.

We believe that our office, research and laboratory facilities in Germany and the United States are sufficient to meet our current needs. However, in anticipation of future demand, we are negotiating for a new lease for a larger office facility and also pursuing options for a laboratory facility at both locations.

EMPLOYEES

As of July 31, 2020, Immatics US employed 71 full-time employees of which 22 hold doctorate degrees and 2 have the credentials of M.D. Of these employees, 46 are employed in positions relating to research and development (including CMC, Target-based Biomarkers, Immunology and Quality Assurance and Control, and Bioinformatics), 14 are employed in positions relating to Clinical Operations/Development, Regulatory and Program Management, 8 are employed in administrative functions (including Finance, IT, Operations and Human Resources), and 3 were employed in senior management positions.

As of July 31, 2020, Immatics OpCo has a headcount of 156 employees and 134 full-time equivalent employees. 59 of these employees hold a doctorate degree. 109 are full-time employed. Of these 156 employees, 107 are employed in positions relating to research and development positions (including Immunology, Discovery, Companion Diagnostics, CMC, Translational Development), 6 are employed in Clinical Development, 2 are employed in Regulatory Affairs, 2 are employed in Business Development, 4 are employed in Intellectual Property and 30 are employed in Administrative Functions (including Finance, IT, Operations, Quality Management, human resources, Communications and Facility) and 5 in senior management positions.

We have never had a work stoppage and is not covered under any collective bargaining agreements nor are any of our employees represented by a labor union. We believe we have good employee relations.

LEGAL PROCEEDINGS

As of July 2020, there are no ongoing material legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with Immatics OpCo’s consolidated financial statements and the related notes thereto and the unaudited pro forma condensed combined financial information included elsewhere in this prospectus. The following discussion is based on the financial information of Immatics OpCo prepared in accordance with IFRS, which may differ in material respects from generally accepted accounting principles in other jurisdictions, including U.S. GAAP. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the section titled “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Business Impact of the COVID-19 Pandemic

Management is monitoring the global outbreak and spread of the novel strain of coronavirus (“COVID-19”) and has taken steps to identify and mitigate the adverse effects and risks to our company as a result of the pandemic. As a result, we have modified our business practices, including implementing work from home arrangements for employees able to perform their duties remotely, restricting nonessential travel, and practicing safe social distancing in our laboratory operations. Management expects to continue to take actions as may be required or recommended by government authorities or in the best interests of our employees and business partners. To date, the pandemic has resulted in a slowdown in activities related to our laboratory operations and at some of our suppliers. The ongoing spread of COVID-19 may also negatively impact our clinical trials in the future, including potential delays and restrictions on our ability to recruit and retain patients, principal investigators and healthcare employees. COVID-19 could also affect the operations of CROs, which may result in delays or disruptions in the supply of product candidates.

Due to COVID-19, we have also experienced delays in research activities performed under our collaboration agreements. Consequently, we recognized less revenue under these agreements during the first quarter of 2020 than previously planned. Management believes declines in revenue associated with the delay in research activities is largely temporary, as the revenue is primarily associated with non-refundable upfront payments recognized on a cost-to-cost basis. COVID-19 may continue to impact the timing and amount of revenue recognized under these agreements in the future.

The COVID-19 pandemic remains a rapidly evolving situation and management does not yet know the full extent of our potential impact on our business operations. We will continue to closely monitor the effects of the pandemic. For additional information on risks posed by the COVID-19 pandemic, refer to the section titled “Risk Factors” included elsewhere in this prospectus.

Overview

We are a biotechnology company that is primarily engaged in the research and development of T cell redirecting immunotherapies for the treatment of cancer. We use our proprietary suite of technologies to identify intracellular drug targets, so called pHLA targets, as a basis for a broad range of potential immunotherapies designed to overcome the current limitations in immuno-oncology. Unlike CAR-T therapy and current antibody-based approaches, which can only target cell surface proteins, our technology enables the identification of otherwise inaccessible intercellular protein targets and thus significantly increases the diversity and novelty of the targets it can pursue. Such intracellular targets are generally recognized as one of the most important keys to unlock hard-to-treat cancer, particularly solid cancers. We believe that the elucidation of these targets gives us an advantage that we are leveraging to develop a pipeline of novel TCR-based products designed to deliver a robust and specific T cell response against cancer cells.

Since 2000, when Immatics OpCo was incorporated, we have focused on raising capital and performing research and development activities to advance our research, development and technology. We are a development phase company and have not yet marketed any products commercially. Our success depends on the successful development and regulatory approval of our products and our ability to finance operations.

We have assembled a team of approximately 200 employees and have established relationships with four pharmaceutical collaborators, including Amgen Inc. (“Amgen”), Genmab A/S, (“Genmab”), Celgene Switzerland LLC (“BMS”) and GlaxoSmithKline plc (“GSK”).

Immatics OpCo has raised approximately €378.5 million through private placements of securities and from our collaborators. These funds are used to fund operations and investing activities across research for technology creation, drug discovery and clinical development programs, infrastructure (including digital infrastructure), creation of portfolio of intellectual property, and administrative support.

Immatics OpCo has incurred significant operating losses since its incorporation. Net losses were €8.6 million and €5.9 million for the three months ended March 31, 2020 and 2019, respectively, and €32.5 million and €32.4 million for the years ended December 31, 2019 and 2018, respectively. As of March 31, 2020, Immatics OpCo’ accumulated deficit was €241.5 million. We expect to continue to incur significant expenses and operating losses for the near future.

We do not expect to generate revenue from our product candidates unless and until we successfully complete clinical development and obtain regulatory approval for such product candidates. If we seek to obtain regulatory approval for any of our product candidates, we expect to incur significant commercialization expenses.

As a result, we will need substantial additional funding to support our continued operations and pursue our growth strategy. Until we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of public or private equity offerings and debt financings, government funding arrangements, collaborations and marketing, distribution and licensing arrangements. We may be unable to raise additional funds or enter into such other arrangements on favorable terms, or at all. If we fail to raise capital or enter into such arrangements as, and when, needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our programs.

Because of the numerous risks and uncertainties associated with pharmaceutical development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. If we fail to become profitable or is unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and may be forced to reduce our operations.

For more details concerning our business and key areas of focus for research, see the section titled “Business”.

Components of Operating Results

Revenue from Collaboration Agreements

To date, we have not generated any revenue from the sale of pharmaceutical products. Our revenue has been solely derived from our collaboration agreements with Amgen, Genmab, BMS and GSK.

Our revenue from collaboration agreements consists of upfront payments as well as reimbursement of research and development expenses. Upfront payments are initially recorded on our statement of financial position as deferred revenue and are subsequently recognized as revenue on a cost-to-cost measurement basis in accordance with our accounting policy as described further in “Significant accounting judgements, estimates and assumptions”.

As part of the collaboration arrangements, we grant exclusive licensing rights for the development and commercialization of future product candidates developed for specified targets defined in the respective collaboration agreement, in addition to research activities, including screening of highly specific molecules for reactivity with the specified targets and off-targets using our proprietary technology and know-how, participation on a joint steering committee, and preparation of data packages. In each of our collaboration agreements, these promises represent one combined performance obligation, because the research activities are mutually dependent and the collaborator is unable to derive significant benefits from its access to these targets without our research activities, which are highly specialized and cannot be performed by other organizations.

The collaboration agreements resulted in €186.6 million of up-front cash payments, intended to fund the research and development activities under each contract. As part of the agreements, we contribute our XPRESIDENT technology, as well as other technology and commit to participate in joint research activities. In addition, we agree to license certain target rights and the possible product candidates developed under the collaboration. The agreements provide for future payments if development, regulatory or sales milestones are achieved. In addition, we are entitled to future royalties.

Under each of our collaboration agreements, we are entitled to receive payments for certain development and commercial milestone events, in addition to royalty payments upon successful commercialization of a product. The uncertainty of achieving these certain milestones significantly impacts our ability to generate revenue.

Our ability to generate revenue from sales of pharmaceutical products and to become profitable depends on our ability to successfully commercialize our product candidates. For the foreseeable future, we do not expect revenue from product sales. To the extent that existing or potential future collaborations generate revenue, our revenue may vary due to many uncertainties in the development of our product candidates and other factors.

Research and Development Expenses

Research and development expenses consist primarily of personnel-related costs (including share-based compensation) for the various research and development departments, IP expenses, facility-related costs and amortization as well as direct expenses for programs such as direct cost for clinical trials.

Our core business is focused on the following initiatives with the goal of enabling us to achieve the next advance in immunotherapy:

•	Advance the proprietary pipeline of product candidates focusing on ACTengine® and TCR Bispecifics;

•	Develop Adoptive Cell Therapies and off-the-shelf biologics with distinct mode of actions;

•	Advance off-the-shelf cell therapies into the clinic;

•	Enhance commercial viability of autologous cell therapies;

•	Disrupt the tumor microenvironment through combination therapies, next-generation technologies and novel target classes;

•	Expand leadership in ultra-personalized multi-target immunotherapy;

•	Maintain and enhance the competitive edge of our target and TCR technology platforms;

•	Leverage existing collaboration agreements with Amgen, Genmab, BMS and GSK; and

•	Expand our intellectual property portfolio.

Research expenses are defined as costs incurred for current or planned investigations undertaken with the prospect of gaining new scientific or technical knowledge and understanding. All research and development costs are expensed as incurred due to scientific uncertainty.

We expect our research and development expenses to increase substantially in the future as we advance existing and future proprietary product candidates into and through clinical studies and pursue regulatory approval. The process of conducting the necessary clinical studies to obtain regulatory approval is costly and time-consuming. We are increasing our headcount to support our continued research activities and development of our product candidates. Clinical studies generally become larger and more costly to conduct as they advance into later stages and, in the future, we will be required to make estimates for expense accruals related to clinical study expenses. At this time, we cannot reasonably estimate or know the nature, timing and estimated costs of the efforts that will be necessary to complete the development of any product candidates that we develop from our programs. Our research and development programs are at an early stage. We must demonstrate our products’ safety and efficacy in humans through extensive clinical testing. We may experience numerous unforeseen events during, or as a result of, the testing process that could delay or prevent commercialization of our products, including but not limited to the following:

•	after reviewing trial results, we or our collaborators may abandon projects that might previously have believed to be promising;

•	we, our collaborators or regulators, may suspend or terminate clinical trials if the participating subjects or patients are being exposed to unacceptable health risks;

•

the effects our potential products have may not be the desired effects or may include undesirable side effects or other characteristics that preclude regulatory approval or limit their commercial use if approved;

•	manufacturers may not meet the necessary standards for the production of the product candidates or may not be able to supply the product candidates in a sufficient quantity;

•	regulatory authorities may find that our clinical trial design or conduct does not meet the applicable approval requirements; and

•	safety and efficacy results in various human clinical trials reported in scientific and medical literature may not be indicative of results we obtain in our clinical trials.

Clinical testing is very expensive, can take many years, and the outcome is uncertain. It could take several years before we learn the results from any clinical trial using ACT or TCR Bispecifics. The data collected from our clinical trials may not be sufficient to support approval by the FDA, EMA, or regulatory authorities in other countries of our ACT- or TCR Bispecifics-based product candidates for the treatment of solid tumors. The clinical trials for our products under development may not be completed on schedule and the FDA, EMA or regulatory authorities in other countries may not ultimately approve any of our product candidates for commercial sale. If we fail to adequately demonstrate the safety and effectiveness of any product candidate under development, we may not receive regulatory approval for those product candidates, which would prevent us from generating revenues or achieving profitability.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs (including share-based compensation) for finance, legal, human resources, business development and other administrative and operational functions, professional fees, accounting and legal services, information technology and facility-related costs. These costs relate to the operation of the business, unrelated to the research and development function or any individual program.

Due to our substantial increase in planned research and development expenses, as explained above, we also expect that our general and administrative expenses will increase proportionally. We expect to incur increased accounting, audit, legal, regulatory, compliance, director and officer insurance costs, as well as investor and public relations expenses associated with being a public company. We anticipate that the additional costs for these services will substantially increase our general and administrative expenses. Additionally, if and when a regulatory approval of a product candidate appears likely, we anticipate an increase in payroll and expenses as a result of our preparation for commercial operations.

Other Income

We receive income through government grants for specific research and development projects. We recognize grant income as we perform research and development activities specified by the grant agreements.

Other components of other income have historically been immaterial.

Financial Result

Financial result consists of both financial income and financial expense. Financial income results primarily from interest income on cash and foreign exchange gains. Our financial expense consists of interest expense related to lease liabilities and foreign exchange losses.

Results of Operations

The following table summarizes our consolidated statements of operations for each period presented:

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018
(Euros in thousands, except share and per share data)
Revenue from collaboration agreements	€7,040	€3,626	€18,449	€3,770
Research and development expenses	(12,246)	(7,990)	(40,091)	(33,971)
General and administrative expenses	(6,188)	(2,275)	(11,756)	(7,666)
Other income	113	3	385	3,458

Operating result	(11,281)	(6,636)	(33,013)	(34,409)

Financial income	2,730	825	790	2,215
Financial expenses	(29)	(70)	(264)	(161)

Financial result	2,701	755	526	2,054

Loss before taxes	(8,580)	(5,881)	(32,487)	(32,355)

Taxes on income	—	—	—	—

Net loss	€(8,580)	€(5,881)	€(32,487)	€(32,355)

Net loss per share — basic and diluted	€(7.14)	€(4.89)	€(27.13)	€(27.02)
Weighted average shares outstanding — basic and diluted	1,163,625	1,163,625	1,163,625	1,163,625

Revenue from Collaboration Agreements

Revenue from collaboration agreements increased by €3.4 million, from €3.6 million for the three months ended March 31, 2019 to €7.0 million for the three months ended March 31, 2020. Approximately €2.9 million of the increase resulted from the collaboration agreements with GSK and BMS, which we entered into during December 2019 and August 2019, respectively. Due to the COVID-19 pandemic, we experienced delays in research activities performed under the Amgen and Genmab collaboration agreements. As we recognize revenue under these contracts on a cost-to-cost model based on research activities, we recognized less revenue under the Amgen and Genmab agreements during the first quarter of 2020 than previously planned. Consequently, revenue recognized under the Genmab agreement decreased by €440 thousand. While revenue earned under the Amgen agreement was less than initially planned, revenue recognized during the three months ended March 31, 2020 exceed the prior year comparative period by €979 thousand. We believe that any declines in revenue associated with delayed research activities are largely temporary, because the revenue is primarily associated with non-refundable upfront payments.

Revenue from collaboration agreements increased by €14.6 million, from €3.8 million for the year ended December 31, 2018 to €18.4 million for the year ended December 31, 2019. This increase primarily resulted from the new collaboration agreement with BMS and a ramp-up in research activities performed under the Genmab and Amgen agreements. Our collaboration with GSK did not result in any revenue in 2019 as no work was performed under the collaboration agreement in 2019.

We did not achieve any milestones or receive any royalty payments in connection with our collaboration agreements during the presented periods.

The following table summarizes our collaboration revenue for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018
(Euros in thousands)
Revenue from collaboration agreements:
Amgen	€2,150	€1,171	€6,197	€1,501
Genmab	2,015	2,455	11,191	2,269
BMS	2,422	—	1,061	—
GSK	453	—	—	—

Total revenue from collaboration agreements	€7,040	€3,626	€18,449	€3,770

Research and Development Expenses

The following table summarizes our research and development expenses:

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018
(Euros in thousands)
Direct research and development expenses by program:
ACTengine	€1,520	€600	€4,234	€2,616
Next Generation ACT	515	777	3,447	2,363
TCR Bispecifics	833	239	1,585	964
Technology Platforms	103	262	1,184	1,843
Collaboration agreements	302	200	931	185

Sub-total direct expenses	€3,273	€2,078	€11,381	€7,971

Internal research and development expenses:
Personnel related (including stock-based compensation)	€4,811	€3,319	€15,226	€12,643
Facility related	535	215	1,175	2,179
IP Expenses	2,235	1,037	7,093	7,049
Depreciation	856	795	2,945	1,766
Other internal costs	536	546	2,271	2,363

Sub-total internal expenses	€8,973	€5,912	€28,710	€26,000

Total research and development expenses	€12,246	€7,990	€40,091	€33,971

For the three months ended March 31, 2020, our research and development expenses were €12.2 million compared to €8.0 million for the three months ended March 31, 2019.

For the three months ended March 31, 2020, direct research and development expenses associated with our programs increased due to increased preclinical and clinical work performed under the programs compared to three months ended March 31, 2019. The increase in ACTengine expenses is mainly due to the start of clinical trials in the United States, which began in February 2019. The decrease in Next Generation ACT expenses in the three months ended March 31, 2020 is due to a planned slow-down in the ACTolog clinical trial, as no additional patients are being enrolled into this trial. The increase in TCR Bispecifics expenses is related to the start of GMP manufacturing of a cell line in 2019.

Direct research expenses related to collaboration agreements increased due to an overall increase in research activities performed under our four collaboration agreements.

Personnel related research and development expenses for the three months ended March 31, 2020 and 2019 were €4.8 million and €3.3 million, respectively. These increases were primarily a result of our increased research and development headcount and increased share-based compensation expenses. The increase in IP expenses for the three months ended March 31, 2020 compared to the three months ended March 31, 2019 is due to timing of legal cost related to filing and defending of the Group’s patents.

For the year ended December 31, 2019, our research and development expenses were €40.1 million compared to €34.0 million for the year ended December 31, 2018.

For the year ended December 31, 2019, our direct research and development expenses associated with our programs increased due to increased preclinical and clinical work performed under the programs compared to the year ended December 31, 2018. The increase in ACTengine expenses is mainly due to the start of clinical trials in the United States. The increase in Next Generation ACT expenses is mainly due to additional expenses related to the ACTolog clinical trial. The decrease in expenses in Technology Platforms is mainly due to a time shift of expenses. It is expected that expenses for Technology Platforms will go up again in the future.

Direct research expenses related to collaboration agreements increased due to further increase in the work performed under the collaboration agreements with Amgen and Genmab as well as the additional collaboration with BMS.

Personnel related research and development expenses for the years ended December 31, 2019 and 2018 were €15.2 million and €12.6 million, respectively. This increase of €2.6 million was primarily a result of our increased research and development headcount and increased share-based compensation expenses. Facility related research and development expenses decreased, whereas depreciation expenses increased due to the first-time application of IFRS 16.

General and Administrative Expenses

General and administrative expenses for the three months ended March 31, 2020 and 2019 were €6.2 million and €2.3 million, respectively.

The €3.9 million increase in general and administrative expenses for the three months ended March 31, 2020 compared to the three months ended March 31, 2019 was primarily due to an increase in personnel related expenses of €0.7 million and an increase in professional and consulting fees of €2.7 million. Personnel related expenses increased mainly due to the growth in headcount in our finance function as well as the communications functions. The increase in professional and consulting fees resulted from an increase in accounting, audit and legal fees as well as costs associated with ongoing business activities and our preparations to operate as a public company.

General and administrative expenses for the years ended December 31, 2019 and 2018 were €11.8 million and €7.7 million, respectively.

The increase in general and administrative expenses in the year ended 2019 compared to the year ended December 31, 2018 was primarily due to an increase in personnel related expenses of €1.8 million and an increase in professional and consulting fees of €1.7 million. Personnel related expenses increased mainly due to the growth in headcount in our finance function as well as IP and communications function. The increase in professional and consulting fees resulted from an increase in accounting, audit and legal fees, as well as costs associated with ongoing business activities and our preparations to operate as a public company.

Other Income

Other income during the three months ended March 31, 2020 and 2019 was €113 thousand and €3 thousand, respectively. This increase of €110 thousand resulted primarily from a €82 thousand increase in grant income in the three months ended March 31, 2020 compared to three months ended March 31, 2019.

Other income during the years ended December 31, 2019 and 2018 was €385 thousand and €3.5 million, respectively. The decrease of €3.1 million in 2019 resulted primarily from lower grant income, which decreased from €2.9 million in 2018 to €26 thousand in 2019. The decrease in grant income resulted from the closing of the CPRIT grant of Immatics US in 2018. There are no unfulfilled conditions or contingencies related to these grants.

Financial Result

Financial result consists of both financial income and financial expense.

Financial income increased to €2.7 million for the three months ended March 31, 2020 compared to €825 thousand for the three months ended March 31, 2019. This increase of €1.9 million resulted primarily from an increase in foreign exchange gains of €1.7 million for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. Interest income increased by €175 thousand to €319 thousand for the three months ended March 31, 2020, compared to €144 thousand for the three months ended March 31, 2019. This increase is due to higher cash balances as well as short-term deposits, resulting from the upfront payments received as part of the collaboration agreements.

During the three months ended March 31, 2020, financial expenses amounted to €29 thousand, compared to €70 thousand during the three months ended March 31, 2019. Our interest expenses for both periods are substantially related to lease liabilities. Financial expenses for the three months ended March 31, 2020 consisted primarily of €28 thousand in interest expense from lease liabilities, with the remainder resulting from foreign exchange losses. Financial expenses for the three months ended March 31, 2019 consisted primarily of €51 thousand in interest from lease liabilities with the remainder resulting from foreign exchange losses.

Financial income decreased to €790 thousand for the 12 months ended December 31, 2019, compared to €2.2 million during the 12 months ended December 31, 2018. During 2019, financial income consisted almost entirely of interest income from short-term deposits. During 2018, financial income consisted of foreign exchange gains of €1.7 million and interest income of €507 thousand. Changes in foreign currency gains resulted from changes in the exchange rates between the U.S. Dollar and Euro. Interest income increased due to higher cash balances as well as short-term deposits, resulting from the upfront payments received as part of the collaboration agreements.

During 2019, financial expenses amounted to €264 thousand, compared to €161 thousand during 2018. Financial expenses in 2019 consisted primarily of €170 thousand in interest expense from lease liabilities, with the remainder resulting from foreign exchange losses. Financial expenses in 2018 consisted primarily of €145 thousand in foreign exchange losses. The increase in interest expense from lease liabilities resulted from the adoption of IFRS 16 in 2019.

Liquidity and Capital Resources

Sources of Liquidity

We have historically funded our operations primarily from private placements of our ordinary shares and proceeds from collaborators.

As of March 31, 2020 and as of December 31, 2019, we had cash and cash equivalents of €72.2 million and €103.4 million, respectively. Cash and cash equivalents are invested in accordance with our investment policy, primarily with a view to liquidity and capital preservation, and consist primarily of cash in banks and short-term deposits with an original maturity of between three and nine months.

The following table summarizes the primary sources and uses of cash for each period presented:

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018
(Euros in thousands)
Net cash (used in) provided by:
Operating activities	€(28,286)	€(248)	€68,045	€7,583
Investing activities	(2,387)	(333)	(2,137)	(413)
Financing activities	(611)	(446)	(1,862)	23,648

Total cash flow	€(31,284)	€(1,027)	€64,046	€30,818

Operating Activities

We primarily derive cash from our collaboration agreements. Our cash flows from operating activities are significantly influenced by our use of cash for operating expenses and working capital to support the business, in addition to the placement of cash and cash equivalents into short-term deposits, which do not meet the classification criteria of cash and cash equivalents in accordance with IAS 7 (“Statement of Cash Flows”).

We experienced net cash outflows from operating activities during both the three months ended March 31, 2020 and 2019, resulting primarily from the net loss of the periods and working capital changes.

During the first quarter 2020, net cash used in operating activities of €28.3 million primarily resulted from an increase in working capital of €21.2 million combined with a net loss of €8.6 million during the quarter, partially offset by non-cash charges of €1.5 million. The increase in working capital mainly resulted from an increase in short-term deposits of €16.8 million, which have an original maturity of four to six months and do not meet the requirements of cash and cash equivalents under IAS 7, and a decrease in accounts payable and other current liabilities of €4.8 million, primarily related to the recognition of deferred revenue from upfront payments.

During the three months ended March 31, 2019, net cash used in operating activities of €0.2 million resulted from a net loss of €5.9 million during the quarter, offset by a decrease in working capital of €4.5 million and non-cash charges of €1.2 million. The decrease in working capital mainly resulted from a decrease in other assets of €9.0 million, resulting from the disbursement of cash held in short-term deposits that previously did not meet the definition of cash and cash equivalents according to IAS 7, partially offset by a decrease in accounts payable and other current liabilities of €4.4 million primarily related to the recognition of deferred revenue from upfront payments.

For the years ended December 31, 2019 and 2018, we experienced positive cash flows from operating activities primarily from upfront payments of collaboration agreements.

Net loss amounted to €32.5 million and €32.4 million for the years ended December 31, 2019 and 2018, respectively, and drove the operating cashflow in 2019 and 2018.

During 2019, net cash flow from operating activities of €68.0 million primarily resulted from a €94.6 million change in working capital and non-cash charges of €5.9 million, partially offset by €32.5 million net loss for the year. This increase in working capital mainly resulted from an increase in accounts payable and other current liabilities of €98.9 million primarily related to deferred revenue from upfront payments received from our collaborators BMS and GSK, partially offset by an increase in other assets of €4.4 million that primarily resulted from a €3.0 million increase in short-term deposits.

During 2018, net cash flow from operating activities of €7.6 million consisted primarily of a change in working capital amounting to €36.6 million and non-cash charges of €3.3 million, partially offset by €32.4 million of net loss for the year. This increase in working capital mainly resulted from an increase in accounts payable and other current liabilities of €43.7 million primarily related to deferred revenue from upfront payments received from our collaborator Genmab, partially offset by an increase in other assets of €7.5 million that primarily resulted from a €6.9 million decrease in grant receivables and a €13.1 million increase in short-term deposits.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2020 was €2.4 million, mainly due to payments related to new laboratory space and office equipment.

Net cash used in investing activities for the three months ended March 31, 2019 was €333 thousand, which is primarily attributable to the acquisition of new property, plant and equipment.

Net cash used in investing activities for the year ended December 31, 2019 was €2.1 million, of which €91 thousand was attributable to the purchase of intangible assets, and €2.1 million to the purchase of property, plant and equipment, partially offset by proceeds from the sale of property, plant and equipment amounting to €97 thousand.

Net cash used in investing activities for the year ended December 31, 2018 was €413 thousand, of which €78 thousand was attributable to the purchase of intangible assets, and €429 thousand was attributable to the purchase of property, plant and equipment, partially offset by proceeds from the sale of property, plant and equipment amounting to €94 thousand.

The increase in investing activities reflects the increase in our research and development activities.

Financing Activities

During the three months ended March 31, 2020 and 2019 net cash used in financing activities was of €611 thousand and €446 thousand, resulting entirely from the payment of the principal portion of lease liabilities.

During the year ended December 31, 2019 net cash used in financing activities consisted of €1.9 million from the payment of the principal portion of lease liabilities. During the year ended December 31, 2018, cash inflow from financing activities of €23.6 million was generated from the share premium proceeds received relating to the issuance of shares in 2017.

Operation and Funding Requirements

Historically, we have incurred significant losses due to our substantial research and development expenses. We had an accumulated deficit of €241.5 million as of March 31, 2020 and of €233.2 million as of December 31, 2019. We expect to continue to incur significant losses in the foreseeable future and expect our expenses to increase in connection with our ongoing activities, particularly as we continue research and development and clinical activities for our product candidates. In addition, we expect to incur additional costs associated with operating as a public company. Our expenses will also increase if, and as, we:

•	continue or expand our research or development programs in preclinical development;

•	continue or expand the scope of our clinical trials for our product candidates;

•	initiate additional preclinical studies or clinical or other trials for our product candidates, including under our collaboration agreements;

•	continue to invest in our immunotherapy platforms to conduct research to identify novel technologies;

•	change or add to internal manufacturing capacity or capability;

•	change or add additional suppliers;

•	add additional infrastructure to our quality control, quality assurance, legal, compliance and other groups to support our operations as we progress product candidates toward commercialization;

•	attract and retain skilled personnel;

•

create additional infrastructure to support our operations as a public company and our product development and planned future commercialization efforts, including expansion of sites in Germany and in the United States;

•	seek marketing approvals and reimbursement for our product candidates;

•	establish a sales, marketing and distribution infrastructure to commercialize any products for which we may obtain marketing approval;

•	seek to identify and validate additional product candidates;

•	acquire or in-licenses other product candidates and technologies;

•	make milestone or other payments under any in-license agreements;

•	maintain, protect, defend, enforce and expand our intellectual property portfolio; and

•	experience any delays, interruptions or encounter issues with any of the above.

We are subject to all of the risks related to the development and commercialization of pharmaceutical products, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. Our forecast of sufficient financial runway to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors. We have based this estimate on assumptions that may prove to be wrong, and could utilize our available capital resources sooner than we currently expect. We believe that our cash and cash equivalents, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements through at least the next 12 months. We will need to obtain additional financing to fund our future operations, including completing the development and commercialization of our product candidates. Our future funding requirements will depend on many factors, including, but not limited to:

•

progress, timing, scope and costs of our clinical trials, including the ability to timely initiate clinical sites, enroll subjects and manufacture Adoptive Cell Therapy (“ACT”), and bispecific T cell engaging receptor, or TCR Bispecific, product candidates for our ongoing, planned and potential future clinical trials;

•	time and cost to conduct investigational new drug application (“IND”) or clinical trial application (“CTA”) enabling studies for our preclinical programs;

•	time and costs required to perform research and development to identify and characterize new product candidates from our research programs;

•	time and cost necessary to obtain regulatory authorizations and approvals that may be required by regulatory authorities to execute clinical trials or commercialize our product;

•	our ability to successfully commercialize our product candidates, if approved;

•

our ability to have clinical and commercial products successfully manufactured consistent with U.S. Food and Drug Administration (“FDA”), European Medicines Agency (“EMA”), and other authorities’ regulations;

•

amount of sales and other revenues from product candidates that we may commercialize, if any, including the selling prices for such potential products and the availability of adequate third-party coverage and reimbursement for patients;

•	sales and marketing costs associated with commercializing our products, if approved, including the cost and timing of building our marketing and sales capabilities;

•	cost of building, staffing and validating our manufacturing processes, which may include capital expenditure;

•	terms and timing of our current and any potential future collaborations, licensing or other arrangements that we have established or may establish;

•	cash requirements of any future acquisitions or the development of other product candidates;

•	costs of operating as a public company;

•	time and cost necessary to respond to technological, regulatory, political and market developments;

•	costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	costs associated with any potential acquisitions, strategic collaborations, licensing agreements or other arrangements that we may establish; and

•	inability of clinical sites to enroll patients as health care capacities are required to cope with natural disasters, epidemics or other health system emergencies, such as the COVID-19 pandemic.

A change in the outcome of any of these or other variables with respect to the development of any of our current and future product candidates could significantly change the costs and timing associated with the development of that product candidate. Furthermore, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such operating plans.

Until we can generate sufficient product and royalty revenue to finance our cash requirements, which we may never do, we expect to finance our future cash needs through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other marketing or distribution arrangements as well as grant funding. We will use the proceeds from the PIPE Financing, together with the proceeds received from our trust account, to fund our future research and development activities. These estimates are based on assumptions that may prove to be wrong.

If we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish certain valuable rights to our product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. If we raise additional capital through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect our shareholders’ rights. Further, to the extent that we raise additional capital through the sale of ordinary shares or securities convertible or exchangeable into ordinary shares, our shareholders’ ownership interest will be diluted. If we raise additional capital through debt financing, we would be subject to fixed payment obligations and may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to obtain additional funding on favorable terms when needed, we may have to delay, reduce the scope of or terminate one or more of our research and development programs or clinical trials.

Off-Balance Sheet Arrangements

During the periods presented, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2019 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments due by period
(Euros in thousands)	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years	Total
Lease liabilities(1)	€1,482	1,823	47	—	€3,352
Other lease obligations(2)	172	324	300	300	1,096
In-license agreements(3)	455	200	—	—	655
Contract research organization agreements(4)	1,131	1,466	—	—	2,597
Total contractual obligations	€3,240	3,813	347	300	€7,700

(1)

Represents our future minimum commitments under non-cancellable lease liabilities reflected on the balance sheet in our audited consolidated financial statements included elsewhere in this prospectus. In addition, in 2020, we signed further lease agreements leading to additional payments of approximately €3.2 million.

(2)

Represents our future minimum commitments under non-cancellable leasing arrangements, which are not capitalized under IFRS 16. These arrangements include short-term as well as low value leases, which are not reflected on our balance sheet.

(3)	Represents obligations of non-cancellable terms of license agreements.
(4)	Represents obligations from contract research organization agreements.

We have lease agreements for land and buildings in our locations Tübingen, Munich and Houston, Texas, which will expire between 2020 and 2026. In addition, we have various leases for equipment and cars, which will expire in 2022. The amounts in the table above represent our fixed contractual lease obligations and do not include the optional extensions.

In addition to the above obligations, we enter into a variety of agreements and financial commitments in the normal course of business. The terms generally provide us with the option to cancel, reschedule and adjust our requirements based on our business needs, prior to the delivery of goods or performance of services. However, it is not possible to predict the maximum potential amount of future payments under these agreements due to the conditional nature of our obligations and the unique facts and circumstances involved in each particular agreement.

Critical Accounting Policies and Significant Judgments and Estimates

Our consolidated financial statements for the years ended December 31, 2019 and 2018, respectively, have been prepared in accordance with IFRS. The preparation of the consolidated financial statements in accordance with IFRS requires the use of estimates and assumptions that affect the value of assets and liabilities — as well as contingent assets and liabilities — as reported on the balance sheet date, and revenues and expenses arising during the fiscal year. The main areas in which assumptions, estimates and the exercising of a degree of discretion are appropriate relate to revenue recognition, research and development expenses, share-based compensation and income taxes. We based our assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond our control. Hence, our estimates may vary from the actual values.

We believe that the following accounting policies are critical to the process of making significant judgments and estimates in the preparation of our consolidated financial statements.

Revenue Recognition for Collaboration Agreements

We recognize revenue through collaboration and license agreements and reimbursement for research and development costs.

Under our collaboration and license agreements, we may receive up-front licensing payments, milestone payments and reimbursement of research and development expenses. Such collaboration agreements also include licenses of certain of our intellectual property to the respective collaborators. As these agreements comprise several promises, it must be assessed whether these promises are capable of being distinct within the context of the contract. For each of our four collaboration agreements, we determined that the promises included in each agreement represented single combined performance obligation with a single measure of progress. The performance obligation is accounted for as a performance obligation satisfied over time on a cost-to-cost basis, as our customer simultaneously receives and consumes the benefits from our performance. Up-front licensing payments and reimbursement for development expenses are initially deferred on our statement of financial position and subsequently recognized as revenue over time as costs are incurred.

Milestone payments are generally included in the transaction price at the amount stipulated in the respective agreement and recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. To date, no milestone has been included in the transaction price and recognized into revenue.

For further information regarding our revenue recognition policy, please refer to Note 4.9 Revenue from collaboration agreements of the Notes to the Consolidated Financial Statements as of December 31, 2019 of our consolidated financial statements included elsewhere in this prospectus.

Research and Development Expenses

Research and development expenses are expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries and bonuses, stock-based compensation, employee benefits, facilities costs, laboratory supplies, depreciation, manufacturing expenses and external costs of vendors engaged to conduct preclinical development activities and clinical trials as well as the cost of licensing technology.

All patent-related costs incurred in connection with filing and prosecuting patent applications are classified as research and development expenses and expensed as incurred due to the uncertainty about the recovery of the expenditure.

Share-Based Compensation

For the equity plan of Immatics OpCo, management applied a Black Scholes pricing model to estimate the fair value of Immatics Stock Appreciation Rights (“SARs”).

We determined the value of the SARs with the assistance of a third party valuation specialist using certain assumptions, such as share price volatility, the determination of an appropriate risk-free interest rate, expected dividends and the probability of reaching certain exercisability criteria. Expected volatility of the equity plan of Immatics OpCo was determined by calculating the historic volatility in share prices of peer companies within the biotechnology industry and the expected life in the model has been adjusted, based on our management’s best estimate, for the effects of non-transferability and exercise restrictions.

The exercisability is dependent on our estimated combined probability of exit events. We discounted the fair values of the SARs based on these assumed probabilities of the awards becoming exercisable. The present value of the probability-weighted fair value under all scenarios represents the value of the SARs.

Income Taxes

Uncertainties exist with respect to the interpretation of complex tax regulations, changes in tax laws, and the amount and timing of future taxable income. Given the wide range and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expense already recorded. Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies. Currently, all tax loss carryforwards are fully reserved due to management judgement regarding the future profitability of the company.

Recently Issued and Adopted Accounting Pronouncement

For information on the standards applied for the first time as of January 1, 2020 and 2019, please refer to our consolidated financial statements as of December 31, 2019 provided elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to various risks in relation to financial instruments, including liquidity risk and currency risk. Our risk management is coordinated by our Executive Committee. We do not engage in the trading of financial assets for speculative purposes. The most significant financial risks to which we are exposed include the risks discussed below.

Our principal financial instruments comprise cash, cash equivalents and fixed-term deposits. The main purpose of these financial instruments is to invest the proceeds of capital contributions and upfront payments from collaboration agreements. We have various other financial instruments such as other receivables and trade accounts payable, which arise directly from our operations.

In accordance with our internal guidelines, we do not trade in derivatives. The main risks arising from our financial instruments are interest rate risk, liquidity risk and currency exchange risk. The Management Board reviews and agrees to policies for managing these risks as summarized below. We also monitor the market price risk arising from all financial instruments.

Interest rate risk

Our exposure to changes in interest rates relates to investments in deposits and to changes in the interest for overnight deposits. Changes in the general level of interest rates may lead to an increase or decrease in the fair value of these investments.

Regarding the liabilities shown in the statement of financial position, we are currently not subject to interest rate risks.

Credit risk

Financial instruments that potentially subject us to concentrations of credit and liquidity risk consist primarily of cash, cash equivalents, deposits and accounts receivable. Our cash, cash equivalents and deposits are denominated in Euros and U.S. Dollars. Cash, cash equivalents and deposits securities are maintained with two high-quality financial institutions in Germany and one in the United States.

We continually monitor our positions with, and the credit quality of, the financial institutions and corporations that are counterparts to our financial instruments and we are not currently anticipating non-performance. The maximum default risk corresponds to the carrying amount of the financial assets shown in the statement of financial position. We monitor the risk of a liquidity shortage. The main factors considered here are the maturities of financial assets, as well as expected cash flows from equity measures.

Currency risk

Currency risk shows the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates. In particular, it poses a threat if the value of the currency in which liabilities are priced appreciates relative to the currency of the assets. Our business transactions are generally conducted in Euros and U.S. Dollars. In the finance committee meetings, we analyze the currency risks. We aim to match U.S. Dollar cash inflows with U.S. Dollar cash outflows where possible.

Our cash and cash equivalents were €72.2 million and €103.4 million as of March 31, 2020 and December 31, 2019, respectively. As of March 31, 2020 approximately 92% of our cash and cash equivalents were held in Germany, of which approximately 27% were denominated in Euros and 73% were denominated in U.S. Dollars. The remainder of our cash and cash equivalents are held in the United States and denominated in U.S. Dollars. Additionally, we have short-term deposits classified as other current assets denominated in U.S Dollars in the amount of €32.9 million as of March 31, 2020.

Liquidity risk

We continuously monitor our risk to a shortage of funds. Our objective is to maintain a balance between continuity of funding and flexibility through the use of capital increases. We concluded that our liquidity risk is moderate.

Internal Control over Financial Reporting

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. In connection with the audit of our consolidated financial statements for the year ended December 31, 2019, we identified material weaknesses in our internal controls related to (i) the sufficiency of resources with an appropriate level of technical accounting and SEC reporting experience, (ii) clearly defined control processes, roles and segregation of duties within our finance and accounting functions, and (iii) the design and operating effectiveness of IT general controls for information systems that are significant to the preparation of our consolidated financial statements. We are developing a remediation plan designed to address these material weaknesses and other existing deficiencies. In addition, we have, and are in the process of, recruiting, hiring, and retaining additional financial reporting personnel to develop and implement appropriate internal controls and reporting procedures.

MANAGEMENT

Board Structure

We are a Dutch public limited liability company (naamloze vennootschap) with a two-tier board structure that consists of a management board (bestuur) (the “Management Board”) and a supervisory board (raad van commissarissen) (the “Supervisory Board”). The Management Board and the Supervisory Board are separate boards and no individual may simultaneously be a member of both boards. We also have an executive committee (the “Executive Committee”) consisting of a sole managing director and executive officers appointed by the Management Board.

Under Dutch law, the Management Board is responsible for our management, strategy, policy and operations. The Supervisory Board is responsible for supervising the conduct of and providing advice to our Management Board and for supervising the business generally. Furthermore, each member of the Management Board and Supervisory Board has a duty to act in the corporate interest of the company and the business connected with it. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the company also applies in the event of a proposed sale or break-up of the company, whereby the circumstances generally dictate how such duty is to be applied.

On July 1, 2021, and pursuant to our articles of association, our two-tier board structure will automatically convert into a one-tier board structure. There will be one board of directors that will consist of executive directors and non-executive directors. In the one-tier board structure, the Executive Committee will consist of all executive directors and all executive officers. As used herein, the term “Board” refers to the Management Board and the Supervisory Board collectively through July 1, 2021, and to the one-tier board of directors after such date.

Management Board

Harpreet Singh, Ph.D., our Chief Executive Officer, serves as the sole managing director. The Management Board consists of such number of managing directors as the Supervisory Board may determine.

Subject to our articles of association, the Management Board is charged with the management of the company. In fulfilling their duties, managing directors serve the interest of the company and the business connected therewith. Resolutions of our Management Board that result in an important change in the identity or character of the company or the business connected with it (for example, transfer of the entire business to a third party) require approval of the general meeting. Additionally, resolutions of our Management Board that relate to significant corporate action (for example, listing on Nasdaq, capital expenditures or debt incurrence of over $500,000 and related party transactions) require prior approval by the Supervisory Board. A resolution taken by our Management Board in violation of our articles of association will be void or voidable. The Management Board has the power to represent the company.

Pursuant to our articles of association, managing directors are elected by the general meeting upon a binding nomination. The Supervisory Board is authorized to nominate a director candidate for appointment at the general meeting. Shareholders who individually or jointly represent at least one-tenth of the issued share capital have the same right to nominate a director candidate for appointment at the general meeting. The general meeting may at any time suspend and dismiss a managing director. The general meeting may only adopt a resolution to suspend or dismiss a managing director by a majority of at least two thirds of the votes cast, representing more than half of the issued share capital, unless the resolution is adopted on the basis of a proposal of the Supervisory Board; in that case, the resolution may be adopted by an absolute majority of the votes cast, representing more than half of the issued share capital.

The Management Board is required to provide the Supervisory Board with the information it needs to carry out its duties. In addition, at least once a year, the Management Board must inform the Supervisory Board in writing of the strategic policy, the general and financial risks and the management and control system of the company.

Our articles of association provide that if one or more managing directors have a direct or indirect personal interest that conflicts with the interest of the company and the business connected with it, they will not be authorized to participate in the discussion and the decision-making process. In the event that all managing directors have, or the only managing director has, a direct or indirect personal interest that conflicts with the interest of the company and the business connected with it, the resolution will be adopted by the Supervisory Board.

Supervisory Board

The Supervisory Board consists of seven supervisory directors, although only six supervisory directors have been appointed at this time. The Supervisory Board may consist of such number of supervisory directors as the Supervisory Board may determine, but not less than three. The Supervisory Board is divided into three classes, with each class as nearly equal in number as possible.

The role of the Supervisory Board is the supervision of the policies of the Management Board and of the general course of affairs of the company and the business connected with it. In doing so, the Supervisory Board also focuses on the effectiveness of our internal risk management and control systems and the integrity and quality of our financial reporting. In fulfilling their duties, the supervisory directors must serve the interests of the company and the business connected with it. This supervision includes the power to intervene whenever necessary and to take corrective actions as may be required in the interest of the company, subject to Dutch law and our articles of association. Our articles of association provide the Supervisory Board with the authority to approve or reject Management Board resolutions that relate to significant corporate action (for example, listing on Nasdaq, capital expenditures or debt incurrence of over $500,000 and related party transactions).

Pursuant to our articles of association, the supervisory directors are appointed by the general meeting upon a binding nomination. The Supervisory Board is authorized to nominate a director candidate for appointment at the general meeting. Shareholders who individually or jointly represent at least one-tenth of the issued share capital have the same right to nominate a director candidate for appointment at the general meeting. The general meeting may at all times overrule the binding nature of each nomination by a resolution adopted by a majority of at least two thirds of the votes cast, representing more than half of the issued share capital.

The general meeting may at any time suspend and dismiss a supervisory director. The general meeting may only adopt a resolution to suspend or dismiss a supervisory director by a majority of at least two thirds of the votes cast, representing more than half of the issued share capital, unless the resolution is adopted on the basis of a proposal of the Supervisory Board; in that case, the resolution may be adopted by an absolute majority of the votes cast representing more than half of the issued share capital.

Board of Directors

On July 1, 2021, and pursuant to our articles of association, our two-tier board structure will automatically convert into a one-tier board structure. There will be one Board that will consist of executive directors and non-executive directors.

Subject to our articles of association, the Board will be charged with the management of the company. In fulfilling their duties, our directors will serve the interest of the company and the business connected with it. The executive directors and the Executive Committee are charged with the day-to-day management of the company. Supervision of the fulfilment of duties by the executive directors and of the general course of the company’s affairs and the business connected with it will primarily be carried out by the non-executive directors. The executive directors must in due time provide the non-executive directors with the information they need to carry out their duties.

The Board consists of one or more executive directors and three or more non-executive directors. The majority of the Board, however, consists of non-executive directors. The number of executive directors and non-executive directors is determined by the Board. The Board will be divided into three classes with each class as nearly equal in number as possible.

After July 1, 2021, our directors will be elected by the general meeting upon a binding nomination. The Board will be authorized to nominate a director candidate for appointment at the general meeting. Shareholders who individually or jointly represent at least one-tenth of the issued share capital will have the same right to nominate a director candidate for appointment at the general meeting. The general meeting may at all times overrule the binding nature of each nomination by a resolution adopted by a majority of at least two thirds of the votes cast, representing more than half of the issued share capital.

The general meeting may at any time suspend and dismiss a non-executive director or executive director. The general meeting may only adopt a resolution to suspend or dismiss a non-executive director or executive director by a majority of at least two thirds of the votes cast, representing more than half of the issued share capital, unless the resolution is adopted on the basis of a proposal of the Board; in that case, the resolution may be adopted by an absolute majority of the votes cast, representing more than half of the issued share capital.

Executive Committee

In addition to the Management Board and the Supervisory Board, or the Board after July 1, 2021, we have an Executive Committee. Pursuant to our articles of association, the Executive Committee consists of all managing directors and executive officers. Executive officers who are not managing directors are appointed by the Management Board. The Management Board may at any time suspend or dismiss an executive officer who is not a managing director. A resolution of the Management Board to appoint, suspend or dismiss an executive officer requires the prior approval of the Supervisory Board.

The Executive Committee is charged with the matters concerning the day-to-day management of the company determined by the Management Board. Two executive officers acting jointly have the power to represent the company. The Management Board may, whether or not by rule, determine the duties with which each executive officer will be particularly charged, such resolution requires the prior approval of the Supervisory Board.

Directors and Executive Officers

The Management Board consists of one managing director, the Executive Committee consists of seven executive officers, and the Supervisory Board consists of seven supervisory directors, although only six supervisory directors have been appointed at this time. The following table lists the names, ages as of July 31, 2020 and positions of the individuals who are serving as managing director, executive officers and supervisory directors.

Name	Age	Position
Executive Committee
Harpreet Singh, Ph.D.	46	Chief Executive Officer
Thomas Ulmer	42	Chief Financial Officer
Cedrik Britten, M.D.	45	Chief Medical Officer
Carsten Reinhardt, M.D., Ph.D.	53	Chief Development Officer
Toni Weinschenk, Ph.D.	47	Chief Innovation Officer
Rainer Kramer, Ph.D.	56	Chief Business Officer
Steffen Walter, Ph.D.	44	Chief Technology Officer

Management Board
Harpreet Singh, Ph.D.	46	Managing Director

Supervisory Board
Peter Chambré	64	Chairman of the Supervisory Board
Michael G. Atieh	66	Supervisory Director
Paul R. Carter	60	Supervisory Director
Christof Hettich, L.L.D.	60	Supervisory Director
Heather L. Mason	59	Supervisory Director
Adam Stone	41	Supervisory Director

Executive Officers

Harpreet Singh, Ph.D. Dr. Singh co-founded Immatics OpCo in 2000, and since its foundation, Dr. Singh has served in a number of roles, including as managing director and Chief Scientific Officer. In addition, in 2014, Dr. Singh became President & CEO of Immatics U.S., overseeing all operations in Houston, Texas and a strategic collaboration with MD Anderson Cancer Center to develop next-generation adoptive cell therapies. In 2019, Dr. Singh became CEO of Immatics OpCo. Dr. Singh has played a leadership role in raising more than $200 million of venture capital funding over several financing rounds as well $30 million of public grants. Dr. Singh is the inventor of numerous granted patents and patent applications and co-author of numerous scientific papers published by peer-reviewed journals including Nature, Nature Medicine, Nature Biotechnology, Journal of Experimental Medicine, Brain, Lancet Oncology and more. A scholar of Prof. Hans-Georg Rammensee, Dr. Singh completed his academic studies by gaining a Ph.D. in immunology at the University of Tübingen, Germany.

We believe Dr. Singh’s qualifications to serve on our Management Board include his corporate leadership experience, perspective and experience as one of Immatics OpCo’s founders and as a long-term executive of Immatics in the United States and Germany, and his scientific background.

Thomas Ulmer. Mr. Ulmer joined Immatics OpCo as its Chief Financial Officer in April 2018 from the Merck Group (“Merck”), where he was Chief Financial Officer of the Allergopharma Business Unit. Mr. Ulmer began his professional career with Merck in 2004 where he held several roles, including Head of Business Planning & Analysis and previously Head of Planning, Forecasting & Resource Allocation. Mr. Ulmer has also been Chief Financial Officer for Australia and New Zealand and Financial Controller for Merck’s global generics business which was sold to Mylan Laboratories Inc. Mr. Ulmer also played a leading role of the integration of the business and built up an OTC business unit in Australia for which he received the company’s innovation award.

Mr. Ulmer is a Certified Practicing Accountant of Australia and holds an MBA from Justus-Liebig-University of Giessen.

We believe Mr. Ulmer’s qualifications to serve on the Executive Committee include his financial background and corporate leadership experience.

Cedrik M. Britten, M.D. Dr. Britten joined Immatics OpCo as its Chief Medical Officer in June 2020, assuming leadership for the management and global clinical development of our adoptive cell therapy and TCR Bispecifics pipeline from first testing in humans to registration trials, including managing regulatory affairs. Prior to that, Dr. Britten served as the Vice President and Head of the Oncology Cell Therapy Research Unit at GlaxoSmithKline plc (NYSE: GSK) from February 2015 to May 2020. While at GlaxoSmithKline, Dr. Britten was responsible for building the Oncology Cell Therapy Unit and driving the strategy and establishing the end-to-end capabilities required to research and develop innovative cell therapies in oncology. His main focus was on the early cell therapy portfolio covering target validation, the preclinical space and clinical trials up to proof of concept in patients. He also led several technical due diligences and deal preparations for new partnerships with various life science companies in the cell therapy space. He coordinated the opt-in and transfer of the late-stage NY-ESO TCR-T cell asset with multiple active clinical protocols into GSK, and oversaw four early cell therapy programs. Prior to his role at GlaxoSmithKline, Dr. Britten was Vice President of Research and Development at BioNTech RNA Pharmaceuticals GmbH. While at BioNTech, Dr. Britten was a key player establishing its clinical research group and led the clinical trial applications for BioNTech’s initial clinical assets until January 2015. Dr. Britten holds an M.D. from the University Medical Center of the Johannes-Gutenberg University.

We believe Dr. Britten’s qualifications to serve on the Executive Committee include his long-term experience in drug development, his specific experience in immune-oncology including cell therapy, his medical background, his leadership experience, and his track record of developing corporate partnerships.

Carsten Reinhardt, M.D., Ph.D. Dr. Reinhardt joined Immatics OpCo as its managing director and Chief Medical Officer in October 2009 from Micromet, Inc., where he was Chief Medical Officer and a member of the management board. In June 2020, Dr. Reinhardt began serving as Immatics OpCo’s Chief Development Officer leading its Product Development Strategy. Furthermore, he leads our TCR Bispecifics platform and pipeline as well as the Immunology and Translational Development functions. Previously, as International Medical Leader at Hoffmann-La Roche (“Roche”), Dr. Reinhardt had global responsibility for the development of Herceptin. Prior to his tenure at Roche, Dr. Reinhardt was Head of Clinical Development at Fresenius Biotech GmbH. Prior to joining the pharma and biotech industry, Dr. Reinhardt held various academic medical positions and worked at the University of Tübingen and Max Planck Institute, Munich to complete his curriculum in Neurology. Dr. Reinhardt has co-authored more than 40 publications in peer-reviewed journals including Nature, Science, Nature Medicine, Lancet, Journal of Clinical Oncology, Cancer Research, and Journal of Experimental Medicine. Dr. Reinhardt is a Visiting Professor for Pharmaceutical Medicine at the University of Basel. Dr. Reinhardt received a Medical Degree in 1994 from the University of Munich, Germany and, in addition, completed a Ph.D. thesis in cellular immunology at the Institute of Immunology in Munich, Germany.

We believe Dr. Reinhardt’s qualifications to serve on the Executive Committee include his corporate leadership experience, his long-term experience in the areas of early- and late-stage drug development, and his medical and scientific background, as well as his track record of developing corporate partnerships and serving as an executive at public companies.

Toni Weinschenk, Ph.D. Dr. Weinschenk co-founded Immatics OpCo in 2000. From 2002 to 2014, Dr. Weinschenk served as Immatics’ Head of Discovery. In 2015, Dr. Weinschenk became Immatics Opco’s Vice President Discovery, later transitioning to Chief Technology Officer for Immatics U.S. in 2015. In 2017, Dr. Weinschenk assumed the role of Immatics OpCo’s Chief Technology Officer. As of June 2020, Dr. Weinschenk serves as our Chief Innovation Officer. Dr. Weinschenk is the inventor of our proprietary

XPRESIDENT technology platform and leads the discovery and validation of novel and innovative I/O targets. Furthermore, he is responsible for advancing our vision for ultrapersonalized multi-target immunotherapies and the X-AI data computing platform. pHLA targets discovered by his XPRESIDENT platform have been utilized for all of our drug candidates and for the collaboration with leading players in the field including Amgen, Genmab, BMS and GSK. Dr. Weinschenk is an inventor who holds many patents and has co-authored numerous publications in the cancer immunology field in peer-reviewed journals including Nature, Nature Medicine, Nature Immunology, Immunological Reviews and Cell Report. Dr. Weinschenk holds a Doctor of Science degree and a diploma in biochemistry from the University of Tübingen, Germany.

We believe Dr. Weinschenk’s qualifications to serve on the Executive Committee include his corporate leadership experience, his globally leading expertise in the field of pHLA target discovery, his perspective and experience as one of Immatics OpCo’s founders and his scientific background.

Rainer Kramer, Ph.D. Dr. Kramer joined Immatics OpCo as its Chief Business Officer in April 2012 from Signature Diagnostics AG, where he was a member of the Management Board and Chief Business Officer. Dr. Kramer still serves as Chief Business Officer, and he is responsible for our corporate business development activities, intellectual property and strategic alliance management. Dr. Kramer also currently serves as a director on the board of Immatics U.S. Dr. Kramer has worked in research and business development functions with increasing responsibilities at Amgen Inc., MorphoSys AG, Jerini AG, Shire PLC and Signature Diagnostics AG. During his career, Dr. Kramer negotiated and contributed to the completion of more than 50 partnering, M&A and financing transactions with an aggregate value of more than $6 billion. Dr. Kramer holds a diploma in molecular biology from the University of Regensburg and a Ph.D. in neurobiology from the Max-Planck-Institute, Martinsried, Germany.

We believe Dr. Kramer’s qualifications to serve on the Executive Committee include his corporate leadership experience and educational background, as well as his broad business experience and track record within the life sciences industry.

Dr. Steffen Walter. After serving as a scientific consultant in 2004, Dr. Walter joined Immatics OpCo `in 2005 where he initially served as Director and Head of Immunology from January 2005 until December 2013, then as Vice President Immunology from January 2014 until April 2015, and then served as Chief Scientific Officer of Immatics U.S. As of June 2020, Dr. Walter serves as our Chief Technology Officer. Dr. Walter also established operations of Immatics US in Houston, Texas and contributed significantly to raising the necessary funding including a $20 million Cancer Prevention and Research grant by the State of Texas. Dr. Walter leads our Cell Therapy platform and pipeline including manufacturing and process development. Furthermore, he leads our Quality Management. For over 15 years, Dr. Walter has been active in the field of cancer immunotherapy and a leader in human T cell biology. In addition to supporting the development of the XPRESIDENT technology platform, under his initial leadership, we developed our powerful XCEPTOR platforms to support the generation of safe and effective TCR-based therapeutic modalities. Dr. Walter is an inventor on numerous patents and patent applications and has co-authored more than 30 publications in prestigious peer-reviewed journals including Nature Medicine, Cell Reports, Lancet Oncology, Brain and Blood. Dr. Walter gained his diploma in biochemistry and a Ph.D. in immunology from the University of Tübingen, Germany.

We believe Dr. Walter’s qualifications to serve on the Executive Committee include his corporate leadership experience, his long-term experience in the field of T cell biology, his perspective and experience as one of the founders of Immatics US and his scientific background.

There are no family relationships among any of our executive officers.

Managing Director

Harpreet Singh, Ph.D., our Chief Executive Officer, serves as the sole managing director.

Supervisory Directors

Peter Chambré. Mr. Chambré joined Immatics OpCo as Chairman of the Board in October 2012, and still maintains the position of Chairman. Mr. Chambré also acted as Executive Chairman between August 2015 and June 2019. Mr. Chambré was the Chief Executive Officer of Cambridge Antibody Technology Group plc (“CAT”) from 2002 until its acquisition by AstraZeneca plc in 2006. Before joining CAT, Mr. Chambré was Chief Operating Officer of Celera Genomics Group and, previously, CEO of Bespak plc (later Consort Medical plc), a drug delivery company. From 2008 to 2010, Mr. Chambré was Chairman of ApaTech Ltd., a specialist in orthobiologic bone graft technologies, which was acquired by Baxter International Inc. in March 2010. From 2008 to 2013, Mr. Chambré was Chairman of Xellia Pharmaceuticals AS, a company focused on the development, manufacturing and global commercialization of anti-infective therapies and between 2011 and 2019 he was Chairman of OneMed AB a leading distributor of medical products in Northern Europe. From 2006 to 2012, Mr. Chambré served as Non-executive Director of BTG plc and between 2006 and 2016, he served as a Non-Executive Director of Spectris plc. Mr. Chambré also currently holds chairman and non-executive board positions with other companies, including UDG Healthcare plc, Cancer Research UK (trustee), and 7TM Holding ApS. Mr. Chambré holds a Bachelor of Science in food science from the University of Reading.

We believe Mr. Chambré’s qualifications to serve on the Supervisory Board include his extensive business and leadership experience within the life sciences industry.

Michael G. Atieh. Mr. Atieh was Executive Vice President, Chief Financial and Business Officer at Ophthotech Inc. (Nasdaq: OPHT) from September 2014 until his retirement in March 2016. Previously, he was Executive Chairman of Eyetech Inc., a private biotech company from 2009 until the company was acquired in 2012. Prior to Eyetech, he was with OSI Pharmaceuticals (Nasdaq: OSIP) where he served as Executive Vice President and Chief Financial Officer from 2005 until 2009. Mr. Atieh spent the majority of his career with Merck and Co., Inc. (NYSE: MRK) where he held various executive level positions over a 19 year period, including Vice President- U.S. Human Health, Senior Vice President- Merck Medco Managed Care, Vice President- Public Affairs, Vice President- Government Relations, and Treasurer. Mr. Atieh began his career at Arthur Young (now Ernst & Young), where he became an Audit Manager. Mr. Atieh currently serves on the Board of Directors of Chubb Limited (NYSE: CB), where he is a member of the Risk & Finance Committee, and previously chaired the Audit Committee from 2012 to 2018. His previous Board experience was with Theravance Biopharma (Nasdaq: TBPH) from 2014 to 2015, where he was a member of the Audit Committee, OSI Pharmaceuticals, where he served as a member of the Board and Chairman of the Audit Committee from 2003 to 2005 and Clintrak Clinical Labeling Services LLC, a private company where he served on the Board from 2004 to 2006. Mr. Atieh earned a B.A. from Upsala College.

We believe Mr. Atieh’s qualifications to serve on the Supervisory Board include his business leadership experience, financial background and track record within the life sciences industry.

Paul R. Carter, FCMA. Mr. Carter’s background includes 10 years of experience at Gilead Sciences, Inc., in their Foster City, CA and London, UK offices, where he was employed as Executive Vice President, Commercial Operations from 2014 to 2016 and Senior Vice President and Head, International Commercial Operations from 2006-2014. Prior to that role, Mr. Carter spent 10 years at GlaxoSmithKline plc, where he served as Regional Vice President, China & Hong Kong from 2002 to 2005, Vice President and General Manager, Pharmaceutical & Consumer Health, Hong Kong & South China from 1999-2002, and General Manager, SmithKline Beecham Consumer Health, Russia & CIS from 1995 to 1999. Mr. Carter currently serves on the board of Hutchison China MediTech Ltd. (Nasdaq: HCM), a role he has held since 2017, where he is the Chairman of the Remuneration Committee and member of the Audit Committee, Nomination Committee and Technical Committee. Mr. Carter has also served as a board member of Mallinckrodt PLC (NYSE: MNK) since 2018, where he serves as a member of the Audit Committee. Mr. Carter is also the Chairman of Evox Therapeutics Ltd, a private biotechnology company based in Oxford, UK. Mr. Carter is also a board observer of Echosens SA, a private medical technology company. From 2015-2019, Mr. Carter was a board member, member of the Remuneration

Committee, and Chair of the Audit Committee of Alder BioPharmaceuticals, Inc. In addition to his board memberships, Mr. Carter also serves as a healthcare advisor to numerous entities, including Astorg Partners SAS (2017 to present), ZambonGroup (2017 to present), Indegene Inc. (2017 to present) and GLG Institute (2017 to present). Mr. Carter holds a Bachelor’s degree in business studies from the University of West London.

We believe Mr. Carter’s qualifications to serve on the Supervisory Board include his extensive business and leadership experience within the life sciences industry.

Christof Hettich, L.L.D. Dr. Hettich has served on the Board of Directors of Immatics OpCo since 2006. Dr. Hettich has served as the Chief Executive Officer of SRH Holding (SdbR) since February 2015. Dr. Hettich also serves as chairman and a member on the board of several companies and foundations. Dr. Hettich is an attorney and partner of RITTERSHAUS Rechtsanwaelte in Mannheim/Frankfurt, Germany. Dr. Hettich is also a founding partner and managing director of dievini Hopp BioTech holding GmbH & Co. KG (“dievini”). Dr. Hettich was nominated Honorary Professor at the University of Applied Sciences (FH) in Heidelberg, Germany in 2004. Dr. Hettich has a law degree from the University of Freiburg (Germany) and a Doctorate in Law from the University of Würzburg, Germany.

We believe Dr. Hettich’s qualifications to serve on the Supervisory Board include his extensive business and leadership experience within the life sciences industry.

Heather L. Mason. Ms. Mason served in numerous roles in 27 years at Abbott Laboratories, Inc. from 1990-2017, including as Executive Vice President, Corporate Officer of Abbott Nutrition from 2014 to 2017, and as Senior Vice President, Corporate Officer of Abbott Diabetes Care from 2008 to 2014. Since 2019, Ms. Mason has served as a board member of Assertio Therapeutics, Inc. (Nasdaq: ASRT) (formerly Depomed), where she is a member of the Audit and Compensation Committees. Since April 2020, Ms. Mason has also served on the board of Pendulum Therapeutics, Inc., a private, venture capital-backed microbiome company. Ms. Mason holds a B.S.E. from the University of Michigan, Ann Arbor and an M.B.A. from the University of Chicago.

We believe Ms. Mason’s qualifications to serve on the Supervisory Board include her extensive business and leadership experience within the life sciences industry.

Adam Stone. Mr. Stone was the Chief Executive Officer of ARYA and a member of the board of directors of ARYA. Mr. Stone joined Perceptive Advisors in 2006 and has acted as Chief Investment Officer since 2012 and is a member of the internal investment committees of Perceptive Advisors’ credit opportunities and venture funds. Mr. Stone currently also serves on the boards of directors of Solid Biosciences (Nasdaq: SLDB), Renovia, and Xontogeny, which are portfolio companies of Perceptive Advisors. Prior to joining Perceptive Advisors, Mr. Stone was a Senior Analyst at Ursus Capital from 2001 to 2006 where he focused on biotechnology and specialty pharmaceuticals. During Mr. Stone’s tenure at Ursus Capital, Mr. Stone focused on biotech and specialty pharmaceuticals. Mr. Stone graduated with honors from Princeton University with a BA in molecular biology.

We believe Mr. Stone’s qualifications to serve on the Supervisory Board include his broad investment and transactional experience.

Director and Officer Qualifications

We have not established any specific, minimum qualifications that must be met by each of our officers. However, we generally evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of our business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of our shareholders.

The Nominating Committee of the Supervisory Board has prepared policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Supervisory Board.

Board Composition

The Management Board consists of one managing director and the Supervisory Board consists of six supervisory directors:

•	the managing director is Harpreet Singh;

•

Class I supervisory directors are Michael G. Atieh, a designee of the ARYA Sponsor and the pre-Business Combination independent directors of ARYA (collectively, the “ARYA Initial shareholders”) and Paul R. Carter, a designee of dievini, and their terms will expire at the first annual meeting of shareholders following the Closing Date;

•	Class II supervisory directors are Peter Chambré and Heather L. Mason, and their terms will expire at the second annual meeting of shareholders following the date of the Closing Date; and

•

Class III supervisory directors are Adam Stone, a designee of the ARYA Initial shareholders, and Christof Hettich, a designee of dievini, and their terms will expire at the third annual meeting of shareholders following the Closing Date.

On July 1, 2021, and pursuant to our articles of association, our two-tier board structure will automatically convert into a one-tier board structure which will consist of a nine member staggered board divided into three classes. The supervisory directors will retain their designated class upon the transition to the one-tier board.

As a result of the staggered board, only one class of directors will be elected at each annual meeting of shareholders, with the other classes continuing for the remainder of their respective terms.

There are no family relationships among any of our executive officers or directors.

Committees of the Supervisory Board

The Supervisory Board has established three standing committees: Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee.

Audit Committee

Audit Committee members include Michael G. Atieh, Paul R. Carter and Heather L. Mason. Mr. Atieh serves as chairman of the Audit Committee.

Each member of the Audit Committee is expected to be financially literate and is expected to qualify as an “Audit Committee financial expert” as defined in applicable SEC rules.

The Supervisory Board has adopted Audit Committee rules, which detail the principal functions of the Audit Committee, including:

•	monitoring the independence of our independent registered public accounting firm;

•	assuring the rotation of the audit partners (including the lead and concurring partners) as required by law;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm;

•	making recommendations regarding the appointment or replacement of our independent registered public accounting firm;

•

determining the compensation and oversight of the work of our independent registered public accounting firm (including resolution of disagreements between the Executive Committee and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

reviewing and discussing with the independent auditors and the Executive Officers our annual financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing all related person transactions for potential conflict of interest situations and voting with respect to all such transactions;

•	supervising the integrity of our financial reporting and the effectiveness of our internal risk management and control systems; and

•	establishing procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters.

Compensation Committee

Compensation Committee members include Paul R. Carter, Adam Stone and Heather L. Mason. Mr. Carter serves as chairman of the Compensation Committee.

The Supervisory Board has adopted Compensation Committee rules, which detail the principal functions of the Compensation Committee, including:

•	reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer in light of such goals and objectives and determining and approving the compensation of the Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all other executive officers;

•	reviewing and making recommendations to the Supervisory Board regarding policies and procedures for the grant of equity-based awards;

•	administering our incentive-based and equity-based compensation plans;

•	retaining or obtaining the advice of outside compensation consultants, legal counsel or other advisers;

•	reviewing and discussing with management which executive compensation information should be included in our annual proxy statement; and

•	reviewing and, where appropriate, making recommendations with regard to the compensation of directors.

The rules will also provide that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

Nominating and Corporate Governance Committee members include Peter Chambré, Christof Hettich and Adam Stone. Mr. Chambré serves as chairman of the nominating and corporate governance committee.

The Supervisory Board has adopted Nominating and Corporate Governance Committee rules, which detail the principal functions of the Nominating and Corporate Governance Committee, including:

•	recommending criteria for Management Board, Supervisory Board and committee membership;

•	assessing the performance of individual managing directors, supervisory directors and Supervisory Board committee members and reporting findings to the Supervisory Board;

•	developing a plan for the succession of managing directors and supervisory directors;

•	supervising selection criteria and appointment procedures for executive officers other than the Chief Executive Officer;

•	developing and recommending to the Supervisory Board a set of corporate governance guidelines and periodically reviewing and reassessing the adequacy of such guidelines; and

•	reviewing and discussing with management disclosure of the company’s corporate governance practices.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website. We intend to disclose any amendment to the code, or any waivers of its requirements, on our website.

Dividend Policy

We currently expect to retain all future earnings for use in the operation and expansion of our business and does not plan to pay any dividends on our shares in the near future. The general meeting is authorized to declare distributions. The general meeting may only resolve to declare distributions on the proposal of our Management Board, which requires the prior approval of the Supervisory Board or, after July 1, 2021, the Board. Declaration and payment of any dividends in the future will depend on a number of factors, including our earnings, capital requirements, overall financial condition, applicable law and contractual restrictions.

EXECUTIVE COMPENSATION

Immatics OpCo became our wholly owned subsidiary upon the closing of the Business Combination on July 1, 2020, and its senior management became our senior management. The following summarizes the compensation earned by the executive officers of Immatics OpCo for the fiscal year ended December 31, 2019. This section also discusses the material elements of the executive compensation policies and decisions of Immatics OpCo and important factors relevant to an analysis of such policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and is intended to place in perspective the information presented in the following tables and the corresponding narrative. The following section is historical and has not been adjusted to give effect to the Business Acquisition.

Compensation of Executive Officers

The amount of compensation, including benefits in kind, accrued or paid to the executive officers of Immatics OpCo with respect to the year ended December 31, 2019 is described in the table below:

(Euros in thousands)(1)	Harpreet Singh, Ph.D.		All other executives
Periodically-paid remuneration	€331	(2)	€1,642
Bonuses	€151	(2)	€598	(3)
Additional benefit payments(4)	€67		€179
Total cash compensation	€549		€2,420

(1)	Amounts paid in U.S. dollars have been converted to Euros using an annual exchange rate for 2019 of 1.1195 to one U.S. dollar.
(2)

Harpreet Singh was appointed Chief Executive Officer of Immatics OpCo on July 1, 2019. His annual base salary was adjusted to €350,000 and the maximum annual bonus was adjusted to 70% of his base salary at such time. The numbers here display the aggregate for 2019 including remuneration prior to and following his appointment.

(3)

In 2019, the compensation committee of Immatics OpCo approved, with supervisory board approval, an additional all-cash performance bonus to two executive officers, which amounts are included in the bonus line in the table above.

(4)	Additional benefit payments include monthly stipends, housing allowance, medical, retirement, and life insurances, as well as car leasing and associated costs.

Compensation of Directors

The amount of compensation, including benefits in kind, accrued or paid to the Immatics OpCo directors who provided services to Immatics OpCo with respect to the year ended December 31, 2019 is described in the table below:

(Euros in thousands)	Peter Chambré		Harald F. Stock, Ph.D
Periodically-paid remuneration	€300	(1)	€9
Total cash compensation	€300		€9

(1)

Peter Chambré was executive chairman of Immatics OpCo until June 30, 2019. The fee he received in this role was €400 thousand annually. On July 1, 2019, his role reverted to non-executive chairman of the Supervisory Board, for which he received a fee of €200 thousand annually.

The directors and executive officers of Immatics OpCo held the following SARs and option awards (both vested and unvested) as of March 31, 2020:

Beneficiary	Grant date	Vesting date(1)	Number of SARs/options outstanding(2)	Strike price(3)	Expiration date
Harpreet Singh, Ph.D.	January 1, 2007	Fully vested as of December 31, 2008	1,000	—	—
	January 1, 2007	Fully vested as of December 31, 2011	2,175	—	—
	January 1, 2011	Fully vested as of December 31, 2015	1,300	—	—
	January 1, 2016	Subject-to-exit SAR	1,300	—	—
	March 21, 2018	3,636 vested as of March 31, 2020, and an additional 189 will vest daily thereafter until the award is fully vested	3,825	$16.65	July 1, 2025
	March 21, 2018	3,622 vested as of March 31, 2020, and an additional 2,956 will vest daily thereafter until the award is fully vested	6,578	$16.65	July 1, 2027
	July, 1, 2019	2,645 SARs will vest as of June 30, 2020, and an additional 10,580 will vest daily thereafter until the award is fully vested	13,225	$18.30	July 1, 2029
Thomas Ulmer	March 21, 2018	2,000 SARs vested as of March 31, 2020, and an additional 3,000 will vest daily thereafter until the award is fully vested	5,000	$16.65	April 1, 2028
Cedrik Britten, M.D.	February 14, 2020	1,200 SARs will vest as of May 31, 2021, and an additional 4,800 will vest daily thereafter until the award is fully vested	6,000	$157.22	June 1, 2030
Carsten Reinhardt, M.D., Ph.D.	October 1, 2009	Fully vested as of September 30, 2013	1,750	—	—
	January 1, 2011	Fully vested as of December 31, 2015	1,300	—	—
	January 1, 2016	Subject-to-exit SARs	3,010	—	—
	March 21, 2018	2,109 vested as of March 31, 2020, and an additional 111 will vest daily thereafter	2,220	$16.65	July 1, 2025
	March 21, 2018	2,196 vested as of March 31, 2020, and an additional 1,791 will vest daily thereafter until the award is fully vested	3,987	$16.65	July 1, 2027

Beneficiary	Grant date	Vesting date(1)	Number of SARs/options outstanding(2)	Strike price(3)	Expiration date
Rainer Kramer, Ph.D.	April 1, 2012	Fully vested as of March 31, 2017	500	—	—
	January 1, 2016	Subject-to-exit SARs	1,000	—	—
	March 21, 2018	Fully vested as of July 1, 2015	500	$16.65	July 1, 2025
	March 21, 2018	2,852 SARs vested as of March 31, 2020, and an additional 148 will vest daily thereafter until the award is fully vested	3,000	$16.65	July 1, 2025
	March 21, 2018	2,677 SARs vested as of March 31, 2020, and an additional 2,185 will vest daily thereafter until the award is fully vested	4,862	$16.65	July 1, 2027
Toni Weinschenk, Ph.D.	January 1, 2007	Fully vested as of December 31, 2011	230	—	—
	January 1, 2008	Fully vested as of December 31, 2012	180	—	—
	January 1, 2009	Fully vested as of December 31, 2013	400	—	—
	January 1, 2011	Fully vested as of December 31, 2015	250	—	—
	January 1, 2016	Subject-to-exit SARs	400	—	—
	March 21, 2018	1,939 SARs vested as of March 31, 2020, and an additional 101 will vest daily thereafter until the award is fully vested	2,040	$16.65	July 1, 2025
	March 21, 2018	919 SARs vested as of March 31, 2020, and an additional 750 will vest daily thereafter until the award is fully vested	1,669	$16.65	July 1, 2027

Beneficiary	Grant date	Vesting date(1)	Number of SARs/options outstanding(2)	Strike price(3)	Expiration date
Steffen Walter, Ph.D.	January 1, 2006	Fully vested as of December 31, 2009	32	—	—
	January 1, 2007	Fully vested as of December 31, 2011	180	—	—
	January 1, 2008	Fully vested as of December 31, 2012	180	—	—
	January 1, 2009	Fully vested as of December 31, 2013	400	—	—
	January 1, 2011	Fully vested as of December 31, 2015	250	—	—
	March 21, 2018	2,424 SARs vested as of March 31, 2020, and an initial 126 will vest daily thereafter until the award is fully vested	2,550	$16.65	July 1, 2025
	March 21, 2018	340 SARs vested as of March 31, 2020, and an initial 60 will vest daily thereafter until the award is fully vested	400	$16.65	January 1, 2026
	March 21, 2018	1,049 SARs vested as of March 31, 2020, and an initial 855 will vest daily thereafter until the award is fully vested	1,904	$16.65	July 1, 2027
Stephen L. Eck, M.D., Ph.D.(4)	June 21, 2018	1,728 SARs vested as of March 31, 2020, and an initial 2,772 will vest daily thereafter until the award is fully vested	4,500	$16.65	May 1, 2028

(1)	The Supervisory Board of Immatics OpCo determined that all subject-to-exit SARs will be fully vested on the Closing Date.
(2)

SARs and options granted before the Closing Date were (i) in the case of SARs and options that vested or are scheduled to vest prior to December 31, 2020, cancelled in exchange for cash payments or (ii) in the case of SARs and options that are not scheduled to vest until after December 31, 2020, converted into options to purchase ordinary shares by using the following conversion method (simplified): numbers of SARs and options will be multiplied by, and the related exercise price will be divided by, the multiplier ratio of 15.722 used for purposes of the Business Combination.

(3)

The strike price is based on 1.163 million shares of Immatics OpCo outstanding as of March 31, 2020, it does not relate to the share price of the ordinary shares outstanding upon consummation of the Business Combination and is presented only for completeness.

(4)	Dr. Eck stepped down from the role of Chief Medical Officer, US effective June 30, 2020.

Immatics OpCo 2010 Stock Appreciation Rights (SAR) Program

Prior to the Business Combination, from January 1, 2005, in addition to performance-related compensation, certain Immatics OpCo employees were given the opportunity to participate in a Stock Appreciation Rights (“SAR”) program, also referred to as phantom stock, as part of a long-term equity incentive scheme. The SAR program was adopted by the Supervisory Board of Immatics OpCo in January 2005 and amended according to provisions set forth in the shareholder agreements dated February 6, 2007 and September 7, 2010.

Under the SAR program, the beneficiaries received SARs without having to make any cash investment into Immatics OpCo. All SARs granted under this program carry no dividend or voting rights, and all SARs have an exercise price of zero. The holder of the SARs has the right to exercise vested SARs in a defined “Exit Event”. The “Exit Event” was defined in the SAR Program as a transaction in which more than 50% of the shareholdings (calculated according to nominal values) in Immatics OpCo are acquired by a third person.

SARs vest over time. The granted SARs have fixed vesting periods between two and five years. Vesting is contingent on the beneficiary’s continued service to Immatics OpCo. The vesting period begins on the grant date or a defined starting date and ends after the defined period, and may include a cliff between zero and two years, during such cliff period, if any, no vesting occurs. Employees leaving Immatics OpCo may retain any SARs vested as of their termination date, unless they are terminated for cause. Effective March 22, 2018, the “2010 Stock Appreciation Rights (SAR) Program” was amended to adjust vesting to the extent impacted by regulations relating to unpaid leaves or working time reductions due to family or health reasons.

Any SARs that are unvested at the time of an Exit Event will be forfeited without consideration. At Immatics OpCo’ discretion, however, selected employees can receive accelerated vesting in an Exit Event.

Under the 2010 Stock Appreciation Rights Program, Immatics OpCo was also entitled to grant stock appreciation rights that only vest if the employee is regularly employed by Immatics OpCo at the time of the Exit Event (“subject-to-exit SARs”). SARs that were granted as subject-to-exit SARs are forfeited in the event of termination of an employee’s employment prior to an Exit Event and generally expire if no Exit Event takes place in the first five years after the grant date.

In total, 52,478 SARs were granted under the 2010 Stock Appreciation Rights Program, of which 43,521 were outstanding as of March 31, 2020. These share numbers are based on the current Immatics OpCo capitalization and have not been adjusted to reflect the impact of the Business Combination. No further grants were made under the 2010 Stock Appreciation Rights Program after June 2017, when the 2016 Equity Incentive Plan (as described below) became effective.

Immatics OpCo 2016 Equity Incentive Plan

On February 8, 2017, the shareholders of Immatics OpCo approved the “2016 Equity Incentive Plan” in order to give employees and other designated service providers of Immatics OpCo and its affiliates (as well as employees and consultants of such service providers) the ability to share in Immatics OpCo’s future success. All rights under the 2010 Stock Appreciation Rights Program remained unaffected. The aggregate number of shares available for grant under all current Immatics OpCo employee incentive programs (2010 Stock Appreciation Rights Program and 2016 Equity Incentive Plan) shall not exceed 158,690. If an award or any portion thereof expires or otherwise terminates without all of the shares covered by such award having been issued, such respective number will again be available for issuance of awards under the 2016 Equity Incentive Plan.

Under the 2016 Equity Incentive Plan, Immatics OpCo is entitled to issue so-called “Tandem Awards”, each consisting of an option to buy a number of shares, at the exercise price mentioned below (the “Option Rights”), and the right to alternatively receive any appreciation in the value of such shares above the aggregate exercise price (the “SAR Right”).

Tandem Awards may vest based on the satisfaction of service requirements (time-based vesting) or upon the achievement of individual or company or affiliate performance goals (performance-based vesting), or any other criteria established by Immatics OpCo. Generally, the granted Tandem Awards have a five-year vesting period with a one-year cliff. Most Tandem Awards provide that in the event of a “change in control”, the unvested portion of the Tandem Award immediately vests. Vesting is contingent on the recipient’s continued service to Immatics OpCo. Employees leaving Immatics OpCo may generally retain any Tandem Awards that are vested as of their termination date, unless they are terminated for cause. Any portion of the Tandem Award that is unvested cannot be exercised. An Option Right (to the extent vested) may only be exercised after the completion of a “Share Swap” (as defined in the 2016 Equity Incentive Plan, i.e., the contribution of all shares in Immatics OpCo to a holding company of Immatics OpCo in exchange for shares in such holding company for purposes of an IPO). A SAR Right (to the extent vested) may only be exercised upon the occurrence of a “Liquidity Event” (as defined in the 2016 Equity Incentive Plan, i.e., a change in control or expiration of the applicable lock-up period following completion of an IPO).

Subject to these restrictions on exercise, the grantee may elect to exercise either the Option Right or the SAR Right with respect to each share subject to a Tandem Award. The exercise of the Option Right will automatically result in the cancellation of the related SAR Right on a share by share basis. Vice versa, the exercise of the SAR Right will automatically result in the cancellation of the related Option Right on a share by share basis.

Immatics OpCo may impose limitations or a prohibition on the transfer of shares acquired by a participant pursuant to the exercise of a Tandem Award including a prohibition against the transfer of shares for a certain lock-up period (up to 365 days) following an IPO.

The amount payable upon exercise of a SAR Right will be made, in the discretion of Immatics OpCo: (i) in cash, (ii) in whole Immatics OpCo common shares (rounded down to the nearest whole share) based on the fair market value of such shares at the time of settlement, or (iii) a combination of (i) or (ii).

The granted Tandem Awards have different exercise prices depending on when they were granted; these exercise prices are $16.65, $18.30, or $23.82, respectively, which were intended to reflect the fair market value of the shares upon the date of grant. The expiration date of the Tandem Awards is 10 years after the applicable vesting commencement date.

As of March 31, 2020, Tandem Awards with respect to 113,779 shares were granted, of which 106,410 were outstanding. These share numbers are based on the current Immatics OpCo capitalization and have not been adjusted to reflect the impact of the Business Combination.

2020 Stock Option and Incentive Plan

Outstanding SARs and Tandem Awards described above were converted into options to purchase ordinary shares under our 2020 Stock Option and Incentive Plan (the “2020 Equity Plan”). The 2020 Equity Plan was approved by the Management Board and the general meeting prior to the consummation of the Business Combination. The 2020 Equity Plan will allow our Compensation Committee to make equity-based incentive awards to its officers, employees, directors and other key persons, including consultants.

Authorized Shares. A total of 10,006,230 ordinary shares were initially authorized and reserved for the issuance of awards under the 2020 Equity Plan. This number will be subject to adjustment in the event of a share split, share dividend or other change in our capitalization. The shares issued under the 2020 Equity Plan will be authorized but unissued shares or shares that we reacquire. The ordinary shares underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of shares, expire or are otherwise terminated, other than by exercise, under the 2020 Equity Plan will be added back to the ordinary shares available for issuance under the 2020 Equity Plan.

Administration. The 2020 Equity Plan is administered by our Compensation Committee. Our Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2020 Equity Plan.

Eligibility. Persons eligible to participate in the 2020 Equity Plan will be those employees, non-employee directors and consultants, as selected from time to time by our Compensation Committee in its discretion.

Options. The 2020 Equity Plan permits the granting of both options to purchase ordinary shares intended to qualify as incentive stock options under Section 422 of the U.S. Tax Code and options that do not so qualify. The option exercise price of each option will be determined by our Compensation Committee but may not be less than 100% of the fair market value of our ordinary shares on the date of grant unless the option is granted (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the U.S. Tax Code or (ii) to individuals who are not subject to U.S. income tax. The term of each option will be fixed by our Compensation Committee and may not exceed 10 years from the date of grant. Our Compensation Committee will determine at what time or times each option may be exercised.

Stock Appreciation Rights. Our Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to ordinary shares, or cash, equal to the value of the appreciation in our share price over the exercise price. The exercise price may not be less than 100% of the fair market value of our ordinary shares on the date of grant. The term of each stock appreciation right will be fixed by our Compensation Committee and may not exceed 10 years from the date of grant. Our Compensation Committee will determine at what time or times each stock appreciation right may be exercised.

Restricted Shares and Restricted Stock Units. Our Compensation Committee may award restricted shares and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period.

Unrestricted Stock Awards. Our Compensation Committee may grant ordinary shares that are free from any restrictions under the 2020 Equity Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.

Dividend Equivalent Rights. Our Compensation Committee may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of ordinary shares.

Cash-Based Awards. Our Compensation Committee may grant cash bonuses under the 2020 Equity Plan to participants, subject to the achievement of certain performance goals.

Sale Event. The 2020 Equity Plan provides that upon the effectiveness of a “sale event”, as defined in the 2020 Equity Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the 2020 Equity Plan. To the extent that awards granted under the 2020 Equity Plan are not assumed or continued or substituted by the successor entity, all unvested awards granted under the 2020 Equity Plan shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all options and stock appreciation rights with time-based vesting, conditions or restrictions that are not exercisable immediately prior to the sale event will become fully exercisable as of the sale event, all other awards with time-based vesting, conditions or restrictions will become fully vested and nonforfeitable as of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with the sale event in the plan administrator’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, individuals holding options and stock appreciation rights will be permitted to exercise such options and stock appreciation rights (to the extent exercisable) prior to the sale event. In addition, in connection with the termination of the 2020 Equity Plan upon a sale event, we may make or provide for a cash payment to participants holding vested and exercisable options and stock appreciation rights equal to the difference between the per share cash consideration payable to shareholders in the sale event and the exercise price of the options or stock appreciation rights.

Amendment. Our board of directors may amend or discontinue the 2020 Equity Plan and our Compensation Committee can amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Our Compensation Committee is specifically authorized to exercise its discretion to reduce the exercise price of outstanding options or effect the repricing of such options through cancellation and re-grants without additional shareholder approval. Certain amendments to the 2020 Equity Plan will require the approval of our shareholders.

No awards may be granted under the 2020 Equity Plan after the date that is 10 years from the date of shareholder approval of the 2020 Equity Plan. No awards under the 2020 Equity Plan have been made prior to the date hereof.

Equity Grants to Management and Directors in Connection with the Closing of the Business Combination

Immatics OpCo granted certain performance-based and service-based options out of the 2020 Incentive Plan to its management and directors at the closing of the Business Combination. The performance-based options will vest based both on achievement of market capitalization milestones and satisfaction of a four-year time-based vesting schedule, which provides for 25% vesting on the first anniversary of the vesting commencement date and quarterly vesting thereafter. The service-based options will vest based upon satisfaction of a four-year time-based vesting schedule, which provides for 25% vesting on the first anniversary of the vesting commencement date and quarterly vesting thereafter. An aggregate of 3,278,000 performance-based options and 2,250,000 service options to purchase ordinary shares were granted to Immatics OpCo’s management and directors.

The foregoing options are in addition to 417,415 converted options and 962,050 matching options that were granted to Immatics OpCo’ management and directors under the 2020 Incentive Plan in connection with the closing of the Business Combination.

DESCRIPTION OF SECURITIES

This section of the prospectus includes a description of the material terms of our articles of association and of applicable Dutch law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of our articles of association, which are filed as an exhibit hereto and incorporated herein by reference.

Overview

We were incorporated on March 10, 2020 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, and upon the consummation of the Business Combination, we converted into a Dutch public limited liability company (naamloze vennootschap).

We are registered in the Commercial Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 77595726. We have our corporate seat is in Amsterdam, the Netherlands and our registered office is at Paul-Ehrlich-Straße 15, 72076 Tübingen, Federal Republic of Germany.

The ordinary shares sold in this offering are subject to, and have been created under, Dutch law. Set forth below is a summary of relevant information concerning the material provisions of our articles of association and applicable Dutch law.

On July 1, 2021, and pursuant to our articles of association, our current two-tier board structure will automatically convert into a one-tier board structure, which will consist of a nine member staggered board divided into three classes. In the one-tier board structure, we will also have an Executive Committee consisting of all our executive directors and other executive officers.

Share Capital

Authorized Share Capital

Our authorized share capital consists of 285,000,000 ordinary shares, nominal value of €0.01 per share, and 15,000,000 financing preferred shares. The financing preferred shares are divided into five series, each consisting of 3,000,000 financing preferred shares. As of July 31, 2020, there were 62,908,617 ordinary shares outstanding and no financing preferred shares outstanding.

The financing preferred shares may, at the request of the holder, be converted into ordinary shares pursuant to a resolution of our Management Board or, after July 1, 2021, our Board. The conditions for conversion and the further terms and conditions related to the financing preferred shares will be determined by our Management Board subject to the prior approval of our Supervisory Board or, after July 1, 2021, our Board, our general meeting and the meeting of holders of the series of financing preferred shares concerned, if such series of financing preferred shares has been issued and are held by persons other than us. The preceding sentence applies by analogy to any adjustment to the conditions.

Issuance of Ordinary Shares

Under Dutch law, shares are issued and rights to subscribe for shares are granted pursuant to a resolution of our general meeting. Our articles of association provide that the general meeting may only resolve to issue shares upon the proposal of our Management Board, which proposal requires the prior approval of our Supervisory Board. The general meeting may authorize the Management Board to issue new ordinary shares or grant rights to subscribe for ordinary shares, subject to the approval of our Supervisory Board. The authorization can be granted and extended, in each case for a period not exceeding five years. For as long as, and to the extent, that such authorization is effective, our general meeting will not have the power to issue ordinary shares.

Pursuant to a resolution of the general meeting dated June 30, 2020, our Management Board is irrevocably authorized to for a period of five years from the date of the Business Combination, to issue ordinary shares or financing preferred shares up to the amount of the authorized share capital (from time to time).

On July 1, 2021, the powers of our Management Board will vest in our Board.

Preemptive Rights

Subject to restrictions in our articles of association, holders of ordinary shares have preemptive rights in relation to newly issued ordinary shares under Dutch law.

Under our articles of association, the preemptive rights in respect of newly issued ordinary shares may be restricted or excluded by a resolution of our general meeting, which resolution requires a two-thirds majority of the votes cast if less than half of the issued share capital is present or represented at the meeting. The general meeting may authorize our Management Board, subject to the prior approval of our Supervisory Board or, after July 1, 2021, our Board to limit or exclude the preemptive rights in respect of newly issued ordinary shares. Such authorization for our Management Board, subject to the prior approval of our Supervisory Board or, after July 1, 2021, our Board can be granted and extended, in each case for a period not exceeding five years.

Pursuant to a resolution of the general meeting dated June 30, 2020, our Management Board is irrevocably authorized for a period of five years from the date of the Business Combination to limit or exclude preemptive rights on ordinary shares up to 100% of the number of ordinary shares in our authorized share capital (from time to time).

Preemptive rights do not exist with respect (a) to the issue of ordinary shares or grant of rights to subscribe for ordinary shares to our employees or a “group” company of ours, and (b) the issue of ordinary shares against a contribution in kind.

Preemptive rights do not exist with respect to the issue of financing preferred shares and holders of financing preferred shares have no preemptive right to acquire newly issued ordinary shares.

On July 1, 2021, the powers of our Management Board will vest in our Board.

Transfer of Ordinary Shares

Under Dutch law, transfers of ordinary shares (other than in book-entry form) require a written deed of transfer and, unless the company is a party to the deed of transfer, and acknowledgement by or proper service upon the company to be effective.

Under our articles of association, if one or more ordinary shares are admitted to trading on Nasdaq or any other regulated foreign stock exchange located in the United States, we may, by resolution of our Management Board, determine that the laws of the State of New York will apply to the property law aspects of the ordinary shares included in the part of the register of shareholders kept by the relevant transfer agent. Such resolution, as well as the revocation thereof, will be made public as required by law and will be made available for inspection at our office and the Dutch trade register. Our management has adopted such resolution effective as of the Closing Date. On July 1, 2021, the powers of our Management Board will vest in our Board.

Form of Ordinary Shares

Pursuant to our articles of association, the ordinary shares are registered shares.

Purchase and Repurchase of Ordinary Shares

Under Dutch law, we may not subscribe for newly issued ordinary shares. We may acquire ordinary shares, subject to applicable provisions and restrictions of Dutch law and our articles of association, to the extent that:

•	such ordinary shares are fully paid-up;

•

such repurchase would not cause our shareholders’ equity to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves we are required to maintain pursuant to Dutch law or our articles of association; and

•

immediately after the acquisition of such ordinary shares, we and our subsidiaries would not hold, or would not hold as pledgees, shares having an aggregate nominal value that exceeds 50% of our issued share capital.

Other than ordinary shares acquired for no valuable consideration or under universal title of succession (onder algemene titel) (e.g., through a merger or spin off) under statutory Dutch or other law, we may acquire ordinary shares only if our general meeting has authorized our Management Board to do so, subject to prior approval of our Supervisory Board or, after July 1, 2021, our Board. An authorization by our general meeting for the acquisition of ordinary shares can be granted for a maximum period of 18 months. Such authorization must specify the number of ordinary shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired. No authorization of our general meeting is required if ordinary shares are acquired by us on Nasdaq with the intention of transferring such ordinary shares to our employees or employees of a group company pursuant to an arrangement applicable to them. For each annual general meeting, we expect that our Management Board, or, after July 1, 2021, our Board will place on the agenda a proposal to re-authorize our Management Board, or, after July 1, 2021, our Board to repurchase shares for a period of 18 months from the date of the resolution. We cannot derive any right to any distribution from ordinary shares, or voting rights attached to ordinary shares acquired by it.

Pursuant to a resolution of the general meeting dated June 30, 2020, the our Management Board is irrevocably authorized for a period of 18 months to resolve for us to acquire fully paid-up ordinary shares up to the maximum number of ordinary shares permitted pursuant to the law and our articles of association from time to time, through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging from the nominal value of the ordinary shares up to one hundred and ten percent(110%) of the market price of ordinary shares, provided that (i) for open market or privately negotiated repurchases, the market price will be the price for ordinary shares Nasdaq at the time of the transaction, (ii) for self-tender offers, the market price will be the volume weighted average price for the ordinary shares on Nasdaq during a period, determined by the Management Board, of no less than one and no more than five consecutive trading days immediately prior to the expiration of the tender offer, and (iii) for accelerated repurchase arrangements, the market price will be the volume weighted average price of the ordinary shares on the NYSE over the term of the arrangement. The volume weighted average price for any number of trading days will be calculated as the arithmetic average of the daily volume weighted average price on those trading days. On July 1, 2021, the powers of our Management Board will vest in our Board.

Pursuant to a resolution of the general meeting dated June 30, 2020, our Management Board is furthermore irrevocably authorized for a period of 18 months from the date of the Business Combination to resolve for us to acquire fully paid up financing preferred shares up to the maximum number of financing preferred shares permitted pursuant to the law and our articles of association from time to time and that financing preferred shares may be acquired through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging from the nominal value of the financing preferred shares up to the amount that would be paid by us upon cancellation of such financing preferred shares in accordance with the relevant provisions of our articles of association. On July 1, 2021, the powers of our Management Board will vest in our Board.

Capital Reduction

At a general meeting, our shareholders may resolve on the proposal of our Management Board, which proposal will require the prior approval of our Supervisory Board to reduce our issued share capital by (i) cancelling ordinary shares or (ii) reducing the nominal value of the ordinary shares by amending our articles of association (provided that the nominal value of an ordinary shares cannot be less than €0.01). In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel ordinary shares may only relate to (i) ordinary shares held by us or in respect of which we hold the depository receipts, or (ii) all financing preferred shares of a class if approved by the holders of all shares of that class. In order to be approved by our general meeting, a resolution to reduce the capital requires approval of a majority of the votes cast at a general meeting if at least 50% of the issued share capital is represented at such meeting or at least 66 2/3% of the votes cast at a general meeting if less than 50% of the issued share capital is represented at such meeting. On July 1, 2021, the powers of our Management Board will vest in our Board.

A reduction of the nominal value of ordinary shares without repayment and without release from the obligation to pay up the ordinary shares must be effectuated proportionally on shares of the same class (unless all affected shareholders agree to a disproportional reduction).

A resolution that would result in a reduction of capital requires approval by a majority of the votes cast of each group of shareholders of the same class whose rights are prejudiced by the reduction. In addition, a reduction of capital involves a two-month waiting period during which creditors have the right to object to a reduction of capital under specified circumstances.

General Meeting of Shareholders and Voting Rights

General Meeting of Shareholders

General meetings are held in Amsterdam, Rotterdam, The Hague, Arnhem, Utrecht, or in the municipality of Haarlemmermeer (Schiphol Airport), the Netherlands. All of our shareholders and others entitled to attend our general meetings are authorized to address the meeting and, in so far as they have such right, to vote, either in person or by proxy.

We will hold at least one general meeting each year, to be held within six months after the end of its financial year. A general meeting will also be held within three months after our Board has determined it to be likely that our equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required. If our Board fails to hold such general meeting in a timely manner, each shareholder and other person entitled to attend our general meeting may be authorized by the Dutch court to convene our general meeting.

Our Management Board or our Supervisory Board or, after July 1, 2021, our Board may convene additional extraordinary general meetings of shareholders at its discretion, subject to the notice requirements described below. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 10% of our issued share capital, may on their application be authorized by the Dutch court to convene a general meeting. The Dutch court will disallow the application if (i) the applicants have not previously requested in writing that our Management Board or our Supervisory Board or, after July 1, 2021, our Board convenes a shareholders’ meeting or (ii) our Management Board or our Supervisory Board or, after July 1, 2021, Board convenes a shareholders’ meeting or (ii) our Board has not taken the necessary steps so that the shareholders’ meeting could be held within six weeks after such request.

The general meeting is convened by a notice, which includes an agenda stating the items to be discussed and the location and time of our general meeting. For the annual general meeting the agenda will include, among other things, the adoption of our annual accounts, the appropriation of its profits or losses and proposals relating to the composition of and filling of any vacancies on our Management Board, our Supervisory Board or, after July 1,

2021, our Board. In addition, the agenda for a general meeting includes such additional items as determined by our Management Board, our Supervisory Board or, after July 1, 2021, our Board. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 3% of the issued share capital, have the right to request the inclusion of additional items on the agenda of shareholders’ meetings. Such requests must be made in writing, and may include a proposal for a shareholder resolution, and must be received by us no later than on the 60th day before the day the relevant shareholders’ meeting is held. No resolutions will be adopted on items other than those which have been included in the agenda. Under our articles of association, certain items can only be put on the agenda as a voting item by our Management Board or our Supervisory Board, after July 1, 2021 our Board, shareholders meeting the relevant requirements may still request the inclusion of such items on the agenda as a discussion item.

We will give notice of each general meeting by publication on its website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. We will observe the statutory minimum convening notice period for a general meeting. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in its shareholders’ register.

Pursuant to our articles of association and Dutch law, our Management Board, or, after July 1, 2021, our Board may determine a record date (registratiedatum) of 28 calendar days prior to a general meeting to establish which shareholders and others with meeting rights are entitled to attend and, if applicable, vote at our general meeting. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the notice of our general meeting. Our articles of association provide that a shareholder must notify us in writing of his or her identity and his or her intention to attend (or be represented at) our general meeting, such notice to be received by us on the date set by our Management Board, or, after July 1, 2021, our Board in accordance with our articles of association and as set forth in the convening notice. If this requirement is not complied with or if upon request no proper identification is provided by any person wishing to enter our general meeting, the chairman of our general meeting may, in his or her sole discretion, refuse entry to the shareholder or his or her proxy holder.

Pursuant to our articles of association, our general meeting is chaired by the Chairman of our Supervisory Board, who, nevertheless, may charge another person to preside over the meeting in his place even if he himself is present at the meeting. If the chairman of our Supervisory Board is absent and he has not charged another person to preside over the meeting in his place, our general meeting will be presided over by the vice-chairman of our Supervisory Board. If both the chairman and the vice-chairman are absent, our Supervisory Directors present at the meeting will appoint one of them to be chairman. In the absence of all Supervisory Directors, our general meeting will be presided over by the chief executive officer. If all Supervisory Directors and the chief executive officer are absent, our Managing Directors present at the meeting will appoint one of them as chairman. If all Supervisory Directors and all Managing Directors are absent, our general meeting will appoint its chairman.

After July 1, 2021, our general meeting will be presided over by the chairman of our Board, who, nevertheless, may charge another person to preside over the meeting in his place even if he himself is present at the meeting. If the chairman of our Board is absent and he has not charged another person to preside over the meeting in his place, the directors present at the meeting will appoint one of them to be chairman. In the absence of all directors, our general meeting will appoint its chairman.

Voting Rights and Quorum

In accordance with Dutch law and our articles of association, each ordinary share, irrespective of which class it concerns, confers the right on the holder thereof to cast one vote at our general meeting. The voting rights attached to any ordinary shares held by us or our direct or indirect subsidiaries are suspended, unless the ordinary shares were encumbered with a right of usufruct or a pledge in favor of a party other than us or a direct or indirect subsidiary before such ordinary shares were acquired by us or such a subsidiary, in which case, the other party may be entitled to exercise the voting rights on the ordinary shares. We may not exercise voting rights for ordinary shares in respect of which its or a direct or indirect subsidiary has a right of usufruct or a pledge.

Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy being acceptable to the chairman of our general meeting) of a shareholder, which proxy holder need not be a shareholder. The holder of a usufruct or pledge on shares will have the voting rights attached thereto if so provided for when the usufruct or pledge was created.

Under our articles of association, blank votes (votes where no choice has been made), abstentions and invalid votes will not be counted as votes cast. However, shares in respect of which a blank vote or invalid vote has been cast and shares in respect of which the person with meeting rights who is present or represented at the meeting has abstained from voting are counted when determining the part of the issued share capital that is present or represented at a general meeting. The chairman of our general meeting will determine the manner of voting and whether voting may take place by acclamation.

Resolutions of the shareholders are adopted at a general meeting by a majority of votes cast, except where Dutch law or our articles of association provide for a special majority in relation to specified resolutions. Our articles of association do not provide for a quorum requirement, subject to any provision of mandatory Dutch law.

Subject to certain restrictions in our articles of association, the determination during our general meeting made by the chairman of that general meeting with regard to the results of a vote will be decisive. Our Board will keep a record of the resolutions passed at each general meeting.

Amendment of Articles of Association

At a general meeting, at the proposal of our Management Board, which proposals requires the prior approval of our Supervisory Board, our general meeting may resolve to amend the articles of association. A resolution by the shareholders to amend the articles of association requires a majority of the votes cast. On July 1, 2021, the powers of our Management Board will vest in our Board.

Merger, Demerger and Dissolution

At the proposal of our Management Board, which proposal requires the prior approval of our Supervisory Board, our general meeting may resolve with a majority of the votes cast (subject to certain exceptions) or with at least two-thirds of the votes cast if less than half of the issued capital is present or represented at our general meeting, to legally merge or demerge the company within the meaning of Title 7, Book 2 of the Dutch Civil Code. On July 1, 2021, the powers of our Management Board will vest in our Board.

Our shareholders may at a general meeting, based on a proposal by our Management Board which proposal requires the prior approval of our Supervisory Board, by means of a resolution passed by a majority of the votes cast resolve that the company will be dissolved. In the event of dissolution of the company, the liquidation will be effected by our Managing Directors, under the supervision of our Supervisory Board unless our general meeting decides otherwise.

After July 1, 2021, the liquidation will be effected by our Executive Directors, under the supervision of our Non-Executive Directors, unless our general meeting decides otherwise.

Squeeze Out

A shareholder who for its own account (or together with its group companies) holds at least 95% of our issued share capital may institute proceedings against the other shareholders jointly for the transfer of their shares to the shareholder who holds such 95% majority. The proceedings are held before the Enterprise Chamber of the

Amsterdam Court of Appeal (Ondernemingskamer van het Gerechtshof Amsterdam) (the “Enterprise Chamber”) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares of the minority shareholders. Once the order to transfer by the Enterprise Chamber becomes final and irrevocable, the majority shareholder that instituted the squeeze-out proceedings will give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to the majority shareholder. Unless the addresses of all minority shareholders are known to the majority shareholder acquiring the shares, the majority shareholder is required to publish the same in a newspaper with a national circulation.

A shareholder that holds a majority of our issued share capital, but less than the 95% required to institute the squeeze-out proceedings described above, may seek to propose and implement one or more restructuring transactions with the objective of obtaining at least 95% of our issued share capital so the shareholder may initiate squeeze-out proceedings. Those restructuring transactions could, among other things, include a merger or demerger involving the company, a contribution of cash and/or assets against issuance of ordinary shares, the issue of new ordinary shares to the majority shareholder without preemptive rights for minority shareholders or an asset sale transaction.

Depending on the circumstances, an asset sale of a Dutch public limited liability company (naamloze vennootschap) is sometimes used as a way to squeeze out minority shareholders, for example, after a successful tender offer through which a third party acquires a supermajority, but less than all, of the company’s shares. In such a scenario, the business of the target company is sold to a third party or a special purpose vehicle, followed by the liquidation of the target company. The purchase price is distributed to all shareholders in proportion to their respective shareholding as liquidation proceeds, thus separating the business from the company in which minority shareholders had an interest.

Any sale or transfer of all of our assets and our dissolution or liquidation is subject to approval by a majority of the votes cast in its general meeting. Our articles of association provide that our general meeting may only adopt such resolution upon a proposal of our Management Board, which proposal requires the prior approval of our Supervisory Board. On July 1, 2021, the powers of our Management Board will vest in our Board.

Certain Other Major Transactions

Our articles of association and Dutch law provide that resolutions of our Management Board, or, after July 1, 2021, our Board concerning a material change in our identity, character or business are subject to the approval of our general meeting. Such changes include:

•	a transfer of all or materially all of its business to a third party;

•

the entry into or termination of a long-lasting alliance of the company or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or partnership, if this alliance or termination is of significant importance to the company; and

•

the acquisition or disposition of an interest in the capital of a company by the company or by its subsidiary with a value of at least one third of the value of our assets, according to the balance sheet with explanatory notes or, if the company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in our most recently adopted annual accounts.

Dividends and Other Distributions

The company may only make distributions to its shareholders if its equity exceeds the aggregate amount of the issued share capital and the reserves which must be maintained pursuant to Dutch law or by our articles of association.

Under our articles of association, any profits or distributable reserves must first be applied to pay a dividend on the financing preferred shares, if outstanding.

Any amount remaining out of distributable profits is added to our reserves as our Management Board, with the approval of our Supervisory Board determines. After reservation by our Management Board of any distributable profits, our general meeting will be authorized to declare distributions on the proposal of our Management Board which proposal will require the prior approval of our Supervisory Board. Our Management Board is permitted, subject to approval of our Supervisory Board and certain requirements, to declare interim dividends without the approval of the shareholders. Interim dividends may be declared as provided in our articles of association and may be distributed to the extent that the shareholders’ equity, based on interim financial statements, exceeds the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or our articles of association. We may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay its due and collectable debts, then our shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to its creditors. On July 1, 2021, the powers of our Management Board will vest in our Board.

The general meeting may determine that distributions will be made in whole or in part in a currency other than the Euro. Our Management Board or, after July 1, 2021, our Board, will set the record date to establish which shareholders (or usufructuaries or pledgees, as the case may be) are entitled to the distribution, such date not being earlier than the date on which the distribution was announced. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse, and any such amounts will be considered to have been forfeited to the company (verjaring).

We do not anticipate paying any dividends on ordinary shares for the foreseeable future. See the section titled “Dividend Policy”.

Warrants

As of the date of this prospectus, there are 7,187,500 warrants outstanding. The warrants, which entitle the holder to purchase one ordinary share at an exercise price of $11.50 per share, will become exercisable thirty days after the completion of the Business Combination. The warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation in accordance with their terms.

Notices

We will give notice of each general meeting by publication on its website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. Holders of registered shares may further be provided notice of the meeting in writing at their addresses as stated in its shareholders’ register.

Certain Disclosure Obligations

As of consummation of the Business Combination, we will be subject to certain disclosure obligations under Dutch and U.S. law and the rules of Nasdaq. The following is a description of the general disclosure obligations of public companies under Dutch and U.S. law and the rules of Nasdaq as such laws and rules exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

Financial Reporting under Dutch Law

The Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving, the “FRSA”), applies to our financial reporting. Under the FRSA, the Netherlands Authority for the Financial Markets (“AFM”) supervises the application of financial reporting standards by, among others, companies whose corporate seats are in the Netherlands and whose securities are listed on a regulated market within the EU or on an equivalent third (non-EU) country market. As we have our corporate seat in the Netherlands and our ordinary shares will be listed on Nasdaq, the FRSA will be applicable to us.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from the company regarding the application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt our financial reporting meets such standards and (ii) recommend to the company that it make available further explanations. If the company does not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber orders the company to (i) provide an explanation on the way it has applied the applicable financial reporting standards to its financial reports or (ii) prepare its financial reports in accordance with the Enterprise Chamber’s instructions.

Periodic Reporting under U.S. Securities Law

We are a “foreign private issuer” under the securities laws of the United States and the rules of the Nasdaq. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. We intend to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and Nasdaq listing standards. Under the Nasdaq rules, a “foreign private issuer” is subject to less stringent corporate governance requirements. Subject to certain exceptions, the Nasdaq rules permit a “foreign private issuer” to comply with its home country rules in lieu of the listing requirements of Nasdaq.

We have one or more non-independent directors serving as committee members on its corporate governance and nominating committee. As a result, non-independent directors may, among other things, participate in resolving governance issues regarding the company. Accordingly, in the future you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Nasdaq Rules

For so long as its shares will be listed on Nasdaq, we will be required to meet certain requirements relating to ongoing communication and disclosure to our shareholders, including a requirement to make any annual report filed with the SEC available on or through our website and to comply with the “prompt disclosure” requirement of Nasdaq with respect to earnings and dividend announcements, combination transactions, stock splits, major management changes and any substantive items of an unusual or non-recurrent nature. Issuers listing shares on Nasdaq must also meet certain corporate governance standards, such as those relating to annual meetings, board independence, the formation and composition of nominating/corporate governance, compensation and audit committees and approval of our shareholders of certain transactions.

Certain Insider Trading and Market Manipulation Laws

Dutch and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

In connection with our listing on Nasdaq, we adopted an insider trading policy. This policy will provide for, among other things, rules on transactions by members of our Board and our employees in ordinary shares or in financial instruments the value of which is determined by the value of the shares.

The Netherlands

On July 3, 2016, the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 (the “MAR”) replaced all of the Dutch market abuse rules. The MAR does not apply to the company or to ordinary shares as the ordinary shares are solely listed on Nasdaq, a stock exchange outside the European Economic Area. As a result, there are no EU rules applicable to the company relating to market abuse, such as insider trading, tipping, market manipulation and notification rules for director dealings applicable to us.

United States

U.S. securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material non-public information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of our Board, officers and other employees of ours may not purchase or sell shares or other securities of ours when he or she is in possession of material, non-public information about the company (including our business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about the company.

We have identified those persons working for it who could have access to inside information on a regular or incidental basis and have informed such persons of the prohibitions on insider trading and market manipulation imposed by U.S. laws, including the sanctions which can be imposed in the event of a violation of those rules.

Certain Disclosure and Reporting Obligations of Our Directors, Officers and Shareholders

Our directors, officers and shareholders are subject to certain disclosure and reporting obligations under Dutch and U.S. law. The following is a description of the general disclosure obligations of directors, officers, and shareholders under Dutch law as such laws exist as of the date of this prospectus, and should not be viewed as legal advice for specific circumstances.

DCGC

Because we have our registered office in the Netherlands and our ordinary shares are listed on an equivalent third (non-EU) country market to a regulated market (Nasdaq), we are subject to the DCGC. The DCGC contains both principles and best practice provisions for our Management Board, our Supervisory Board (and after July 1, 2021, our Board), shareholders and our general meeting, financial reporting, auditors, disclosure compliance and enforcement standards.

The DCGC is based on a “comply or explain” principle. Accordingly, we are required to disclose in its management report publicly filed in the Netherlands, whether or not it is complying with the various provisions of the DCGC. If we do not comply with one or more of those provisions (e.g., because of a conflicting Nasdaq requirement or U.S. market practice), we are required to explain the reasons for such non-compliance.

Dutch Civil Code

The Dutch Civil Code provides for certain disclosure obligations in our annual accounts. Information on the remuneration and rights to acquire ordinary shares of our Managing Directors and our Supervisory Directors need to be disclosed in our annual accounts.

Transfer Agent and Warrant Agent

Under our articles of association, our Management Board may resolve, with due observation of the statutory requirements, that the laws of the State of New York will apply to the property law aspects of the ordinary shares included in the part of the register of shareholders kept by the relevant transfer agent. Our Board has adopted such resolution effective as of the Business Combination.

Our ordinary shares are listed in registered form and, through our transfer agent, are not certificated. We appointed Continental Stock Transfer & Trust Company as our agent in New York to maintain our shareholders’ register on behalf of our Management Board and to act as transfer agent and registrar for the ordinary shares. The ordinary shares will be traded on Nasdaq in book-entry form.

The warrant agent for warrants is Continental Stock Transfer & Trust Company.

Listing of Our Securities

Our ordinary shares and warrants are listed on Nasdaq under the symbols IMTX and IMTXW, respectively. Holders of our ordinary shares and warrants should obtain current market quotations for their securities. There can be no assurance that our ordinary shares and/or warrants will remain listed on Nasdaq. If we fail to comply with the Nasdaq listing requirements, our ordinary shares and/or warrants could be delisted from Nasdaq. A delisting of our ordinary shares will likely affect the liquidity of our ordinary shares and could inhibit or restrict our ability to raise additional financing.

Transfer Agent

Our transfer agent is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004-1561.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

On July 1, 2020 (the “Closing Date”), we closed the Business Combination, pursuant to which the following transactions occurred:

•

shareholders of Immatics OpCo exchanged their equity interests in Immatics OpCo for an aggregate of 33,791,269 ordinary shares (including (A) holders of vested Immatics OpCo stock appreciation rights that received cash proceeds in exchange for the cancellation of such stock appreciation rights and subsequently invested portions of such cash proceeds in our company in exchange for ordinary shares, and (B) holders of unvested Immatics OpCo stock appreciation rights that received options to purchase ordinary shares in exchange for the cancellation of such rights).

•

ARYA Merger Sub 1, a Cayman Islands exempted company, merged with and into Arya Sciences Acquisition Corp. (“ARYA”) (the “First Merger”), with ARYA as the surviving company (the “First Surviving Company”), and, after giving effect to the First Merger, becoming our wholly-owned subsidiary.

•

In connection with the First Merger, each issued and outstanding ordinary share of ARYA was converted into one ordinary share of the First Surviving Company and, immediately thereafter, each of the resulting ordinary shares of the First Surviving Company was automatically exchanged for one ordinary share, for an aggregate of 17,968,750 ordinary shares.

•

Each outstanding warrant to purchase a Class A ordinary share of ARYA was, by its terms, converted into a warrant to purchase one ordinary share, for an aggregate of 7,187,500 public warrants, other than the warrants held by ARYA Sciences Holdings, a Cayman Islands exempted company and an affiliate of ARYA (the “ARYA Sponsor”), which were forfeited. The public warrants entitle the holder to purchase one ordinary share at an exercise price of $11.50 per share and become exercisable 30 days after the Closing Date. The public warrants expire five years after the Closing Date or earlier upon redemption or liquidation in accordance with their terms.

•

The First Surviving Company merged with and into Immatics Merger Sub 2, a Cayman Islands exempted company (“IB Merger Sub”), with IB Merger Sub as the surviving company in the merger, and each issued and outstanding First Surviving Company share was automatically converted into one ordinary share of IB Merger Sub.

The Business Combination Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions.

PIPE Financing

On March 17, 2020, concurrently with the execution of the Business Combination Agreement, Immatics OpCo and ARYA entered into Subscription Agreements with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such PIPE Investors, an aggregate of 10,415,000 ordinary shares at a price of $10.00 per share, for gross proceeds of approximately $104.2 million on the Closing Date, $25.0 million of which was funded by an affiliate of the ARYA Sponsor. The PIPE Financing closed concurrently with the Business Combination.

Registration Rights

In connection with the Business Combination and the PIPE Financing, we granted certain registration rights to certain securityholders under the Investor Rights Agreement entered into as of the closing of the Business Combination. Pursuant to the Investor Rights Agreement, we agreed to promptly, but no later than 45 calendar days from the Closing Date, file, subject to customary exceptions, a Registration Statement covering all ordinary shares issued in connection with the First Merger, the Exchange and the PIPE Financing. The Investor Rights Agreement also provides the parties with demand and “piggy-back” registration rights, subject to certain minimum requirements and customary conditions.

Indemnification Agreements

Our articles of association provide for certain indemnification rights for our directors and executive officers, and we entered into an indemnification agreement with each of our executive officers and directors providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by Dutch law.

Review, Approval or Ratification of Transactions with Related Persons

We adopted a code of business conduct and ethics that prohibits directors and executive officers from engaging in transactions that may result in a conflict of interest with us. The code of business conduct and ethics includes a policy requiring that our Board review any transaction a director or executive officer proposes to have with us that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting this review, our Supervisory Board (and later, our Board) will be obligated to ensure that all such transactions are approved by a majority of such Board (including a majority of independent directors) not otherwise interested in the transaction and are fair and reasonable to the company and on terms not less favorable to us than those available from unaffiliated third parties.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information relating to the beneficial ownership of our ordinary shares as of July 31, 2020 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of outstanding ordinary shares;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the ordinary shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The percentage of ordinary shares beneficially owned is computed on the basis of 62,908,617 ordinary shares outstanding on July 31, 2020, and does not include 7,187,500 ordinary shares issuable upon the exercise of our public warrants.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all ordinary shares beneficially owned by them. To our knowledge, no ordinary shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Beneficial Owner	Number of ordinary shares	Percentage of All ordinary shares
Executive Officers, Directors and Director Nominees
Harpreet Singh, Ph. D.	267,241	*
Thomas Ulmer	19,351	*
Carsten Reinhardt, M.D., Ph.D.	107,781	*
Toni Weinschenk, Ph.D.	71,598	*
Rainer Kramer, Ph.D.	60,338	*
Steffen Walter, Ph.D.	38,302	*
Cedrik Britten, M.D.	—	—
Peter Chambré	105,987	*
Michael G. Atieh	—	—
Paul R. Carter	—	—
Christof Hettich	—	—
Heather L. Mason	—	—
Adam Stone(1)	—	—
All executive officers and directors as a group (13 persons)	—	—
Other 5% shareholders
ARYA Sciences Holdings(2)	6,093,750	9.7%
dievini Hopp BioTech holding GmbH & Co. KG(3)	16,476,073	26.2%
AT lmpf GmbH(4)	4,911,778	7.8%
Wellington Partners(5)	4,721,590	7.5%

*	Indicates beneficial ownership of less than 1% of total outstanding ordinary shares.
(1)	Does not include any ordinary shares indirectly owned by Adam Stone as a result of his membership interest in ARYA Sponsor.
(2)

ARYA Sciences Holdings is governed by a three member board of directors. Each director has one vote, and the approval of a majority of the directors is required to approve an action. Under the so-called “rule of three”, if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. The business address of ARYA Sciences Holdings is c/o Perceptive Advisors, 51 Astor Place, 10th Floor, New York, New York 10003.

(3)

Dr. Friedrich von Bohlen und Halbach, Dr. Christof Hettich and Dr. Mathias Hotum are managing directors of dievini Hopp BioTech holding GmbH & Co. KG and have sole representation over such securities, and Dietmar Hopp, also a managing director of dievini Hopp BioTech holding GmbH & Co. KG, has joint power of representation over such securities. The business address of Hopp BioTech holding GmbH & Co. KG is dievini Hopp BioTech holding GmbH & Co. KG, Johann-Jakob-Astor-Strasse 57, 69190 Walldorf, Federal Republic of Germany.

(4)

Helmut Jeggle is a managing director of AT Impf GmbH and has sole power of representation over such securities, Thomas Maier is a managing director of AT Impf GmbH and has joint power of representation over such securities, and Melissa Simon and Sebastian Beyer are procurists of AT Impf GmbH and have joint power of representation over such securities. The business address of AT Impf GmbH is c/o Athos Service GmbH, Rosenheimer Platz 6, 81669 Munich, Federal Republic of Germany.

(5)

Consists of 2,740,987 ordinary shares held by Wellington Partners Ventures II GmbH & Co. KG (A), 1,184,440 ordinary shares held by Wellington Partners Nominee Ltd. and 796,163 ordinary shares held by Wellington Partners Ventures IV Life Science Fund L.P. The business address for Wellington Partners Ventures II GmbH & Co. KG (A) is Tuerkenstrasse 5, 80333 Munich, Federal Republic of Germany.

Cornelia Huber and Rolf Christof Dienst are managing directors of Wellington Partners Verwaltungs GmbH, the liquidator of Wellington Partners Ventures II GmbH & Co. KG (A), and have ultimate voting authority with respect to the shares held by Wellington Partners Ventures II GmbH & Co. KG (A). The business address for each of Wellington Partners Ventures IV Life Sciences Fund L.P. and Wellington Partners Nominee Ltd. is 11-15 Seaton Place St Helier Jersey JE4 0QH, Channel Island. Matthew Hague and Patrycja Bocianowska are representatives of Wellington Partners Management Limited, the general partner of Wellington Partners Ventures IV Life Science Fund L.P., and have sole power of representation over the securities held by each of Wellington Partners Ventures IV Life Sciences Fund L.P. and Wellington Partners Nominee Ltd.

SELLING SECURITYHOLDERS

This prospectus relates to the possible offer and sale from time to time of up to 39,332,281 ordinary shares by the selling securityholders.

The selling securityholders may from time to time offer and sell any or all of the ordinary shares set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interest in our securities after the date of this prospectus.

The table below sets forth, as of the date of this prospectus, the name of the selling securityholders for which we are registering ordinary shares for resale to the public and the aggregate principal amount that the selling securityholders may offer pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

The ordinary shares held by certain of the selling securityholders are subject to transfer restrictions, as described in the section titled “Description of Securities — Transfer Restrictions”.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such securities. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of ordinary shares registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution”.

The shares owned by the persons named below do not have voting rights different from the shares owned by other holders. Unless otherwise indicated, the business address of each beneficial owner listed in the tables below is c/o Immatics N.V., Paul-Ehrlich-Straße 15, 72076 Tübingen, Federal Republic of Germany.

	Shares Owned Before the Offering (#)	Shares Being Offered (#)	Shares Owned After the Offering
Name of Selling Shareholder			(#)(1)(2)	(%)(1)(2)
Harpreet Singh	267,241	267,241	—	—
Peter Chambre	105,987	105,987	—	—
Carsten Reinhardt	107,781	107,781	—	—
Toni Weinschenk	71,598	71,598	—	—
Stephen Eck	13,705	13,705	—	—
Rainer Kramer	60,338	60,338	—	—
Thomas Ulmer	19,351	19,351	—	—
Steffen Walter	38,302	38,302	—	—
dievini Hopp BioTech holding GmbH & Co. KG(3)	16,476,073	16,476,073	—	—
AT Impf GmbH(4)	4,911,778	4,911,778	—	—
MIG GmbH & Co Fonds 11 KG(5)	1,823,113	1,823,113	—	—
MIG GmbH & Co Fonds 13 geschlossene Investment-KG(5)	206,674	206,674	—	—
Wellington Partners Ventures II GmbH & Co. KG(6)	2,740,987	2,740,987	—	—
Wellington Partners Nominee Ltd.(7)	1,184,440	1,184,440	—	—
Wellington Partners Ventures IV Life Science Fund L.P.(7)	796,163	796,163	—	—
ARYA Sciences Holdings(8)	3,503,750	3,503,750	—	—
Kevin Conroy(8)	30,000	30,000	—	—
Todd Wider(8)	30,000	30,000	—	—
David Hung(8)	30,000	30,000	—	—
Alyeska Master Fund, LP(9)	496,032	496,032	—	—
Alyeska Master Fund 3, LP(10)	3,968	3,968	—	—
Baker Brothers Life Sciences, L.P.(11)	137,573	137,573	—	—
667, L.P. (11)	12,427	12,427	—	—
Dellora Investments LP(12)	15,000	15,000	—	—
Federated Hermes Kaufmann Fund(13)	400,000	400,000	—	—
Federated Hermes Kaufmann Fund II(13)	10,000	10,000	—	—
Federated Hermes Kaufmann Small Cap Fund(13)	290,000	290,000	—	—
Perceptive Life Sciences Master Fund Ltd.(14)	2,500,000	2,500,000	—	—
Redmile Capital Offshore II Master Fund, Ltd.(15)	894,500	894,500	—	—
Redmile Strategic Master Fund, LP(15)	1,105,500	1,105,500	—	—
RTW Innovation Master Fund, Ltd.(16)	85,435	85,435	—	—
RTW Master Fund, Ltd.(16)	240,415	240,415	—	—
RTW Venture Fund Limited(16)	24,150	24,150	—	—
Schonfeld Strategic 460 Fund LLC(17)	100,000	100,000	—	—
Sphera Biotech Master Fund L.P(18)	150,000	150,000	—	—
Sphera Global Healthcare Master Fund(18)	450,000	450,000	—	—

*	Less than 1%
(1)

The percentage of ordinary shares beneficially owned is computed on the basis of 62,908,617 ordinary shares outstanding on July 31, 2020, and does not include 7,187,500 ordinary shares issuable upon the exercise of our public warrants.

(2)	Assumes the sale of all shares offered in this prospectus.
(3)	The business address of Hopp BioTech holding GmbH & Co. KG is dievini Hopp BioTech holding GmbH & Co. KG, Johann-Jakob-Astor-Strasse 57, 69190 Walldorf, Federal Republic of Germany.

(4)	The business address of AT Impf GmbH is c/o Athos Service GmbH, Rosenheimer Platz 6, 81669 Munich, Federal Republic of Germany.
(5)	The business address of each of MIG GmbH & Co Fonds 11 KG and MIG GmbH & Co Fonds 13 geschlossene Investment-KG is Ismaniger Str. 102, 81675 Munich, Federal Republic of Germany.
(6)	The business address of Wellington Partners Ventures II GmbH & Co. KG (A) is Tuerkenstrasse 5, 80333 Munich, Federal Republic of Germany.
(7)	The business address of each of Wellington Partners Ventures IV Life Sciences Fund L.P. and Wellington Partners Nominee Ltd. is 11-15 Seaton Place St Helier Jersey JE4 0QH, Channel Island.
(8)	The business address of each of ARYA Sciences Holdings, Kevin Conroy, Todd Wider and David Hung is c/o Perceptive Advisors, 51 Astor Place, 10th Floor, New York, New York 10003.
(9)

The business address of Alyeska Master Fund, LP is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104 Cayman Islands, British West Indies.

(10)	The business address of Alyeska Master Fund 3, LP is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808.
(11)	The business address of each of Baker Brothers Life Sciences, L.P. and 667, L.P. is 860 Washington Street, 3rd Floor, New York, NY 10014.
(12)	The business address of Dellora Investments LP is 4 Murdock Road, Scarsdale, NY 10583.
(13)	The business address of each of Federated Hermes Kaufmann Fund, Federated Hermes Kaufmann Fund II and Federated Hermes Kaufmann Small Cap Fund is 4000 Ericsson Drive, Warrendale, PA 15086-7561.
(14)	The business address of Perceptive Life Sciences Master Fund Ltd. is 51 Astor Place, 10th Floor, New York, NY 10003.
(15)	The business address of each of Redmile Capital Offshore II Master Fund, Ltd. and Redmile Strategic Master Fund, LP is One Letterman Drive, Suite D3-300 , San Francisco, CA 94129.
(16)	The business address of each of RTW Innovation Master Fund, Ltd., RTW Master Fund, Ltd. and RTW Venture Fund Limited is 412 W. 15th St., Floor 9, New York, NY 10011.
(17)	The business address of Schonfeld Strategic 460 Fund LLC is 460 Park Ave, Fl. 19, New York, NY 10022.
(18)

The business address of each of Sphera Biotech Master Fund L.P and Sphera Global Healthcare Master Fund is c/o Maples Corporate Services Limited P.O. Box 309 , Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104 Cayman Islands.

Material Relationships with Selling Securityholders

See the section titled “Certain Relationships and Related Person Transactions”.

TAXATION

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following is a description of the material U.S. federal income tax consequences to the U.S. Holders (as defined below) described below of owning and disposing of our ordinary shares. It is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire ordinary shares. This discussion applies only to a U.S. Holder that is an initial purchaser of ordinary shares pursuant to the offering and that holds our ordinary shares as a capital asset for tax purposes (generally, property held for investment). In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate tax consequences, alternative minimum tax consequences, the potential application of the Medicare contribution tax, and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	banks, insurance companies, and certain other financial institutions;

•	mutual funds and pension plans;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•

persons holding ordinary shares as part of a hedging transaction, “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes;

•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•	brokers, dealers or traders in securities, commodities or currencies;

•	tax-exempt entities (including private foundations) or government organizations;

•	S corporations, partnerships, or other entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies or real estate investment trusts;

•	trusts and estates;

•	persons who acquired our ordinary shares pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons holding our ordinary shares in connection with a trade or business, permanent establishment, or fixed base outside the United States; and

•	persons who own (directly or through attribution) 10% or more (by vote or value) of our outstanding ordinary shares.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds ordinary shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding ordinary shares and partners in such partnerships are encouraged to consult their tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of ordinary shares.

The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein — possibly with retroactive effect.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of ordinary shares and is:

(i)	An individual who is a citizen or individual resident of the United States;

(ii)	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

(iii)	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv)

a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

PERSONS CONSIDERING AN INVESTMENT IN ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE ORDINARY SHARES, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS.

Taxation of Distributions

Subject to the discussion below under “Passive Foreign Investment Company Rules,” distributions paid on ordinary shares, other than certain pro rata distributions of ordinary shares, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its ordinary shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the ordinary shares and will be treated as described below under “Sale or Other Taxable Disposition of Ordinary Shares.” Subject to applicable limitations, amounts treated as dividend income to certain non-corporate U.S. Holders may be taxable at preferential rates applicable to “qualified dividend income” if we are a “qualified foreign corporation” and certain other requirements are met. However, the qualified dividend income treatment will not apply if we are treated as a PFIC (as defined below) with respect to the U.S. Holder. The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent), which, as described below under the heading “—Material German Tax Considerations—Taxation of dividends,” is expected to be in respect of German, and not Dutch, income taxes. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code. Dividends will generally be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. The amount of any dividend income paid in foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. Such gain or loss would generally be treated as U.S.-source ordinary income or loss. The amount of any distribution of property other than cash (and other than certain pro rata distributions of ordinary shares or rights to acquire ordinary shares) will be the fair market value of such property on the date of distribution.

For foreign tax credit limitation purposes, our dividends will generally be treated as passive category income. The rules governing foreign tax credits are complex and U.S. Holders should therefore consult their tax advisors regarding the effect of the receipt of dividends for foreign tax credit limitation purposes.

Subject to applicable limitations, German income taxes withheld from dividends on ordinary shares at a rate not exceeding the rate provided by the applicable treaty with the United States will be eligible for credit against the U.S. treaty beneficiary’s (as defined below) U.S. federal income tax liability. Subject to certain complex limitations, the non-refundable withheld German taxes generally will be eligible for credit against a U.S. treaty beneficiary’s (as defined below) federal income tax liability. For purposes of this discussion, a “U.S. treaty beneficiary” is a resident of the United States for purposes of the Convention Between the United States of

America and the Federal Republic of Germany for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital and to Certain Other Taxes as of June 4, 2008 (the “Treaty”), who is fully eligible for benefits under the Treaty and is, inter alia, the beneficial owner of the ordinary shares and the dividends paid with respect thereto (and is not also a resident of Germany for German tax purposes, and is not subject to the limitation on benefits (i.e., anti-treaty shopping) article of the Treaty that applies in limited circumstances). The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisors regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes, including any German income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale or Other Taxable Disposition of Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” gain or loss realized on the sale or other taxable disposition of ordinary shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the ordinary shares for more than one year at the time of sale or other taxable disposition. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the ordinary shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. Subject to the PFIC rules described below, long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

If the consideration received by a U.S. Holder is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of the payment received determined by reference to the spot rate of exchange on the date of the sale or other disposition. However, if the ordinary shares are treated as traded on an “established securities market” and you are either a cash basis taxpayer or an accrual basis taxpayer that has made a special election (which must be applied consistently from year to year and cannot be changed without the consent of the U.S. Internal Revenue Service (the “IRS”)), you will determine the U.S. dollar value of the amount realized in a non-U.S. dollar currency by translating the amount received at the spot rate of exchange on the settlement date of the sale. If you are an accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date, you will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date.

Passive Foreign Investment Company Rules

If we are classified as a passive foreign investment company under Section 1297 of the Code (a “PFIC”) in any taxable year, a U.S. Holder will be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation will be classified as a PFIC for any taxable year in which, after applying certain look-through rules, either:

•	at least 75% of its gross income is passive income (such as interest income) (the “Income Test”); or

•

at least 50% of its gross assets (determined on the basis of a quarterly average) is attributable to assets that produce passive income or are held for the production of passive income (the “Asset Test”).

It is uncertain whether we or any of our subsidiaries, including Immatics OpCo, will be treated as a PFIC for U.S. federal income tax purposes for the current or any subsequent tax year. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Under the Income Test, our status as a PFIC depends on the composition of our income which will depend on the transactions we enter into in the future and our corporate structure. The composition of our income and assets is also affected by the spending of the cash we raise in any offering, including this offering. Because PFIC status is based on our income, assets, and activities for the entire taxable year, it is not possible to determine whether we will be characterized as a PFIC for the 2020 taxable year or any subsequent year until after the close of the relevant taxable year.

If we are classified as a PFIC in any year with respect to which a U.S. Holder owns the ordinary shares, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns the ordinary shares, regardless of whether we continue to meet the tests described above unless (i) we cease to be a PFIC and the U.S. Holder has made a “deemed sale” election under the PFIC rules, or (ii) the U.S. Holder makes a QEF Election (as defined below) with respect to all taxable years during such U.S. Holders holding period in which we are a PFIC. If the “deemed sale” election is made, a U.S. Holder will be deemed to have sold the ordinary shares the U.S. Holder holds at their fair market value and any gain from such deemed sale would be subject to the rules described below. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the U.S. Holder’s ordinary shares with respect to which such election was made will not be treated as shares in a PFIC and the U.S. Holder will not be subject to the rules described below with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other disposition of the ordinary shares. U.S. Holders should consult their tax advisors as to the possibility and consequences of making a deemed sale election if we cease to be a PFIC and such election becomes available.

For each taxable year we are treated as a PFIC with respect to U.S. Holders, U.S. Holders will be subject to special tax rules with respect to any “excess distribution” such U.S. Holder receives and any gain such U.S. Holder recognizes from a sale or other disposition (including, under certain circumstances, a pledge) of ordinary shares, unless (i) such U.S. Holder makes a QEF Election (as defined below) or (ii) our ordinary shares constitute “marketable” securities, and such U.S. Holder makes a mark-to-market election as discussed below. Distributions a U.S. Holder receives in a taxable year that are greater than 125% of the average annual distributions a U.S. Holder received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over a U.S. Holder’s holding period for ordinary shares;

•	the amount allocated to the taxable year of disposition, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income; and

•

the amount allocated to each other year will be subject to the highest tax rate in effect for that year for individuals or corporations, as appropriate, and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if a U.S. Holder holds the ordinary shares as capital assets.

If we are a PFIC, a U.S. Holder will generally be subject to similar rules with respect to distributions we receive from, and our dispositions of the stock of, any of our direct or indirect subsidiaries that also are PFICs, as if such distributions were indirectly received by, and/or dispositions were indirectly carried out by, such U.S. Holder. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to our subsidiaries.

Certain elections exist that may alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment of the ordinary shares. A U.S. Holder may avoid the general tax treatment for PFICs described above by electing to treat us as a “qualified electing fund” under Section 1295 of the Code (a “QEF,”

and such election, a “QEF Election”) for each of the taxable years during the U.S. Holder’s holding period that we are a PFIC. If a QEF Election is not in effect for the first taxable year in the U.S. Holder’s holding period in which we are a PFIC, a QEF Election generally can only be made if the U.S. Holder elects to make an applicable deemed sale or deemed dividend election on the first day of its taxable year in which the PFIC becomes a QEF pursuant to the QEF Election. The deemed gain or deemed dividend recognized with respect to such an election would be subject to the general tax treatment of PFICs discussed above. In order to comply with the requirements of a QEF Election, a U.S. Holder must receive a PFIC Annual Information Statement from us. We intend to provide the information necessary for U.S. Holders to make or maintain a QEF Election, including information necessary to determine the appropriate income inclusion amounts for purposes of the QEF Election. However, there is also no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder makes a QEF Election with respect to a PFIC, it will be taxed currently on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is a PFIC, even if no distributions were received. Any distributions we make out of our earnings and profits that were previously included in such a U.S. Holder’s income under the QEF Election would not be taxable to such U.S. Holder. Such U.S. Holder’s tax basis in its ordinary shares would be increased by an amount equal to any income included under the QEF Election and decreased by any amount distributed on the ordinary shares that is not included in its income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of its ordinary shares in an amount equal to the difference between the amount realized and its adjusted tax basis in the ordinary shares, each as determined in U.S. dollars. Once made, a QEF Election remains in effect unless invalidated or terminated by the IRS or revoked by the shareholder. A QEF Election can be revoked only with the consent of the IRS. A U.S. Holder will not be currently taxed on the ordinary income and net capital gain of a PFIC with respect to which a QEF Election was made for any taxable year of the non-U.S. corporation that such corporation does not satisfy the Income Test or Asset Test. Each U.S. Holder should consult its tax advisor regarding the availability of, and procedure for making, any deemed gain, deemed dividend or QEF Election.

Alternatively, U.S. Holders can avoid the interest charge on excess distributions or gain relating to the ordinary shares by making a mark-to-market election with respect to the ordinary shares, provided that the ordinary shares constitute “marketable stock.” “Marketable stock” is, generally, stock that is “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meets certain conditions. For these purposes, the ordinary shares will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Our ordinary shares are listed on Nasdaq, which is a qualified exchange for these purposes. Consequently, if our ordinary shares remain listed on Nasdaq and are regularly traded, and you are a U.S. Holder of ordinary shares, we expect the mark-to-market election would be available to you if we are a classified as a PFIC. Each U.S. Holder should consult its tax advisor as to the whether a mark-to-market election is available or advisable with respect to the ordinary shares.

A U.S. Holder that makes a mark-to-market election must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of the ordinary shares at the close of the taxable year over the U.S. Holder’s adjusted tax basis in the ordinary shares. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted basis in the ordinary shares over the fair market value of the ordinary shares at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains for prior years. Gains from an actual sale or other disposition of the ordinary shares will be treated as ordinary income, and any losses incurred on a sale or other disposition of the shares will be treated as an ordinary loss to the extent of any net mark-to-market gains for prior years. Once made, the election cannot be revoked without the consent of the IRS, unless the ordinary shares cease to be marketable.

However, a mark-to-market election generally cannot be made for equity interests in any lower-tier PFICs that we own, unless shares of such lower-tier PFIC are themselves “marketable.” As a result, even if a U.S. Holder validly makes a mark-to-market election with respect to our ordinary shares, the U.S. Holder may continue to be subject to the PFIC rules (described above) with respect to its indirect interest in any of our investments that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and if so, what the consequences of the alternative treatments would be in their particular circumstances.

Unless otherwise provided by the IRS, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the IRS may require. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE ORDINARY SHARES AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE ORDINARY SHARES.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding on a duly executed IRS Form W-9 or otherwise establishes an exemption.

The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Information with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals (and, under regulations, certain entities) may be required to report information relating to the ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain U.S. financial institutions), by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. Such U.S. Holders who fail to timely furnish the required information may be subject to a penalty. Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of the ordinary shares.

U.S. Treasury Regulations meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the applicable U.S. Treasury Regulations, certain transactions are required to be reported to the IRS including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of foreign currency, to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. U.S. Holders should consult their tax advisors to determine the tax return obligations, if any, with respect to our ordinary shares, and the receipt of Euro in respect thereof, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Material Dutch Tax Considerations

Taxation in the Netherlands

This section outlines the principal Dutch tax consequences of the acquisition, holding, settlement, redemption and disposal of ordinary shares. It does not purport to present a comprehensive or complete description of all aspects of Dutch tax law which could be of relevance to a holder of ordinary shares in the capital of Immatics, which we refer to as a shareholder. For Dutch tax purposes, a shareholder may include an individual who, or an entity that, does not hold the legal title to the ordinary shares, but to whom, or to which, nevertheless the ordinary shares or the income thereof, are attributed based either on such individual or entity owning a beneficial interest in the ordinary shares or based on specific statutory provisions. These include statutory provisions pursuant to which ordinary shares are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the ordinary shares.

This section is intended as general information only. A prospective shareholder should consult his own tax adviser regarding the tax consequences of any acquisition, holding, redemption and disposal of ordinary shares.

Except as otherwise provided, this section is based on Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date of this proxy statement/prospectus, including, for the avoidance of doubt, the tax rates applicable on the date hereof, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect. On this basis, the statements included in this section are the opinion of CMS Derks Star Busmann N.V., Dutch counsel to Immatics.

Any reference in this section made to Dutch taxes, Dutch tax or Dutch tax law must be construed as a reference to any taxes of any nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities or to the law governing such taxes, respectively. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.

Any reference hereafter made to a treaty for the avoidance of double taxation concluded by the Netherlands includes the Tax Regulation for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk), the Tax Regulations for the Netherlands and Curacao (Belastingregeling Nederland Curaçao), the Tax Regulations for the Netherlands and Sint Maarten (Belastingregeling Nederland Sint Maarten), the Tax Regulation for the State of the Netherlands (Belastingregeling voor het land Nederland) and the Agreement between the Taipei Representative Office in the Netherlands and the Netherlands Trade and Investment Office in Taipei for the avoidance of double taxation.

This section does not describe any Dutch tax considerations or consequences that may be relevant to a shareholder:

(i)	who is an individual and for whom the income or capital gains derived from the ordinary shares are attributable to employment activities, the income from which is taxable in the Netherlands;

(ii)

who has, or that has, a substantial interest (aanmerkelijk belang) or a fictitious substantial interest (fictief aanmerkelijk belang) in Immatics within the meaning of chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally, a shareholder has a substantial interest in Immatics if such shareholder, alone or — in case of an individual — together with a partner for Dutch tax purposes, or any relative by blood or by marriage in the ascending or descending line (including foster-children) of either of them, directly or indirectly:

1.

owns, or holds, or is deemed to own or hold, certain rights to shares representing 5% or more of the total issued capital of Immatics, or of the issued and outstanding capital of any class of shares of Immatics;

2.

holds, or is deemed to hold, rights to, directly or indirectly, acquire shares, whether or not already issued, representing 5% or more of the total issued capital of Immatics, or of the issued capital of any class of shares of Immatics; or

3.

owns, or holds, or is deemed to own or hold, certain rights on profit participating certificates (winstbewijzen) that relate to 5% or more of the annual profit of Immatics or to 5% or more of the liquidation proceeds of Immatics.

A shareholder who is an individual will also have a substantial interest if a partner for Dutch tax purposes or any relative by blood or by marriage in the ascending or descending line (including foster-children) of either of them has a substantial interest in Immatics.

(iii)

that is an entity which is, pursuant to the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (the “CITA”), not subject to Dutch corporate income tax or is in full or in part exempt from Dutch corporate income tax (such as a qualifying pension fund);

(iv)	that is an investment institution (beleggingsinstelling) as described in clause 6a or 28 CITA; or

(v)

that is required to apply the participation exemption (deelnemingsvrijstelling) with respect to the ordinary shares, or a combination thereof (as defined in clause 13 CITA). Generally, a holding of ordinary shares is considered to qualify as a participation for the participation exemption if it represents a holding of, or right to acquire, an interest of 5% or more of the nominal paid-up share capital in Immatics.

Withholding Tax on Dividend Payments

shareholders

A shareholder is generally subject to Dutch dividend withholding tax at a rate of 15% on dividends distributed by Immatics. Generally, Immatics is responsible for the withholding of such dividend withholding tax at source. However, a shareholder will not be subject to Dutch dividend withholding tax on dividends distributed by Immatics if, and for as long as, Immatics is resident solely in Germany for purposes of the convention between Germany and the Netherlands for the avoidance of double taxation and the prevention of fiscal evasion with respect to taxes on income (the “German-Dutch tax treaty”), unless:

(i)	the shareholder is a Dutch Individual (as defined below) or a Dutch Corporate Entity (as defined below); or

(ii)

the shareholder is a Non-Dutch Individual (as defined below) or a Non-Dutch Corporate Entity (as defined below) and derives profits from an enterprise, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the ordinary shares are attributable.

The current German-Dutch tax treaty stipulates that if a company is treated as tax resident of both the Netherlands and Germany it shall be treated as resident of the country in which it has its place of effective management for purposes of the treaty. It is currently envisaged that Immatics shall have its place of effective management in Germany.

It is currently uncertain what evidence, information and documentation will be required by the Dutch tax authorities for purposes of accepting application of the German-Dutch tax treaty as described above, either at source or through a refund request by a shareholder.

Dividends distributed by Immatics include, but are not limited to:

(i)	distributions of profits in cash or in kind, whatever they be named or in whatever form;

(ii)

proceeds from the liquidation of Immatics or proceeds from the repurchase of ordinary shares by Immatics, other than as a temporary portfolio investment (tijdelijke belegging), in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;

(iii)

the nominal value of ordinary shares issued to a shareholder or an increase in the nominal value of ordinary shares, to the extent that no related contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

(iv)

partial repayment of paid-in capital, that is not recognized for Dutch dividend withholding tax purposes, or if recognized for Dutch dividend withholding tax purposes, to the extent that Immatics has “net profits”(zuivere winst), unless

a.	the general meeting has resolved in advance to make such repayment and

b.

the nominal value of the ordinary shares concerned has been reduced with an equal amount by way of an amendment to the articles of association of Immatics. The term “net profits” includes anticipated profits that have yet to be realized.

If a shareholder is resident or deemed to be resident in the Netherlands, such shareholder is generally entitled to an exemption or a credit for any Dutch dividend withholding tax against his Dutch (corporate) income tax liability and to a refund of any residual Dutch dividend withholding tax. Depending on his specific circumstances, a shareholder resident in a country other than the Netherlands, may be entitled to exemptions from, reduction of, or full or partial refund of, Dutch dividend withholding tax pursuant to Dutch law, EU law, the agreement on the withdrawal of the United Kingdom of Great Britain and Northern Ireland from the EU and the European Atomic Community (but only for Dutch tax events arising up to and including 31 December 2020 (which date may be extended) (“Final Transition Date”)), or treaties for avoidance of double taxation.

A shareholder that is resident (i) in an EU member state, or (ii) the United Kingdom (for Dutch tax events arising up to and including the Final Transition Date), or (iii) in a state that is a party to the Agreement on the European Economic Area (“EEA”; Iceland, Liechtenstein or Norway), or (iv) in a designated third state with which the Netherlands has agreed to an arrangement for the exchange of information on tax matters, is entitled to a full or partial refund of Dutch dividend withholding tax incurred in respect of ordinary shares if the final tax burden in respect of the dividends distributed by Immatics of a comparable Dutch resident shareholder is lower than the withholding tax incurred by the non-Dutch resident shareholder. The refund is granted upon request, and is subject to conditions and limitations. No entitlement to a refund exists if the disadvantage for the non-Dutch resident shareholder is entirely compensated in his state of residence under the provisions of a treaty for the avoidance of double taxation concluded between this state of residence and the Netherlands.

According to Dutch domestic anti-dividend stripping rules, no credit against Dutch (corporate) income tax, exemption from, reduction in or refund of, Dutch dividend withholding tax will be granted if the recipient of the dividends paid by Immatics is not considered to be the beneficial owner (uiteindelijk gerechtigde) of such dividends. The DWTA provides for a non-exhaustive negative description of a beneficial owner. According to the DWTA, a shareholder will not be considered the beneficial owner of the dividends if as a consequence of a combination of transactions:

i.	a person other than the shareholder wholly or partly, directly or indirectly, benefits from the dividends;

ii.	whereby this other person retains or acquires, directly or indirectly, an interest similar to that in the ordinary shares on which the dividends were paid; and

iii.	that other person is entitled to a credit, reduction or refund of Dutch dividend withholding tax that is less than that of the shareholder.

Please refer to the paragraph “Risk Factors” for a risk regarding Immatics’ tax residency and the consequences thereof.

Taxes on Income and Capital Gains

Residents of the Netherlands

The description of certain Dutch tax consequences in this paragraph is only intended for the following shareholders:

(i)	individuals who are resident or deemed to be resident in the Netherlands for Dutch income tax purposes (“Dutch Individuals”); and

(ii)	entities or enterprises that are subject to the CITA and are resident or deemed to be resident in the Netherlands for corporate income tax purposes (“Dutch Corporate Entities”)

Dutch individuals engaged or deemed to be engaged in an enterprise or in miscellaneous activities

Dutch Individuals engaged or deemed to be engaged in an enterprise or who derive income frommiscellaneous activities (resultaat uit overige werkzaamheden) are generally subject to income tax at statutory progressive rates with a maximum of 49.5% on any benefits derived or deemed to be derived from the ordinary shares, that are either attributable to:

(i)

an enterprise from which a Dutch Individual derives profits, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement (medegerechtigde) to the net worth of such enterprise other than as an entrepreneur or a shareholder; or

(ii)

the benefits of which are attributable to miscellaneous activities, including, without limitation, activities which are beyond the scope of active portfolio investment activities (meer dan normal vermogensbeheer).

Dutch individuals not engaged or deemed to be engaged in an enterprise or in miscellaneous activities

Generally, the ordinary shares held by a Dutch Individual who is not engaged or deemed to be engaged in an enterprise or miscellaneous activities, or who is so engaged or deemed to be engaged but the ordinary shares are not attributable to that enterprise or miscellaneous activities, will be subject to annual income tax imposed on a fictitious yield on the ordinary shares under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income and capital gains realized the annual taxable benefit of all the assets and liabilities of a Dutch Individual that are taxed under this regime, including the ordinary shares, is set at a percentage of the positive balance of the fair market value of these assets, including the ordinary shares and the fair market value of these liabilities. The percentage, which is annually indexed, increases:

(i)	from 1.79% over the first €72,797;

(ii)	to 4.19% over €72,798 up to and including €1,005,572; and

(iii)	to a maximum of 5.28% over €1,005,573 or higher.

No taxation occurs if this positive balance does not exceed a certain threshold (heffingvrij vermogen), which is €30,846 in 2020. The fair market value of assets, including the ordinary shares and liabilities that are taxed under this regime is measured once in each calendar year on January 1. The tax rate under the regime for savings and investments is a flat rate of 30%.

Dutch Corporate Entities

Dutch Corporate Entities are generally subject to corporate income tax at statutory rates up to 25% on any benefits derived or deemed to be derived from the ordinary shares. A reduced rate of 16.5% applies to the first € 200,000 of taxable profits.

Non-residents of the Netherlands

The description of certain Dutch tax consequences in this paragraph is only intended for the following shareholders:

•	individuals not resident and not deemed to be resident in the Netherlands for Dutch income tax purposes (“Non-Dutch Individuals”); or

•	entities not resident and not deemed to be resident in the Netherlands for Dutch corporate income tax purposes (“Non-Dutch Corporate Entities”).

A Non-Dutch Individual or a Non-Dutch Corporate Entity will not be subject to any Dutch taxes on income or capital gains in respect of the acquisition, holding, redemption and disposal of ordinary shares, other than withholding tax as described above, except if:

(i)

the Non-Dutch Individual or the Non-Dutch Corporate Entity derives profits from an enterprise, whether as entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the ordinary shares are attributable;

(ii)

the Non-Dutch Individual derives benefits from miscellaneous activities carried out in the Netherlands in respect of the ordinary shares, including (without limitation) activities which are beyond the scope of active portfolio investment activities;

(iii)

the Non-Dutch Corporate Entity is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the ordinary shares are attributable; or

(iv)

the Non-Dutch Individual is entitled to a share in the profits of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the ordinary shares are attributable.

Under certain specific circumstances, Dutch taxation rights may be restricted for Non-Dutch Individuals and Non-Dutch Corporate Entities pursuant to treaties for the avoidance of double taxation.

Dutch Gift Tax or Inheritance Tax

No Dutch gift tax or inheritance tax is due in respect of any gift of the ordinary shares by, or inheritance of the ordinary shares on the death of, a shareholder, except if:

•	at the time of the gift or death of the shareholder, the shareholder is resident, or is deemed to be resident, in the Netherlands;

•

the shareholder passes away within 180 days after the date of the gift of the ordinary shares and is not, or not deemed to be, at the time of the gift, but is, or deemed to be resident in the Netherlands at the time of his death; or

•	the gift of the ordinary shares is made under a condition precedent and the shareholder is resident, or is deemed to be resident, in the Netherlands at the time the condition is fulfilled.

For purposes of Dutch gift tax or inheritance tax, an individual who is of Dutch nationality will be deemed to be resident in the Netherlands if such individual has been resident in the Netherlands at any time during the 10 years preceding the date of the gift or his death. For purposes of Dutch gift tax, any individual, irrespective of his nationality, be deemed to be resident in the Netherlands if such individual has been resident in the Netherlands at any time during the 12 months preceding the date of the gift. Applicable tax treaties may override deemed residency

Value added tax (VAT)

No Dutch VAT will be payable by a shareholder in respect of any purchase, ownership and disposal of the ordinary shares.

Other Taxes and Duties

No other Dutch taxes, including taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by or on behalf of the shareholder by reason only of the purchase, ownership and disposal of the ordinary shares

Residency

A shareholder will not become resident, or deemed resident, in the Netherlands for tax purposes by reason only of holding the ordinary shares.

Material German Tax Considerations

The following section is a description of the material German tax considerations that become relevant when acquiring, owning and transferring Immatics’ ordinary shares. It is based on the German tax law applicable as of the date of this prospectus without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

This section is intended as general information only and does not purport to be a comprehensive or complete description of all potential German tax effects of the acquisition, ownership or transfer of ordinary shares and does not set forth all German tax considerations that may be relevant to a particular person’s decision to acquire ordinary shares. It does not constitute particular German tax advice and potential purchasers of Immatics’ ordinary shares are urged to consult their own tax advisors regarding the tax consequences of the acquisition, ownership and transfer of ordinary shares in light of their particular circumstances with regard to the application of German tax law to their particular situations, in particular with respect to the procedure to be complied with to obtain a relief of withholding tax on dividends and on capital gains (Kapitalertragsteuer) and with respect to the influence of double tax treaty provisions, as well as any tax consequences arising under the laws of any state, local or other non-German jurisdiction. For German tax purposes, a shareholder may include an individual who or an entity that does not have the legal title to the ordinary shares, but to whom nevertheless the ordinary shares are attributed, based either on such individual or entity owning a beneficial interest in the ordinary shares or based on specific statutory provisions.

All of the following is subject to change. Such changes could apply retroactively and could affect the consequences set forth below. This section does not refer to any foreign account tax compliance act (FATCA) aspects.

Immatics’ tax residency status

Immatics has its statutory seat in the Netherlands and its sole place of management in Germany and is therefore tax resident in Germany (for purposes of the German-Dutch tax treaty). Thus, Immatics qualifies as a corporation subject to German unlimited liability for corporate income tax purposes. However, because Immatics’ tax residency depends on future facts regarding its place of management the German unlimited liability for corporate income tax purposes may change in the future.

Taxation of dividends

Withholding tax on dividend payments

Dividends distributed from Immatics to its shareholders are generally subject to German withholding tax, conditionally upon certain exemptions (for example, repayments of capital from the tax contribution account (steuerliches Einlagekonto)), as further described. The withholding tax rate is 25% plus a 5.5% solidarity surcharge (Solidaritätszuschlag) thereon totaling 26.375% of the gross dividend amount. Withholding tax is to be withheld and passed on for the account of the shareholders by a domestic branch of a domestic or foreign credit or financial services institution (Kredit- und Finanzdienstleistungsinstitut), by the domestic securities trading company (inländisches Wertpapierhandelsunternehmen) or a domestic securities trading bank (inländische Wertpapierhandelsbank) which keeps and administers the ordinary shares and disburses or credits the dividends or disburses the dividends to a foreign agent, or by the securities custodian bank (Wertpapiersammelbank) to which the ordinary shares were entrusted for collective custody if the dividends are distributed to a foreign agent by such securities custodian bank (which is referred to as the “Dividend Paying Agent”). In case the ordinary shares are not held in collective deposit with a Dividend Paying Agent, Immatics is responsible for withholding and remitting the tax to the competent tax office. Such withholding tax is levied and withheld irrespective of whether and to what extent the dividend distribution is taxable at the level of the shareholder and whether the shareholder is a person residing in Germany or in a foreign country.

In the case of dividends distributed to a company within the meaning of Art. 2 of the amended EU Directive 2011/96/EU of the Council of November 30, 2011 (the “EU Parent Subsidiary Directive”) domiciled in another Member State of the European Union, withholding tax is effectively reduced to zero. This also applies to dividends distributed to a permanent establishment located in another Member State of the European Union of such a parent company or of a parent company tax resident in Germany if the participation in Immatics is effectively connected with this permanent establishment. The key prerequisite for the application of the EU Parent Subsidiary Directive is that the shareholder has held a direct participation in the share capital of Immatics of at least 10% for at an uninterrupted period of least one year.

The withholding tax on dividends distributed to other foreign resident shareholders is reduced in accordance with an applicable double tax treaty (to 15%, 5% or 0% depending on certain prerequisites) if Germany has concluded such double tax treaty with the country of residence of the shareholder and if the shareholder does not hold his ordinary shares either as part of the assets of a permanent establishment or a fixed place of business in Germany or as business assets for which a permanent representative has been appointed in Germany. Further, the foreign resident shareholder must be eligible for treaty purposes and no limitation of benefits provision in a double tax treaty and – both in relation to a reduction pursuant to the EU Parent Subsidiary Directive and an applicable tax treaty – no German anti-directive/treaty shopping provision of Section 50d paragraph 3 of the German Income Tax Act (Einkommensteuergesetz) must be applicable.

However, the deduction of withholding taxes will generally apply irrespective of a possible reduction pursuant to the EU Parent Subsidiary Directive or applicable double tax treaty except for the case that the recipient of the dividends has been granted an exemption from the German Federal Central Tax Office (Bundeszentralamt für Steuern) upon formal application by the recipient of the dividends (Freistellung im Steuerabzugsverfahren). In case of deducted withholding taxes, the reduction of the withholding tax pursuant to both the EU Parent Subsidiary Directive and an applicable double tax treaty is procedurally granted in such a manner that the difference between the total amount withheld, including the solidarity surcharge, and the tax liability determined on the basis of the EU Parent Subsidiary Directive (0%) or on the basis of the tax rate set forth in the applicable double tax treaty (15% unless further qualifications are met) is upon request refunded by the German Federal Central Tax Office (Bundeszentralamt für Steuern).

In the case of dividends received by corporations who are not tax resident in Germany, two-fifths of the withholding tax deducted and remitted are refunded without the need to fulfill all prerequisites required for such refund under the EU Parent Subsidiary Directive or under a double tax treaty or if no double tax treaty has been concluded between the state of residence of the shareholder, however, likewise subject to the conditions of the German anti-directive/treaty shopping provision.

In order to receive a refund pursuant to a double tax treaty or the aforementioned option for foreign corporations, the shareholder has to submit a completed form for refund (available at the website of the Federal Central Tax Office (http://www.bzst.de) as well as at the German embassies and consulates) together with a withholding tax certificate (Kapitalertragsteuerbescheinigung) issued by the institution that deducted the respective withholding tax.

The aforementioned reductions of (or exemptions from) withholding tax are further restricted if (i) the applicable double tax treaty provides for a tax reduction resulting in an applicable tax rate of less than 15% and (ii) the shareholder is not a corporation that directly holds at least 10% in the equity capital of Immatics and is subject to tax on its income and profits in its state of residence without being exempt. In this case, the reduction of (or exemption from) withholding tax is subject to the following three cumulative prerequisites: (i) the shareholder must qualify as beneficial owner of the shares in a company for a minimum holding period of 45 consecutive days occurring within a period of 45 days prior and 45 days after the due date of the dividends, (ii) the shareholder has to bear at least 70 % of the change in value risk related to the shares in a company during the minimum holding period without being directly or indirectly hedged, and (iii) the shareholder must not be required to fully or largely compensate directly or indirectly the dividends to third parties.

In the absence of the fulfillment of all of the three prerequisites, three fifths of the withholding tax imposed on the dividends must not be credited against the shareholder’s (corporate) income tax liability, but may, upon application, be deducted from the shareholder’s tax base for the relevant assessment period. Furthermore, a shareholder that has received gross dividends without any deduction of withholding tax due to a tax exemption without qualifying for such a full tax credit has (i) to notify the competent local tax office accordingly, (ii) to declare according to the officially prescribed form and (iii) has to make a payment in the amount of the omitted withholding tax deduction.

However, these special rules on the restriction of withholding tax credit do not apply to a shareholder whose overall dividend earnings within an assessment period do not exceed €20,000 or that has been the beneficial owner of the shares in a company for at least one uninterrupted year upon receipt of the dividends.

For individual or corporate shareholders tax resident outside Germany not holding the ordinary shares through a permanent establishment (Betriebsstätte) in Germany or as business assets (Betriebsvermögen) for which a permanent representative (ständiger Vertreter) has been appointed in Germany, the remaining and paid withholding tax (if any) is then final (i.e., not refundable) and settles the shareholder’s limited tax liability in Germany. For individual or corporate shareholders tax resident in Germany (for example, those shareholders whose residence, domicile, registered office or place of management is located in Germany) holding their ordinary shares as business assets, as well as for shareholders tax resident outside of Germany holding their ordinary shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany, the withholding tax withheld (including solidarity surcharge) can be credited against the shareholder’s personal income tax or corporate income tax liability in Germany. Any withholding tax (including solidarity surcharge) in excess of such tax liability is refunded. For individual shareholders tax resident in Germany holding Immatics’ ordinary shares as private assets, the withholding tax is a final tax (Abgeltungsteuer), subject to the exceptions described in the following section.

Taxation of dividend income of shareholders tax resident in Germany holding Immatics’ ordinary shares as private assets (private individuals)

For individual shareholders (individuals) resident in Germany holding Immatics’ ordinary shares as private assets, dividends are subject to a flat rate tax which is satisfied by the withholding tax actually withheld (Abgeltungsteuer). Accordingly, dividend income will be taxed at a flat tax rate of 25% plus 5.5% solidarity surcharge thereon totaling 26.375% and church tax (Kirchensteuer) in case the shareholder is subject to church tax because of his personal circumstances. An automatic procedure for deduction of church tax by way of withholding will apply to shareholders being subject to church tax unless the shareholder has filed a blocking notice (Sperrvermerk) with the German Federal Tax Office (details related to the computation of the specific tax rate including church tax are to be discussed with the individual tax advisor of the relevant shareholder). Except for an annual lump sum savings allowance (Sparer-Pauschbetrag) of up to €801 (for individual filers) or up to €1,602 (for married couples and for partners in accordance with the registered partnership law (Gesetz über die Eingetragene Lebenspartnerschaft) filing jointly), private individual shareholders will not be entitled to deduct expenses incurred in connection with the capital investment from their dividend income.

The income tax owed for the dividend income is satisfied by the withholding tax withheld by the Dividend Paying Agent. However, if the flat tax results in a higher tax burden as opposed to the private individual shareholder’s personal income tax rate, the private individual shareholder can opt for taxation at his personal income tax rate. In that case, the final withholding tax will be credited against the income tax. The option can be exercised only for all capital income from capital investments received in the relevant assessment period uniformly and married couples as well as partners in accordance with the registered partnership law filing jointly may only jointly exercise the option.

Exceptions from the flat rate tax (satisfied by withholding the tax at source, Abgeltungswirkung) may apply – that is, only upon application – for shareholders who have a shareholding of at least 25% in Immatics and for shareholders who have a shareholding of at least 1% in Immatics and work for a company in a professional capacity. In such a case, the same rules apply as for sole proprietors holding the ordinary shares as business assets (see below “Taxation of dividend income of shareholders tax resident in Germany holding the company’s ordinary shares as business assets – Sole proprietors”). Further, the flat rate tax does not apply if and to the extent dividends reduced Immatics taxable income.

Taxation of dividend income of shareholders tax resident in Germany holding Immatics’ ordinary shares as business assets

If a shareholder holds the Immatics’ ordinary shares as business assets, the taxation of the dividend income depends on whether the respective shareholder is a corporation, a sole proprietor or a partnership.

Corporations

Dividend income of corporate shareholders is exempt from corporate income tax, provided that the corporation holds a direct participation of at least 10% in the share capital of a company at the beginning of the calendar year in which the dividends are paid (participation exemption). The acquisition of a participation of at least 10% in the course of a calendar year is deemed to have occurred at the beginning of such calendar year. Participations in the share capital of the company which a corporate shareholder holds through a partnership, including co-entrepreneurships (Mitunternehmerschaften), are attributable to such corporate shareholder only on a pro rata basis at the ratio of the interest share of the corporate shareholder in the assets of the relevant partnership. However, 5% of the tax-exempt dividends are deemed to be non-deductible business expenses for tax purposes and therefore are effectively subject to corporate income tax (plus solidarity surcharge) and trade tax; i.e. tax exemption of 95%. Business expenses incurred in connection with the dividends received are entirely tax deductible. The participation exemption does not apply if and to the extent dividends reduced Immatics taxable income.

For trade tax purposes the entire dividend income is subject to trade tax (i.e. the tax-exempt dividends must be added back when determining the trade taxable income), unless the corporation shareholder holds at least 15% of the company’s registered share capital at the beginning of the relevant tax assessment period (Erhebungszeitraum). In case of an indirect participation via a partnership please refer to the section “Partnerships” below.

If the shareholding is below 10% in the share capital, dividends are taxable at the applicable corporate income tax rate of 15% plus 5.5% solidarity surcharge thereon and trade tax (the rate of which depends on the applicably municipality levy rate determined by the municipality the corporate shareholder has its place of management and permanent establishments respectively).

Special regulations apply which abolish the 95% tax exemption, if the company’s ordinary shares are held as trading portfolio assets in the meaning of Section 340e of the German Commercial Code (Handelsgesetzbuch) by (i) a credit institution (Kreditinstitut), (ii) a financial service institution (Finanzdienstleistungsinstitut) or (iii) a financial enterprise within the meaning of the German Banking Act (Kreditwesengesetz), in case more than 50% of the shares of such financial enterprise are held directly or indirectly by a credit institution or a financial service institution, as well as by a life insurance company, a health insurance company or a pension fund in case the shares are attributable to the capital investments, resulting in fully taxable income.

Sole proprietors

For sole proprietors (individuals) resident in Germany holding ordinary shares as business assets dividends are subject to the partial income rule (Teileinkünfteverfahren). Accordingly, only (i) 60% of the dividend income will be taxed at his/her personal income tax rate plus 5.5% solidarity surcharge thereon and church tax (if applicable) and (ii) 60% of the business expenses related to the dividend income are deductible for tax purposes. In addition, the dividend income is entirely subject to trade tax if the ordinary shares are held as business assets of a permanent establishment in Germany within the meaning of the German Trade Tax Act (Gewerbesteuergesetz), unless the shareholder holds at least 15% of the company’s registered share capital at the beginning of the relevant assessment period. The trade tax levied will be eligible for credit against the shareholder’s personal income tax liability based on the applicable municipal trade tax rate and the individual tax situation of the shareholder limited to currently 4.0 times the trade tax measurement amount (Gewerbesteuer-Messbetrag). As from 2021 onwards the solidarity surcharge likely will be abolished in case a certain income threshold is not exceeded.

Partnerships

In case ordinary shares are held by a partnership, the partnership itself is not subject to corporate income tax or personal income tax. In this regard, corporate income tax or personal income tax (and church tax, if applicable) as well as solidarity surcharge are levied only at the level of the partner with respect to their relevant part of the partnership’s taxable income and depending on their individual circumstances:

•	if the partner is a corporation, the dividend income will be subject to corporate income tax plus solidarity surcharge (see above “Corporations”);

•	if the partner is a sole proprietor, the dividend income will be subject to the partial income rule (see above “Sole proprietors”);

•	if the partner is a private individual, the dividend income will be subject to the flat tax rate (see above “private individuals”).

In case the partnership is a (operative or deemed) commercial partnership with its place of management in Germany the dividend income is subject to German trade tax at the level of the partnership, unless the partnership holds at least 15% of a company’s registered share capital at the beginning of the relevant assessment period, in which case the dividend income is exempt from trade tax.

Taxation of dividend income of shareholders tax resident outside of Germany

For foreign individual or corporate shareholders tax resident outside of Germany not holding the ordinary shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany, the deducted withholding tax (possibly reduced by way of a tax relief under a double tax treaty or domestic tax law, such as in connection with the EU Parent Subsidiary Directive) is final (that is, not refundable) and settles the shareholder’s limited tax liability in Germany, unless the shareholder is entitled to apply for a withholding tax refund or exemption.

In contrast, individual or corporate shareholders tax resident outside of Germany holding the company’s ordinary shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany are subject to the same rules as applicable (and described above) to shareholders resident in Germany holding the ordinary shares as business assets. The withholding tax withheld (including solidarity surcharge) is credited against the shareholder’s personal income tax or corporate income tax liability in Germany.

Taxation of capital gains

Withholding tax on capital gains

Capital gains realized on the disposal of ordinary shares are only subject to withholding tax if (i) a permanent establishment in Germany of a German or foreign credit or financial institution, (ii) a German securities trading company or (iii) a German securities trading bank stores or administrates or carries out the disposal of the ordinary shares and pays or credits the capital gains. In those cases, the institution (and not the company) is required to deduct the withholding tax at the time of payment for the account of the shareholder and has to pay the withholding tax to the competent tax authority.

In case the ordinary shares in the company are held (i) as business assets by a sole proprietor, a partnership or a corporation and such shares are attributable to a German business or (ii) in case of a corporation being subject to unlimited corporate income tax liability in Germany, the capital gains are not subject to withholding tax. In case of the aforementioned exemption under (i) the withholding tax exemption is subject to the condition that the paying agent has been notified by the beneficiary (Gläubiger) that the capital gains are exempt from withholding tax. The respective notification has to be filed by using the officially prescribed form.

Taxation of capital gains realized by shareholders tax resident in Germany holding Immatics’ ordinary shares as private assets (private individuals)

For individual shareholders (individuals) resident in Germany holding ordinary shares as private assets, capital gains realized on the disposal of ordinary shares are subject to final withholding tax (Abgeltungsteuer). Accordingly, capital gains will be taxed at a flat tax rate of 25% plus 5.5% solidarity surcharge thereon totaling 26.375% and church tax, in case the shareholder is subject to church tax because of his personal circumstances. An automatic procedure for deduction of church tax by way of withholding will apply to shareholders being subject to church tax unless the shareholder has filed a blocking notice (Sperrvermerk) with the German Federal Central Tax Office (details related to the computation of the specific tax rate including church tax are to be discussed with the personal tax advisor of the relevant shareholder). The taxable capital gain is calculated by deducting the acquisition costs of the ordinary shares and the expenses directly and materially related to the disposal from the proceeds of the disposal. Apart from that, except for an annual lump sum savings allowance (Sparer- Pauschbetrag) of up to €801 (for individual filers) or up to €1,602 (for married couples and for partners in accordance with the registered partnership law (Gesetz über die Eingetragene Lebenspartnerschaft) filing jointly), private individual shareholders will not be entitled to deduct expenses incurred in connection with the capital investment from their capital gain.

In case the flat tax results in a higher tax burden as opposed to the private individual shareholder’s personal income tax rate the private individual shareholder can opt for taxation at his personal income tax rate. In that case, the withholding tax (including solidarity surcharge) withheld will be credited against the income tax. The option can be exercised only for all capital income from capital investments received in the relevant assessment period uniformly and married couples as well as for partners in accordance with the registered partnership law filing jointly may only jointly exercise the option.

Capital losses arising from the disposal of the ordinary shares can only be offset against other capital gains resulting from the disposition of the ordinary shares or shares in other stock corporations during the same calendar year. Offsetting of overall losses with other income (such as business or rental income) and other capital income is not possible. Such losses are to be carried forward and to be offset against positive capital gains deriving from the disposal of ordinary shares in stock corporations in future years.

The final withholding tax (Abgeltungsteuer) will not apply if the seller of the ordinary shares or in case of gratuitous transfer, its legal predecessor has held, directly or indirectly, at least 1% of the company’s registered share capital at any time during the five years prior to the disposal. In that case capital gains are subject to the partial income rule (Teileinkünfteverfahren). Accordingly, only (i) 60% of the capital gains will be taxed at his / her personal income tax rate plus 5.5% solidarity surcharge thereon and church tax (if applicable) and (ii) 60% of the business expenses related to the capital gains are deductible for tax purposes. The withholding tax withheld (including solidarity surcharge) will be credited against the shareholder’s personal income tax liability in Germany.

Taxation of capital gains realized by shareholders tax resident in Germany holding Immatics’ ordinary shares as business assets

If a shareholder holds ordinary shares as business assets, the taxation of capital gains realized on the disposal of such shares depends on whether the respective shareholder is a corporation, a sole proprietor or a partnership:

Corporations

Capital gains realized on the disposal of ordinary shares by a corporate shareholder are generally exempt from corporate income tax and trade tax. However, 5% of the tax-exempt capital gains are deemed to be non-deductible business expenses for tax purposes and therefore are effectively subject to corporate income tax (plus solidarity surcharge) and trade tax; i.e. tax exemption of 95%. Business expenses incurred in connection with the capital gains are entirely tax deductible.

Capital losses incurred upon the disposal of ordinary shares or other impairments of the share value are not tax deductible. A reduction of profit is also defined as any losses incurred in connection with a loan or security in the event the loan or the security is granted by a shareholder or by a related party thereto or by a third person with the right of recourse against the before mentioned persons and the shareholder holds directly or indirectly more than 25% of the company’s registered share capital.

Special regulations apply, if the ordinary shares are held as trading portfolio assets by a credit institution, a financial service institution or a financial enterprise within the meaning of the German Banking Act (Kreditwesengesetz) as well as by a life insurance company, a health insurance company or a pension fund (see “Corporations”).

Sole proprietors

If the ordinary shares are held by a sole proprietor, capital gains realized on the disposal of the ordinary shares are subject to the partial income rule (Teileinkünfteverfahren). Accordingly, only (i) 60% of the capital gains will be taxed at his /her personal income tax rate plus 5.5% solidarity surcharge thereon and church tax (if applicable) and (ii) 60% of the business expenses related to the dividend income are deductible for tax purposes. In addition, 60% of the capital gains are subject to trade tax if the ordinary shares are held as business assets of a permanent establishment in Germany within the meaning of the German Trade Tax Act (Gewerbesteuergesetz). The trade tax levied, depending on the applicable municipal trade tax rate and the individual tax situation, is partly or entirely be credited against the shareholder’s personal income tax liability. As from 2021 onwards the solidarity surcharge likely will be abolished in case a certain income threshold is not exceeded.

Partnerships

In case the ordinary shares are held by a partnership, the partnership itself is not subject to corporate income tax or personal income tax as well as solidarity surcharge (and church tax) since partnerships qualify as transparent for German income tax purposes. In this regard, corporate income tax or personal income tax as well as solidarity surcharge (and church tax, if applicable) are levied only at the level of the partner with respect to their relevant part of the partnership’s taxable income and depending on their individual circumstances:

•

If the partner is a corporation, the capital gains will be subject to corporate income tax plus solidarity surcharge (see above “Corporations”). Trade tax will be levied additionally at the level of the partner insofar as the relevant profit of the partnership is not subject to trade tax at the level of the partnership. However, with respect to both corporate income and trade tax, the 95%-exemption rule as described above applies. With regard to corporate partners, special regulations apply if they are held as trading portfolio assets by credit institutions, financial service institutions or financial enterprises within the meaning of the German Banking Act or life insurance companies, health insurance companies or pension funds, as described above.

•	If the partner is a sole proprietor (individual), the capital gains are subject to the partial income rule (see above “Sole proprietors”).

In addition, if the partnership is liable to German trade tax, 60% of the capital gains are subject to trade tax at the level of the partnership, to the extent the partners are individuals, and 5% of the capital gains are subject to trade tax, to the extent the partners are corporations. However, if a partner is a private individual the trade tax paid at the level of the is credited against the partner’s personal income tax liability at up to 4.0 times of the trade tax measurement amount (Gewerbesteuer-Messbetrag) depending on the applicable municipal trade tax levy rate and the personal tax situation.

Taxation of capital gains realized by shareholders tax resident outside of Germany

Capital gains realized on the disposal of the ordinary shares by a shareholder tax resident outside of Germany are subject to German taxation provided that (i) the company’s ordinary shares are held as business assets of a permanent establishment or as business assets for which a permanent representative has been appointed in Germany, or (ii) the shareholder or, in case of a gratuitous transfer, its legal predecessor has held, directly or indirectly at least 1% of the company’s shares capital at any time during a five years period prior to the disposal. In these cases, capital gains are generally subject to the same rules as described above for shareholders resident in Germany. However, except for the cases referred to in (i) above, most double tax treaties concluded by Germany provide for a full exemption from German taxation except that that the company is considered a real estate holding entity for treaty purposes. Further, in case of non-German corporation, the participation exemption applies in full resulting in a tax exemption of 100% (i.e. no deemed non-tax-deductible business expenses).

Inheritance and gift tax

The transfer of Immatics’ ordinary shares to another person by way of succession or donation is subject to German inheritance and gift tax (Erbschaft- und Schenkungsteuer) if

(i)

the decedent, the donor, the heir, the donee or any other beneficiary has his /her /its residence, domicile, registered office or place of management in Germany at the time of the transfer, or is a German citizen who has not stayed abroad for more than five consecutive years without having a residence in Germany; or

(ii)

(irrespective of the personal circumstances) the ordinary shares are held by the decedent or donor as business assets for which a permanent establishment in Germany is maintained or a permanent representative is appointed in Germany; or

(iii)

(irrespective of the personal circumstances) at least 10% of the ordinary shares are held directly or indirectly by the decedent or person making the gift, himself or together with a related party in terms of Section 6 Foreign Tax Act.

Special regulations apply to qualified German citizens who maintain neither a residence nor their domicile in Germany but in a low tax jurisdiction and to former German citizens, also resulting in inheritance and gift tax. The few double tax treaties on inheritance and gift tax which Germany has entered into provide that German inheritance and gift tax is levied only in case of (i) and, with certain restrictions, in case of (ii).

Value added tax (VAT)

No German value added tax (Umsatzsteuer) will be payable by a shareholder in respect of any purchase, ownership and disposal of the ordinary shares except for a valid option to waive VAT exemption requiring a sale between entrepreneurs for VAT purposes.

Transfer taxes

No German capital transfer tax (Kapitalverkehrsteuer) or stamp duty (Stempelgebühr) or similar taxes are levied when acquiring, owning or transferring the company’s ordinary shares. Net wealth tax (Vermögensteuer) is currently not levied in Germany.

On January 22, 2013, the Council of the European Union approved the resolution of the ministers of finance from eleven EU member states (including Germany) to introduce a financial transaction tax (“FTT”) within the framework of enhanced cooperation. On February 14, 2013, the European Commission accepted the proposal for a Council Directive implementing enhanced cooperation in the area of FTT. The plan focuses on levying a financial tax of 0.1% (0.01% for derivates) on the purchase and sale of financial instruments.

A joint statement issued by ten of the eleven participating EU Member States in October 2016 reaffirmed the intention to introduce a FTT. However, at the moment not many details are available. Thus, it is not known to what extent the elements of the European Commission’s proposal outlined in the preceding paragraph will be followed in relation to the taxation of shares. The FTT proposal remains subject to negotiation between the participating EU Member States and is subject to political discussion. It may therefore be altered prior to the implementation, the timing of which remains unclear. With the EU Council’s conclusion of COVID-19 fincial support and the German Resideny starting in July 2020 the agreement on a FTT becomes more realistic as one of the measures to fund the EU’s response to the COVID-19 pandemic. Additional EU Member States may decide to participate. If an EU-wide FTT (see above) fails, representatives of the IfW (Institute for the World Economy) intend to advocate the introduction of a comprehensive version of the tax in Germany after the COVID-19 pandemic. Prospective holders of the ordinary shares are advised to seek their own professional advice in relation to FTT.

PLAN OF DISTRIBUTION

We are registering the possible offer and sale from time to time of up to 39,332,281 ordinary shares by the selling securityholders. All of the ordinary shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each selling securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices,

•

at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our ordinary shares are listed on Nasdaq under the symbol “IMTX”.

The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation (Regulation (EU) 2017/1129):

(i)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(ii)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(iii)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require Immatics or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and each of our and the representatives’ affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Relevant State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares.

MiFID II Product Governance

Any person offering, selling or recommending the shares (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II (Directive 2014/65/EU) is responsible for undertaking its own target market assessment in respect of the shares (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Specific Dutch selling restriction for exempt offers: Each distributor will be required to represent and agree that it will not make an offer of securities which are the subject of the offering contemplated by this prospectus to the public in the Netherlands in reliance on Article 1(4) of the Prospectus Regulation, unless:

(i)	such offer is made exclusively to legal entities which are qualified investors in the Netherlands; or

(ii)	standard exemption logo and wording are disclosed as required by article 5:4(2) of the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht ); or

(iii)	such offer is otherwise made in circumstances in which article 5:4(2) of the Dutch Financial Markets Supervision Act is not applicable,

provided that no such offer of securities shall require Immatics or any distributor to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

SHARES ELIGIBLE FOR FUTURE SALE

We have 285,000,000 ordinary shares authorized and 62,908,617 ordinary shares issued and outstanding as of July 31, 2020. Additionally, we have 7,187,500 public warrants issued and outstanding, which entitle the holder to purchase one ordinary share per warrant at an exercise price of $11.50 per share and that became exercisable on July 31, 2020. The public warrants expire five years after July 1, 2020 (the Closing Date of the Business Combination) or earlier upon redemption or liquidation in accordance with their terms.

All of the ordinary shares that were issued in connection with the Business Combination are freely transferable without restriction or further registration under the Securities Act, other than 28,917,281 ordinary shares issued to our “affiliates”. The PIPE Shares were not registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder, and are not freely transferable. The shares issued to our “affiliates” and the PIPE Shares are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement, such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act (see description below).

The registration statement of which this prospectus forms a part has been filed to satisfy our obligations to register the offer and sale of ordinary shares by our affiliates and PIPE Investors pursuant to the Investor Rights Agreement. We cannot make any prediction as to the effect, if any, that sales of our shares or the availability of our shares for sale will have on the market price of our ordinary shares. Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market price of our ordinary shares.

Rule 144

Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted ordinary shares for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted ordinary shares or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of ordinary shares then issued and outstanding; or

•	the average weekly reported trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We were formed as a shell company in March 2020. Upon the consummation of the Business Combination, in July 2020, we ceased to be a shell company and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of restricted securities and securities held by affiliates.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of our company other than by virtue of his or her status as an officer or director of our company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement that was executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Lock-up Agreements

Pursuant to the Investor Rights Agreement, each holder party agreed not to sell, transfer, pledge or otherwise dispose of any ordinary shares received in connection with the Business Combination for 180 days from the Closing Date, subject to certain limited exceptions. The lock-up restriction does not apply to ordinary shares purchased in the PIPE Financing and ordinary shares acquired in the open market.

Registration Rights

In connection with the Business Combination and the PIPE Financing, we granted certain registration rights to certain securityholders under the Investor Rights Agreement. Pursuant to the Investor Rights Agreement, we agreed to promptly, but no later than 180 calendar days from the Closing Date, file, subject to customary exceptions, a Registration Statement covering all ordinary shares issued in connection with the First Merger, the Exchange and the PIPE Financing. The Investor Rights Agreement also provides the parties with demand and “piggy-back” registration rights, subject to certain minimum requirements and customary conditions.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred by us in connection with the offer and sale of our ordinary shares by our selling securityholders. With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee	$52,508.32
FINRA filing fee	—
Legal fees and expenses	150,000
Accounting fees and expenses	30,000
Printing expenses	10,000
Transfer agent fees and expenses	10,000
Miscellaneous expenses	50,000

Total	$302,508.32

LEGAL MATTERS

CMS Derks Star Busmann N.V. has advised us on certain legal matters as to Dutch law including the issuance of the ordinary shares offered by this prospectus. We have been advised on U.S. securities matters by Goodwin Procter LLP.

EXPERTS

The financial statements of Immatics Biotechnologies GmbH as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of ARYA as of December 31, 2019 and 2018, for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) to December 31, 2018, have been included in this prospectus in reliance upon the report of WithumSmith+Brown, PC (which report contains an explanatory paragraph regarding the ability of ARYA to continue as a going concern), appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and selling shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.immatics.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely for informational purposes.

INDEX TO FINANCIAL STATEMENTS

Page No.
Audited Financial Statements of ARYA Sciences Acquisition Corp.:

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2019 and 2018	F-3
Statements of Operations for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) through December 31, 2018	F-4
Statements of Changes in Shareholders’ Equity for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) through December 31, 2018	F-5
Statements of Cash Flows for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) through December 31, 2018	F-6
Notes to Financial Statements	F-7

Unaudited Condensed Interim Financial Statements of ARYA Sciences Acquisition Corp.

Unaudited Condensed Balance Sheets as of March 31, 2020 and December 31, 2019	F-19
Unaudited Condensed Statements of Operations for the three months ended March 31, 2020 and 2019	F-20
Unaudited Condensed Statements of Changes in Shareholders’ Equity for the three months ended March 31, 2020 and 2019	F-21
Unaudited Condensed Statements of Cash Flows for the three months ended March 31, 2020 and 2019	F-22
Notes to Unaudited Condensed Interim Financial Statements	F-23

Audited Consolidated Financial Statements of Immatics Biotechnologies GmbH:

Report of Independent Registered Public Accounting Firm	F-37
Consolidated Statement of Financial Position as of December 31, 2019 and December 31, 2018	F-38
Consolidated Statement of Loss for the years ended December 31, 2019 and December 31, 2018	F-39
Consolidated Statement of Comprehensive Loss for the years ended December 31, 2019 and December 31, 2018	F-40
Consolidated Statement of Cash Flows for the years ended December 31, 2019 and December 31, 2018	F-41
Consolidated Statement of Changes in Shareholders’ Deficit for the years ended December 31, 2019 and December 31, 2018	F-42
Notes to Financial Statements	F-43

Unaudited Interim Condensed Consolidated Financial Statements of Immatics Biotechnologies GmbH

Unaudited Condensed Consolidated Statement of Financial Position as of March 31, 2020 and December 31, 2019	F-74
Unaudited Condensed Consolidated Statement of Loss for the three months ended March 31, 2020 and 2019	F-75
Unaudited Condensed Consolidated Statement of Comprehensive Loss for the three months ended March 31, 2020 and 2019	F-76
Unaudited Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2020 and 2019	F-77
Unaudited Condensed Consolidated Statement of Changes in Shareholders’ Deficit	F-78
Notes to the Unaudited Condensed Consolidated Financial Statements	F-79

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

ARYA Sciences Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of ARYA Sciences Acquisition Corp. (the “Company”), as of December 31, 2019 and 2018, and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2019 and for the period June 29, 2018 (inception) through December 31, 2018 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company does not complete a business combination by October 10, 2020, then the Company will cease all operations except for the purpose of winding down and liquidating. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2018.

Whippany, New Jersey

March 6, 2020

ARYA SCIENCES ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2019	2018
Assets:
Current assets:
Cash	$874,326	$1,198,306
Prepaid expenses	60,584	133,966

Total current assets	934,910	1,332,272
Marketable securities held in Trust Account	147,841,513	144,488,284

Total Assets	148,776,423	145,820,556

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	107,245	—
Accrued expenses	275,000	5,000

Total current liabilities	382,245	5,000
Deferred underwriting commissions	4,671,875	4,671,875

Total liabilities	5,054,120	4,676,875

Commitments

Class A ordinary shares, $0.0001 par value; 13,872,230 and 13,614,368 shares subject to possible redemption at redemption value at December 31, 2019 and 2018, respectively	138,722,300	136,143,680

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 502,770 and 760,632 shares issued and outstanding (excluding 13,872,230 and 13,614,368 shares subject to possible redemption) at December 31, 2019, and 2018, respectively	50	76
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 3,593,750 shares issued and outstanding at December 31, 2019, and 2018	359	359
Additional paid-in capital	1,794,372	4,372,966
Retained earnings	3,205,222	626,600

Total shareholders’ equity	5,000,003	5,000,001

Total Liabilities and Shareholders’ Equity	$148,776,423	$145,820,556

The accompanying notes are an integral part of these financial statements.

ARYA SCIENCES ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2019	For the Period From June 29, 2018 (inception) Through December 31, 2018
General and administrative costs	$774,607	$111,684

Loss from operations	(774,607)	(111,684)
Investment income on Trust Account	3,353,229	738,284

Net income	$2,578,622	$626,600

Weighted average shares outstanding of Class A ordinary shares	14,375,000	14,375,000

Basic and diluted net income per share, Class A	$0.23	$0.05

Weighted average shares outstanding of Class B ordinary shares	3,593,750	3,593,750

Basic and diluted net loss per share, Class B	$(0.22)	$(0.03)

The accompanying notes are an integral part of these financial statements.

ARYA SCIENCES ACQUISITION CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares						Total Shareholders’ Equity
	Class A		Class B		Additional Paid-In Capital	Retained Earnings
	Shares	Amount	Shares	Amount
Balance - June 29, 2018 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B ordinary shares to Sponsor	—	—	3,593,750	359	24,641	—	25,000
Sale of units in initial public offering, gross	14,375,000	1,437			143,748,563		143,750,000
Offering costs					(9,211,044)		(9,211,044)
Sale of private placement warrants to Sponsor in private placement					5,953,125		5,953,125
Ordinary shares subject to possible redemption	(13,614,368)	(1,361)			(136,142,319)		(136,143,680)
Net income	—	—	—	—	—	626,600	626,600

Balance - December 31, 2018	760,632	$76	3,593,750	$359	$4,372,966	$626,600	$5,000,001

Ordinary shares subject to possible redemption	(257,862)	(26)	—	—	(2,578,594)	—	(2,578,620)
Net income	—	—	—	—	—	2,578,622	2,578,622

Balance - December 31, 2019	502,770	$50	3,593,750	$359	$1,794,372	$3,205,222	$5,000,003

The accompanying notes are an integral part of these financial statements.

ARYA SCIENCES ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the Year ended December 31, 2019	For the Period From June 29, 2018 (inception) Through December 31, 2018
Cash Flows from Operating Activities:
Net income	$2,578,622	$626,600
Adjustments to reconcile net income to net cash used in operating activities:
Income earned on investment held in Trust Account	(3,353,229)	(738,284)
Formation and operating costs paid by Sponsor in exchange for issuance of Class B ordinary shares	—	2,352
Changes in operating assets and liabilities:
Prepaid expenses	73,382	(133,966)
Accounts payable	107,245	—
Accrued expenses	270,000	5,000

Net cash used in operating activities	(323,980)	(238,298)

Cash Flows from Investing Activities:
Principal deposited in Trust Account	—	(143,750,000)

Net cash used in investing activities	—	(143,750,000)

Cash Flows from Financing Activities:
Repayment of note payable and advances to related parties	—	(149,960)
Proceeds from repayment of advances to related parties	—	1,524
Proceeds received from initial public offering, gross	—	143,750,000
Proceeds received from private placement	—	5,953,125
Payment of offering costs	—	(4,368,085)

Net cash provided by financing activities	—	145,186,604

Net change in cash	(323,980)	1,198,306
Cash - beginning of the period	1,198,306	—

Cash - end of the period	$874,326	$1,198,306

Supplemental disclosure of noncash activities:
Value of Class A ordinary shares subject to possible redemption	$2,578,620	$136,143,680
Offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$22,648
Deferred underwriting commissions in connection with the initial public offering	$—	$4,671,875
Offering costs paid by Sponsor under note payable	$—	$148,436
Prepaid expenses included in accounts payable	$—	$23,200

The accompanying notes are an integral part of these financial statements.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Organization and General

ARYA Sciences Acquisition Corp. (the “Company”) is a blank check company incorporated on June 29, 2018 (inception) as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it focuses on industries that complement its management team’s background, and in its search for targets for its Business Combination capitalizes on the ability of its management team to identify and acquire a business, focusing on the healthcare or healthcare related industries. In particular, the Company is targeting North American or European companies in the biotech, pharmaceutical, medical device and therapeutics subsectors where its management has extensive investment experience. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2019, the Company had not commenced any operations. All activity for the period from June 29, 2018 (inception) through December 31, 2019 relates to the Company’s formation, the preparation for its initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, the search for a target for a Business Combination. The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and investments from the proceeds derived from the Initial Public Offering.

Sponsor and Initial Public Offering

The Company’s sponsor is ARYA Sciences Holdings, a Cayman Islands exempted limited company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 4, 2018. On October 10, 2018, the Company consummated the Initial Public Offering, and offered and sold 14,375,000 units (each, a “Unit” and collectively, the “Units”) for $10.00 per Unit, which is discussed in Note 3, generating gross proceeds of $143.75 million, and incurring offering costs of approximately $9.2 million, inclusive of approximately $4.672 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 5,953,125 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant, to the Sponsor, generating gross proceeds of approximately $5.95 million (Note 4).

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $143.75 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account as described below.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of its outstanding Class A ordinary shares, par value $0.0001 (the “Class A ordinary shares”), sold in the Initial Public Offering (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined in Note 3) upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares acquired by them in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the amended and restated memorandum and articles of association that would affect the substance or timing of

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below), unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 10, 2020 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only the $10.00 per share initially held in the Trust Account (or less than that in certain circumstances). In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by third parties, including any vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all third parties, including vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On January 22, 2020, the Company received a letter (the “Notification Letter”) from the staff of the Listing Qualifications Department of The Nasdaq Stock Market (“NASDAQ”) notifying the Company that it no longer complies with NASDAQ Listing Rule 5620(a) for continued listing due to its failure to hold an annual meeting of shareholders within twelve months of the end of the Company’s fiscal year ended December 31, 2018. NASDAQ has granted an exception of up to 180 calendar days from the fiscal year end, or until June 29, 2020, to regain compliance.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The Notification Letter does not impact the Company’s listing on NASDAQ at this time, and the Company Class A ordinary shares, units and warrants have continued to trade on NASDAQ under the symbols “ARYA,” “ARYAU” and “ARYAW,” respectively.

The Company does not expect that the Notification Letter will affect its ability to consummate an initial Business Combination. The Company intends to file and mail to its shareholders a definitive proxy statement and to hold an annual meeting prior to June 29, 2020 to regain compliance with the NASDAQ listing rules.

Going Concern Consideration

At December 31, 2019, the Company has approximately $874,000 in its operating bank account, and working capital of approximately $552,000.

Our liquidity needs were satisfied through receipt of a $25,000 capital contribution from our Sponsor in exchange for the issuance of the Founder Shares to our Sponsor, approximately $148,000 in note payable to related parties, and the net proceeds of the Private Placement not held in the Trust Account for working capital needs. We repaid the note to the Sponsor in October 2018.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Updated (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 10, 2020.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and investments held in Trust Account. Cash is maintained in accounts with financial institutions, which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on its cash accounts and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant. The Company’s investments held in Trust Account consists entirely of U.S government securities with an original maturity of 180 days or less.

Marketable Securities Held in Trust Account

The Company’s portfolio of marketable securities is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest, held in Trust Account in the accompanying statements of operations. The estimated fair values of marketable securities held in Trust Account are determined using available market information.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2019, and 2018, the carrying values of cash, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 180 days or less and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Class A Ordinary Shares subject to possible redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2019, and 2018, 13,872,230 and 13,614,368 Class A ordinary shares subject to possible redemption at the redemption amount are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Net Income (Loss) Per Ordinary Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and Private Placement to purchase 13,140,625 Class A ordinary shares of the Company in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statements of operation include a presentation of income per share for Class A ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per share, basic and diluted for Class B ordinary shares is calculated by dividing the net income, less income attributable to Public Shares, by the weighted average number of Class B ordinary shares outstanding for the periods.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts were accrued for interest and penalties for the year ended December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, deferred tax assets and income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On October 10, 2018, the Company sold 14,375,000 Units at a price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one Class A ordinary share (such Class A ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On July 5, 2018, the Sponsor paid $25,000 to cover certain expenses and offering costs on behalf of the Company in consideration of 3,593,750 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares”). Prior to the consummation of the Initial Public Offering, the Sponsor transferred 30,000 Founder Shares to each of Kevin Conroy, Dr. Todd Wider and Dr. David Hung, the Company’s independent directors. The Founder Shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

transfer restrictions, as described in Note 6. The Sponsor had agreed to forfeit up to 468,750 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. On October 10, 2018, the underwriters exercised the over-allotment option in full; thus, these Founder Shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased 5,953,125 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating proceeds of approximately $5.953 million in the Private Placement.

Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On July 5, 2018, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Sponsor paid an aggregate of approximately $148,000 to cover for expenses on the Company’s behalf under the Note. On October 10, 2018, the Company repaid the Note in full and advanced an additional $1,524 to the Sponsor. The Sponsor repaid this advance back to the Company on October 12, 2018.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2019, there were no outstanding Working Capital Loans under this arrangement.

Administrative Support Agreement

Commencing on the effective date of the Initial Public Offering in October 2018 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. The Company recognized $120,000 and $29,000 and in expenses in connection with the aforementioned arrangements with the related parties on the Statements of Operations for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) through December 31, 2018, respectively. As of December 31, 2019 and 2018, there were no amounts owed to the Sponsor in connection with such services.

Private Placement of Ordinary Shares

The Sponsor has indicated an interest to purchase up to $25 million of the Company’s ordinary shares in a private placement that would occur concurrently with the consummation of the initial Business Combination. The funds from such private placement would be used as part of the consideration to the sellers in the initial Business Combination, and any excess funds from such private placement would be used for working capital in the post-transaction company. However, because indications of interest are not binding agreements or commitments to purchase, the Sponsor may determine not to purchase any such shares, or to purchase fewer shares than it indicated an interest in purchasing. Furthermore, the Company is not under any obligation to sell any such shares.

Note 5 — Commitments & Contingencies

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares into Class A ordinary shares) pursuant to a registration and shareholder rights agreement entered into in connection with the consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration and shareholder rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 1,875,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. The underwriters exercised this option in full on October 10, 2018.

The underwriters were entitled to underwriting discounts of $0.275 per Unit, or approximately $3.953 million in the aggregate, paid upon the closing of the Initial Public Offering. An additional fee of $0.325 per Unit, or approximately $4.672 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Note 6 — Shareholders’ Equity

Class A Ordinary Shares — The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share on each matter on which they are entitled to vote. As of December 31, 2019, and 2018, there were 14,375,000 Class A ordinary shares issued or outstanding, including 13,872,230 and 13,614,368 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to vote, except as required by law. Holders of Class B ordinary shares are entitled to one vote for each share. As of December 31, 2019, and 2018, there were 3,593,750 Class B ordinary shares outstanding.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20.0% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) the total number of Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination or any warrants issued to the Sponsor upon conversion of Working Capital Loans), minus (b) the number of Public Shares redeemed by Public Shareholders in connection with the Business Combination.

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2019 and 2018, there were no preference shares issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) twelve months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

if, and only if, the last reported closing price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrant shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2019, and 2018 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

December 31, 2019

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account	$147,841,513	—	—

December 31, 2018

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account	$144,488,284	—	—

ARYA SCIENCES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels of the hierarchy for the year ended December 31, 2019 and for the period from June 29, 2018 (inception) through December 31, 2018. Level 1 instruments include investments U.S. Treasury securities with an original maturity of 180 days or less.

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date financial statements were available to be issued. Based upon this review, the Company determined that there have been no events that have occurred that would require adjustments to the disclosures in the financial statements, except as disclosed in Note 1.

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements (Unaudited)

ARYA SCIENCES ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets:
Current assets:
Cash	$701,650	$874,326
Prepaid expenses	82,969	60,584

Total current assets	784,619	934,910
Marketable securities held in Trust Account	148,698,960	147,841,513

Total Assets	$149,483,579	$148,776,423

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$194,406	$107,245
Accrued expenses	4,164,847	275,000

Total current liabilities	4,359,253	382,245
Deferred underwriting commissions	4,671,875	4,671,875

Total liabilities	9,031,128	5,054,120

Commitments

Class A ordinary shares, $0.0001 par value; 13,545,245 and 13,872,230 shares subject to possible redemption at redemption value at March 31, 2020 and December 31, 2019, respectively	135,452,450	138,722,300

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—

Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 829,755 and 502,770 shares issued and outstanding (excluding 13,545,245 and 13,872,230 shares subject to possible redemption) at March 31, 2020 and December 31, 2019, respectively	83	50

Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 3,593,750 shares issued and outstanding at March 31, 2020 and December 31, 2019	359	359

Additional paid-in capital	5,064,189	1,794,372
(Accumulated deficit) Retained earnings	(64,630)	3,205,222

Total shareholders’ equity	5,000,001	5,000,003

Total Liabilities and Shareholders’ Equity	$149,483,579	$148,776,423

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARYA SCIENCES ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2020	2019
General and administrative costs	$4,127,299	$153,570

Loss from operations	(4,127,299)	(153,570)
Investment income on Trust Account	857,447	872,335

Net (loss) income	$(3,269,852)	$718,765

Weighted average shares outstanding of Class A ordinary shares	14,375,000	14,375,000

Basic and diluted net income per share, Class A	$0.06	$0.06

Weighted average shares outstanding of Class B ordinary shares	3,593,750	3,593,750

Basic and diluted net loss per share, Class B	$(1.15)	$(0.04)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARYA SCIENCES ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	For the Three Months Ended March 31, 2020
	Ordinary Shares					Retained Earnings	Total
	Class A		Class B		Additional Paid-In	(Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit)	Equity
Balance — December 31, 2019	502,770	$50	3,593,750	$359	$1,794,372	$3,205,222	$5,000,003

Ordinary shares subject to possible redemption	326,985	33	—	—	3,269,817	—	3,269,850
Net loss	—	—	—	—	—	(3,269,852)	(3,269,852)

Balance — March 31, 2020 (unaudited)	829,755	$83	3,593,750	$359	$5,064,189	$(64,630)	$5,000,001

	For the three months ended March 31, 2019
	Ordinary Shares						Total
	Class A		Class B		Additional Paid-In	Retained	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balance — December 31, 2018	760,632	$76	3,593,750	$359	$4,372,966	$626,600	$5,000,001

Ordinary shares subject to possible redemption	(71,876)	(7)	—	—	(718,753)	—	(718,760)
Net income	—	—	—	—	—	718,765	718,765

Balance — March 31, 2019 (unaudited)	688,756	$69	3,593,750	$359	$3,654,213	$1,345,365	$5,000,006

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARYA SCIENCES ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(3,269,852)	$718,765
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Income earned on investment held in Trust Account	(857,447)	(872,335)
Changes in operating assets and liabilities:
Prepaid expenses	(22,385)	(16,877)
Accounts payable	87,161	10,000
Accrued expenses	3,889,847	38,011

Net cash used in operating activities	(172,676)	(122,436)

Net change in cash	(172,676)	(122,436)

Cash - beginning of the period	874,326	1,198,306

Cash - end of the period	$701,650	$1,075,870

Supplemental disclosure of noncash activities:
Change in value of Class A ordinary shares subject to possible redemption	$(3,269,850)	$718,760

The accompanying notes are an integral part of these unaudited condensed financial statements.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Organization and General

ARYA Sciences Acquisition Corp. (the “Company”) is a blank check company incorporated on June 29, 2018 (inception) as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it focuses on industries that complement its management team’s background, and in its search for targets for its Business Combination capitalizes on the ability of its management team to identify and acquire a business, focusing on the healthcare or healthcare related industries. In particular, the Company is targeting North American or European companies in the biotech, pharmaceutical, medical device and therapeutics subsectors where its management has extensive investment experience. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2020, the Company had not commenced any operations. All activity for the period from June 29, 2018 (inception) through March 31, 2020 relates to the Company’s formation, the preparation for its initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, the search for a target for a Business Combination. The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and investments from the proceeds derived from the Initial Public Offering.

Sponsor and Initial Public Offering

The Company’s sponsor is ARYA Sciences Holdings, a Cayman Islands exempted limited company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 4, 2018. On October 10, 2018, the Company consummated the Initial Public Offering, and offered and sold 14,375,000 units (each, a “Unit” and collectively, the “Units”) for $10.00 per Unit, which is discussed in Note 3, generating gross proceeds of $143.75 million, and incurring offering costs of approximately $9.2 million, inclusive of approximately $4.672 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 5,953,125 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant, to the Sponsor, generating gross proceeds of approximately $5.95 million (Note 4).

Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $143.75 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the assets held in the Trust Account as described below.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of its outstanding Class A ordinary shares, par value $0.0001 (the “Class A ordinary shares”), sold in the Initial Public Offering (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined in Note 3) upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial shareholders agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares acquired by them in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial shareholders”) agreed not to propose an amendment to the amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a

ARYA SCIENCES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Business Combination within the Combination Period (as defined below), unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 10, 2020 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only the $10.00 per share initially held in the Trust Account (or less than that in certain circumstances). In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by third parties, including any vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all third parties, including vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NASDAQ Notification Letter

On January 2, 2020, the Company received a letter (the “Notification Letter”) from the staff of the Listing Qualifications Department of The Nasdaq Stock Market (“NASDAQ”) notifying the Company that it no longer complies with NASDAQ Listing Rule 5620(a) for continued listing due to its failure to hold an annual meeting of

ARYA SCIENCES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

shareholders within twelve months of the end of the Company’s fiscal year ended December 31, 2019. NASDAQ has granted an exception of up to 180 calendar days from the fiscal year end, or until June 29, 2020, to regain compliance.

The Notification Letter does not impact the Company’s listing on NASDAQ at this time, and the Company Class A ordinary shares, units and warrants have continued to trade on NASDAQ under the symbols “ARYA,” “ARYAU” and “ARYAW,” respectively.

The Company does not expect that the Notification Letter will affect its ability to consummate an initial Business Combination. The Company intends to file and mail to its shareholders a definitive proxy statement and to hold an annual meeting prior to June 29, 2020 to regain compliance with the NASDAQ listing rules.

The Immatics Business Combination

On March 17, 2020, the Company entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Immatics B.V., a Netherlands private limited liability company (“TopCo”), Immatics Biotechnologies GmbH, a German limited liability company (“Immatics”), Immatics Merger Sub 1, a Cayman Islands exempted company (“ARYA Merger Sub”), and Immatics Merger Sub 2, a Cayman Islands exempted company (“IB Merger Sub”). The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company and Immatics.

The Business Combination Agreement provides for, among other things, the following transactions on the closing date (collectively, the “Immatics Business Combination”):

•

The shareholders of Immatics that have agreed to participate in the transaction will exchange (the “Exchange”) their interests in Immatics for ordinary shares in the share capital of TopCo (the “TopCo Ordinary Shares”);

•

Immediately after the Exchange, the legal form of TopCo shall be changed from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap);

•

ARYA Merger Sub will merge with and into the Company (the “First Merger”), with the Company as the surviving company (the “First Surviving Company”) in the merger and, after giving effect to such merger, becoming a wholly owned subsidiary of TopCo;

•

In connection with the First Merger, each issued and outstanding ordinary share of the Company will be converted into one ordinary share of the First Surviving Company, and immediately thereafter, each resulting ordinary shares of the First Surviving Company will be automatically exchanged for one TopCo Ordinary Share;

•

Each outstanding warrant to purchase a Class A ordinary share of the Company will, by its terms, convert into a warrant to purchase one Topco Ordinary Share, on the same contractual terms, other than the warrants held by the Sponsor which shall be forfeited pursuant to the Sponsor Letter Agreement (as defined below); and

•

On the first business day following the closing date of the Immatics Business Combination, the First Surviving Company will merge with and into IB Merger Sub, with IB Merger Sub as the surviving company in the merger, and each issued and outstanding First Surviving Company share will be automatically converted into one ordinary share of IB Merger Sub.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Business Combination Consideration

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the consideration to be received by the shareholders of Immatics in connection with the transaction contemplated under the Business Combination Agreement shall be an aggregate number of TopCo Ordinary Shares equal to (a) $350,000,000 (subject to downward adjustments for certain changes in control costs as set forth in the Business Combination Agreement and assuming that all shareholders of Immatics have agreed to participate in the transaction), divided by (b) $10.00. In addition, the holders of Immatics stock appreciation rights may also be entitled to receive a portion of the transaction consideration otherwise payable to Immatics shareholders pursuant to the preceding sentence.

Each shareholder of the Company will receive one TopCo Ordinary Share per ordinary share of the Company, as set forth above. Cash held in the Trust Account net of redemptions and the proceeds of the PIPE Investment (as defined below), less the transaction costs of the Immatics Business Combination, will be received by TopCo and used for general corporate purposes after the Immatics Business Combination.

Sponsor Letter Agreement

Concurrent with the execution of the Business Combination Agreement, the Sponsor, the Company, TopCo and the independent directors of the Company entered into a Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which (a) each of the Sponsor and the independent directors of the Company agreed to vote in favor of the Business Combination Agreement and the transactions contemplated hereby, (b) the Sponsor agreed to forfeit the Private Placement Warrants and (c) the Sponsor and the independent directors of the Company have agreed to waive any adjustment to the conversion ratio set forth in the Company’s amended and restated memorandum and articles of association or any other anti-dilution or similar protection with respect to the Class B ordinary shares held by them.

PIPE Investment

Concurrently with the execution of the Business Combination Agreement, the Company and TopCo entered into Subscription Agreements with certain investors (collectively, the “Private Placement Investors”) pursuant to which, among other things, such investors agreed to subscribe for and purchase and TopCo agreed to issue and sell to such investors, 10,415,000 TopCo Ordinary Shares (the “Private Placement Shares”), for an aggregate of $104,150,000 (the “PIPE Investment”) in proceeds. The closing of the PIPE Investment is contingent upon, among other things, the substantially concurrent consummation of the Immatics Business Combination and related transactions.

In connection with the PIPE Investment, TopCo will grant the Private Placement Investors certain customary registration rights. The Private Placement Shares have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder without any form of general solicitation or general advertising.

The consummation of the transactions contemplated by the Business Combination Agreement is subject to customary conditions of the respective parties, and conditions customary to special purpose acquisition companies, including the approval of the Company’s shareholders.

Going Concern Consideration

At March 31, 2020, the Company has approximately $702,000 in its operating bank account, and working capital deficit of approximately $3.6 million.

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Our liquidity needs were satisfied through receipt of a $25,000 capital contribution from our Sponsor in exchange for the issuance of the Founder Shares to our Sponsor, approximately $148,000 in note payable to related parties, and the net proceeds of the Private Placement not held in the Trust Account for working capital needs. We repaid the note to the Sponsor in October 2018.

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Updated (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the working capital deficit, the mandatory liquidation and subsequent dissolution if the Company is unable to consummate a business combination raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 10, 2020.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three months ended March 31, 2020 are not necessarily indicative of the results that may be expected through December 31, 2020.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the annual report on Form 10-K/A and Form 10-K and filed by the Company with the SEC on April 17, 2020 and March 6, 2020, respectively.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash and investments held in Trust Account. Cash is maintained in accounts with financial institutions, which, at times may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on its cash accounts and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant. The Company’s investments held in Trust Account consists entirely of U.S government securities with an original maturity of 180 days or less.

Marketable Securities Held in Trust Account

The Company’s portfolio of marketable securities is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, classified as trading securities. Trading securities are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest, held in Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of marketable securities held in Trust Account are determined using available market information.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority

ARYA SCIENCES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of March 31, 2020 and December 31, 2019, the carrying values of cash, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 180 days or less and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Class A Ordinary Shares subject to possible redemption

Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2020 and December 31, 2019, 13,545,245 and 13,872,230 Class A ordinary shares subject to possible redemption at the redemption amount are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets, respectively.

Net Income (Loss) Per Ordinary Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and Private Placement to purchase 13,140,625 Class A ordinary shares of the Company in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s unaudited condensed statements of operation include a presentation of income per share for Class A ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income earned on the Trust Account, of approximately $857,000 by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per share, basic and diluted for Class B ordinary shares is calculated by dividing the net loss, less income attributable to Public Shares, by the weighted average number of Class B ordinary shares outstanding for the periods.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2020 and December 31, 2019. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts were accrued for interest and penalties for the three months ended March 31, 2020 and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, deferred tax assets and income taxes are not reflected in the Company’s unaudited condensed financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

Note 3 — Initial Public Offering

On October 10, 2018, the Company sold 14,375,000 Units at a price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one Class A ordinary share (such Class A ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares

On July 5, 2018, the Sponsor paid $25,000 to cover certain expenses and offering costs on behalf of the Company in consideration of 3,593,750 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares”). Prior to the consummation of the Initial

ARYA SCIENCES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Public Offering, the Sponsor transferred 30,000 Founder Shares to each of Kevin Conroy, Dr. Todd Wider and Dr. David Hung, the Company’s independent directors. The Founder Shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6. The Sponsor had agreed to forfeit up to 468,750 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. On October 10, 2018, the underwriters exercised the over-allotment option in full; thus, these Founder Shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased 5,953,125 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating proceeds of approximately $5.953 million in the Private Placement.

Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On July 5, 2018, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Sponsor paid an aggregate of approximately $148,000 to cover for expenses on the Company’s behalf under the Note. On October 10, 2018, the Company repaid the Note in full and advanced an additional $1,524 to the Sponsor. The Sponsor repaid this advance back to the Company on October 12, 2018.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination is not completed, the Company may use a portion of

ARYA SCIENCES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. To date, there were no outstanding Working Capital Loans under this arrangement.

Administrative Support Agreement

Commencing on the effective date of the Initial Public Offering in October 2018 through the earlier of the Company’s consummation of a Business Combination and its liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. The Company recognized $30,000 in expenses in connection with the aforementioned arrangements with the related parties on the unaudited condensed statements of operations for each of the three months ended March 31, 2020 and 2019. As of March 31, 2020 and December 31, 2019, the Company owed $30,000 and $0 to the Sponsor in connection with such services, respectively, as recorded in accounts payable in the accompanying unaudited condensed Balance Sheets.

Private Placement of Ordinary Shares

The Sponsor has indicated an interest to purchase up to $25 million of the Company’s ordinary shares in a private placement that would occur concurrently with the consummation of the initial Business Combination. The funds from such private placement would be used as part of the consideration to the sellers in the initial Business Combination, and any excess funds from such private placement would be used for working capital in the post-transaction company. However, because indications of interest are not binding agreements or commitments to purchase, the Sponsor may determine not to purchase any such shares, or to purchase fewer shares than it indicated an interest in purchasing. Furthermore, the Company is not under any obligation to sell any such shares.

Note 5 — Commitments & Contingencies

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares into Class A ordinary shares) pursuant to a registration and shareholder rights agreement entered into in connection with the consummation of the Initial Public Offering. These holders are entitled to certain demand and “piggyback” registration and shareholder rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 1,875,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. The underwriters exercised this option in full on October 10, 2018.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The underwriters were entitled to underwriting discounts of $0.275 per Unit, or approximately $3.953 million in the aggregate, paid upon the closing of the Initial Public Offering. An additional fee of $0.325 per Unit, or approximately $4.672 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6 — Shareholders’ Equity

Class A Ordinary Shares — The Company is authorized to issue 479,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share on each matter on which they are entitled to vote. As of March 31, 2020 and December 31, 2019, there were 14,375,000 Class A ordinary shares issued or outstanding, including 13,545,245 and 13,872,230 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all matters submitted to vote, except as required by law. Holders of Class B ordinary shares are entitled to one vote for each share. As of March 31, 2020 and December 31, 2019, there were 3,593,750 Class B ordinary shares outstanding.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20.0% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) the total number of Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination or any warrants issued to the Sponsor upon conversion of Working Capital Loans), minus (b) the number of Public Shares redeemed by Public Shareholders in connection with the Business Combination.

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2020 and December 31, 2019, there were no preference shares issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) twelve months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective by the sixtieth (60th) day after the closing of the initial Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported closing price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrantholders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrant shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 — Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of March 31, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

ARYA SCIENCES ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

March 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account	$148,698,960	—	—

December 31, 2019

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account	$147,841,513	—	—

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels of the hierarchy for the three months ended March 31, 2020 and 2019. Level 1 instruments include investments U.S. Treasury securities with an original maturity of 180 days or less.

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date unaudited condensed financial statements were available to be issued. Based upon this review, the Company determined that there have been no events that have occurred that would require adjustments to the disclosures in the unaudited condensed financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Management Board of Immatics Biotechnologies GmbH

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of financial position of Immatics Biotechnologies GmbH and its subsidiary (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of loss, comprehensive loss, changes in shareholders’ deficit and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Munich, Germany

April 15, 2020

PricewaterhouseCoopers GmbH

Wirtschaftsprüfungsgesellschaft

/s/ Dietmar Eglauer	/s/ ppa. Andreas Schuster
Wirtschaftsprüfer	Wirtschaftsprüfer

(German Public Auditor)	(German Public Auditor)

We have served as the Company’s auditor since 2019.

Consolidated Statement of Financial Position

		As of December 31,
	Notes	2019	2018
		(Euros in thousands)
Assets
Current assets
Cash and cash equivalents		103,353	39,367
Accounts receivable	6	957	393
Other current assets	7	19,690	15,528

Total current assets		124,000	55,288
Non-current assets
Property, plant and equipment	8	4,720	4,007
Intangible assets	9	1,008	1,039
Right-of-use assets	10	3,287	—
Other non-current assets	7	1,262	984

Total non-current assets		10,277	6,030

Total assets		134,277	61,318

Liabilities and shareholders’ deficit
Current liabilities
Provisions		50	—
Accounts payable	11	7,082	4,201
Deferred revenue	12	59,465	21,590
Lease liabilities	10	1,411	—
Other current liabilities	14	1,288	1,047

Total current liabilities		69,296	26,838
Non-current liabilities
Deferred revenue	12	101,909	43,431
Lease liabilities	10	1,823	—
Other non-current liabilities	16	2,084	220

Total non-current liabilities		105,816	43,651
Shareholders’ deficit
Share capital	17	1,164	1,164
Share premium	17	190,945	190,793
Accumulated deficit		(233,194)	(201,623)
Other reserves	17	(770)	(741)

Total (deficit) equity attributable to shareholders of the parent		(41,855)	(10,407)
Non-controlling interest	18	1,020	1,236

Total shareholders’ deficit		(40,835)	(9,171)

Total liabilities and shareholders’ deficit		134,277	61,318

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Loss

		Year ended December 31,
	Notes	2019	2018
		(Euros in thousands, except share and per share data)
Revenue from collaboration agreements	12	18,449	3,770
Research and development expenses		(40,091)	(33,971)
General and administrative expenses		(11,756)	(7,666)
Other income	13	385	3,458

Operating result		(33,013)	(34,409)
Financial income		790	2,215
Financial expenses		(264)	(161)

Financial result	15	526	2,054

Loss before taxes		(32,487)	(32,355)
Taxes on income	20	—	—

Net loss		(32,487)	(32,355)
Attributable to:
Equityholders of the parent		(31,571)	(31,444)
Non-controlling interest	18	(916)	(911)

Net loss		(32,487)	(32,355)

Net loss per share — basic and diluted	25	(27.13)	(27.02)
Weighted average shares outstanding — basic and diluted		1,163,625	1,163,625

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Comprehensive Loss

		Year ended December 31,
	Notes	2019	2018
		(Euros in thousands)
Net Loss		(32,487)	(32,355)
Other comprehensive (loss) income
Items that may be reclassified subsequently to profit or loss, net of tax Currency translation differences from foreign operations		(29)	313

Total comprehensive loss for the period		(32,516)	(32,042)
Attributable to:
Equityholders of the parent		(31,600)	(31,131)
Non-controlling interest	18	(916)	(911)

Total comprehensive loss for the period		(32,516)	(32,042)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Cash Flows

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Cash flows from operating activities
Loss before taxation	(32,487)	(32,355)
Adjustments for:
Interest income	(790)	(507)
Depreciation and amortization	3,858	2,176
Interest expense	170	16
Equity settled share-based payment	152	118
MD Anderson compensation expense	700	1,360
Increase in other non-current liabilities resulting from share appreciation rights	1,864	220
Changes in working capital
Increase in accounts receivable	(563)	(175)
Increase in other assets	(4,419)	(7,493)
Increase in accounts payable and other current liabilities	98,940	43,732
Interest received	790	507
Interest paid	(170)	(16)

Net cash provided by operating activities	68,045	7,583

Cash flows from investing activities
Payments for property, plant and equipment	(2,143)	(429)
Payments for intangible assets	(91)	(78)
Proceeds from disposal of property, plant and equipment	97	94

Net cash used in investing activities	(2,137)	(413)

Cash flows from financing activities
Proceeds from issuance of shares to equityholders of the parent	—	23,648
Payments for leases	(1,862)	—

Net cash (used in) provided by financing activities	(1,862)	23,648

Net increase in cash and cash equivalents	64,046	30,818

Cash and cash equivalents at beginning of period	39,367	8,415
Effects of exchange rate changes on cash and cash equivalents	(60)	134

Cash and cash equivalents at end of period	103,353	39,367

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Changes in Shareholders Deficit

(Euros in thousands)	Share capital	Share premium	Accumulated deficit	Other reserves	Total (deficit) equity attributable to shareholders of the parent	Non-controlling interest	Total share- holders’ (deficit) equity
Balance as of December 31, 2017	1,164	167,027	(168,547)	(1,054)	(1,410)	787	(623)
Adjustment on adoption of IFRS 15	—	—	(1,632)	—	(1,632)	—	(1,632)

Balance as of January 1, 2018, adjusted	1,164	167,027	(170,179)	(1,054)	(3,042)	787	(2,255)
Other comprehensive income	—	—	—	313	313	—	313
Net loss	—	—	(31,444)	—	(31,444)	(911)	(32,355)

Comprehensive loss for the year	—	—	(31,444)	313	(31,131)	(911)	(32,042)
Equity-settled tandem awards	—	118	—	—	118	—	118
Issuance of ordinary shares	—	23,648	—	—	23,648	—	23,648
MD Anderson compensation expense	—	—	—	—	—	1,360	1,360

Balance as of December 31, 2018	1,164	190,793	(201,623)	(741)	(10,407)	1,236	(9,171)
Other comprehensive loss	—	—	—	(29)	(29)	—	(29)
Net loss	—	—	(31,571)	—	(31,571)	(916)	(32,487)

Comprehensive loss for the year	—	—	(31,571)	(29)	(31,600)	(916)	(32,516)
Equity-settled tandem awards	—	152	—	—	152	—	152
MD Anderson compensation expense	—	—	—	—	—	700	700

Balance as of December 31, 2019	1,164	190,945	(233,194)	(770)	(41,855)	1,020	(40,835)

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements

1.	Group information

Immatics Biotechnologies GmbH (“the Company”), together with its U.S. subsidiary, Immatics US Inc., (together, “Immatics” or “the Group”) is a biotechnology Group that is primarily engaged in the research and development of T cell redirecting immunotherapies for the treatment of cancer. Immatics Biotechnologies GmbH is located at Paul-Ehrlich Str. 15 in 72076 Tübingen, Germany and was founded in September 2000 as a German limited liability company. It is registered with the commercial register at Stuttgart local court under HRB no. 382151.

These consolidated financial statements of the Group for the year ended December 31, 2019 were authorized for issue by the Management Board on April 15, 2020.

2.	Basis of presentation

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), taking into account the recommendations of the International Financial Reporting Interpretations Committee (“IFRIC”). The consolidated financial statements are presented in Euro. Amounts are stated in thousands of Euros, unless otherwise indicated.

The Company controls an entity when it is exposed to, or has the right to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. A subsidiary is consolidated from the date on which control commences until the date on which control ceases. The consolidated financial statements include the accounts and results of Immatics Biotechnologies GmbH and its subsidiary Immatics US Inc. Immatics US Inc., located in Houston, Texas, is controlled by the Company, which holds a 96.04% interest.

The Group has a non-controlling interest, representing approximately 3.96% of the Group’s Immatics US, Inc. subsidiary as of December 31, 2019 (2018: 3.96%). See note 18 for further details.

2.1	Going concern

Since inception, the Group’s activities have consisted primarily of raising capital and performing research and development activities to advance its technologies. The Group is still in the development phase and has not yet marketed any products commercially. Immatics’ ongoing success depends on the successful development and regulatory approval of its products and its ability to finance operations. The Group will seek additional funding in order to reach its development and commercialization objectives.

The Group plans to seek funds either through an initial public offering or further private equity financings, debt financings, collaboration agreements and marketing, distribution or licensing arrangements. The Group may not be able to obtain financing or enter into collaboration or other arrangements on acceptable terms. If the Group is unable to obtain funding, it could be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects.

However, Immatics’ cash and cash equivalents will be sufficient to fund operating expenses and capital expenditure requirements for at least twelve months from the issuance date.

The accompanying consolidated financial statements have been prepared on a going concern basis. This contemplates that Immatics will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. The consolidated financial statements do not reflect any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that would be necessary, was the Group unable to continue as a going concern.

3.	Application of new and revised international financial reporting standards

3.1	Application of new standards

The accounting policies adopted in the preparation of the consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended December 31, 2018, except for the adoption of new standards and interpretations effective as of January 1, 2019. The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

New standards and interpretations applied for the first time:

Standard/interpretation	Effective date
IFRS 16 Leases	January 1, 2019
Amendments to IFRS 9: Prepayment Features with Negative Compensation	January 1, 2019
Amendments to IAS 28: Long-term Interests in Associates and Joint Ventures	January 1, 2019
Annual Improvements to IFRS Standards 2015-2017 Cycle	January 1, 2019
Amendments to IAS 19: Plan Amendment, Curtailment or Settlement	January 1, 2019
IFRIC 23: Uncertainty over Income Tax Treatments	January 1, 2019

Except for IFRS 16 as outlined below, the other amendments had no effect on the consolidated financial statements of the Group.

IFRS 16 Leases

The Group adopted IFRS 16 (“Leases”) effective January 1, 2019. In this context, the exception granted by IFRS 16 C5 b) in conjunction with IFRS 16 C7 – C13 is applied for the transition, meaning the Group has applied IFRS 16 using the modified retrospective approach, under which the cumulative effect of initial application is recognized in accumulated deficit as of January 1, 2019. Accordingly, any comparative information presented for 2018 has not been restated.

The new standard specifies how to recognize, measure, present and disclose lease agreements. The standard provides a single lessee accounting model, requiring lessees to recognize right-of-use assets, representing the lessee’s rights to use the underlying assets, and lease liabilities representing the lessee’s obligations to make lease payments. Lessor accounting under IFRS 16 is similar with the previous guidance under IAS 17.

Under the previous standard (IAS 17), Immatics determined at contract inception whether an arrangement was or contained a lease under IFRIC 4 (“Determining Whether an Arrangement contains a Lease”). Under IFRS 16, Immatics now assesses whether a contract is or contains a lease based on the new definition of a lease. This definition states that a contract is or contains a lease if the contract conveys a right to control the use of an identified asset for a period of time in exchange for consideration.

Transition

Upon transition to IFRS 16, Immatics elected to apply the practical expedient to grandfather the assessment of which transactions are leases. It applied IFRS 16 only to contracts that were previously identified as leases. Contracts that were previously not identified as leases were not reassessed.

As a lessee, Immatics previously classified leases as operating or finance leases based on its assessment of whether the lease transferred substantially all of the risks and rewards of ownership. Under IFRS 16, Immatics recognizes right-of-use assets and lease liabilities for all leases with lease terms greater than 12 months and with a value of the leased asset of more than €5 thousand.

At transition, for leases classified as operating leases under IAS 17, lease liabilities were measured at the present value of the remaining lease payments, discounted by the Group’s incremental borrowing rates for similar assets as of January 1, 2019. The weighted average incremental borrowing rates applied to the lease liabilities on January 1, 2019 were 2.68% for Immatics GmbH and 5.74% for Immatics US Inc. Right-of-use assets are measured at an amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments.

In applying IFRS 16 for the first time, the Group applied the following practical expedients permitted by the standard:

1.	applying a single discount rate to a portfolio of leases with reasonably similar characteristics;

2.	accounting for operating leases with a remaining lease term of less than 12 months as of January 1, 2019 as short-term leases;

3.	excluding initial direct costs for the measurement of the right-of-use asset at the date of initial application.

Immatics presents right-of-use assets in a separate line item on the consolidated statement of financial position under non-current assets. Lease liabilities are shown as separate line items on the consolidated statement of financial position and classified as either current or non-current liabilities, depending on the maturity date of the underlying lease payments.

The table below reconciles the Group’s operating lease commitments as of December 31, 2018 to the lease liability recognized as of the transition date.

Measurements of lease liabilities

(Euros in thousands)
Operating lease commitments as of December 31, 2018	4,783
Less: Discounted using the lessee’s incremental borrowing rate of at the date of initial application	(298)
Add: finance lease liabilities recognized as of December 31, 2018	302

Lease liability recognized as of January 1, 2019	4,787

Of which are
Current lease liabilities	1,801
Non-current lease liabilities	2,986

Adjustments recognized in the balance sheet on January 1, 2019

The adoption of IFRS 16 resulted in the following impact to the statement of financial position as of January 1, 2019:

(Euros in thousands)
Property, plant and equipment	(441)
Right-of-use assets	4,927
Lease liabilities	4,486

3.2	Assessment of potential impact of future standards, amendments to existing standards and interpretations

The following standards and interpretations have been issued by the IASB but were not yet mandatory for the year ended December 31, 2019:

Standard/interpretation	Effective date	Material effect expected on Immatics financial statements
IFRS 17 Insurance contracts	January 1, 2021	No
Amendments to IAS 1, IAS 8: Definition of Material	January 1, 2020	No
Amendments to IFRS 3: Definition of a Business	January 1, 2020	No
Amendments to IFRS 9, IAS 39, IFRS 7: Interest Rate Benchmark Reform	January 1, 2020	No
Amendments to IAS 1: Classification of Liabilities as Current or Noncurrent	January 1, 2020	No
Amendments to IFRS 10, IAS 28: Sale or contribution of assets between an investor and its associate or joint venture	n/a	n/a
Amendments to References to the Conceptual Framework in IFRS Standards	January 1, 2020	No

4.	Summary of accounting policies applied by the Group for the annual reporting period ending December 31, 2019

The following are the significant accounting policies applied by the Group in preparing its consolidated financial statements:

4.1	Segment information

The Group manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The Group’s focus is on the research and development of T cell redirecting immunotherapies for the treatment of cancer. The Chief Executive Officer is the chief operating decision maker who regularly reviews the consolidated operating results and makes decisions about the allocation of the Group’s resources.

4.2	Cash and cash equivalents

Cash and cash equivalents in the statement of financial position comprise of cash held at banks (including money market funds) and short-term deposits with an original maturity of three months or less.

4.3	Financial assets

Initial recognition and measurement

Financial assets within the scope of IFRS 9 include cash and cash equivalents, loans, short-term deposits and receivables. Immatics determines the classification of its financial assets at initial recognition. All financial assets are recognized initially at fair value plus transaction costs. Purchases and sales of financial assets are recognized on their trade date on which the Group commits to purchase or sell the asset. The subsequent measurement of financial assets depends on their classification as described below.

Short-term deposits

Immatics has short-term deposits with original maturities between three and nine months which are classified as other current assets. Short-term deposits with an original maturity of three months or less are classified as cash and cash equivalents. Under IFRS 9 short-term deposits are classified within financial assets at fair value.

Receivables

The Group has receivables from collaboration agreements. A receivable must be capitalized at the point in time at which the Group has become a contractual partner and a claim to cash and cash equivalents has arisen. In subsequent reporting periods, a receivable is measured at amortized cost using the effective interest method. Since the receivables are short-term receivables without a fixed interest rate, these receivables are capitalized at the original invoice or contract amount. Receivable balances are classified as current assets, because all of the Group’s receivables have an expected maturity of less than 12 months.

Interest and other finance income

Financial instruments include money market funds and short-term deposits measured at fair value. Interest income is recorded using the effective interest rate (EIR). EIR is the rate that discounts the estimated future cash payments or receipts over the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset or liability.

4.4	Property, plant and equipment

Property, plant and equipment is stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. All repair and maintenance costs are recognized as expense when incurred. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets. The estimated useful lives are generally within the following ranges:

Category	Estimated useful life
Computer equipment	3 – 5 years
Laboratory equipment	1 – 14 years
Office equipment	2 – 6 years

4.5	Intangible assets

Acquired intangible assets are initially recognized at cost. Following initial recognition, intangible assets are carried at cost less accumulated amortization and accumulated impairment losses, if any. Intangible assets with finite lives are amortized over their useful economic lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life is reviewed at least at the end of each reporting period. Immatics does not have any internally developed intangible assets or intangible assets with indefinite useful lives.

Amortization is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Category	Estimated useful life
Licenses	5 – 20 years
Software	3 – 5 years

4.6	Research and development

Research expenses are defined as costs incurred for current or planned investigations undertaken with the prospect of gaining new scientific or technical knowledge and understanding. All Research costs are expensed as incurred.

An intangible asset arising from development expenditure on an individual project is recognized only when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete and the ability to measure reliably the expenditure during the development. The Group did not recognize any intangible assets from development expenditures in 2019 or 2018 due to the existing uncertainties in connection with its development activities. Research and development expenses include the following types of costs:

1.	salaries, benefits and other related costs, including stock-based compensation, for personnel engaged in research and development functions;

2.

expenses incurred in connection with the preclinical development of our programs and clinical trials of our product candidates, including under agreements with third parties, such as consultants, contractors, academic institutions and contract research organizations;

3.	the cost of manufacturing product candidates for use in clinical trials, including under agreements with third parties, such as, consultants and contractors;

4.	laboratory costs;

5.	leased facility costs, equipment depreciation and other expenses, which include direct and allocated expenses; and

6.	intellectual property costs incurred in connection with filing and prosecuting patent applications as well as third-party license fees.

4.7	Financial liabilities Initial recognition and measurement

Financial liabilities within the scope of IFRS 9 are classified as financial liabilities at fair value through profit or loss or at amortized cost, as appropriate. The Group determines the classification of its financial liabilities at initial recognition.

All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings, carried at amortized cost. This includes directly attributable transaction costs. Immatics only recognized accounts payable as other financial liabilities at amortized costs. The Group has not designated any financial liabilities upon initial recognition as fair value through profit or loss.

The Group does not engage in hedging transactions.

4.8	Leases

Application of IAS 17 (“Leases”) until December 31, 2018

Prior to 2019, the Group applied IAS 17 when accounting for leases. As a lessee under IAS 17, leases for which substantially all the risks and rewards of ownership transferred to the Group were classified as finance leases. Finance leases were capitalized at the lease’s inception at the fair value of the leased property or, if lower, the present value of the minimum lease payments. The corresponding rental obligations, net of finance charges, were included in other current liabilities and other non-current liabilities. Each lease payment was allocated between the liability and finance cost. The finance cost was charged as an expense over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The assets associated with the finance leases are depreciated over the shorter of the asset’s useful life or the lease term if there is no reasonable certainty that the Group will obtain ownership at the end of the lease term. Leases in which a significant portion of the risks and rewards of ownership were not transferred to the Group as lessee were classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) were charged as an expense on a straight-line basis over the period of the lease.

Application of IFRS 16 (“Leases”) effective January 1, 2019

The Group adopted IFRS 16 (“Leases”) effective January 1, 2019. The Group leases various offices, equipment and vehicles. Rental contracts are typically made for fixed periods of two to seven years but may have extension options as described in below. Contracts may contain both lease and non-lease components. The Group has elected not to separate lease and non-lease components and instead accounts for these as a single lease component. Lease terms are negotiated on an individual basis. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used as security for borrowing purposes. Prior to adopting IFRS 16, leases were classified as either finance leases or operating leases. Under IFRS 16, leases are now recognized as a right-of-use asset with a corresponding liability on the date at which the leased asset is available for use by the Group.

Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:

1.	fixed payments (including in-substance fixed payments), less any lease incentives received;

2.	amounts expected to be payable by the Group under residual value guarantees;

3.	the exercise price of a purchase option if the Group is reasonably certain to exercise that option; and

4.	payments of penalties for terminating the lease, if the lease term reflects the Group exercising that option.

Lease payments to be made under reasonably certain extension options are also included in the measurement of the liability. The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, which is generally the case for the Group’s leases, the lessee’s incremental borrowing rate is used. The incremental borrowing rate is the rate that the individual lessee would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment with similar terms, security and conditions.

To determine the incremental borrowing rate, the Group:

1.	uses a build-up approach that starts with a risk-free interest rate adjusted for credit risk for leases held by Immatics, and

2.	makes adjustments specific to the lease, including lease term, country, currency and security.

Right-of-use assets are measured at cost comprising the following:

1.	the amount of the initial measurement of lease liability,

2.	any lease payments made at or before the commencement date less any lease incentives received,

3.	any initial direct costs, and

4.	restoration costs.

Right-of-use assets are generally depreciated over the shorter of the asset’s useful life or the lease term on a straight-line basis. If the Group is reasonably certain to exercise a purchase option, the right-of-use asset is depreciated over the underlying asset’s useful life.

Payments associated with short-term leases of equipment and vehicles and all leases of low-value assets are recognized on a straight-line basis as an expense. Short-term leases are leases with a lease term of 12 months or less. Low-value assets have a value of less than €5 thousand.

Extension and termination options are included in a number of property and equipment leases across the Group. These are used to maximize operational flexibility in terms of managing the assets used in the Group’s operations. The extension and termination options held are exercisable only by the Group and not by the respective lessor. For relevant leases which include an extension option, Immatics performed an assessment as of January 1, 2019 to determine whether option extensions are reasonably certain.

4.9	Revenue from collaboration agreements

The Group earns revenue through collaboration agreements with third-party pharmaceutical and biotechnology companies. As of December 31, 2019, the Group had four collaboration agreements in place with Amgen Inc., Thousand Oaks/CA/USA (“Amgen”), Genmab A/S, Copenhagen/Denmark (“Genmab”), Celgene Switzerland LLC (“BMS”) and GlaxoSmithKline Intellectual Property Development Limited (“GSK”). Each of the Group’s four collaboration agreements are in the preclinical stage.

To determine the recognition of revenue from arrangements that fall within the scope of IFRS 15, the Group performs the following five steps:

(i)	identify the contract(s) with a customer;

(ii)	identify the performance obligations in the contract;

(iii)	determine the transaction price;

(iv)	allocate the transaction price to the performance obligations in the contract; and

(v)	recognize revenue when (or as) the Group satisfies a performance obligation.

Under the terms of these agreements, Immatics agrees to collaborate in the development, manufacture, and commercialization of cancer immunotherapy treatments for specified targets identified through the use of Immatics XPRESIDENT technology.

As part of the collaboration arrangements, Immatics grants exclusive licensing rights for the development and commercialization of future product candidates developed for targets defined in the collaboration agreements. Additionally, Immatics agrees to perform certain research activities under the collaboration agreements, including screening of highly specific molecules for reactivity with the specified targets and off-targets using Immatics’ proprietary technology and know-how, participation on steering committees, and preparation of data packages. The research activities are the predominant item in each of the Group’s collaboration agreements.

The Group performs an analysis to identify the performance obligations under the contract, including licenses and rights to future intellectual property developed under the contract and research activities. As these agreements comprise several promises, it must be assessed whether these promises are capable of being distinct and distinct within the context of the contract. Up-front licensing payments and reimbursement for research and development expenses are initially deferred on our statement of financial position and subsequently recognized as costs are incurred using a cost-to-cost method. Milestone payments are generally included in the transaction price at the amount stipulated in the respective agreement and recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. To date, no milestone has been included in the transaction price.

As stated above, the licenses contributed under the collaboration agreements currently in place do not represent distinct performance obligations, because the Group’s collaboration partners would likely be unable to derive significant benefits from their access to these targets without Immatics’ research activities. Identification of a viable product candidate that will bind to the targets specified in the agreements requires use of the Group’s XPRESIDENT technology and database of target and off-target data. These agreements include a non-refundable upfront payment, payments for research and development activities in certain circumstances, and payments based upon the achievement of defined milestones.

Under IFRS 15, the Group applies significant judgement when evaluating whether the obligations under these agreements represent one or more combined performance obligations, the allocation of the transaction price to identified performance obligations, and the determination of whether milestone payments should be included in the transaction price.

Upfront payment

Each of the Group’s collaboration agreements included a non-refundable upfront payment, meant to subsidize research activities. The Group recorded these payments as deferred revenue, which it allocated to the combined performance obligations for each agreement. Such amounts are recognized as revenue over the performance period of the research activities on a cost-to-cost basis.

The cost-to-cost basis using direct costs and directly attributable personal costs was considered the best measure of progress in which control of the combined performance obligations transfers to the Group’s collaboration partners, due to the nature of the work being performed.

Reimbursement for services

Under the collaboration agreement with Genmab, the Group receives reimbursement for employee research and development costs. These employee costs are presented as research and development expenses, while reimbursements of those costs, which is based on an FTE rate defined in the contract, are presented as revenue and not deducted from expenses.

Development and Commercial Milestones

The collaboration agreements include contingent payments related to development and commercial milestone events. These milestone payments represent variable consideration that are not initially recognized within the transaction price, due to the scientific uncertainties and the required commitment from the collaboration partners to develop and commercialize a product candidate. The Group assesses the probability of significant reversals for any amounts that become likely to be realized prior to recognizing the variable consideration associated with these payments within the transaction price.

Sales-based milestones and royalty payments

The collaboration agreements also include sales-based royalty payments upon successful commercialization of a licensed product. In accordance with IFRS 15.B63, the Group recognizes revenue from sales-based milestone and royalty payments at the later of (i) the occurrence of the subsequent sale; or (ii) the performance obligation to which some or all of the sales-based milestone or royalty payments has been allocated has been satisfied. The Group anticipates recognizing these milestones and royalty payments if and when subsequent sales are generated from a licensed product by the collaboration partner.

Cost to fulfill contracts

The Group incurs costs for personnel, supplies and other costs related to its laboratory operations as well as fees from third parties and license expenses in connection with its research and development obligations under the collaboration and licensing agreement. These costs are recognized as research and development expenses over the period in which services are performed.

4.10	Other income

The Group primarily earns other income from government research grants. Government grants are recognized as income when there is reasonable assurance that the grant will be received and all required conditions have been complied with. Grants from governmental agencies for the support of specific research and development projects are recorded as other income to the extent the related expenses have been incurred. Grant agreements include a budget that specifies the amount and nature of expenses allowed during the entire grant term.

Expenses incurred under the grants are calculated according to agreed-upon terms on a quarterly basis, filed with the governmental agencies, and recorded as income. The governmental agencies make payments to the Group based on these calculations of expenses incurred under the grants. If these estimated calculations change, the Group will then adjust grant revenue in the subsequent period. The Group believes that its calculations are based on the agreed-upon terms as stated in the grant agreements. The governmental agencies generally have the right to audit the Group’s calculations. If the governmental agencies disagree with the Group’s calculations the amount of grant revenue recognized could change.

4.11	Foreign currency

Transactions and balances in Germany and in the USA

The consolidated financial statements are presented in Euro, which is the Group’s functional and presentation currency. Assets and liabilities of foreign operations are translated into Euros at the rate of exchange prevailing at the reporting date. The statements of loss is translated at average exchange rates. The currency translation differences are recognized in other comprehensive income.

Transactions in foreign currencies are initially recorded by the Group’s entities at their respective functional currency spot rates at the date the transaction first qualifies for recognition. The Group used the following exchange rates to convert the financial statements of its U.S. subsidiary:

	2019		2018
	Year-end rate	Average rate	Year-end rate	Average rate
Euros per U.S. Dollar	0.8902	0.8932	0.8738	0.8468

4.12	Fair value of financial instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

•	in the principal market for the asset or liability or

•	in the absence of a principal market, in the most advantageous market for the asset or liability that is accessible by the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs. All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•	Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•	Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•	Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

For assets and liabilities that are recognized in the consolidated financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

4.13	Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain.

If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risks specific to the liability.

4.14	Income Tax

Deferred income tax results from temporary differences between the carrying amount of an asset or a liability and its tax base. Deferred income tax is provided in full using the liability method on temporary differences. In accordance with IAS 12 (“Income Taxes”), the deferred tax assets and liabilities reflect all temporary valuation and accounting differences between financial statements prepared for tax purposes and IFRS financial statements. Tax losses carried forward are taken into account in deferred tax assets calculation. The Group offsets tax assets and liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same tax authority.

5.	Significant accounting judgements, estimates and assumptions

The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of revenue, expenses, assets and liabilities, income taxes and the accompanying disclosures. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.

Estimates — Taxes

Uncertainties exist with respect to the interpretation of complex tax regulations, changes in tax laws, and the amount and timing of future taxable income. Given the wide range and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expense already recorded. Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits together with future tax planning strategies.

Revenue recognition from collaboration agreements

As the collaboration agreements comprise several promises, it must be assessed whether these promises are capable of being distinct within the context of the contract. For the four collaboration agreements the Group assessed that these promises are not capable of being distinct within the context of the contract which results in accounting for all goods and services promised as a single performance obligation with a single measure of progress. The performance obligation is accounted for as a performance obligation satisfied over time using a cost-to-cost method as the customer simultaneously receives and consumes the benefits from Immatics’ performance. Up-front licensing payments are initially deferred on our statement of financial position and subsequently recognized as revenue over time as costs are incurred. Milestone payments are generally included in the transaction price at the amount stipulated in the respective agreement and recognized as revenue to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. To date, no milestone has been included in the transaction price.

Immatics provides development and manufacturing services to customers and recognizes revenue over time using an input-based method to measure progress toward complete satisfaction of the service because the customer simultaneously receives and consumes the benefits provided. Forecast values are used for the calculation of expected future revenue for the remaining term of the contract. These costs estimated as part of the budgeting process must be reviewed and approved before the Group can use them for recognition purposes.

Share-based payments

Determining the fair value of share-based payment transactions requires the most appropriate valuation for the specific program, which depends on the underlying terms and conditions. This estimate also requires the determination of the most appropriate inputs to the valuation model, including the fair value of the share option.

Due to the lack of quoted market prices, the management determined the value of share-based awards with the assistance of a third party valuation specialist using certain assumptions, such as share price volatility, the determination of an appropriate risk-free interest rate, expected dividends and the probability of reaching certain exercisability criteria.

The vested SARs under the 2010 Plan can only be exercised in an event that more than 50% of the shareholdings in the Company will be acquired by a third person (“Change of control”) and the vested SARs of the 2016 Plan may only be exercised upon the occurrence of a change in control or expiration of the applicable lock-up period following completion of an initial public offering (“IPO”).

The fair values of these awards were discounted based on the probability of the awards becoming exercisable. It is necessary to look at different scenarios under which the award would be expected to be realized. Therefore, it was necessary to estimate the probability of each such scenario. The present value of the probability-weighted fair value under all scenarios represents the value of the awards. The difficulty in applying this method is the estimation of the different possible outcomes and the probabilities associated with such outcomes. Management’s assessment is updated at each valuation date.

6.	Accounts receivable

	As of December 31,
	2019	2018
	(Euros in thousands)
Receivables from collaboration agreements	957	393

Accounts receivable	957	393

As of December 31, 2019, and 2018, no receivables were considered impaired.

7.	Other current and non-current assets

Other current assets

	As of December 31,
	2019	2018
	(Euros in thousands)
Grant receivable	998	1,054
Prepaid expenses	1,284	592
Short-term deposits	16,023	13,101
Value added tax receivable	768	371
Other assets	617	410

Other current assets	19,690	15,528

The Group recognizes receivables for government grants when it is reasonably assured that the grant will be received, and all contractual conditions have been complied with. As of December 31, 2019, and 2018, no receivables were considered impaired.

Prepaid expenses include €622 thousand fees paid for the successful arrangement of the BMS and Genmab collaboration agreements as of December 31, 2019 (December 31, 2018: €181 thousand).

Short-term deposits have original maturity dates between three and nine months.

Other non-current assets

	As of December 31,
	2019	2018
	(Euros in thousands)
Prepaid expenses	937	665
Other non-current assets	325	319

Total non-current assets	1,262	984

Prepaid expenses entirely consist of €937 thousand fees paid for the successful arrangement of the BMS and Genmab collaboration agreements as of December 31, 2019 (December 31, 2018: €665 thousand).

8.	Property, plant and equipment

Changes to property, plant and equipment during 2019 and 2018 consisted of the following:

(Euros in thousands)	Laboratory equipment	Computer equipment	Office equipment	Total
Cost as of January 1, 2018	10,849	2,299	1,417	14,565
Additions	348	128	38	514
Disposals	(94)	—	—	(94)
Currency translation differences	119	12	—	131

Cost as of December 31, 2018	11,222	2,439	1,455	15,116
Accumulated depreciation as of January 1, 2018	6,665	1,580	842	9,087
Additions	1,661	207	190	2,058
Disposals	(94)	—	—	(94)
Currency translation differences	47	6	5	58

Accumulated depreciation as of December 31, 2018	8,279	1,793	1,037	11,109

Net book value as of December 31, 2018	2,943	646	418	4,007

Cost as of January 1, 2019	11,222	2,439	1,455	15,116
Impact of IFRS 16 adoption	(441)	—	—	(441)
Cost as of January 1, 2019, adjusted	10,781	2,439	1,455	14,675
Additions	2,204	515	297	3,016
Disposals	(314)	(2)	—	(316)
Currency translation differences	52	4	1	57

Cost as of December 31, 2019	12,723	2,956	1,753	17,432
Accumulated depreciation as of January 1, 2019	8,279	1,793	1,037	11,109
Additions	1,219	256	322	1,797
Disposals	(218)	(1)	—	(219)
Currency translation differences	23	2	—	25

Accumulated depreciation as of December 31, 2019	9,303	2,050	1,359	12,712

Net book value at December 31, 2019	3,420	906	394	4,720

Depreciation expense is included in the following line items of the consolidated statement of loss:

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Research and development expenses	1,315	1,757
General and administrative expenses	482	301

Total	1,797	2,058

9.	Intangible assets

Changes to intangible assets during 2019 and 2018 consisted of the following:

(Euros in thousands)	Patents and licenses	Software licenses	Total
Cost as of January 1, 2018	1,156	473	1,629
Additions	—	78	78
Currency translation differences	45	—	45

Cost as of December 31, 2018	1,201	551	1,752
Accumulated amortization as of January 1, 2018	249	340	589
Additions	59	59	118
Currency translation differences	6	—	6

Accumulated amortization as of December 31, 2018	314	399	713

Net book value at December 31, 2018	887	152	1,039

Cost as of January 1, 2019	1,201	551	1,752
Additions	—	91	91
Currency translation differences	19	1	20

Cost as of December 31, 2019	1,220	643	1,863
Accumulated amortization as of January 1, 2019	314	399	713
Additions	24	87	111
Currency translation differences	31	—	31

Accumulated amortization as of December 31, 2019	369	486	855

Net book value at December 31, 2019	851	157	1,008

Amortization expense is classified as follows within the consolidated statement of profit or loss:

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Research and development expenses	28	9
General and administrative expenses	83	109

Total	111	118

10.	Leases

Right-of use assets consist of the following:

	As of,
	December 31, 2019	January 1, 2019
	(Euros in thousands)
Buildings	2,799	4,347
IT and telecommunication	349	447
Vehicles	90	75
Others	49	58

Total	3,287	4,927

Lease liabilities consist of the following:

	As of,
	December 31, 2019	January 1, 2019
	(Euros in thousands)
Lease liability — current	1,411	1,801
Lease liability — non-current	1,823	2,986

Total	3,234	4,787

Additions to the right-of-use assets were €261 thousand in 2019.

Currency translation differences included in right-of-use assets were €49 thousand in 2019.

Expenses related to right-of-use assets and lease liabilities consist of the following:

	Year ended December 31,
Depreciation charges of right-of-use asset	2019	2018
	(Euros in thousands)
Buildings	1,804	—
IT and telecommunication	101	—
Vehicles	37	—
Other assets	8	—

Total	1,950	—

Interest expenses from leases	170	15
Expenses related to short-term leases and low-value assets (included in administrative expenses)	27	—

The total cash payments for leases was €2,059 thousand in 2019.

As of December 31, 2019, the Group has committed lease payments of €3,352 thousand, of which €1,482 thousand will occur in the next 12 months. The remaining lease payments will occur between January 1, 2021 and December 31, 2024.

11.	Accounts Payable

	As of December 31,
	2019	2018
	(Euros in thousands)
Accounts payable	4,866	2,653
Other accrued liabilities	2,216	1,548

Total Accounts Payable	7,082	4,201

Other accrued liabilities classified within accounts payable mainly relate to outstanding invoices amounting €1,962 thousand as of December 31, 2019 (December 31, 2018: €1,270 thousand).

12.	Revenue from collaboration agreements and Deferred revenue

The Group earns revenue through collaboration agreements with third party pharmaceutical and biotechnology companies. As of December 31, 2019, the Group had four collaboration agreements in place, each of which is in the preclinical stage.

As part of these collaboration arrangements, Immatics grants exclusive licensing rights or options thereto for the development and commercialization of future product candidates developed for several targets defined in the respective collaboration agreements, in addition to research activities, including screening of highly specific molecules for reactivity with the specified targets and off-targets using Immatics’ proprietary technology and know-how, participation on a joint steering committee, and preparation of data packages. For each collaboration agreement, these promises represent one combined performance obligation, because the research activities are mutually dependent and the respective collaboration partner is unable to derive significant benefits from its access to these targets without Immatics’ research activities, which are highly specialized and cannot be performed by other organizations. Under each agreement, research activities were determined to be the predominant item under the contract.

Amgen Collaboration Agreement

In December 2016, Immatics Biotechnologies GmbH entered into a research collaboration and license agreement with Amgen Inc. (“Amgen”) to develop next-generation, T cell engaging bispecific immunotherapies targeting multiple cancers. Under the terms of the agreement, Immatics contributed its XPRESIDENT target discovery and T cell receptor (TCR) capabilities to the preclinical development of product candidates. Amgen Inc. contributed its validated BiTE (Bispecific T cell Engager) technology and will be responsible for the clinical development, manufacturing and commercialization worldwide.

In the collaboration agreement with Amgen, Immatics is eligible to receive development, regulatory and commercial milestone payments amounting up to $525 million for each program and tiered royalties on net sales for each licensed product at percentages ranging from high-single digits to low teens subject to customary reductions.

The Group received a non-refundable upfront payment of $30 million upon signing of the Amgen agreement. The Group classified the initial receipt of the upfront payment as deferred revenue, which it recognizes into revenue as on a cost-to-cost basis using forecasted costs. A cost-to-cost basis was determined most representative of the transfer of benefits to Amgen. During the years ended December 31, 2019 and 2018, the Group recognized €6,197 thousand and €1,501 thousand of revenue associated with research activities performed under the Amgen collaboration agreement. Total deferred revenue under the agreement was €15,093 thousand and €20,809 thousand as of December 31, 2019 and 2018, respectively.

Genmab Collaboration Agreement

In July 2018, Immatics Biotechnologies GmbH entered into a research collaboration and license agreement with Genmab A/S (“Genmab”) to develop next-generation, T cell engaging bispecific immunotherapies targeting multiple cancer indications. Under the agreement, Immatics and Genmab conduct joint research to combine Immatics’ XPRESIDENT and Bispecific TCR technology platforms with Genmab’s proprietary antibody technologies to develop multiple bispecific immunotherapies in oncology. The two companies plan to develop immunotherapies directed against three proprietary targets. Genmab will be responsible for development, manufacturing and worldwide commercialization. Immatics will have an option to contribute certain promotion efforts at predetermined levels in selected countries in the EU.

The Genmab collaboration agreement contains a maximum of $550 million of milestone payments for each licensed product resulting from the collaboration. In addition, Immatics is entitled to receive royalty payments. Royalty rates are based on aggregate net sales of a licensed product. The agreement provides for higher royalty rates as annual net sales of a licensed product increases. Under the agreement, Immatics is eligible to receive tiered royalties on net sales for each licensed product up to double-digit percentages.

The Group received a non-refundable upfront payment of $54 million upon signing of the agreement. The Group classified the initial receipt of the upfront payment as deferred revenue. The Group recognized €11,191 thousand and €2,269 of revenue for research activities performed under the Genmab collaboration agreement during the years ended December 31, 2019 and 2018, respectively. Revenue for the Genmab collaboration agreement is recognized on a cost-to-cost basis using forecasted costs. A cost-to-cost basis was determined most representative of the transfer of benefits to Genmab. Total deferred revenue under the agreement was €34,767 thousand and €44,212 thousand as of December 31, 2019 and 2018, respectively. Under the agreement, the Group also receives reimbursement for research and development costs performed.

BMS Collaboration Agreement

In August 2019, Immatics Biotechnologies GmbH and BMS entered into a collaboration and option agreement to develop novel adoptive cell therapies targeting multiple cancers. Under the agreement, Immatics may develop T Cell Receptor Engineered T cell Therapy (TCR-T) programs against solid tumor targets discovered with Immatics’ XPRESIDENT technology. Programs would utilize proprietary T Cell Receptors (TCRs) identified by Immatics’ XCEPTOR TCR discovery and engineering platform.

If Immatics develops programs against the TCR-T targets, Immatics will be responsible for the development and validation of these programs through lead candidate stage, at which time BMS may exercise opt-in rights and assume sole responsibility for further worldwide development, manufacturing and commercialization of the TCR-T cell therapies. Immatics would have certain early stage co-development rights or co-funding rights for selected TCR-T cell therapies arising from the collaboration. With respect to this collaboration agreement with BMS, Immatics may be eligible to receive regulatory and sales milestones in aggregate amounts of up to $190 million, and $300 million, respectively. In addition, Immatics is entitled to royalty payments. Royalty rates are based on aggregate net sales of a licensed product resulting from the collaboration. The agreement provides for higher royalty rates as annual net sales of a licensed product increases. Under each contract, the royalty rates begin in the high single-digits, increasing to the teen-digits as a percentage of aggregate annual net sales of a licensed product.

The Group received a non-refundable upfront payment of $75 million upon signing of the agreement. The Group classified the initial receipt of the upfront payment as deferred revenue. The Group recognized €1,061 thousand of revenue associated with the upfront payment during 2019. Revenue for the BMS collaboration agreement is recognized on a cost-to-cost basis using forecasted costs. A cost-to-cost basis was determined most representative of the transfer of benefits to BMS. Total deferred revenue under the agreement was €66,514 thousand as of December 31, 2019.

GSK

In December 2019, Immatics entered into a collaboration agreement with GSK to develop novel adoptive cell therapies targeting multiple cancer indications. Immatics and GSK plan to collaborate on the identification, research and development of next-generation TCR Therapeutics focusing on solid tumors. The collaboration will initially focus on the development of autologous T cell therapies and GSK has an option to develop allogeneic T cell therapies using Immatics ACTallo approach.

Immatics and GSK intend to utilize proprietary TCRs identified by Immatics TCR discovery platform XCEPTOR which are planned to be directed against two proprietary targets. Those proprietary targets were discovered and validated by the respective XPRESIDENT technology. Immatics will be mainly responsible for the development and validation of the TCR-T up to designation of a clinical candidate. GSK will then assume sole responsibility for further development, manufacturing and commercialization of the TCR-T with the option for Immatics to co-develop one or more TCR-Ts upon GSK´s request.

The Group received a non-refundable upfront payment of €45 million for two initial programs upon signing of the GSK agreement and is eligible to receive up to $575 million of development, regulatory and sales milestone payments per program. In addition, Immatics is entitled to royalty payments. Royalty rates are based on aggregate net sales of a licensed product resulting from the collaboration. The agreement provides for higher royalty rates as annual net sales of a licensed product increases.

The Group classified the initial receipt of the upfront payment as deferred revenue. The Group recognized no revenue associated with the upfront payment during 2019. Total deferred revenue under the agreement was €45,000 thousand as of December 31, 2019. The Group has not recognized any royalty or milestone revenue under the collaboration agreements, due to the scientific uncertainty of achieving the milestones or the successful commercialization of a product. As of December 31, 2019, Immatics had not received any milestone or royalty payments in connection with the collaboration agreements.

The Group plans to recognize the remaining deferred revenue balance into revenue as it performs the related performance obligations under each contract.

Deferred revenue related to the collaboration agreements consists of the following:

	As of December 31,
	2019	2018
	(Euros in thousands)
Current	59,465	21,590
Non-current	101,909	43,431

Total	161,374	65,021

Contract Costs

The Group incurs costs from a third party, who assists in identifying collaboration partners. The Group recognizes a contract asset to the extent these costs are directly related to a specific contract. The Group then amortizes the contract cost consistently with the pattern of revenue recognition for the related contracts. Total contract assets recognized were €1,559 thousand and €846 thousand as of December 31, 2019 and 2018, respectively, which are classified in other current assets and other non-current assets. Immatics recognized expenses related to the amortization of capitalized contract costs of €195 thousand and €36 thousand during 2019 and 2018, respectively.

As of December 31, 2019, the Group is potentially liable to pay $2 million to a third-party upon successful completing the milestone of the first clinical lead selection in connection with Immatics’ collaboration agreements. The Group does not recognize a liability for these contingent payments due to the scientific uncertainty of achieving the related milestones.

13.	Other income

Other income includes grant income, in addition to other immaterial sources. The Group receives income through government grants for specific research and development projects. The Group recognizes grant income as it performs research and development activities specified by the grant agreements. Total grant income was €26 thousand and €2,933 thousand during 2019 and 2018, respectively. There are no unfulfilled conditions or contingencies attached to these grants.

The Group had the following deferred income and receivable balances under these agreements:

	As of December 31,
	2019	2018
	(Euros in thousands)
Receivables	998	1,054
Deferred income	164	159

The Group classifies receivables under these agreements within other current assets, while it presents deferred income within other current liabilities.

14.	Other current liabilities

The components of other current liabilities are:

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Payroll tax	727	543
Accrued vacation	330	285
Deferred grant income	164	159
Accrued bonuses	52	42
Other	15	18

Total	1,288	1,047

Other current liabilities are non-interest-bearing and are due within one year. The carrying amounts of other current liabilities represent fair value due to their short-term nature.

15.	Financial result

Financial income and financial expenses consist of the following:

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Interest income from short-term deposits	790	507
Foreign currency gains	—	1,708

Financial income	790	2,215
Interest expenses on current liabilities	—	(1)
Interest expenses from leases	(170)	(15)
Foreign currency losses	(94)	(145)

Financial expenses	(264)	(161)

Financial result	526	2,054

16.	Share incentive program

As of December 31, 2019, and 2018, the Group had the following share-based payment plans.

Share appreciation rights (“the 2010 Plan”)

Effective January 1, 2005, in addition to performance-related compensation, certain Immatics employees became eligible to participate in a Stock Appreciation Rights (SAR) Program as part of a long-term equity incentive scheme. The aim of this program was to give employees a long-term stake in the success of the Company. The SAR program was adopted by resolutions by the supervisory board in January 2005 and subsequently amended on February 6, 2007 and September 7, 2010.

Under the 2010 Plan, the beneficiaries received SAR awards, which do not require any cash investment into the company. SARs granted under this program carry no dividend or voting rights. The award holders have the right to execute the vested SARs only in a defined exit event. An exit event is defined as the acquisition of more than 50.00% of the outstanding shares by a third party.

SARs granted under the 2010 Plan vest based on the satisfaction of service requirements (time-based vesting). These awards generally have a five-year graded vesting period. Employees leaving the Group are able to retain any vested awards as of their termination date, unless they are terminated for cause. Per the terms of the SAR agreements, employees are not entitled to subscribe to shares in the Group. Therefore, SARs granted under the 2010 Plan may be settled in cash only.

As awards issued under the 2010 Plan are cash settled, the Group applies liability accounting and revalues the outstanding awards at each reporting date. The Group applied a Black Scholes pricing model to estimate the fair value of the SARs as of December 31, 2019 and 2018 based on a company value of $350,000 thousand and $160,000 thousand, respectively.

	December 31,
Amounts in USD	2019	2018
Exercise price	$1.12	$1.12
Underlying share price	$67.87	$27.21
Volatility	73.00%	64.28%
Time period (years)	1.25	5.00
Risk free rate	1.59%	2.77%
Dividend yield	0.00%	0.00%
Combined probability of exit events	80.00%	25.00%

Expected volatility was determined by calculating the historic volatility in share prices of peer companies within the biotechnology industry. The expected life in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability and exercise restrictions. Furthermore, the fair value of SARs issued under the 2010 Plan were discounted based on the probability of the awards becoming exercisable due to either a change in control or an IPO as management expects to settle these awards also in case of an IPO. The Black Scholes model considered for an IPO event a time period of one year and for a trade sale event a time period of five years. Awards issued under the 2010 Plan do not expire.

Set out below are summaries of SARs issued during 2019 and 2018:

	2019		2018
	Weighted average exercise price in USD	Number	Weighted average exercise price in USD	Number
SARs outstanding at January 1,	$1.12	43,675	$1.12	43,978
SARs granted		—		—
SARs forfeited	1.12	220	1.12	303
SARs outstanding at December 31,	1.12	43,455	1.12	43,675
SARs vested	$1.12	117	$1.12	169
SARs exercisable		—		—

There were no awards issued under the 2010 Plan in 2019 or 2018.

As of December 31, 2019, and 2018 Immatics had other non-current liabilities of €2,084 thousand and €220 thousand, respectively, resulting from these awards.

2016 Equity Incentive Plan (“the 2016 Plan”)

On February 8, 2017, the Company established the “2016 Equity Incentive Plan” to provide employees and consultants of the Group the ability to share in the Company’s future success.

Awards issued under the 2016 Plan are tandem awards, which consist of an option to acquire a stated the number of shares at a stated exercise price, or alternatively, the right to receive any appreciation in the value of the stated number of shares (“SAR portion”).

Generally, the tandem awards issued under the 2016 Plan have a five-year vesting period. The first annual tranche vests on the first anniversary of the grant date. Following the first anniversary, the awards continue to vest on a monthly basis. Vesting is contingent on the recipient’s continued service to the Group. Employees leaving the Group are able to retain any awards vested as of their termination date, unless they are terminated for cause. Former employees forfeit their awards if they remain unexercised more than three months after an IPO or change in control. In the event of a change in control, the unvested portion of the Tandem Award shall immediately vest.

The Tandem Award (to the extent vested) may only be exercised after the contribution of all Immatics shares to a holding company for purposes of an indirect IPO, a change in control, or the expiration of a certain lock-up period following the completion of a direct IPO. A change in control is defined as the acquisition of more than 50% of the outstanding shares by a third party.

Under the terms of the 2016 Plan, options must be settled in equity shares of the Group, while SAR portions may be settled in either equity shares or cash, at the Group’s discretion. While the Group does not have a policy or prior history of settling these awards, it intends to settle outstanding awards in equity shares. As a result, the Group is treating awards issued under the 2016 plan as equity-settled. Subsequent settlements of SARs in cash, to the extent they occur, would be recorded via an adjustment to equity. Each option or SAR issued under the plan may be settled for one common share of the Group in the event it is exercisable.

The 2016 Plan may be converted into a regular employee stock option plan if Immatics changes its legal form to a German stock corporation (Aktiengesellschaft). All awards issued under the 2016 Plan have a ten-year contractual life.

Set out below are summaries of tandem awards issued during 2019 and 2018:

	2019		2018
	Weighted average exercise price in USD	Number	Weighted average exercise price in USD	Number
Tandem Awards outstanding at January 1,	$16.65	74,401	$16.65	31,880
Tandem awards granted in June to September	18.30	26,557	16.65	43,964
Tandem awards granted in December	23.82	5,447
Tandem awards forfeited	16.81	2,936	16.65	1,443
Tandem awards outstanding at December 31,	17.45	103,469	16.65	74,401
Tandem awards vested	$16.76	16,238	$16.65	14,350
Tandem awards exercisable		—		—
Weighted average remaining contract life (years)	8.56		9.12
Weighted average fair value of options granted in USD till September	10.27		4.51
Weighted average fair value of options granted in USD for December	53.41		—

The Group used a Black Scholes pricing model to estimate the fair value of equity settled tandem awards issued during 2019 until September 2019 based on a company valuation of $160,000 thousand.

The fair value of tandem awards issued in December 2019 is based on a company valuation of $350,000 thousand.

Amounts in USD	December 2019	June 2019 - September 2019	December 2018
Exercise price in USD	$23.82	$18.30	$16.65
Underlying share price in USD	$67.87	$16.94	$27.21
Volatility	73.00%	78.00%	64.28%
Time period (years)	1.25	2.10	5.00
Risk free rate	1.59%	2.04%	2.77%
Dividend yield	0.00%	0.00%	0.00%
Combined probability of exit events	80.00%	60.00%	25.00%

Expected volatility was determined by calculating the historic volatility in share prices of peer companies within the biotechnology industry. The expected life in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability and exercise restrictions. Furthermore, the fair value of awards issued under the 2016 Plan were discounted based on the probability of the awards becoming exercisable due to either a change in control or an IPO.

In 2019, the Group recognized total share-based compensation as set out below:

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Research and development expenses	1,556	238
General and administrative expenses	460	100

Total share-based compensation	2,016	338

17.	Shareholders’ deficit

The total number of ordinary shares issued and outstanding is 1,163,625 as of December 31, 2019 (December 31, 2018: 1,163,625 shares) with a par value of €1.00. All ordinary shares are fully paid and outstanding. Each ordinary share is entitled to one vote. In 2019, there was no capital increase and, hence, no change in share capital or share premium. In 2018, €23,648 thousand were paid into share premium by the shareholders based on the Series E financing round, which closed in 2017. The related Series E share capital was previously paid in full in 2017.

Other reserves is related to accumulated foreign currency translation amounts associated with the Group’s US operations.

Liquidation preferences for ordinary shares

In case of an exit event, such as a sale or dissolution of the Group, the sales proceeds, after deducting for selling costs, and remaining assets of the Group, shall be used for satisfying the liquidation preferences from the shareholders.

a.	E-Round

The Shareholders shall receive with the same rank an amount equal to 1.5x of their invested capital in the Series E Financing which was in 2017. The Investors which participated in the Series E Financing, have two options for full-/partial liquidation preferences. The first option is 1.0x of the Series E purchase price plus 5.00% p.a. IRR (Internal Rate of Return) and an additional participation in the pro rata payout. The second option is 1.5x of the Series E purchase price without a participation in the pro rata payout. In the Series E-Financing round 548,539 shares were issued, which were all outstanding as of December 31, 2019 and 2018.

b.	D-Round

As far as there are remaining proceeds after deduction of the claims pursuant to the Series E-Financing round, the shareholders shall receive with the same rank their invested capital in the Series D Financing (2013/2014) plus an annual interest of 5.00% for the time beginning with the receipt of the respective payment by Immatics until the date of the distribution of the remaining assets. If the remaining assets are not sufficient for the complete payment of the claims of the shareholder, then they shall be entitled with the same rank to a corresponding proportional amount pro rata to all claims of the investors inter se. In D-Round 123,018 shares were issued, which were all outstanding as of December 31, 2019 and 2018.

c.	C-Round

C-Round Investors, which contributed in 2010, shall be satisfied with the remaining proceeds after satisfying the shareholders from the D-Round. The conditions are the identical to D-Round. In C-Round 196,568 shares were issued, which were all outstanding as of December 31, 2019 and 2018.

d.	B-Round

As far as there are still remaining proceeds after deduction of the claims mentioned above, these shall be distributed as follows: all shareholders excluding Amgen Investments Ltd., GBG 1 Corporation, Paul Gerard Kimball, Jens Peter Stein, Kornelius Klobucar, KOR Holding S.à r.l., Peter Murray, Palmetto Partners 2017, LP, Kuwaiti Life Sciences Company (KSCC), OrbiMed Private Investments VI, LP, Leerink Holdings LLC, Leerink Swann Co-Investment Fund, LLC, MIG GmbH & Co. Fonds 11 KG, AT Impf GmbH, MIG GmbH & Co. Fonds 13 geschlossene Investment-KG, Wellington Partners Advisory AG, Wellington Partners Ventures IV Life Science Fund L.P., Paul Higham, Dr. Carsten Reinhardt, Mona Lisa Capital AG, PB Invest (Schweiz) AG,

Grazia Beteiligungen GmbH & Co. KG and SB Vermögensverwaltung KG shall each receive with the same rank their invested capital invested outside the Series C Financing Round (2010) and the Series D Financing Round (2013/2014) and the Series E Financing Round plus an annual interest of 5.00% p.a. IRR (Internal Rate of Return). The number of total shares after B-Round amounts to 295,500, which represents an increase in shares of 175,150. All B-Round shares remained outstanding as of December 31, 2019 and 2018.

e.	Pro-Rata Participation

If there are remaining proceeds after the deduction related to E-Round, D-Round, C-Round and B-Round, the amount shall be allocated to the shareholders proportion in the share capital irrespective of the amount of their invested capital, whereby the E-Shares shall be disregarded in this distribution.

Capital management

Capital includes equity attributable to the equity holders of the parent. The aim of capital management is to ensure that the Group has sufficient financial flexibility to achieve its growth targets and to meet legal requirements. The Group manages its capital structure and makes adjustments to it in light of changes in economic conditions. To maintain or adjust the capital structure, the Group may issue new shares.

The Group is not subject to any external minimum capital requirements. No changes were made in the objectives, policies or processes for managing capital for the years ended December 31, 2019 and 2018.

18.	Non-controlling interests

Non-controlling interests represent The University of Texas M.D. Anderson Cancer Center, Houston/Texas/USA’s, (“MD Anderson”) minority interest in Immatics US, Inc. which have been acquired pursuant to the restricted stock acquisition agreement described below.

Loss allocated to the non-controlling interest amounted to €916 thousand in 2019 and €911 thousand in 2018. During 2019 and 2018, income and expenses related to Immatics US, Inc. consisted of the following:

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Revenue	—	—
Research and development expenses	(20,044)	(16,912)
General and administrative expenses	(3,199)	(3,285)
Other income	307	3,198

Operating result	(22,936)	(16,999)
Financial (expense)/income	(257)	3

Loss before taxes	(23,193)	(16,996)
Taxes on income	—	—

Net loss	(23,193)	(16,996)

Attributable to:
Non-controlling interest	(916)	(911)
Dividends paid to non-controlling interest holders	—	—
	3.96%	3.96%

Non-controlling interests on equity amounted to €1,020 thousand and €1,236 thousand as of December 31, 2019 and 2018, respectively. During 2019 and 2018, the statement of financial position for Immatics US, Inc. consisted of the following:

	As of December 31,
	2019	2018
	(Euros in thousands)
Current assets	2,956	2,502
Non-current assets	10,610	10,215

Total assets	13,566	12,717
Current liabilities	29,647	6,915
Non-current liabilities	402
Shareholders’ (deficit) equity	(16,483)	5,802
Attributable to:
Equityholders of the parent	(17,503)	4,566
Non-controlling interest	1,020	1,236

Total liabilities and shareholders’ (deficit) equity	13,566	12,717

Net operating cash outflow of Immatics US, Inc. amounted to €(18,990) thousand in 2019 (2018: €(6,882) thousand).

MD Anderson initial and subsequent milestones (“RSAA”)

Restricted Stock Acquisition Agreement with The University of Texas M.D. Anderson Cancer Center

Immatics US Inc. and MD Anderson entered into a Restricted Stock Acquisition Agreement (“RSAA”) on August 14, 2015. Under this agreement, MD Anderson performs research services on behalf of Immatics US Inc. for an initial term of three years. In return, MD Anderson is entitled to receive restricted shares in Immatics US Inc, based on the achievement of specified milestones included in the RSAA. Performance of the milestones specified in the RSAA is monitored by a joint steering committee (“JSC”) consisting of representatives from both Immatics US Inc. and MD Anderson.

Per the terms of the agreement, MD Anderson is entitled to receive, restricted shares in Immatics US Inc., as follows:

Initial shares: Upon signing of the agreement, MD Anderson became entitled to an upfront share payment of $2,900 thousand in exchange for services over the first three years of the agreement. As a result, MD Anderson received 282,620 shares in Immatics US Inc. with a par value of $0.0001. The total expense recognized for the upfront payment in 2019 and 2018 was $0 (€0) and $604 thousand (€512 thousand), respectively.

A-1 milestones: Under the terms of the agreement, MD Anderson was entitled to a certain amount of restricted stock awards based on the completion of certain performance-based milestones (A-1 milestones) specified in the RSAA. The A-1 milestones had an initial aggregate fair value of $2,000 thousand as of the RSAA signing date, representing 201,610 shares with a par value of $0.0001.

Upon signing of the agreement in August 2015, Immatics US Inc. issued one stock certificate for all shares covered by both the upfront payment and the A-1 milestones. Shares contingent on achievement of the A-1 milestones had a claw-back right, whereby the Group was entitled to receive the shares allocated to any non-achieved milestones as of the initial determination date. As of the initial determination date, the JSC determined that milestones in the amount of $66 thousand, representing 6,388 shares, had been satisfactorily completed. As a result, the Group exercised its claw-back right over all shares allocated to the uncompleted milestones, representing 195,222 shares. Following the claw-back, MD Anderson holds a 3.96% voting interest in Immatics US Inc.

A-2 work orders: Under the agreement, MD Anderson is entitled to additional restricted shares in Immatics US Inc, based on performance of certain work orders between August 14, 2018 and August 14, 2020. MD Anderson is entitled to receive a variable number of shares with a fair value of up to €3,700 thousand on August 14, 2020 (“subsequent determination date”), contingent on its performance of the A-2 work orders.

JSC resolutions have been adopted for each of the A-2 work orders, which report value ascribed to each work order, to be paid to MD Anderson in a variable number of shares in August 2020. The Group recognizes expense for the A-2 work orders as they are performed. The Group monitors completion of these work orders as of each reporting period.

As of December 31, 2019 and 2018, the Group assessed MD Anderson’s performance in relation to the A-2 work orders, resulting in expense of €700 thousand and €848 thousand, respectively.

In total, the Group recognized expenses in relation to MD Anderson’s performance under the RSAA of €700 thousand (2018: €1,360 thousand) related to the up-front payment, A-1 milestones, and A-2 work orders. Thereof, a corresponding increase in equity was recognized with an amount of €700 thousand and €1,360 thousand during 2019 and 2018, respectively, for the vested equity-shares under the A-2 milestone.

19.	Personnel expenses

The Group recognized the following personnel expenses:

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Wages and salaries
Research and development expenses	11,635	10,485
General and administrative expenses	3,596	2,233

Total wages and salaries	15,231	12,718
Other employee benefits
Research and development expenses	2,035	1,920
General and administrative expenses	728	607

Total other employee benefits	2,763	2,527
Share-based compensation expense
Research and development expenses	1,556	238
General and administrative expenses	460	100

Total share-based compensation expense	2,016	338

Total	20,010	15,583

Other employee benefit expenses include employee retirement fund contributions, health insurance, and statutory social expenses. Immatics US Inc. sponsors a defined contribution retirement plan for employees in the United States. During 2019, total Group contributions to the defined contribution plan amounted to €128 thousand (2018: €116 thousand).

For the year ended December 31, 2019, other employee benefits also include employee health insurance costs amounting to €307 thousand for Immatics US Inc., statutory social expenses amounting to €1,273 thousand for our German operations and other miscellaneous expenses amounting to €74 thousand (2018: €365 thousand, €1,020 thousand and €235 thousand, respectively).

20.	Taxes on income

The Group generates losses in both Germany and the United States.

In 2019, the Group’s German operations were subject to a statutory tax rate of 29.10% (2018: 29.10%).

In the United States, the Group incurred a corporate income tax rate of 21.00% in 2019 (2018: 21.00%).

A reconciliation between taxes on income reflected on the consolidated statement of loss and the expected income tax benefit, based on the Group’s German statutory tax rate, for the years ended December 31, 2019 and 2018 is as follows:

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Loss before tax	(32,487)	(32,355)
Expected tax benefit	9,454	9,415
Effects
Difference in tax rates	(1,875)	(1,373)
Non-deductible tax-expenses	(61)	(70)
Government grants exempted from taxes	8	853
Non-recognition of deferred taxes on tax losses and temporary differences	(7,526)	(8,825)

Taxes on income	—	—

Deferred tax assets consist of the following:

(Euros in thousands)	Intangible assets	Right-of-use asset	Deferred revenue	Other liabilities	Lease liabilities	Deferred expenses	Valuation adjustment	Total
As of January 1, 2018, adjusted	2,183	—	475	—	—	—	(2,658)	—
Recognized to profit & loss	(27)	—	(32)	64	—	—	(5)	—

As of December 31, 2018	2,156	—	443	64	—	—	(2,663)	—

As of January 1, 2019	2,156	—	443	64	—	—	(2,663)	—
Recognized to profit & loss	(92)	854	(85)	543	886	14	(2,120)	—

As of December 31, 2019	2,064	854	358	607	886	14	(4,783)	—

As of December 31, 2019, the Group has accumulated tax losses of €223,528 thousand (December 31, 2018: €204,100 thousand) that may be offset against future taxable profits of the Group. As of December 31, 2019 €25,839 thousand of total tax losses is subject to a twenty-year carryforward period (December 31, 2018: €25,839 thousand). All other tax losses have an indefinite carryforward period.

The Group has limited taxable temporary differences and no tax planning opportunities available that could partly support the recognition of these losses as deferred tax assets. On this basis, the Group has determined that it cannot recognize deferred tax assets on the tax losses carried forward as well as on temporary differences.

Limitation on tax loss carryforwards in the US Inc. is 80.00% starting with losses generated after January 1, 2018. These have an indefinite carryforward period, but no carryback option. Any losses generated prior to January 1, 2018 still can be utilized at 100.00% and are subject to a twenty-year carry forward expiration period.

Deferred tax assets have not been recognized in respect of these losses due to the uncertainty of the Group’s ability to generate taxable profits in the foreseeable future. The current assessment regarding the usability of deferred tax assets may change depending on the income situation of future years and may result in higher or lower valuation allowances.

21.	Financial Risk Management Objectives and Policies

The Group’s principal financial instruments comprise cash, cash equivalents and fixed-term deposits. The main purpose of these financial instruments is to invest the proceeds of capital contributions and upfront payments from collaboration agreements. The Group has various other financial instruments such as other receivables and trade accounts payable, which arise directly from its operations.

In accordance with the internal guidelines, the Group does not trade in derivatives. The main risks arising from the Group’s financial instruments are interest rate risk, liquidity risk and currency exchange risk. The Board of Management reviews and agrees policies for managing these risks as summarized below. The Group also monitors the market price risk arising from all financial instruments.

Interest rate risk

The exposure of the Group to changes in interest rates relates to investments in deposits and to changes in the interest for overnight deposits. Changes in the general level of interest rates may lead to an increase or decrease in the fair value of these investments.

Regarding the liabilities shown in the statement of financial position, the Group is currently not subject to interest rate risks.

Credit risk

Financial instruments that potentially subject the Group to concentrations of credit and liquidity risk consist primarily of cash and cash equivalents including short-term deposits and accounts receivable. The Group’s cash and cash equivalents are denominated in Euros and US Dollars and maintained with two high-quality financial institutions in Germany and one in the United States.

The Group continually monitors its positions with, and the credit quality of, the financial institutions and corporation, which are counterparts to its financial instruments and does not anticipate non-performance. The maximum default risk corresponds to the carrying amount of the financial assets shown in the statement of financial position. The Group monitors the risk of a liquidity shortage. The main factors considered here are the maturities of financial assets as well as expected cash flows from equity measures.

Currency risk

Currency risk shows the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates. In particular, it poses a threat if the value of the currency in which liabilities are priced appreciates relative to the currency of the assets. The business transactions of the Group are generally conducted in Euros and US Dollars. In the finance committee meetings, the Group analyses the currency risks. The Group aims to match U.S. dollar cash inflows with U.S. Dollar cash outflows where possible.

Liquidity risk

The Group continuously monitors its risk to a shortage of funds. The Group’s objective is to maintain a balance between continuity of funding and flexibility through the use of capital increases. The Group concluded that its liquidity risk is moderate. The current investors have undertaken to provide continuing financial support so that the Group can pay its debts as and when they fall due. All financial liabilities are due within six months.

22.	Financial Instruments

Set out below are the carrying amounts and fair values of the Group’s financial instruments that are carried in the consolidated financial statements.

(Euros in thousands)		Carrying amount		Fair value
	IFRS 9	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Financial assets
Money market fund	At fair value through profit or loss (FVTPL)	103,353	39,367	103,353	39,367
Short-term deposits	At fair value through profit or loss (FVTPL)	16,023	13,101	16,023	13,101
Accounts receivable	other financial assets at amortized cost	957	393	957	393
Other current/non-current assets	other financial assets at amortized cost	1,710	1,102	1,710	1,102

Total financial assets		122,042	53,962	122,042	53,962

Financial liabilities
Accounts payable	other financial liabilities at amortized cost	7,082	4,201	7,082	4,201
Other current liabilities	other financial liabilities at amortized cost	1,288	1,047	1,288	1,047

Total financial liabilities		8,370	5,248	8,370	5,248

The carrying value of financial instruments such as cash and cash equivalents, deposits, accounts receivable and accounts payable approximate their fair value based on the short-term maturities of these instruments. The fair values of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The following methods and assumptions were used to estimate the fair values: All financial assets are categorized in Level 1 and therefore are valued using quoted (unadjusted) market prices. Except for the Stock Appreciation Rights, which are categorized at Level 2, all other financial liabilities are also categorized at Level 1.

23.	Commitments and contingencies

The following table summarizes contractual obligations as of December 31, 2019:

	Payments due by period
(Euros in thousands)	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years	Total
Lease liabilities	1,482	1,823	47	—	3,352
Other lease obligations	172	324	300	300	1,096
In-license agreements	455	200	—	—	655
Contract research organization agreements	1,131	1,466			2,597

Total contractual obligations	3,240	3,813	347	300	7,700

The following table summarizes contractual obligations as of December 31, 2018:

	Payments due by period
(Euros in thousands)	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years	Total
Lease obligations	1,807	2,256	720	—	4,783
In-license agreements	184	117	—	—	301
Contract research organization agreements	690	1,368	141	—	2,199

Total contractual obligations	2,681	3,741	861	—	7,283

24.	Related party disclosures

The Group did not enter into transactions with related entities in 2019 or 2018.

Key management personnel have been defined as the members of the Management Board and of the Supervisory Board.

Compensation of key management personnel:

	Year ended December 31,
	2019	2018
	(Euros in thousands)
Compensation:
Fixed	1,202	1,088
Variable	521	433
Share-based compensation expense	697	119

Total key management compensation	2,420	1,640

As of December 31, 2019, the company held a receivable of €65 thousand related to key management personnel (December 31, 2018: €0).

Harald F. Stock and Peter Chambré were members of the Supervisory Board of Immatics in 2019 and in 2018. They received a fixed fee as Supervisory Board members and reimbursement for travel expenses.

Total compensation for the Supervisory Board amounted to €416 thousand in 2019:

(Euros in thousands)	Peter Chambré	Harald F. Stock	Total
Supervisory board fee	300	9	309
Travel expenses	87	20	107

Total board expenses	387	29	416

Total compensation for the Supervisory Board amounted to €478 thousand in 2018:

(Euros in thousands)	Peter Chambré	Harald F. Stock	Total
Supervisory board fee	400	10	410
Travel expenses	52	16	68

Total board expenses	452	26	478

25.	Net loss per share

Basic net loss per share is computed by dividing net loss attributable to the equityholders of parent by the weighted average number of common shares outstanding during the period, excluding common stock equivalents. The diluted net loss per share reflects the basic net loss per share, since the effects of potentially dilutive securities are antidilutive given the net loss for each period presented.

Options granted to employees under the 2016 Plan are considered to be potential ordinary shares. They would have been included in the determination of diluted earnings per share if the awards would have been exercisable due to either a change in control or an IPO. The 103,469 options outstanding under the 2016 plan are not included in the calculation of diluted earnings per share because they are antidilutive. These options could potentially dilute basic earnings per share in the future. Details relating to the options are set out in note 16.

26.	Events after the reporting period

The Company evaluated subsequent events for recognition or disclosure through April 15, 2020.

On March 17, 2020, Immatics entered into a definitive merger agreement with Arya Sciences Acquisition Corp. (“ARYA”), a special purpose acquisition company sponsored by Perceptive Advisors. Under the terms of the agreement, the transaction will be structured through Immatics B.V., a Dutch private limited liability company. The merger will be effectuated in three principal steps:

•	The shareholders of Immatics will exchange their interests in Immatics for ordinary shares in the share capital of Immatics B.V., which will be accounted for as a recapitalization.

•

ARYA will merge into a subsidiary of Immatics B.V., with Arya shareholders receiving one ordinary share in Immatics B.V. for each issued and outstanding ordinary share of ARYA. The merger of ARYA constitutes an acquisition by Immatics B.V., which will be accounted for within the scope of IFRS 2 (“Share-based Payment”).

•

In connection with the agreement, Immatics B.V. expects to raise an additional $104 million in equity proceeds through a private placement of ordinary shares with existing shareholders of Immatics and ARYA.

As part of the agreement, awards issued under Immatics’ existing employee equity incentive plans will be converted into an equity incentive plan sponsored by Immatics B.V. This conversion includes an expected cash payout of up to €12 million for SAR and tandem awards currently outstanding and scheduled to vest prior to December 31, 2020, to occur immediately after the merger.

Total expected proceeds from the transaction, including marketable securities held in a trust account by ARYA and the private placement, are $252 million. The transaction is expected to close in the second quarter of 2020. Following the transaction, Immatics shareholders will own a controlling interest in Immatics B.V.

Upon consummation of the transaction, Immatics B.V. will become a publicly traded corporation. The transaction is subject to the approval of the shareholders of Immatics and ARYA.

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, China. While initially concentrated in China, the outbreak has spread to over 150 countries and every state in the United States. On January 30, 2020, the World Health Organization declared the outbreak a pandemic and a global emergency. In response, many countries and businesses have instituted travel restrictions, quarantines, and office closures. While the pandemic has not yet caused any significant disruptions to the Group’s operations, management continues to monitor the potential impact. Specifically, the extent of the pandemic and governmental responses may impact our ability to obtain raw materials and equipment used for research and development, obtain sufficient additional funds to finance our operations, and conduct clinical trials, any of which could materially and adversely affect our business.

Unaudited Condensed Consolidated Statement of Financial Position

		As of
	Notes	March 31, 2020	December 31, 2019
		(Euros in thousands)
Assets
Current assets
Cash and cash equivalents		72,202	103,353
Accounts receivable		332	957
Other current assets	5	37,203	19,690

Total current assets		109,737	124,000
Non-current assets
Property, plant and equipment	8	5,961	4,720
Intangible assets		1,006	1,008
Right-of-use assets	8	3,914	3,287
Other non-current assets		1,151	1,262

Total non-current assets		12,032	10,277

Total assets		121,769	134,277

Liabilities and shareholders’ deficit
Current liabilities
Provisions	9	715	50
Accounts payable		8,668	7,082
Deferred revenue	6	65,280	59,465
Lease liabilities		1,450	1,411
Other current liabilities		1,150	1,288

Total current liabilities		77,263	69,296
Non-current liabilities
Deferred revenue	6	89,369	101,909
Lease liabilities		2,396	1,823
Other non-current liabilities	10	2,772	2,084

Total non-current liabilities		94,537	105,816
Shareholders’ deficit
Share capital		1,164	1,164
Share premium		190,984	190,945
Accumulated deficit		(241,500)	(233,194)
Other reserves		(1,462)	(770)

Total deficit attributable to shareholders of the parent		(50,814)	(41,855)
Non-controlling interest		783	1,020

Total shareholders’ deficit		(50,031)	(40,835)

Total liabilities and shareholders’ deficit		121,769	134,277

The accompanying notes are an integral part of these condensed consolidated financial statements.

Unaudited Condensed Consolidated Statement of Loss

		Three months ended March 31,
	Notes	2020	2019
		(Euros in thousands, except share and per share data)
Revenue from collaboration agreements	6	7,040	3,626
Research and development expenses		(12,246)	(7,990)
General and administrative expenses		(6,188)	(2,275)
Other income		113	3

Operating result		(11,281)	(6,636)
Financial income		2,730	825
Financial expenses		(29)	(70)

Financial result		2,701	755

Loss before taxes		(8,580)	(5,881)
Taxes on income		—	—
Net loss		(8,580)	(5,881)

Attributable to:
Equityholders of the parent		(8,306)	(5,684)
Non-controlling interest		(274)	(197)

Net loss		(8,580)	(5,881)

Net loss per share - basic and diluted		(7.14)	(4.89)
Weighted average shares outstanding - basic and diluted		1,163,625	1,163,625

The accompanying notes are an integral part of these condensed consolidated financial statements.

Unaudited Condensed Consolidated Statement of Comprehensive Loss

		Three months ended March 31,
	Notes	2020	2019
		(Euros in thousands)
Net Loss		(8,580)	(5,881)
Other comprehensive loss
Items that may be reclassified subsequently to profit or loss, net of tax
Currency translation differences from foreign operations		(692)	(157)

Total comprehensive loss for the period		(9,272)	(6,038)

Attributable to:
Equityholders of the parent		(8,998)	(5,841)
Non-controlling interest		(274)	(197)

Total comprehensive loss for the period		(9,272)	(6,038)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Unaudited Condensed Consolidated Statement of Cash Flows

	Three months ended March 31,
	2020	2019
	(Euros in thousands)
Cash flows from operating activities
Loss before taxation	(8,580)	(5,881)
Adjustments for:
Interest income	(319)	(144)
Depreciation and amortization	1,048	948
Interest expense	28	51
Equity settled share-based payment	39	38
MD Anderson compensation expense	37	89
Increase in other non-current liabilities resulting from share appreciation rights	689	168
Changes in working capital
Decrease (increase) in accounts receivable	625	(8)
(Increase) decrease in other assets	(17,209)	8,919
Decrease in accounts payable and other current liabilities	(4,775)	(4,428)
Interest received	159	51
Interest paid	(28)	(51)

Net cash used in operating activities	(28,286)	(248)

Cash flows from investing activities
Payments for property, plant and equipment	(2,382)	(294)
Payments for intangible assets	(5)	(39)

Net cash used in investing activities	(2,387)	(333)

Cash flows from financing activities
Payments for leases	(611)	(446)

Net cash used in by financing activities	(611)	(446)

Net decrease in cash and cash equivalents	(31,284)	(1,027)

Cash and cash equivalents at beginning of period	103,353	39,367
Effects of exchange rate changes on cash and cash equivalents	133	(9)

Cash and cash equivalents at end of period	72,202	38,331

The accompanying notes are an integral part of these condensed consolidated financial statements.

Unaudited Condensed Consolidated Statement of Changes in Shareholders’ Deficit

(Euros in thousands)	Share capital	Share premium	Accumulated deficit	Other reserves	Total deficit attributable to shareholders of the parent	Non- controlling interest	Total share- holders’ deficit
Balance as of January 1, 2019	1,164	190,793	(201,623)	(741)	(10,407)	1,236	(9,171)
Other comprehensive income	—	—	—	(157)	(157)	—	(157)
Net loss	—	—	(5,684)	—	(5,684)	(197)	(5,881)

Comprehensive loss for the year	—	—	(5,684)	(157)	(5,841)	(197)	(6,038)
Equity-settled tandem awards	—	38	—	—	38	—	38
MD Anderson compensation expense	—	—	—	—	—	89	89

Balance as of March 31, 2019	1,164	190,831	(207,307)	(898)	(16,210)	1,128	(15,082)

Balance as of January 1, 2020	1,164	190,945	(233,194)	(770)	(41,855)	1,020	(40,835)
Other comprehensive loss	—	—	—	(692)	(692)	—	(692)
Net loss	—	—	(8,306)	—	(8,306)	(274)	(8,580)

Comprehensive loss for the year	—	—	(8,306)	(692)	(8,998)	(274)	(9,272)
Equity-settled tandem awards	—	39	—	—	39	—	39
MD Anderson compensation expense	—	—	—	—	—	37	37

Balance as of March 31, 2020	1,164	190,984	(241,500)	(1,462)	(50,814)	783	(50,031)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Notes to the Unaudited Condensed Consolidated Financial Statements

1.	Group information

Immatics Biotechnologies GmbH, together with its U.S. subsidiary, Immatics US Inc., (“Immatics” or “the Group”) is a biotechnology group that is primarily engaged in the research and development of T-cell redirecting immunotherapies for the treatment of cancer. Immatics Biotechnologies GmbH is located at Paul-Ehrlich Str. 15 in 72076 Tübingen, Germany and was founded in September 2000 as a German limited liability company. It is registered with the commercial register at Stuttgart local court under HRB no. 382151.

These interim condensed consolidated financial statements of the Group for the three months ended March 31, 2020 were authorized for issue by the Management Board on May 22, 2020.

2.	Significant events and changes in the current reporting period

The Group was affected by following events or transactions during the three months ended March 31, 2020.

ARYA Merger

On March 17, 2020, Immatics entered into a definitive merger agreement with Arya Sciences Acquisition Corp. (“ARYA”), a special purpose acquisition company sponsored by Perceptive Advisors. Under the terms of the agreement, the transaction will be structured through Immatics B.V., a Dutch private limited liability company. The merger (“ARYA Merger”) will be effectuated in three principal steps:

•	The shareholders of Immatics will exchange their interests in Immatics for ordinary shares in the share capital of Immatics B.V., which will be accounted for as a recapitalization.

•

ARYA will merge into a subsidiary of Immatics B.V., with Arya shareholders receiving one ordinary share in Immatics B.V. for each issued and outstanding ordinary share of ARYA. The merger of ARYA constitutes an acquisition by Immatics B.V., which will be accounted for within the scope of IFRS 2 (“Share-based Payment”).

•

In connection with the agreement, Immatics B.V. expects to raise an additional $104 million in equity proceeds through a private placement of ordinary shares with existing shareholders of Immatics and ARYA.

As part of the agreement, awards issued under Immatics’ existing employee equity incentive plans will be converted into an equity incentive plan sponsored by Immatics B.V. This conversion includes a maximum cash payout of up to €12 million for SAR and tandem awards currently outstanding and scheduled to vest prior to December 31, 2020, to occur immediately after the merger.

Total expected proceeds from the transaction, including marketable securities held in a trust account by ARYA and the private placement, are up to $252 million (€230 million). The transaction is expected to close in the second quarter of 2020. Following the transaction, Immatics shareholders will own a controlling interest in Immatics B.V.

Upon consummation of the transaction, Immatics B.V. will become a publicly traded corporation. The transaction is subject to the approval of the shareholders of Immatics and ARYA.

The closing of the Merger is subject to certain closing conditions. As of May 22, 2020, the date these interim consolidated financial statements were issued, the Merger has not closed.

COVID-19

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, China. While initially concentrated in China, the outbreak has spread to several other countries. On January 30, 2020, the World Health

Organization declared the outbreak a pandemic and a global emergency. In response, many countries and businesses have instituted travel restrictions, quarantines, and office closures. The extent of the pandemic and governmental responses may impact our ability to obtain raw materials and equipment used for research and development, obtain sufficient additional funds to finance our operations, and conduct clinical trials, any of which could materially and adversely affect our business.

As the pandemic is still evolving, management continues to monitor the situation and has put significant measures in place to protect the Group’s employees, supply chain and the execution of clinical trials. To date, the pandemic has resulted in a slowdown in activities related to the Group’s laboratory operations and at some of its suppliers. The ongoing spread of COVID-19 may also negatively impact the Group’s clinical trials, including potential delays and restrictions on the Group’s ability to recruit and retain patients, principal investigators and healthcare employees. COVID-19 could also affect the operations of contract research organizations (“CROs”), which may also result in delays or disruptions in the supply of product candidates.

Due to COVID-19, the Group has also experienced delays in research activities performed under its collaboration agreements. Consequently, the Group recognized less revenue under these agreements during the first quarter of 2020 than previously planned. Management believes the declines in revenue associated with the delay in research activities is largely temporary, as the revenue is primarily associated with non-refundable upfront payments recognized on a cost-to-cost basis. COVID-19 may continue to impact the timing and amount of revenue recognized under these agreements in the future.

3.	Significant accounting policies

Basis of presentation

The interim condensed consolidated financial statements of the Group as of March 31, 2020 and 2019 and for the three months ended March 31, 2020 and 2019 have been prepared in accordance with International Accounting Standard 34 Interim financial reporting, as issued by the International Accounting Standards Board (“IASB”). The interim condensed consolidated financial statements should be read in conjunction with the annual financial statements for the year ended December 31 2019, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the IASB, taking into account the recommendations of the International Financial Reporting Standards Interpretations Committee (“IFRIC”).

The interim condensed consolidated financial statements are presented in Euro. Amounts are stated in thousands of Euros, unless otherwise indicated.

The accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended December 31, 2019. The new and amended standards and interpretations applied for the first time as of January 1, 2020, as disclosed in the notes to the consolidated financial statements for the year ended December 31, 2019, had no impact on the interim condensed consolidated financial statements of the Group for the three months ended as of March 31, 2020.

The Group has a non-controlling interest, representing approximately 3.96% of the Group’s Immatics US, Inc. subsidiary as of March 31, 2020 (2019: 3.96%).

Capitalized equity financing costs

Immatics capitalizes certain legal, accounting and other third-party fees that are directly associated with in-process equity financings as other assets until such financings are consummated. After consummation of the equity financing, these costs are recorded in shareholders’ deficit as a reduction of share premium generated as a result of the financing. Should the equity financing no longer be considered probable of being consummated, the deferred costs would be expensed immediately as a charge to operating expenses.

4.	Segment information

The Group manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The Group’s focus is on the research and development of T-cell redirecting immunotherapies for the treatment of cancer. The Chief Executive Officer is the chief operating decision maker who regularly reviews the consolidated operating results and makes decisions about the allocation of the Group’s resources.

5.	Other current assets

	As of
	March 31, 2020	December 31, 2019
	(Euros in thousands)
Grant receivable	1,018	998
Prepaid expenses	1,355	1,236
Short-term deposits	32,859	16,023
Value added tax receivable	821	768
Capitalized transaction costs	511	48
Other assets	639	617

Other current assets	37,203	19,690

The Group recognizes receivables for government grants when it is reasonably assured that the grant will be received, and all contractual conditions have been complied with. As of March 31, 2020, and December 31, 2019, no receivables were considered impaired.

Prepaid expenses include €676 thousand fees paid for the successful arrangement of the BMS and Genmab collaboration agreements as of March 31, 2020 (December 31, 2019: €622 thousand).

As of March 31, 2020, the Group capitalized €511 thousand in costs associated with the ARYA Merger, which the Group plans to deduct from the total proceeds of merger as a reduction in Shareholder Premium. These costs are directly attributed to the ARYA Merger and primarily related to legal and accounting fees.

Short-term deposits have original maturity dates between three and nine months.

6.	Revenue from collaboration agreements

The Group earns revenue through strategic collaboration agreements with third party pharmaceutical and biotechnology companies. As of March 31, 2020, the Group had four collaboration agreements in place. All collaboration agreements are still in the pre-clinical stage. During the three months ended March 31, 2020, the Group did not enter into any new collaboration agreements.

The Group earned revenue from collaboration agreements from the following collaborators during the three months ended March 31, 2020 and 2019:

	Three months ended March 31,
	2020	2019
	(Euros in thousands)
Amgen	2,150	1,171
Genmab	2,015	2,455
BMS	2,422	—
GSK	453	—

Total	7,040	3,626

As of March 31, 2020, the Group has not recognized any royalty or milestone revenue under the collaboration agreements, due to the scientific uncertainty of achieving the milestones or the successful commercialization of a product. As of March 31, 2020, Immatics had not received any milestone or royalty payments in connection with the collaboration agreements.

Deferred revenue related to the collaboration agreements consists of the following as of March 31, 2020 and December 31, 2019:

	As of
	March 31, 2020	December 31, 2019
	(Euros in thousands)
Current	65,280	59,465
Non-current	89,369	101,909

Total	154,649	161,374

7.	Income Tax

During the three months ended March 31, 2020 the Group generated losses in both Germany and the United States. During the three months ended March 31, 2020, the Group’s German operations were subject to a statutory tax rate of 29.1% (2019: 29.1%). In the United States, the Group incurred a corporate income tax rate of 21% during the three months ended March 31, 2020 (2019: 21%).

As of March 31, 2020 and 2019, no deferred tax assets have been recognized in respect of these losses due to the uncertainty of the Group’s ability to generate taxable profits in the foreseeable future. The current assessment regarding the usability of deferred tax assets may change depending on the income situation of future years and may result in higher or lower valuation allowances.

Additionally, due to the planned transaction described in Note 2, limitations on tax loss carryforwards for net operating losses incurred by the Group’s subsidiary Immatics US Inc. might occur after the closing of the transaction in accordance with Section 382 of the United States Tax Code.

8.	Property, plant and equipment and Right-of-use assets

During the three months ended March 31, 2020, the Group acquired property, plant and equipment in the amount of €1,682 thousand (March 31, 2019: €219 thousand). The acquisitions during the three months ended March 31, 2020 were mainly related to laboratory equipment in the amount of €922 thousand and office equipment in the amount of €594 thousand (March 31, 2019: €108 thousand and €15 thousand, respectively).

During the three months ended March 31, 2020, new leases and extensions to existing lease agreements resulted in an increase in right-of-use assets in the amount of €1,197 thousand, mainly due to the commencement of a lease agreement of a new office building in Tübingen. The Group used its incremental borrowing rate (“IBR”) to calculate the initial lease liability.

9.	Provisions

Provisions consisted of the following as of March 31, 2020 and December 31, 2019:

	As of
	March 31, 2020	December 31, 2019
	(Euros in thousands)
Provision for bonuses	665	—
Other provisions	50	50

Total	715	50

These amounts include provisions for the Group’s annual employee bonuses, which are due to be paid each December. These amounts are classified as a provision as of March 31, 2020, because the amount to be paid is uncertain. As of December 31, 2019, the Group had a liability for annual employee bonuses of €52 thousand (classified as other current liabilities) related to amounts paid in January 2020.

10.	Share-based payments

The Group issues share-based awards to its employees under two different plans. Under the 2010 Plan, the Group issues stock appreciation rights (“SARs”), which are treated as cash-settled. The Group applies liability accounting to SAR awards under the 2010 Plan and revalues the outstanding awards at each reporting date. The Group applied a Black Scholes pricing model to estimate the fair value of the 2010 Plan awards as of March 31, 2020 and December 31, 2019 based on a company valuation of $350,000 thousand.

	As of
	March 31, 2020	December 31, 2019
Exercise price in USD	$1.12	$1.12
Underlying share price in USD	$75.02	$67.87
Volatility	93.00%	73.00%
Time period (years)	0.75	1.25
Risk free rate	0.16%	1.59%
Dividend yield	0.00%	0.00%
Combined probability of exit events	95.00%	80.00%

There were no awards issued under the 2010 Plan in 2020 or 2019.

As of March 31, 2020, and December 31, 2019 Immatics had other non-current liabilities of €2,772 thousand and €2,084 thousand, respectively, resulting from these awards.

During the three months ended March 31, 2020, the Group granted 6,000 tandem awards in accordance with the 2016 Plan. These tandem awards have not yet commenced vesting, as the service commencement date has not yet been reached.

The Group recognized total share-based compensation expense during the three months ended March 31, 2020 and 2019 as set out below:

	Three months ended March 31,
	2020	2019
	(Euros in thousands)
Research and development expenses	441	159
General and administrative expenses	287	47

Total share-based compensation	728	206

11.	Related party disclosures

During the three months ended March 31, 2020 the Group did not enter into related-party transactions with its key management personnel and with related entities. There were no significant changes in the compensation arrangements for key management personnel or members of the Management Board and of the Supervisory Board during the three months ended March 31, 2020.

12.	Financial Instruments

Set out below are the carrying amounts and fair values of the Group’s financial instruments that are carried in the interim condensed consolidated financial statements.

Euros in thousands		Carrying amount		Fair value
	IFRS 9	3/31/2020	12/31/2019	3/31/2020	12/31/2019
Financial assets
Money market fund	At fair value through profit or loss (FVTPL)	72,202	103,353	72,202	103,353
Short-term deposits	At fair value through profit or loss (FVTPL)	32,859	16,023	32,859	16,023
Accounts receivable	other financial assets at amortized cost	332	957	332	957
Other current/non-current assets	other financial assets at amortized cost	1,793	1,709	1,793	1,709

Total financial assets		107,186	122,042	107,186	122,042

Financial liabilities
Accounts payable	other financial liabilities at amortized cost	8,668	7,082	8,668	7,082
Other current liabilities	other financial liabilities at amortized cost	1,150	1,288	1,150	1,288

Total financial liabilities		9,818	8,370	9,818	8,370

The carrying value of financial instruments such as cash and cash equivalents, deposits, accounts receivable and accounts payable approximate their fair value based on the short-term maturities of these instruments. The fair values of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The following methods and assumptions were used to estimate the fair values: All financial assets are categorized in Level 1 and therefore are valued using quoted (unadjusted) market prices. Except for the Stock Appreciation Rights, which are categorized at Level 2, all other financial liabilities are also categorized at Level 1.

13.	Events occurring after the reporting period

The Group evaluated subsequent events for recognition or disclosure through May 22, 2020. Based on its review, the Group determined that there have been no events that have occurred subsequent to the reporting period that would require adjustments to the disclosures in the financial statements.

Immatics N.V.

PROSPECTUS

                    , 2020

PART II

Information Not Required in Prospectus

Item 6.	Indemnification of Directors and Officers.

Under Dutch law, directors of a Dutch public company may be held jointly and severally liable to the company for damages in the event of improper performance of their duties. In addition, directors may be held liable to third parties for any actions that may give rise to a tort. This applies equally to our managing directors, supervisory directors, non-executive directors and executive directors.

Pursuant to our articles of association and unless Dutch law provides otherwise, the following will be reimbursed to actual and former managing directors, supervisory directors, non-executive directors and executive directors and other members of the Executive Committee:

(i)

the costs of conducting a defense against claims, also including claims by the company and its group companies, as a consequence of any acts or omissions in the fulfillment of their duties or any other duties currently or previously performed by them at our request;

(ii)	any damages or financial penalties payable by them as a result of any such acts or omissions;

(iii)	any amounts payable by them under settlement agreements entered into by them in connection with any such acts or omissions;

(iv)	the costs of appearing in other legal proceedings in which they are involved in such capacity, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf; and

(v)	any taxes payable by them as a result of any reimbursements.

No indemnification shall be given to an indemnified officer or director under our articles of association unless:

(i)

it has been adjudicated by a Dutch court or, in the case of arbitration, an arbitrator, in a final and conclusive decision that the act or omission may be characterized as intentional, deliberately reckless or grossly negligent conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

(ii)	the costs or financial loss are covered by an insurance and the insurer has paid out the costs or financial loss.

We have entered into indemnification agreement with each of our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7.	Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities:

•

In connection with the closing of the Business Combination, on July 1, 2020, we issued (i) 52,493,617 ordinary shares to former securityholders of Immatics OpCo and ARYA in exchange for their securities in Immatics OpCo and ARYA, as applicable, and (ii) 7,187,500 public warrants to former warrant holders of ARYA in exchange for outstanding public warrants of ARYA (other than public warrants held by the ARYA Sponsor, which were forfeited).

•

In connection with the closing of the PIPE Financing, on July 1, 2020, we issued 10,415,000 ordinary shares to the PIPE investors for gross proceeds of approximately $104.2 million, $25.0 million of which was funded by an affiliate of the ARYA Sponsor.

The foregoing securities issuances were made in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder.

Item 8.	Exhibits and Financial Statement Schedules.

(a)	The following exhibits are included or incorporated by reference in this registration statement on Form F-1:

Exhibit Index

Exhibit No.	Description

2.1	Business Combination Agreement, dated as of March 17, 2020, by and among ARYA Sciences Acquisition Corp., Immatics Biotechnologies GmbH, Immatics B.V., Immatics Merger Sub 1 and Immatics Merger Sub 2 (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

2.2	Amendment No. 1 to Business Combination Agreement, dated as of June 7, 2020, by and among ARYA Sciences Acquisition Corp., Immatics Biotechnologies GmbH, Immatics B.V., Immatics Merger Sub 1 and Immatics Merger Sub 2 (incorporated by reference to Exhibit 2.2 to Amendment No. 3 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on June 8, 2020)

2.3	Plan of First Merger (incorporated by reference to Exhibit 2.3 to Amendment No. 3 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on June 8, 2020)

2.4	Plan of Second Merger (incorporated by reference to Exhibit 2.4 to Amendment No. 3 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on June 8, 2020)

3.1*	Deed of Conversion of Immatics B.V. and Articles of Association of Immatics N.V.

4.1	Amended and Restated Warrant Agreement, between Continental Stock Transfer & Trust Company, Immatics B.V. and ARYA Sciences Acquisition Corp. (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on June 5, 2020)

5.1*	Opinion of CMS Derks Star Busmann N.V. regarding the validity of ordinary shares

10.1*	Investor Rights and Lock-up Agreement

10.2	Form of Subscription Agreement (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.3	Form of Sponsor Letter Agreement (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.4**	Form of Indemnification Agreement (Executive Officers and Directors) (incorporated by reference to Exhibit 10.4 to Amendment No. 2 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on June 5, 2020)

10.5†	Collaboration & License Agreement, dated as of August 14, 2015, by and between Immatics US, Inc. and The University of Texas M.D. Anderson Center (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

Exhibit No.	Description
10.6†

License Royalty Adjustment Agreement, dated as of January 5, 2016, by and between Immatics US, Inc. and The Board of Regents of The University of Texas System on behalf of the University of Texas M.D. Anderson Cancer Center (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.7†	Master Clinical Trial Agreement, dated as of December 1, 2016, by and between Immatics US, Inc. and The University of Texas MD Anderson Center (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.8†	Restricted Stock Acquisition Agreement, dated as of August 14, 2015, by and between Immatics US, Inc. and The University of Texas M.D. Anderson Cancer Center (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.9†	Non-Exclusive License Agreement, dated as of August 3, 2015, by and between Immatics Biotechnologies GmbH and Stichting Sanquin Bloedvoorziening (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.10†	Facilities/Equipment Use and Services Agreement, dated as of September 1, 2015, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.11†	Amendment Number 1 — Facilities/Equipment Use and Services Agreement, dated as of February 1, 2016, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.12†	Amendment Number 2 — Facilities/Equipment Use and Services Agreement, dated as of August 10, 2016, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.13†	Amendment Number 3 — Facilities/Equipment Use and Services Agreement, dated as of October 1, 2016, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.14†	Amendment Number 4 — Facilities/Equipment Use and Services Agreement, dated as of April 1, 2017, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.15†	Amendment Number 5 — Facilities/Equipment Use and Services Agreement, dated as of July 1, 2018, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.16**	2020 Stock Option Incentive Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.16 to Amendment No. 3 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on June 8, 2020)

21.1	List of subsidiaries of Immatics N.V. (incorporated by reference to Exhibit 21.1 to Amendment No. 2 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on June 5, 2020)

Exhibit No.	Description
23.1*	Consent of CMS Derks Star Busmann N.V. (included in Exhibit 5.1 to this Registration Statement)

23.2*	Consent of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, independent registered accounting firm for Immatics Biotechnologies GmbH

23.3*	Consent of WithumSmith+Brown, PC, independent registered accounting firm of ARYA Sciences Acquisition Corp.

24.1*	Power of attorney (included on the signature page to this Registration Statement)

*	Filed herewith.
**	Indicates a management contract or any compensatory plan, contract or arrangement.
†	Certain information has been excluded from the exhibit because such information (i) is not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

(b)	Financial Statement Schedules.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the financial statements or notes thereto.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that:

Paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes:

(1)

That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tübingen, Germany, on the 31st day of July, 2020.

Immatics N.V.

By:	/s/ Harpreet Singh
Name:	Harpreet Singh
Title:	Chief Executive Officer and Managing Director

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Harpreet Singh, Thomas Ulmer and Edward A. Sturchio, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Harpreet Singh Harpreet Singh	Chief Executive Officer and Managing Director (Principal Executive Officer)	July 31, 2020

/s/ Thomas Ulmer Thomas Ulmer	Chief Financial Officer (Principal Financial and Accounting Officer)	July 31, 2020

/s/ Michael G. Atieh Michael G. Atieh	Supervisory Director	July 31, 2020

/s/ Paul R. Carter Paul R. Carter	Supervisory Director	July 31, 2020

/s/ Peter Chambré Peter Chambré	Supervisory Director	July 31, 2020

/s/ Christof Hettich Christof Hettich	Supervisory Director	July 31, 2020

Signature	Capacity	Date
/s/ Heather L. Mason Heather L. Mason	Supervisory Director	July 31, 2020

/s/ Adam Stone Adam Stone	Supervisory Director	July 31, 2020

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act, the undersigned, the duly undersigned representative in the United States of Immatics N.V., has signed this registration statement in the city of Houston, United States, on the 31st day of July, 2020.

Immatics N.V.

By:	/s/ Edward A. Sturchio
Name:	Edward A. Sturchio
Title:	Authorized Representative in the United States